   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 2000


                                                      REGISTRATION NO. 333-64955
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                         POST-EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                         WELLPOINT HEALTH NETWORKS INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

           DELAWARE                           6324                          95-4635504
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                             ---------------------
                                1 WELLPOINT WAY
                        THOUSAND OAKS, CALIFORNIA 91362
                                 (818) 703-4000
    (Address, including zip code, telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                THOMAS C. GEISER
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                1 WELLPOINT WAY
                        THOUSAND OAKS, CALIFORNIA 91362
                                 (805) 557-6110
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

            KENNETH M. DORAN, ESQ.                            THOMAS WARDELL, ESQ.
          GIBSON, DUNN & CRUTCHER LLP                      LONG ALDRIDGE & NORMAN LLP
              333 S. GRAND AVENUE                       303 PEACHTREE STREET, SUITE 5300
         LOS ANGELES, CALIFORNIA 90071                       ATLANTA, GEORGIA 30308

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the merger of Cerulean Companies, Inc., a Georgia corporation, with and into Water Polo Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of WellPoint Health Networks Inc., a Delaware corporation, through which Cerulean will become a wholly-owned subsidiary of WellPoint, as described in the Agreement and Plan of Merger among Cerulean, WellPoint and Water Polo Acquisition Corp. dated as of July 9, 1998, as amended on July 9, 1999 and December 31, 1999, and as described in and attached as Appendix A to the proxy statement/prospectus forming a part of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            CERULEAN COMPANIES, INC.
                           3350 PEACHTREE ROAD, N.E.
                             ATLANTA, GEORGIA 30326
                                 1-800-314-2580


                                                               September 1, 2000


Dear shareholder of Class A convertible common stock:

     The boards of directors of Cerulean Companies, Inc. and WellPoint Health Networks Inc. have agreed on a merger that will combine the businesses of Cerulean and WellPoint. In June 1999, Cerulean held a special shareholders' meeting at which the Class A shareholders considered and approved the merger by a 83% favorable vote. However, the merger has not yet been completed. Because of the intervening time period since the prior approval, the Cerulean board of directors is resoliciting proxies for the approval of the merger. The board chose to resolicit proxies to allow you to consider the merger with the benefit of another year of operating results for each of Cerulean and WellPoint. Further, Cerulean's management recommended a resolicitation in anticipation of an upcoming hearing for approval of the merger by the Georgia Department of Insurance.

     If we complete the proposed merger, each Cerulean Class A shareholder who does not perfect his or her dissenters' rights pursuant to Georgia law will have the right to receive, in exchange for each share of Class A stock and each share of Cerulean Series A preferred stock:

     - approximately $850 in cash; or

     - the equivalent value paid in shares of WellPoint common stock; or

     - a combination of cash and WellPoint common stock.

     If we complete the proposed merger, each Cerulean Class B shareholder who does not perfect his or her dissenter's rights pursuant to Georgia law will have the right to receive approximately $2,220 of WellPoint common stock in exchange for each share of Class B convertible preferred stock.

     In order to complete the merger, we need the approval of the holders of a majority of the shares of Class A stock entitled to vote at the meeting and the holders of a majority of the Class B stock entitled to vote at a meeting of the Class B stock. The holder of a majority of the shares of Class B stock has indicated that it intends to vote in favor of the merger agreement and the merger. Accordingly, approval by the holders of Class B stock of the merger agreement and the merger is reasonably assured.

     You are also being asked to elect two Class A designated directors to serve from the time of the meeting until the annual meeting in 2003 or the completion of the merger, whichever is earlier. A majority of the outstanding shares of Class A stock must be present in person or by proxy to establish a quorum for the election, and the election of the Class A designated directors requires the affirmative vote of a plurality of shares of Class A stock represented at the meeting.

     Enclosed are the (i) notice of meeting, (ii) proxy statement/prospectus and
(iii) proxy and election form. Please carefully read the proxy statement/prospectus, which describes the merger agreement and the merger in more detail, including a description of the conditions to completion of the merger and the effects of the merger on the rights of Cerulean shareholders. The proxy statement/prospectus also describes how shareholders may elect the Class A designated directors.

     YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO YOU, ADVISABLE AND IN YOUR BEST INTERESTS. THEREFORE, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE MERGER DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS. YOUR BOARD OF DIRECTORS ALSO RECOMMENDS THAT YOU VOTE "FOR" ELECTION OF THE NOMINEES FOR CLASS A DESIGNATED DIRECTORS DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS.

     The merger agreement provides that the completion of the merger is subject to a number of conditions, including approval of each class of shareholders of Cerulean. Your vote is important, and we urge you to complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting. If you attend the meeting, you may vote in person, even if you previously returned your proxy card.

     The proxy card is also an election form that allows you to elect to receive cash as the form of consideration you will receive in the merger. The card also indicates the information you must provide to us to receive cash or WellPoint common stock in the merger. This request for information is contained in the space marked W-9 and requires you to fill in your social security number. IF YOU WISH TO RECEIVE CASH, YOU MUST ALSO CHECK THE APPROPRIATE BOX FOR THAT ELECTION, SIGN THE CARD AND RETURN IT SO THAT CERULEAN RECEIVES IT PRIOR TO OR AT THE MEETING. As soon as possible after the merger is completed, WellPoint's exchange agent will begin forwarding cash or WellPoint common stock to those Cerulean shareholders from whom Cerulean has received a proxy and election card, with W-9 information properly completed. EVEN IF YOU COMPLETED AN ELECTION FORM IN CONNECTION WITH THE 1999 MEETING, YOU MUST COMPLETE A NEW FORM TO RECEIVE CASH.

     Even if you plan to attend the meeting, please fill in, date and sign the enclosed proxy card with your vote and election of cash or WellPoint common stock. To ensure that your shares will be represented at the meeting, promptly return the card in the enclosed return envelope, which requires no postage if mailed in the United States. If you attend the meeting, the proxy can be disregarded, if you wish, and you may vote your shares in person.

                                          Sincerely,

                                          /s/ Richard D. Shirk

                                          Richard D. Shirk
                                          President and Chief Executive Officer

                            CERULEAN COMPANIES, INC.
                           3350 PEACHTREE ROAD, N.E.
                             ATLANTA, GEORGIA 30326
                                 1-800-314-2580
                             ---------------------

                       NOTICE OF MEETING OF SHAREHOLDERS

          TO BE HELD AT                  ON TUESDAY, OCTOBER 10, 2000

                             ---------------------

To the shareholders of Class A convertible common stock:


     We have agreed to merge with a subsidiary of WellPoint Health Networks Inc. This subsidiary of WellPoint will be the surviving company in the merger. We have scheduled a special meeting in lieu of annual meeting of shareholders for the holders of shares of Class A convertible common stock of Cerulean Companies,
Inc. at                , Atlanta, Georgia, at 8:30 a.m., local time, on Tuesday,
October 10, 2000. The purposes of the special meeting are as follows:


          1. The merger. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 9, 1998, as amended on July 9, 1999 and December 31, 1999, among Cerulean, WellPoint and Water Polo Acquisition Corp., a subsidiary of WellPoint, and the transactions contemplated by the merger agreement.

          2. Election of Class A designated directors. To elect two Class A designated directors to serve from the time of the meeting until the annual meeting in 2003 or until the completion of the merger, whichever is earlier.

          3. Other business. To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

     We have provided information describing these items of business in the attached proxy statement/prospectus, which provides you with detailed information about Cerulean, WellPoint and the merger. We have also attached a copy of the merger agreement as Appendix A to the proxy statement/prospectus.


     You are entitled to notice of and to vote at the special meeting only if you were a shareholder of record of Cerulean at the close of business on August 30, 2000, the date that your board of directors fixed as the record date.


     We cannot complete the merger unless the holders of a majority of the shares of Class A stock entitled to vote at the meeting vote to approve the merger agreement and the merger. The election of Class A designated directors requires the affirmative vote of a plurality of the shares of Class A stock represented at the meeting.

     THE CERULEAN BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND COMPLETION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND "FOR" THE BOARD'S NOMINEES FOR CLASS A DESIGNATED DIRECTORS.

     Even if you plan to attend the meeting, please fill in, date and sign the enclosed proxy card with your vote and election of cash or WellPoint common stock. To ensure that your shares will be represented at the meeting, promptly return the card in the enclosed return envelope, which requires no postage if mailed in the United States. If you attend the meeting, you may still vote your shares in person even if you sent in a proxy card.

     You should also complete the W-9 information on the proxy and election card now. You are not required to complete the W-9 information to vote at the meeting. Cerulean must, however, receive this information, as certified by you, before you can receive either cash or WellPoint common stock pursuant to the merger. Soon after the completion of the merger, we expect to begin to distribute cash or WellPoint common stock to those Cerulean shareholders from whom we have received W-9 information. EVEN IF YOU COMPLETED AN ELECTION FORM IN CONNECTION WITH THE 1999 MEETING, YOU MUST COMPLETE A NEW FORM TO RECEIVE CASH.

                                          By Order of the Board of Directors

                                          /s/ Richard D. Shirk

                                          Richard D. Shirk
                                          President and Chief Executive Officer

Atlanta, Georgia

September 1, 2000

                                PROXY STATEMENT
                                       OF

                            CERULEAN COMPANIES, INC.
                             ---------------------
                                   PROSPECTUS
                                       OF

                         WELLPOINT HEALTH NETWORKS INC.
                             ---------------------

     The boards of directors of Cerulean Companies, Inc. and WellPoint Health Networks Inc. have approved a merger agreement among Cerulean, WellPoint and Water Polo Acquisition Corp., a subsidiary of WellPoint. The merger agreement provides that Cerulean will merge with WellPoint's subsidiary, which will be the surviving corporation. At the completion of the merger, each Cerulean Class A shareholder who does not perfect his or her dissenters' rights pursuant to Georgia law will have the right to receive, in exchange for each share of Class A convertible common stock and each share of Cerulean Series A preferred stock:

     - approximately $850 in cash;

     - the equivalent value paid in shares of WellPoint common stock; or

     - a combination of cash and WellPoint common stock.

     At the completion of the merger, each Cerulean Class B shareholder who does not perfect his or her dissenters' rights pursuant to Georgia law will have the right to receive approximately $2,220 worth of WellPoint common stock in exchange for each share of Cerulean Class B convertible preferred stock. Cerulean is also providing a copy of this proxy statement/prospectus to the holders of Class B stock in connection with a meeting of the Class B stockholders to approve the merger.


     We have scheduled a special meeting of shareholders for the holders of
shares of Cerulean Class A stock at                , Atlanta, Georgia, at 8:30
a.m., local time, on Tuesday, October 10, 2000. The Cerulean board of directors recommends that you vote at the meeting in favor of the merger and the nominees for director named in this proxy statement/prospectus.



     The WellPoint common stock is listed on the New York Stock Exchange under the symbol "WLP." The closing price for the WellPoint common stock on August 30, 2000 was $84 3/8 per share.



     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN IMPORTANT RISKS THAT YOU SHOULD CONSIDER IN EVALUATING THE MERGER AND YOUR POTENTIAL ACQUISITION OF WELLPOINT COMMON STOCK.


     Cerulean cannot complete the merger without the approval of its shareholders. Cerulean has scheduled the special meeting to vote on the merger and to elect two Class A designated directors. This proxy statement/prospectus provides detailed information about the special meeting, the merger and the director elections. In addition, you may obtain information about WellPoint and Cerulean from documents we have filed with the Securities and Exchange Commission.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES WELLPOINT WILL ISSUE PURSUANT TO THE MERGER OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This proxy statement/prospectus is dated September 1, 2000 and we are
mailing it to shareholders of Cerulean on or about           , 2000.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Incorporation of Certain Information of WellPoint by
  Reference.................................................   iv
Annual Report to Stockholders...............................   iv
Summary.....................................................    1
  Questions and Answers About the Merger....................    1
  The Companies.............................................    8
  The Merger................................................    8
     Opinion of Cerulean's Financial Advisor................    9
     Approvals of Regulatory Authorities and the Blue Cross
      and Blue Shield Association...........................    9
     Accounting Treatment...................................    9
     Conditions to the Merger...............................    9
     Termination of the Merger Agreement....................   10
     Termination Fees.......................................   11
     Interests of Certain Persons in the Merger.............   11
     Comparative Market Price and Dividend Information......   11
     Selected Financial Data of WellPoint...................   12
     Selected Pro Forma Financial Data of WellPoint.........   12
     Federal Income Tax Consequences of the Merger..........   12
Risk Factors................................................   13
  Risks Relating to the Merger..............................   13
  Risks Relating to the Business of WellPoint, Cerulean and
     the Combined Companies.................................   15
  Risks Relating Particularly to the Business of
     WellPoint..............................................   19
  Risks Relating Particularly to the Business of Cerulean...   21
Forward-Looking Statements..................................   23
Information Regarding the Cerulean Meeting..................   24
  Date, Time and Place of the Cerulean Meeting..............   24
  Purpose of the Meeting....................................   24
  Record Date...............................................   24
  Quorum....................................................   24
  Recommendations of the Board of Directors.................   25
  Vote Required.............................................   25
  Solicitation and Revocability of Proxies..................   25
  Regulatory and Other Approvals............................   26
  Method of Electing WellPoint Common Stock or Cash; Receipt
     of WellPoint Common Stock and/or Cash..................   26
Proposal 1 -- Approval of the Merger........................   28
  Background of the Merger..................................   28
  Recommendation of the Cerulean Board of Directors.........   33
  Reasons for the Merger....................................   34
  Opinion of Cerulean's Financial Advisor Regarding the
     Merger.................................................   37
  Completion of the Merger..................................   41
  Consideration to be Received in the Merger................   42
  Treatment of Fractional Shares............................   44
  Procedures for Election and Receipt of Merger
     Consideration..........................................   44
  Lost, Stolen or Destroyed Certificates....................   45
  Regulatory Approvals; Approval of Blue Cross and Blue
     Shield Association.....................................   45
  Listing of WellPoint Common Stock on the New York Stock
     Exchange...............................................   47
  Interests of Certain Persons in the Merger................   47
  Resale of WellPoint Common Stock; Restrictions on Resales
     by Affiliates..........................................   54
  Material Federal Income Tax Consequences of the Merger....   55
  Accounting Treatment......................................   59

                                                              PAGE
                                                              ----
The Merger Agreement........................................   60
  Structure of the Merger...................................   60
  Closing of the Merger.....................................   60
  Surviving Corporation.....................................   60
  Representations and Warranties............................   60
  Covenants of the Parties..................................   61
  Conditions to the Completion of the Merger................   65
  Termination and Termination Fees..........................   67
  Costs and Expenses........................................   68
  Amendment and Waiver......................................   68
  Dissenters' Rights........................................   69
Related Agreement...........................................   70
  Registration Rights Agreement.............................   70
Certain Relationships and Related Transactions..............   72
  Settlement of Cerulean Conversion Litigation..............   72
  Interests of Certain Class A Designated Directors.........   74
  Interests of Cerulean Class B Shareholders................   74
WellPoint Health Networks Inc. Unaudited Pro Forma Combined
  Condensed Financial Statements............................   75
Information Concerning WellPoint............................   81
WellPoint Management, Executive Compensation And Other
  Matters...................................................   81
Information Concerning Cerulean.............................   82
  Selected Consolidated Financial and Other Data............   82
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Cerulean.....................   84
  Overview..................................................   84
  Results of Operations.....................................   85
  Liquidity and Capital Resources...........................   89
  Quantitative and Qualitative Disclosures about Market
     Risk...................................................   91
Business of Cerulean........................................   93
  The Conversion; Private Placement of Class B Stock........   93
  Industry Overview.........................................   93
  General...................................................   94
  Organizational Structure..................................   95
  Strategic Initiatives.....................................   96
  Impact of Year 2000.......................................   97
  Business Lines and Products...............................   97
  Marketing and Sales.......................................  101
  Underwriting..............................................  102
  Investment Portfolio......................................  103
  Competition...............................................  104
  Employees.................................................  105
  Government Regulations....................................  105
  Trade Names, Trade Marks, Service Marks and Licenses......  106
  Properties................................................  106
  Legal Proceedings.........................................  106
  Market for Cerulean's Common Equity and Related
     Stockholder Matters....................................  108
Security Ownership of Cerulean Management and Principal
  Shareholders..............................................  108
Management of Cerulean......................................  110
Comparison of Rights of Cerulean Shareholders and WellPoint
  Shareholders..............................................  111
  Board of Directors........................................  112
  Committees of the Board...................................  112
  Actions by Shareholders Without a Meeting; Special
     Meetings...............................................  113
  Amendments to Certificate or Articles of Incorporation....  114

                                                              PAGE
                                                              ----
  Amendments to Bylaws......................................  116
  General Voting Requirements...............................  116
  Vote Required for Certain Transactions....................  117
  Certain Restrictions on Ownership of Securities...........  117
  Business Combinations with Interested Shareholders........  119
  Fair Price Provisions.....................................  120
  Conflicting Interest Transactions.........................  120
  Appraisal Rights..........................................  121
  Par Value; Dividends and Repurchases of Shares............  122
Proposal 2 -- Election of Class Designated Directors........  124
  Actions to be Taken.......................................  124
  Selection of Class A Designated Directors.................  124
  Directors.................................................  124
  Nominees and Appointees...................................  125
  Information Regarding Nominees and Directors..............  125
  Meetings and Committees of the Board of Directors.........  129
  Executive Compensation....................................  130
  Long-Term Incentive Compensation..........................  131
  Non-Contributory Retirement Program for Certain Employees
     of Blue Cross and Blue Shield of Georgia...............  131
  Tax-Favored Savings Program...............................  133
  Deferred Compensation Plans...............................  134
  Directors Compensation....................................  134
  Compensation Committee; Interlocks and Insider
     Participation..........................................  134
  Executive or Other Severance Agreements...................  134
  Certain Relationships and Related Transactions............  135
  Compensation Committee Report on Executive Compensation...  136
Section 16(a) of the Securities Exchange Act Beneficial
  Ownership Reporting Compliance............................  138
Shareholder Proposals For 2001 Annual Meeting...............  138
Independent Auditors........................................  138
Experts.....................................................  138
Legal Matters...............................................  139
Other Matters...............................................  139
Where You Can Find More Information.........................  139


APPENDICES:
Appendix A    --   Agreement and Plan of Merger dated as of July 9, 1998, by
                   and among Cerulean, WellPoint and Water Polo Acquisition
                   Corp.; First Amendment to Agreement and Plan of Merger dated as of July 9, 1999; Second Amendment to Agreement and Plan
                   of Merger dated as of December 31, 1999
Appendix B    --   Opinion of Morgan Stanley & Co. Incorporated as to the
                   fairness of the merger to the Cerulean shareholders
Appendix C    --   Article 13 of the Georgia Business Corporation Code Relating
                   to Rights of Dissenting Shareholders
Appendix D    --   Certificate of Incorporation of WellPoint
Appendix E    --   Bylaws of WellPoint

         INCORPORATION OF CERTAIN INFORMATION OF WELLPOINT BY REFERENCE

     The SEC allows WellPoint to "incorporate by reference" the information it files with the SEC, which means that WellPoint can disclose information to you by referring to those documents. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. WellPoint has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to WellPoint. Cerulean has supplied all information contained in this proxy statement/prospectus relating to Cerulean.

     WellPoint incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the date of the merger:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

     - The description of the WellPoint common stock included in WellPoint's registration statement on Form 8-B, as filed with the SEC on June 12, 1997.

                         ANNUAL REPORT TO STOCKHOLDERS

     A copy of the Cerulean Annual Report on Form 10-K for the fiscal year ended December 31, 1999 is included with this proxy statement/prospectus.

     You may obtain additional copies of documents incorporated by reference and listed above without charge by writing to the appropriate company at the following addresses:


Investor Relations                                   Shareholder Communications
WellPoint Health Networks Inc.                       Cerulean Companies, Inc.
1 WellPoint Way                                      P.O. Box 4445
Thousand Oaks, California 91362                      Atlanta, Georgia 30302
(805) 557-6789                                       (800) 314-2580



     IN ORDER TO ENSURE THAT YOU RECEIVE THE DOCUMENTS BEFORE THE SPECIAL MEETING, YOU MUST REQUEST THEM NO LATER THAN OCTOBER 3, 2000, FIVE BUSINESS DAYS PRIOR TO THE MEETING.

                                    SUMMARY

     This summary highlights selected information from this document. To understand the proposed merger fully and for a more complete description of the terms of the merger, you should carefully read the entire proxy statement/prospectus, including the appendices.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

WHY SHOULD CERULEAN MERGE WITH WELLPOINT?

     Cerulean believes the merger gives it the opportunity to continue the execution of its strategic plan:

     - to expand its services in Georgia through the greater resources of the combined entity that will result from the merger; and

     - to deliver value to its shareholders in the form of cash and freely transferable securities that will have, as of the time of the completion of the merger, an aggregate fair market value of $500 million, subject to the adjustments described in this proxy statement/prospectus.

WHAT DOES CERULEAN'S BOARD OF DIRECTORS RECOMMEND?

     Cerulean's board of directors has approved and adopted the merger agreement and approved the completion of the transactions contemplated by the merger agreement, and recommends that the Cerulean shareholders vote "for" the proposal to approve the merger agreement and the merger.

WHY IS CERULEAN HOLDING ANOTHER SHAREHOLDERS' MEETING TO APPROVE THE MERGER?

     In June 1999, Cerulean held a shareholders meeting at which the Cerulean shareholders overwhelmingly approved the merger. However, due primarily to litigation in Richmond County, Georgia which we discuss at length later in this proxy statement/prospectus, WellPoint and Cerulean have not yet completed the merger. Although Cerulean does not believe that applicable federal or state laws require Cerulean to hold another shareholders' meeting and resolicit proxies, the Cerulean board of directors has decided to do so, primarily because of the intervening time period since the June 1999 meeting. In addition, this new meeting will allow you to consider the merger with the benefit of another year of operating results for both Cerulean and WellPoint.

WOULD CERULEAN BE ABLE TO EXECUTE ITS BUSINESS PLAN AS AN INDEPENDENT COMPANY?

     In considering the various strategic alternatives available to Cerulean, including remaining an independent company and pursuing its existing business plan or entering into a strategic transaction with a potential partner, the board of directors of Cerulean sought to realize Cerulean's goals as a corporation. Cerulean wanted access to a broader capital base to meet competitive pressures, and to develop and deliver new products to residents of Georgia. Cerulean's board, after consultation with its financial advisor, determined that Cerulean could not obtain the capital required to support continuing growth of Cerulean's managed care products and otherwise execute its strategic plan from operational results alone. The board also determined that the capital available through the private or the public financial markets would be more expensive and available in smaller amounts than the capital that could be acquired by entering into a strategic transaction such as the merger. The board of directors further determined that a strategic transaction could give Cerulean significantly greater competitive advantage and deliver greater value to shareholders within a three- to five-year period than maintaining Cerulean's position as a stand-alone entity. Though the viability of Cerulean as an independent company was not in question, the board determined that the merger was a better alternative to enable Cerulean to achieve its objectives.

HOW WAS THE ALLOCATION OF THE MERGER CONSIDERATION DETERMINED?

     The allocation of the merger consideration was based upon the provision contained in the Cerulean articles of incorporation that specifies the relative participation of Class A stock and Class B stock in any conversion of both classes to common stock. WellPoint will allocate the total merger consideration among two groups:

     - the holders of Cerulean Class B stock, and

     - the holders of Cerulean Class A stock, Cerulean Series A stock and any Cerulean Class A common stock participation rights into which shares of Series A stock are converted.


     The Series A stock and any Cerulean participation rights are securities held by a Georgia charitable foundation and the foundation's lawyers. The foundation was formed in connection with the settlement of litigation relating to the conversion of Blue Cross and Blue Shield of Georgia from a not-for-profit business to a for-profit business. In the settlement, Cerulean issued shares of Class A stock and warrants to purchase shares of Series A stock to the foundation and its lawyers. We refer to the foundation and its lawyers throughout this document as the foundation shareholders. Whenever there is a statutory voting right for any class or series of stock, each share of Series A stock automatically converts into one Cerulean participation right. Please read the description of the conversion litigation settlement on page 72.


     The amount of the merger consideration received by the holders of the Class B stock will be approximately 22.1876% of the total merger consideration. Class B stock is held by investors who invested a total of $49.9 million, or $1,000 per share, in Cerulean at the time of the conversion. Holders of Class B stock cannot receive cash in the merger.

     The terms of the settlement agreement relating to the settlement of the conversion litigation provided that the foundation shareholders were to receive 20% of the total equity of Cerulean. However, because the exercise price of $21 million on the warrants is to be paid by the surrender of shares of Series A stock underlying a portion of the warrants and not by cash, the total percentage of equity of Cerulean that the foundation shareholders would receive in the merger is reduced to approximately 16.7%. We will distribute the remaining approximately 61.1124% of the merger consideration to the other holders of Class A stock.

WHAT WILL I RECEIVE FOR MY CLASS A STOCK?

     The total amount of merger consideration is approximately $500 million if no adjustments are required under the merger agreement. The basic merger consideration is shares of WellPoint common stock. For each share of Class A stock, you are entitled to a number of shares of WellPoint common stock with a value equal to approximately $850, or $4,250 for each five shares of Class A stock. Instead of WellPoint common stock, holders of Class A stock may elect cash. You may not elect a combination of WellPoint common stock and cash, although those Class A shareholders who elect WellPoint common stock will receive cash rather than any fractional share of WellPoint common stock in the merger. The foundation shareholders may elect to receive a combination of cash and WellPoint common stock in the merger.

     As described in this proxy statement/prospectus, we have structured the merger as a tax-free transaction to WellPoint and Cerulean, as well as Cerulean shareholders to the extent that those shareholders receive their merger consideration in the form of WellPoint common stock. In order to preserve the tax-free nature of the merger, the maximum amount of cash which will be paid out to all shareholders in the merger, including cash paid to shareholders who elect to receive cash, cash paid to dissenting shareholders and cash paid instead of fractional shares of WellPoint common stock, cannot exceed 45% of the total merger consideration. This equals a maximum of $225 million if the total merger consideration is $500 million. If holders of Class A stock as a group elect to receive more cash in the merger than this maximum amount, each shareholder's cash election will be reduced on a pro rata basis and the shareholder will receive shares of WellPoint stock in the amount of that reduction.

     The following table includes examples of what shareholders who hold five shares of Class A stock and who elect cash will actually receive if the total amount of cash requested by Cerulean shareholders exceeds the maximum amount available to holders of Class A stock. Although neither WellPoint nor Cerulean currently anticipates any adjustments to the aggregate merger consideration, the amounts in the examples will change if there are adjustments. We made the following assumptions in calculating the amounts in the table:

     - no adjustments to the total merger consideration;

     - a total of 3,000 dissenting holders of Class A stock, holding 15,000 shares;

     - the amount required to satisfy dissenting shareholders' claims and cash payments instead of fractional shares of holders of Class B stock and holders of Class A stock electing WellPoint common stock is $10 million;


     - the closing price of WellPoint common stock on which the exchange ratios are based is $80.00 per share; and


     - the foundation shareholders elect the maximum amount of cash available to them, which is approximately $37.5 million.


                                            NUMBER OF SHARES OF                               TOTAL AMOUNT OF
                                             WELLPOINT COMMON                                      MERGER
                       TOTAL NUMBER OF          STOCK EACH           AMOUNT OF CASH EACH     CONSIDERATION EACH
                        SHAREHOLDERS            SHAREHOLDER              SHAREHOLDER            SHAREHOLDER
                        ELECTING CASH            RECEIVES                 RECEIVES                RECEIVES
                       ---------------   -------------------------   -------------------   ----------------------
Example 1............      35,000                    0                    $4,250.00              $4,250.00
Example 2............      43,000                    2                     4,090.00               4,250.00
Example 3............      50,000                    9                     3,530.00               4,250.00
Example 4............      60,000                   17                     2,890.00               4,250.00


     Under Georgia law, the value of a dissenting shareholder's claim does not include any increase in value due to the merger. As a result, we assumed a lower value per share to satisfy these claims than the value that shareholders who do not dissent will receive in the merger.

WHAT MUST I DO TO ELECT CASH?

     To elect cash you must indicate your election in the place provided on the proxy card, complete the W-9 information on the card, sign the card and return it so that Cerulean receives it prior to or at the meeting. You do not need to vote "for" the merger to receive cash, but you must make the cash election on the proxy card in order to receive cash. If you wish to vote "against" the merger and still make the cash election, you must mark the proxy card accordingly. A signed card with no vote expressed will be voted "for" the merger.

IF I RETURNED THE PROXY CARD FOR THE JUNE 1999 MEETING TO CERULEAN WITH THE CASH ELECTION BOX CHECKED, DO I NEED TO SEND IN A NEW PROXY CARD TO RECEIVE CASH IN THE MERGER?


     Yes. To be eligible to receive cash in the merger, you must return the enclosed proxy card with the W-9 information completed and the cash election box checked, even if you made a cash election at the time of the June 1999 meeting. We will only honor cash elections that we receive after we mail this proxy statement/prospectus to Cerulean shareholders and before or at the time of the October 10, 2000 meeting. Any cash election that you previously made is no longer effective and will not preserve your right to receive cash in the merger.


WHEN WILL WE COMPLETE THE MERGER?

     We will complete the merger as soon as possible after we receive the shareholder approvals and obtain all other regulatory approvals and all other conditions to completion have been satisfied or waived by Cerulean or WellPoint. As a result of these regulatory approval requirements, WellPoint and Cerulean anticipate that the completion of the merger will occur within approximately 60 to 90 days after the date of the meeting.

WHAT SHOULD I DO NOW?

  Holders of Class A Stock

     Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. If you wish to elect cash, you must mark the proxy card appropriately, complete the W-9 information and return it so Cerulean receives it before or at the meeting, even if you did so last year. It is important that Cerulean receive the proxy card as soon as possible, and Cerulean must receive it before the meeting.

  Holders of Class B Stock

     Holders of Class B stock should sign and mail the attached proxy card in the enclosed return envelope as soon as possible in order to have their shares of Class B stock represented at the meeting of holders of Class B stock.

CAN I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

     Yes. You can change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways:

     - send a written notice stating that you would like to revoke your proxy;

     - complete and submit a new proxy card; or

     - attend the meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. To revoke a prior proxy, you must sign a new proxy at the meeting.

     If you choose either of the first or second methods, you must submit your notice of revocation or your new proxy card to Cerulean before the meeting. IF YOU SUBMIT A LATER PROXY CARD AND WISH TO ELECT CASH, YOU MUST ALSO MAKE THE CASH ELECTION ON THE LATER PROXY CARD.

DO CERULEAN'S OFFICERS OR DIRECTORS HAVE ANY OTHER INTERESTS IN THE MERGER?

     Some members of Cerulean management will receive payment under a long-term incentive plan, because the merger is a triggering event which results in a right to payment under that plan. Richard D. Shirk, the Chief Executive Officer and a director of Cerulean, is the only director who has this agreement. Messrs. Joe M. Young and Frank J. Hanna, III are directors of Cerulean and affiliates of holders of Class B stock. Mr. Hanna is an affiliate of Georgia Strategic Healthcare, LLC, which is a substantial holder of Class B stock. Georgia Strategic Healthcare will receive certain registration rights with respect to the WellPoint common stock it receives in the merger. Mr. John W. Robinson, Jr., a Class A designated director, is also a Class A shareholder, holding five shares of Class A stock. In addition, one Cerulean director, who has not yet been identified, will become a director of WellPoint at the time of the merger.

WILL CERULEAN SHAREHOLDERS HAVE DISSENTERS' RIGHTS OF APPRAISAL?


     Holders of Class A stock and Class B stock who do not vote in favor of the merger and who follow the procedures set forth under Georgia law will be entitled to dissenters' rights under Georgia law. We describe these rights in more detail on page 69.


HOW WILL I RECEIVE MY SHARES OF WELLPOINT COMMON STOCK OR CASH?

  Holders of Class A Stock

     On the proxy card that you received with this proxy statement/prospectus, you are asked to elect if you wish to receive cash. If you wish to receive WellPoint common stock, do not make the cash election;

you will automatically receive WellPoint common stock. In addition, you must complete the W-9 information on the proxy card before you can receive either cash or WellPoint common stock.

     If you wish to receive cash, you must return the proxy card, properly marked, so we receive it prior to or at the meeting. We will treat any proxy cards that we receive after the meeting as having elected WellPoint common stock, even if you check the cash election box. This limitation is necessary in order to permit us to determine the total amount of cash which will be paid in the merger and to provide for appropriate tax-free treatment of the merger.

     No holder of Class A stock will receive any merger consideration until the exchange agent appointed by WellPoint has received the holder's proxy card, with the W-9 information properly completed.

  Holders of Class B Stock

     Holders of Class B stock should sign and mail the attached proxy card in the enclosed return envelope as soon as possible to have their shares of Class B stock represented at the meeting of holders of Class B stock. As soon as practicable following the completion of the merger, we will mail to each holder of Class B stock a letter of transmittal to accompany certificates for shares of Class B stock. The transmittal letter will set forth instructions for delivering Class B stock certificates to the exchange agent appointed by WellPoint. No holder of Class B stock will receive any merger consideration until the exchange agent has received that holder's properly completed transmittal letter.

WHAT IS THE STATUS OF THE LITIGATION IN THE SUPERIOR COURT OF RICHMOND COUNTY, GEORGIA IN WHICH THE PLAINTIFFS SEEK TO ESTABLISH THAT THERE ARE MORE HOLDERS OF CLASS A STOCK?

     On September 18, 1998, various plaintiffs filed a lawsuit in the Superior Court of Richmond County, Georgia against Cerulean and others. The plaintiffs seek to establish that Cerulean should consider some 70,000 additional individuals to be holders of Class A stock and should issue to each of them five shares of Class A stock. The plaintiffs have asserted claims for specific performance, fraud, breach of provisions of the Insurance Code of Georgia and breach of fiduciary duty. They also brought derivative claims against Cerulean's and Blue Cross and Blue Shield of Georgia's directors, asserting that the directors breached their fiduciary duties in approving the issuance of Cerulean's Class B stock and the settlement of the conversion litigation. The Superior Court of Richmond County dismissed the claims against the directors by a court order dated July 29, 1999.

     The Superior Court held a hearing on December 9 and 10, 1998 on the plaintiffs' motion for declaratory judgment that Cerulean should consider the additional 70,000 individuals to be holders of Class A stock. These individuals are those subscribers who:

     - were included in the group of subscribers Cerulean identified to receive the Cerulean prospectus dated May 14, 1996 in connection with the conversion of Blue Cross and Blue Shield of Georgia to a for-profit company; and

     - unlike the present holders of Class A stock, did not return the necessary election form to become holders of Class A stock or, in the case of approximately 12,000 subscribers, affirmatively rejected the Class A stock.

     Cerulean does not believe the claim with respect to the plaintiffs' standing as shareholders has merit and argued at the hearing to that effect. On December 17, 1998, however, the Richmond County Superior Court ruled in favor of the plaintiffs.

     Cerulean filed an appeal with the Georgia Supreme Court, which held oral argument on March 8, 1999. On May 3, 1999, the Georgia Supreme Court reversed the ruling of the Richmond County Superior Court, holding that the Richmond County Superior Court erred in considering and ruling upon the plaintiffs' claims. The Georgia Supreme Court found that the Georgia Insurance Commissioner had broad powers of review over the conversion and that the plaintiffs had failed to exhaust the available administrative remedies with the Georgia Insurance Commissioner during and following the conversion.

     On May 17, 1999, Harrell Tiller, Charlie Deal and Olean Lokey, who were among the named plaintiffs in the Richmond County litigation, filed two petitions for declaratory ruling with the Georgia Department of Insurance. These individuals asked for a declaration that Cerulean and Blue Cross and Blue Shield of Georgia should have issued shares to them and to other similarly situated individuals. In addition, Mr. Deal and Ms. Lokey alleged in their petition that they did not receive the original offer of shares and asked that the Georgia Insurance Commissioner make the alternative declaration that they were entitled to receive an offer of shares of Class A stock. On June 22, 1999, the Georgia Insurance Commissioner entered orders denying the relief sought by these individuals and holding that they are not shareholders of Cerulean.

     On June 22, 1999, Messrs. Tiller, Deal and Lokey appealed the decisions of the Georgia Insurance Commissioner in two separate proceedings filed in the Richmond County Superior Court. In these new proceedings, the plaintiffs sought judicial review of the Georgia Insurance Commissioner's orders. On September 21, 1999, the Richmond County Superior Court reversed the Georgia Insurance Commissioner's orders.


     On November 22, 1999, the Georgia Court of Appeals agreed to hear the Georgia Insurance Commissioner's appeal of the Richmond County Superior Court's September 21, 1999 decision. On June 29, 2000, the Georgia Court of Appeals reversed the decision of the Richmond County Superior Court and affirmed the Georgia Insurance Commissioner's June 22, 1999 orders. On July 19, 2000, the plaintiffs filed a petition seeking to appeal the Court of Appeals' decision to the Georgia Supreme Court. The Georgia Supreme Court has not yet responded as to whether it will hear the appeal. If the Georgia Supreme Court denies the petition, the Court of Appeals' decision will be the final decision on these aspects of the case. The only remaining claims against Cerulean if this occurs will be the fraud claims brought by the seven named individual plaintiffs. On August 1, 2000, the plaintiffs filed a motion in the Richmond County Superior Court seeking to enforce a purported settlement of the litigation with Cerulean. Cerulean has notified the plaintiffs in writing that Cerulean considers the claims in this motion to be frivolous and to constitute abusive litigation under Georgia law and that Cerulean intends to seek damages and attorney's fees against the plaintiffs, and their counsel, if they do not withdraw the motion. If the plaintiffs do not withdraw the motion, Cerulean must file a response to the motion on or before September 15, 2000.



WHAT IS THE IMPACT OF THE RICHMOND COUNTY LITIGATION ON THE MERGER?



     We have described the history of the Richmond County litigation in detail above. In summary, the current status of the Richmond County litigation is:



     - In the Richmond County Superior Court, seven named plaintiffs are maintaining an action against Cerulean for common law fraud and suppression of material facts. In addition, the seven plaintiffs are asserting other claims that would be dependent on a finding that the plaintiffs are entitled to receive shares of Cerulean Class A stock, which claims Cerulean believes the Court of Appeals has fully adjudicated by its June 29, 2000 decision. The action has been brought as a purported class action claim, although the Richmond County Superior Court has not certified the fraud claims for class action treatment. The ultimate damage asserted by the plaintiffs is the value of the five shares of Cerulean Class A stock each did not receive, along with punitive damages.



     - The decision of the Court of Appeals on June 29, 2000, reversing the Richmond County Superior Court's order directing the Georgia Insurance Commissioner to order Cerulean to issue five shares apiece to each of some 70,000 individuals, is the subject of a petition by plaintiffs for certiorari to the Supreme Court of Georgia. The Richmond County Superior Court order reversed by the Court of Appeals in this decision is in all substantive respects identical to the Richmond County Superior Court's previous order directing Cerulean to issue five shares to the same class of individuals, which the Supreme Court of Georgia reversed on May 3, 1999. In these circumstances WellPoint and Cerulean have concluded that the Georgia Supreme Court is unlikely to grant the petition for certiorari or, if it does, is unlikely to reverse the Court of Appeals.

     - The plaintiffs filed the motion on August 1, 2000 in Richmond County Superior Court seeking to enforce a purported settlement. Cerulean has notified the plaintiffs that the motion is frivolous, has demanded in writing that the plaintiffs withdraw the motion and, in the same communication, informed plaintiffs that Cerulean intends to pursue all remedies available to a party subjected to frivolous actions. As of the date of this proxy statement/prospectus, the plaintiffs have not withdrawn their motion but the parties have agreed that Cerulean's time for responding to such motion has been extended to September 15, 2000.



     After evaluating the current status of the Richmond County litigation, WellPoint has agreed that, if there is no material adverse change in these various proceedings between the date of this proxy statement/ prospectus and the time of the completion of the merger, WellPoint will not assert that any of these proceedings is a "material case" under the merger agreement. The merger agreement provides that WellPoint does not have to complete the transaction if a material case is pending against Cerulean. This means that in such circumstances, the merger will close without further delay and without any reduction in merger consideration, so long as all other necessary conditions to completion of the merger have been satisfied. We have summarized these conditions at "Conditions to Completion of the Merger" on page 65 of this proxy statement/prospectus and they are presented in full at Sections 6.01, 6.02 and
6.03 of Appendix A.



     Two of those conditions are Cerulean shareholder approval of the transaction and approval of the transaction by the Georgia Department of Insurance after a fairness hearing. WellPoint and Cerulean expect that the Georgia Insurance Commissioner will schedule a hearing later this calendar year after shareholder approval. Cerulean's board of directors, having considered all the possible outcomes of the various proceedings in the Richmond County litigation and having reached the agreement with WellPoint described above concerning those matters, determined that it is again timely to seek shareholder approval of the merger and to hold a special meeting for that purpose as soon as possible.



     If, however, before WellPoint and Cerulean complete the merger, there are changes in the status of the various proceedings in the Richmond County litigation, Cerulean will consider the facts and circumstances at that time and determine whether a re-solicitation of proxies from shareholders is appropriate or necessary. Cerulean will re-solicit proxies if Cerulean's board of directors determines that developments in the Richmond County litigation following the date of this proxy statement, including the status of the plaintiffs' petition for certiorari to the Georgia Supreme Court, would be material to a reasonable investor in making a decision to approve the merger.



     If WellPoint completed the merger and the plaintiffs subsequently prevailed in their attempt to establish themselves as shareholders of Cerulean, WellPoint could be required to issue cash or WellPoint common stock to the plaintiffs, which could have a material adverse effect on WellPoint's financial condition. Likewise, if WellPoint completed the merger and the plaintiffs subsequently prevailed in their remaining fraud and other claims, WellPoint could be required to pay damages, which might have a material adverse effect on WellPoint's financial condition.


WHO SHOULD SHAREHOLDERS CALL WITH QUESTIONS?

     If you have more questions about the merger, you should contact:

        Shareholder Communications                 Investor Relations
        Cerulean Companies, Inc.                   WellPoint Health Networks Inc.
        P.O. Box 4445                              1 WellPoint Way
        Atlanta, Georgia 30302                     Thousand Oaks, California 91362
        Telephone: (800) 314-2580                  Telephone: (805) 557-6789

                                 THE COMPANIES


WellPoint Health Networks Inc.
  1 WellPoint Way
  Thousand Oaks, California
  91362
  (818) 703-4000                 WellPoint is one of the nation's largest
                                 publicly traded managed health care companies.
                                 As of June 30, 2000, WellPoint had
                                 approximately 7.6 million medical members and approximately 34.3 million specialty members.
                                 WellPoint offers a broad spectrum of quality network-based managed care plans. WellPoint provides these plans to the large and small employer, individual and senior markets.
                                 WellPoint's managed care plans include
                                 preferred provider organizations, health maintenance organizations and point-of-service and other hybrid plans and traditional indemnity plans. In addition, WellPoint offers managed care services, including underwriting, actuarial services, network access, medical cost management and claims processing.
                                 WellPoint also provides a broad array of specialty and other products and services, including pharmacy, dental, utilization management, life, preventive care, disability, behavioral health, health care coverage pursuant to the Consolidated Omnibus Budget
                                 Reconciliation Act of 1985 and flexible
                                 benefits account administration. WellPoint conducts business in California under the trademark "Blue Cross of California" and in other states under the trademark "UNICARE."


Cerulean Companies, Inc.
  3350 Peachtree Road, N.E.
  Atlanta, Georgia 30326
  (800) 314-2580                 Cerulean, through its subsidiaries, has the
                                 largest health insurance company market share in Georgia with 942,723 insurance and administrative service contracts covering or administering benefits for approximately 1.8 million members as of June 30, 2000. This represents over 22% of the total Georgia population. It is a full service provider of health benefit programs in the Georgia marketplace. Cerulean markets life, health and disability insurance products to employer groups and individuals. Cerulean's overall product portfolio includes standard indemnity insurance, preferred provider organizations, health maintenance organizations and point-of-service health benefits plans, life insurance products and ancillary products including dental insurance, a vision affinity product, vision insurance and specialty products for mental health and pharmacy benefits. Cerulean conducts business in Georgia under the trademark "Blue Cross and Blue Shield of Georgia."

                                   THE MERGER


     In the merger, Cerulean will merge into a subsidiary of WellPoint. Cerulean and WellPoint entered into the original merger agreement on July 9, 1998. On July 9, 1999, Cerulean and WellPoint agreed to extend the merger agreement until October 15, 1999 and, under certain circumstances, until December 31, 1999. Effective December 31, 1999, Cerulean and WellPoint agreed to further extend the merger agreement through December 31, 2000.


     Cerulean believes the merger will provide several potential benefits, including:

     - allowing Cerulean to expand its services in Georgia; and

     - providing Cerulean shareholders with cash and freely transferable securities having a total value of approximately $500 million.

     There are risks to the merger, including:

     - the potential for incurring a $10 million termination fee under the merger agreement; and

     - the potential for a change in the product mix offered to subscribers.

OPINION OF CERULEAN'S FINANCIAL ADVISOR


     Morgan Stanley & Co. Incorporated has given the Cerulean board of directors its written opinions, as of July 8, 1998 and the date of this proxy statement/prospectus, which state that, as of the dates of the opinions, subject to the limitations and qualifications in its opinions, the merger consideration that the holders of Class A stock, Series A stock and Class B stock will receive in the merger agreement is fair to those holders from a financial point of view. The opinion, which is attached to this proxy statement/ prospectus as Appendix B, is only applicable as of the date of this proxy statement/prospectus and is subject to the limits and qualifications in the text of the opinion. We urge you to read the opinion carefully and in its entirety.


APPROVALS OF REGULATORY AUTHORITIES AND THE BLUE CROSS AND BLUE SHIELD
ASSOCIATION


     The Georgia Insurance Commissioner must approve the merger. The Blue Cross and Blue Shield Association also must approve the merger as required under the license agreement of Blue Cross and Blue Shield of Georgia. The Blue Cross and Blue Shield Association has already approved the merger.


     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits WellPoint and Cerulean from completing the merger until:

     - each of WellPoint and Cerulean has furnished certain information and materials to the United States Department of Justice and the Federal Trade Commission; and

     - the required waiting period under the Hart-Scott-Rodino Act has expired or been terminated.


     WellPoint and Cerulean furnished required information and materials to the Justice Department and the Federal Trade Commission on July 24, 2000. The Justice Department granted early termination of the waiting period on August 4, 2000.


ACCOUNTING TREATMENT

     We will account for the merger under the purchase method of accounting.

CONDITIONS TO THE MERGER

     Before we can complete the merger, a number of conditions must be met, including the following:

     - the holders of a majority of the outstanding shares of Class A stock entitled to vote at the special meeting and the holders of a majority of the outstanding shares of Class B stock must approve the merger;

     - we must obtain the consent of the Georgia Insurance Commissioner and other state regulatory consents;

     - no court or governmental authority can have passed a law or entered an injunction that prohibits the merger;

     - the closing price per share of WellPoint common stock at the time of the completion of the merger must be greater than or equal to $30.

     Additional conditions must be met for Cerulean to complete the merger, including the following:

     - Cerulean must receive a legal opinion from its counsel regarding the tax consequences of the merger;

     - Morgan Stanley must not have withdrawn or amended its opinion that the value of the consideration to be paid to the shareholders of Cerulean in the merger is fair;

     - WellPoint must nominate one Cerulean director for the election to the board of directors of WellPoint;

     - WellPoint must enter into a registration rights agreement with a shareholder of Cerulean who, at the time of signing of the merger agreement, was subject to the resale limitations of Rule 145 under the Securities Act of 1933;

     - WellPoint must not have a material adverse change in its business since the date of the merger agreement which was caused by the action or inaction of WellPoint.

     Additional conditions must be met for WellPoint to complete the merger, including the following:

     - WellPoint must receive a legal opinion from its counsel regarding the tax consequences of the merger;


     - there must not be any litigation or similar proceeding that has a significant likelihood of material liability to either WellPoint or Cerulean relating to the conversion of Blue Cross and Blue Shield of Georgia from a not-for-profit business to a for-profit business, or relating to the distribution of consideration to be paid in connection with the merger;


     - Cerulean must not have a material adverse change in its business since the date of the merger agreement which was caused by the action or inaction of Cerulean;

     - WellPoint must receive a written agreement from each shareholder of Cerulean who is an "affiliate" of Cerulean acknowledging resale restrictions on any WellPoint common stock received in the merger;

     - all holders of existing warrants to purchase Cerulean Series A stock must have exercised those warrants;

     - the existing shareholders' agreement between Cerulean, Blue Cross and Blue Shield of Georgia and the holders of Class B stock must be amended.

     Any of the closing conditions can be waived by the party that is not obligated to complete the merger if the condition is not satisfied. If either WellPoint or Cerulean waives any conditions, Cerulean will consider the facts and circumstances at that time and determine whether a resolicitation of proxies from shareholders is appropriate. The Cerulean board of directors will resolicit shareholder approval of the merger if either company waives a closing condition that the board believes a reasonable investor would consider important in a decision on whether to approve the merger.

TERMINATION OF THE MERGER AGREEMENT

     WellPoint and Cerulean can terminate the merger agreement in the following ways:

     - by the written agreement of Cerulean and WellPoint;

     - by either of Cerulean or WellPoint if the merger is not completed on or before December 31, 2000, unless the party seeking to terminate caused the delay;

     - by Cerulean if WellPoint materially breaches any of its covenants or breaches any of its representations or warranties, and this breach results in a material adverse effect to Cerulean;

     - by WellPoint if Cerulean materially breaches any of its covenants or breaches any of its representations or warranties, and this breach results in a material adverse effect to WellPoint;

     - by Cerulean or WellPoint if any court or governmental authority prohibits the merger;

     - by Cerulean if Cerulean enters into a written agreement with a third party that is a superior proposal to that offered by WellPoint; or

     - by Cerulean or WellPoint if any of the following do not approve the merger: Cerulean's shareholders, the Georgia Insurance Commissioner, or the Blue Cross and Blue Shield Association.

TERMINATION FEES

     The merger agreement requires Cerulean to pay a termination fee of $10 million to WellPoint if Cerulean chooses to terminate the merger agreement to accept a superior transaction proposal from a third party or if the holders of Class B stock do not approve the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As a consequence of the merger, approximately 253 key employees will become entitled under Cerulean plans and arrangements to receive payments and/or have obligations funded under these plans. The costs of these obligations may total approximately $39.5 million, prior to payments by Cerulean of certain applicable taxes and related gross-up obligations relating to those payments. The total amount of taxes and related gross-up obligations which may be payable with respect to some of these amounts may range from zero to as much as $13.8 million.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

     WellPoint. WellPoint common stock has been traded on the New York Stock Exchange under the symbol "WLP" since WellPoint's initial public offering on January 27, 1993. WellPoint will list the shares of WellPoint common stock that it will issue in the merger on the New York Stock Exchange. The following table shows the high and low sale prices for the WellPoint common stock for the periods presented.


                                                              HIGH    LOW
                                                              ----    ---
Year Ended December 31, 1998
  First Quarter.............................................  $70 1/16 $42 1/4
  Second Quarter............................................   74      61 15/16
  Third Quarter.............................................   74 11/16  51 1/4
  Fourth Quarter............................................   87 7/8  51 7/16
Year Ended December 31, 1999
  First Quarter.............................................   85 9/16  70 1/8
  Second Quarter............................................   97      66 13/16
  Third Quarter.............................................   86 11/16  54 3/4
  Fourth Quarter............................................   67 5/8  48 1/4
Year Ended December 31, 2000
  First Quarter.............................................   78 1/2  56 15/16
  Second Quarter............................................   79 7/8  66 3/4
  Third Quarter (through August 30, 2000)...................   92 5/1  70 3/8


     WellPoint did not pay any dividends on its common stock in 1998 or 1999.


     On July 8, 1998, the last trading day immediately preceding the public announcement of the merger, the closing sale price of WellPoint common stock as reported on the New York Stock Exchange was $69 per share. On August 30, 2000, the most recent practicable date prior to the mailing of this proxy statement/prospectus, the closing sale price of WellPoint common stock as reported on the New York Stock Exchange was $84 3/8 per share. We urge you to obtain a current market quotation for shares of WellPoint common stock.


     Cerulean. As of the date of this proxy statement/prospectus, there were 409,602 shares of Class A stock outstanding. These shares were owned by 70,293 holders of record. There were 49,900 shares of Class B stock outstanding, which were owned by 18 holders of record. Since there is no public market for Class A stock and Class B stock, there is no information as to the market value of the Class A stock and Class B stock. Cerulean has not paid or declared any cash dividends on the Class A stock.

SELECTED FINANCIAL DATA OF WELLPOINT


                                                             SIX MONTHS ENDED            YEAR ENDED
                                                              JUNE 30, 2000          DECEMBER 31, 1999
                                                          ----------------------   ----------------------
                                                          HISTORICAL   PRO FORMA   HISTORICAL   PRO FORMA
                                                          ----------   ---------   ----------   ---------
Cash Dividends Declared per share.......................    $  --        $  --       $  --        $  --
Income Before Extraordinary Gain and Cumulative Effect
  of Accounting Change per share:
  Basic.................................................     2.61         2.52        4.50         4.14
  Diluted...............................................     2.53         2.45        4.38         4.04



                                                                  JUNE 30, 2000
                                                              ----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
Book Value per share........................................    $22.35      $25.41


SELECTED PRO FORMA FINANCIAL DATA OF WELLPOINT


                                                              SIX MONTHS ENDED           YEAR ENDED
                                                                JUNE 30, 2000         DECEMBER 31, 1999
                                                            ---------------------   ---------------------
                                                            (IN THOUSANDS, EXCEPT      (IN THOUSANDS,
                                                               PER SHARE DATA)             EXCEPT
                                                                                       PER SHARE DATA)
Total Revenue.............................................       $5,390,913              $9,122,417
                                                                 ----------              ----------
Income Before Extraordinary Gain and Cumulative Effect of
  Accounting Change.......................................          165,839                 287,294
                                                                 ----------              ----------
Income Before Extraordinary Gain and Cumulative Effect of
  Accounting Change per share:
  Basic...................................................             2.52                    4.14
  Diluted.................................................             2.45                    4.04
Cash Dividends Declared per share.........................               --                      --
                                                                 ----------              ----------


                                                              JUNE 30, 2000
                                                              -------------
Total assets................................................   $5,923,026
Long-term debt..............................................      624,362

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     WellPoint and Cerulean have received, and as a condition to the completion of the merger must receive, opinions from their counsel to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. We expect that, for federal income tax purposes, a holder of shares of Class A stock or Class B stock who exchanges those shares solely for shares of WellPoint common stock generally will not recognize any gain or loss on that exchange. We also expect, for federal income tax purposes, that any gain realized by a holder of shares of Class A stock upon the exchange of those shares for a combination of shares of WellPoint common stock and cash generally will be recognized to the extent of the lesser of the amount of gain realized and the amount of cash received, and that no loss will be recognized by that holder on that exchange. A holder of shares of Class A stock who receives only cash in the merger generally will recognize any gain or loss realized. For further details, please read the description of the tax consequences of the merger on page 55.


     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO EACH CERULEAN SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER'S PARTICULAR FACTS AND CIRCUMSTANCES. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

                                  RISK FACTORS

     In addition to the other information included or incorporated by reference in this proxy statement/prospectus, you should carefully consider the matters described below in evaluating an investment in the WellPoint common stock offered by this proxy statement/prospectus.

RISKS RELATING TO THE MERGER

  WellPoint may experience difficulties in integrating Cerulean's business with the existing business of WellPoint, which could cause WellPoint to lose many of the anticipated potential benefits of the merger.

     Cerulean and WellPoint have entered into the merger agreement because they believe that the merger will be beneficial to the combined companies. Achieving the anticipated benefits of the merger will depend in part upon whether the two companies integrate their businesses in an efficient and effective manner. In particular, the successful combination of Cerulean and WellPoint will depend on the integration of their respective information systems. We may not accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration of certain operations following the merger will require the dedication of significant management resources, which may temporarily distract management's attention from the day-to-day business of the combined companies. Employee uncertainty and lack of focus during the integration process may also disrupt the business of the combined companies. If management is unable to successfully integrate the operations of the two companies, then this could have a material adverse effect on the business, results of operations and financial condition of WellPoint.

     Other companies in the health care industry have encountered unforeseen difficulties in integrating acquisitions. Unforeseen difficulties or expenses may arise in connection with WellPoint's integration of Cerulean's operations following the merger. Such difficulties or expenses could have a material adverse effect on WellPoint's revenues and results of operations.

  We must obtain several governmental consents to complete the merger, which, if delayed or not granted, may jeopardize or postpone completion of the merger, resulting in additional expenditures of money and resources, which may jeopardize or delay completion of the merger or reduce the anticipated benefits of the merger.

     WellPoint and Cerulean must obtain certain approvals, including consents, expiration of waiting periods and similar processes, from federal and state agencies prior to completion of the merger. If we do not receive these approvals, then neither party is obligated to complete the merger. The agencies from which WellPoint and Cerulean will seek these approvals have broad discretion in administering the governing regulations. As a condition to approval of the merger, agencies may impose requirements or limitations or costs on the way the combined companies conduct business. These requirements or limitations or costs could jeopardize or delay completion of the merger. If WellPoint or Cerulean agree to any material requirements or limitations or costs in order to obtain any approvals required to complete the merger, these requirements or limitations or additional costs could adversely affect WellPoint's ability to integrate the operations of Cerulean with those of WellPoint or reduce the anticipated benefits of the merger. This could result in a material adverse effect on WellPoint's revenues and results of operations following the merger.

     After WellPoint and Cerulean made the required filings under the Hart-Scott-Rodino Act, the Federal Trade Commission granted an early termination of the waiting period, effective September 4, 1998, which was effective for 12 months. WellPoint and Cerulean subsequently made additional filings to extend this period through August 16, 2000. On July 24, 2000, WellPoint and Cerulean made subsequent filings to further extend this period. On August 4, 2000, the Justice Department granted early termination of the waiting period. The early termination of the Hart-Scott-Rodino Act waiting period does not preclude the U.S. Justice Department, the Federal Trade Commission or other parties from seeking actions challenging the merger based on federal antitrust statutes. While WellPoint and Cerulean do not anticipate any such challenge, we cannot guarantee that none of these parties will challenge the merger.

  WellPoint may incur additional indebtedness to pay the merger consideration to the Cerulean shareholders, which could affect our ability to finance operations or pursue desirable business opportunities.

     WellPoint currently intends to borrow under its existing revolving credit facility to finance some or all of the cash payments to be made to Cerulean shareholders. In addition, WellPoint has received authorization to and has repurchased shares of WellPoint common stock to offset shares that WellPoint expects to issue in connection with the merger. WellPoint has made significant purchases of treasury stock for this purpose, using excess cash as well as additional borrowings. Upon completion of the merger, WellPoint could incur significant additional indebtedness to fund not only the cash portion of the transaction, but to fund any further repurchases of WellPoint common stock. If WellPoint incurs this additional indebtedness, then WellPoint may need to apply a significant amount of its cash flow to the payment of interest. WellPoint's operations may not generate sufficient cash flow to cover required interest and principal payments.

     Any additional indebtedness may adversely affect WellPoint's ability to finance operations and could limit its ability to pursue desirable business opportunities. In addition, any additional indebtedness may affect WellPoint's ability to maintain an investment grade rating for its indebtedness, which could have a material adverse effect on WellPoint's operations.

  Cerulean shareholders who receive shares of WellPoint common stock will have different rights as stockholders of a Delaware company than they previously had under Georgia law, which could materially affect the value of their investment.


     If we complete the merger, shareholders of Cerulean, a Georgia corporation, may become shareholders of WellPoint, a Delaware corporation. There are significant differences between the corporate laws of Georgia and the corporate laws of Delaware and between the charter and other corporate governance documents of Cerulean and WellPoint. We describe some of these differences below at page 111. These differences may materially affect the rights of Cerulean shareholders.


  The merger could be taxable to Cerulean or to holders of Cerulean common stock.

     The merger is conditioned on Cerulean's and WellPoint's receipt of legal opinions to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. The merger agreement also provides that the party which is entitled to the benefits of such condition may waive in writing the requirement that it receive the opinions. If either WellPoint or Cerulean were to waive this condition to the merger and if the merger were not treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then this waiver could constitute a material change to this proxy statement/prospectus and could necessitate an amendment to this proxy statement/prospectus and a resolicitation of proxies. Neither WellPoint nor Cerulean intends to waive this condition. Even if WellPoint and Cerulean do receive an opinion from each of their tax counsels that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, these opinions of counsel are not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service or the courts determine that the merger should not be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then the merger would be treated as a taxable sale of assets by Cerulean, followed by a taxable liquidation of Cerulean. A taxable sale by Cerulean would give rise to a material federal income tax liability that could have a material adverse effect on the value of WellPoint following the merger. In addition, Cerulean shareholders generally would recognize gain or loss equal to the difference between the cash received, if any, plus the value of the WellPoint common stock received in the deemed liquidation and the shareholder's basis in its stock surrendered in the liquidation.

RISKS RELATING TO THE BUSINESS OF WELLPOINT, CERULEAN AND THE COMBINED COMPANIES

     The following are risks which we believe currently affect the business, financial condition or results of operations of WellPoint and Cerulean, individually, and will affect the combined companies following the completion of the merger.

  Our business is subject to extensive regulation, including risk-based capital requirements, which could restrict our ability to generate profits.

     WellPoint's and Cerulean's operations are subject to substantial regulation by federal, state and local agencies. Regulation may either relate to business operations or to the financial condition of regulated subsidiaries. With regard to business operations, regulation typically relates to:

     - prescribed benefits;

     - relationships with physicians and hospitals;

     - marketing and advertising;

     - quality assurance; and

     - member grievance resolution.

     With regard to the financial condition of regulated subsidiaries, regulation typically governs the amount of capital required to be retained in regulated subsidiaries and the ability of these subsidiaries to pay dividends. Future regulatory action by any agencies may have a material adverse effect on the profitability or marketability of WellPoint's, Cerulean's or the combined companies' health plans, its ability to access capital from the operations of regulated subsidiaries or on its financial condition or results of operations.

     The California Department of Managed Health Care regulates WellPoint's principal California operating subsidiary, Blue Cross of California. Among other requirements, the California Department of Managed Health Care requires Blue Cross of California to satisfy certain minimum capital standards. The Georgia Department of Insurance regulates Cerulean's principal operating subsidiary, Blue Cross and Blue Shield of Georgia, and the other insurance subsidiaries of Cerulean. Among other requirements, the Georgia Department of Insurance requires Cerulean's regulated insurance subsidiaries to satisfy certain minimum capital standards. In addition to these capital requirements, the Blue Cross and Blue Shield Association requires WellPoint and certain of its subsidiaries and Cerulean and certain of its subsidiaries to maintain certain levels of capital to satisfy Blue Cross and Blue Shield Association requirements. During 1998, the National Association of Insurance Commissioners, the trade association representing state insurance regulators, adopted a risk-based capital formula for licensed managed care organizations. The National Association of Insurance Commissioners also approved an accompanying Risk-Based Capital for Health Organizations Model Act, which will serve as a model for states considering enacting new legislation. In the 2000 legislative session in Georgia, the Georgia legislature adopted this model act. The Blue Cross and Blue Shield Association also adopted the risk-based capital formula as of December 31, 1999. The new act in Georgia, the formula that the Blue Cross and Blue Shield Association adopted, and any new minimum capital requirements adopted in the future may increase the capital requirements of WellPoint, Cerulean or the combined companies.

  Newly adopted legislation may increase our costs of doing business or force us to raise the price of our services.

     The health care benefits industry has received significant legislative and media scrutiny in recent years. In 1996, the President signed the Health Insurance Portability and Accountability Act into law as well as maternity length of stay and mental health parity measures. Various states have passed similar legislation, some providing for more extensive benefits than those required by HIPAA. The United States Congress and state legislatures are considering a number of proposals relating to health care reform, and we expect that some of these proposals will be enacted. In the 1999 legislative session in Georgia, four new statutes relating to health care were adopted. These new statutes provide for:

     - the creation of a consumer insurance advocate who is authorized to participate in certain health care rate filings and other proceedings before the Georgia Insurance Commissioner;

     - allowing enrollees of managed care plans to sue the plans, under certain circumstances, for damages, but not punitive damages, for denial of care;

     - allowing patient choice of providers, as long as the providers accept health plan payment terms; and

     - the creation of a new agency which, among other powers, will become the lead agency in coordinating and purchasing health care benefit plans for state and other public employees, retirees and their dependents.

     In September 1999, the California legislature also adopted a number of health care reform measures. These new laws provide for, among other things:

     - a duty on managed care entities to exercise ordinary care in arranging for the provision of medically necessary health care services. Managed care companies are liable for all harm legally caused by their failure to exercise ordinary care;

     - the ability of health plan members to seek independent medical review whenever a managed care entity or a provider with whom it contracts denies, modifies or delays the provision of health care services based upon the finding that the services are not medically necessary;

     - mental health parity; and

     - the creation of a new Department of Managed Health Care to supervise the health care operations previously supervised by the Department of Corporations.

     WellPoint and Cerulean expect that recently enacted or future legislation will increase their costs of operations and may increase their medical loss ratios or decrease the affordability of their products. As a result, compliance with legislation may have a material adverse effect on claims expense, financial condition or results of operations at WellPoint, Cerulean or the combined companies.

  WellPoint and Cerulean participate in government health care programs, which could expose the combined company to greater liability.

     WellPoint provides health coverage for Medi-Cal, the California Medicaid program, for eligible individuals under contracts with the California Department of Health Services or a delegated local agency in various California counties. WellPoint also provides administrative services for the federal Health Care Financing Administration in various capacities, including serving as a fiscal intermediary for the Medicare Part A program and providing its Blue Cross Senior Secure plan. WellPoint has announced that it will no longer serve as a fiscal intermediary as of December 1, 2000. Cerulean processes and pays claims as fiscal intermediary for the Medicare Part A program and as administrative agent for the State of Georgia Employee Health Benefit Plan and the Blue Cross and Blue Shield Association's Out-of-Area Program. Serving as a government contractor in these circumstances may increase the risk of heightened scrutiny of the combined companies by government agencies, particularly in light of governmental concern with increasing health care costs. From time to time, WellPoint and its subsidiaries receive requests for information or are notified that government agencies are conducting reviews, investigations or other proceedings with respect to their activities. This heightened scrutiny may have a material adverse effect on WellPoint, Cerulean or the combined company, either through negative publicity about WellPoint, Cerulean or the combined companies or through an adverse impact on WellPoint's, Cerulean's or the combined companies' results of operations.

  We are subject to class action and other lawsuits under evolving theories of recovery, which could cause us to pay out large amounts of money in defense costs, damages, or settlements.

     In June 2000, the California Medical Association filed a lawsuit in U.S. district court in San Francisco against Blue Cross of California. This lawsuit alleges that Blue Cross of California violated the federal Racketeering Influenced and Corrupt Organizations Act through various misrepresentations to and inappropriate actions against health care providers. In late 1999, a number of health plan members brought class-action lawsuits against WellPoint's competitors, alleging violations of the Racketeering Influenced and Corrupt Organizations Act through misrepresentations regarding their health plans and breaches of fiduciary obligations to members. Neither WellPoint nor Cerulean has been made a party to any of these member lawsuits.

     In addition, WellPoint and Cerulean exclude certain health care services from coverage under their health maintenance organization, preferred provider organization and other plans. In the ordinary course of business, WellPoint and Cerulean are subject to the claims of their members from decisions to restrict reimbursement for certain treatments. The loss of even one such claim, if it were to result in a significant punitive damage award, could have a material adverse effect on WellPoint's, Cerulean's or the combined companies' financial condition or results of operations. The risk of potential liability under punitive damage theories may significantly increase the difficulty of obtaining reasonable settlements of coverage claims. New laws adopted in 1999 in California and Georgia permit plan enrollees to sue plans, under certain circumstances, for denial of treatment. In addition, plaintiffs in legal actions are constantly bringing other new types of purported legal claims. We do not know what the financial and operational impact that these evolving theories of recovery may have on the managed care industry generally, or WellPoint, Cerulean or the combined companies in particular.

  Rising health care costs or pressure to maintain premiums at current levels could adversely affect WellPoint's and Cerulean's future results.

     WellPoint's and Cerulean's future results will depend in large part on accurately predicting health care costs and on their ability to control future health benefit costs through underwriting criteria, utilization management, product design and negotiation of favorable provider and hospital contracts. A number of factors affect health care costs, including:

     - changes in utilization rates;

     - demographic characteristics;

     - health care practices;

     - inflation;

     - new technologies;

     - clusters of high-cost cases;

     - continued consolidation of physician, hospital and other provider groups; and

     - the regulatory environment.

These factors may adversely affect WellPoint's and Cerulean's ability to predict and control health care costs as well as their financial condition or results of operations. Periodic renegotiation of hospital contracts coupled with continued consolidation of physician, hospital and other provider groups may result in increased health care costs or limit WellPoint's and Cerulean's ability to negotiate favorable rates. Recently, large physician practice management companies have experienced extreme financial difficulties, including bankruptcy, which may subject WellPoint or Cerulean to increased credit risk related to provider groups. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursement have also caused the private sector to bear a greater share of increasing health care costs.

     In addition to the challenge of controlling health benefit costs, WellPoint and Cerulean face competitive pressure to contain premium prices. While health plans compete on the basis of many factors, including service and the quality and depth of provider networks, WellPoint and Cerulean expect that price will continue to be a significant basis of competition. Fiscal concerns regarding the continued viability of programs such as Medicare and Medicaid may cause decreasing reimbursement rates for government-sponsored programs. Financial condition or results of operations would be adversely affected by significant premium decreases by any major competitors or by any limitation on either WellPoint's or Cerulean's ability to increase or maintain premium levels.

     Historically, competitive price pressures in the group health insurance industry have resulted in pricing and profitability cycles, the length and severity of which have varied. The primary causes of this cyclical pattern are:

     - price competition among health plans;

     - the entry and exit of health care insurance companies from the marketplace;

     - the rate of change in provider pricing and consumer utilization of health care services;

     - "cost shifting" by facilities and physicians to private payors in response to certain government program constraints, and

     - actual or anticipated legislative changes.

     From time to time, WellPoint and Cerulean have increased premiums for certain of their products in response to rising costs. WellPoint and Cerulean continuously evaluate the need for premium increases, plan design changes and other appropriate actions. However, any actions that WellPoint or Cerulean takes may not be successful in addressing any concerns that may arise with respect to the performance of certain businesses.

  We face significant competition in the provision of health insurance, which could reduce our market share and cause us to generate less profits.

     Historically, traditional indemnity insurance has been the most common form of health insurance in the United States. In recent years, the developing trend has been away from traditional indemnity products and toward managed care products such as preferred provider organization, health maintenance organization and point-of-service products. WellPoint and Cerulean believe that this trend will continue. A continuation of this trend would result in reduced sales and profitability of indemnity products.

     WellPoint and Cerulean operate in a highly competitive environment that is subject to significant changes from a variety of factors, including:

     - business consolidations;

     - new strategic alliances;

     - legislative reform; and

     - aggressive marketing practices by other managed health care organizations.

     A significant portion of WellPoint's operations are in California, where the managed health care industry is especially competitive. In addition, the managed health care industry in California has undergone significant changes in recent years, including substantial consolidation. Outside of California, WellPoint faces competition from other regional and national companies, many of which have significantly greater financial and other resources and market share than WellPoint. If competition increased in any of its significant markets, then WellPoint's financial condition or results of operations could be materially adversely affected.

     A substantial portion of WellPoint's California business is in the individual and small employer group market, where the medical loss ratio is significantly lower than in the larger employer group market. The individual and small employer group business accounted for approximately 37% of WellPoint's total premium revenue during 1999. WellPoint has experienced increasing competition in the individual and small employer group market over the past several years, which could adversely affect WellPoint's medical loss ratio and future financial condition or results of operations.

     Cerulean faces competition in Georgia from other regional and national companies, many of which have significantly greater financial and other resources than Cerulean. If competition increased in any of its significant markets, then Cerulean's financial condition or results of operation could be materially adversely affected.

     Sales of Cerulean's health care benefit products to individuals, which generally experience lower medical loss ratios than other products, comprised approximately 17% of the premium and management services revenue of Cerulean in 1999. Cerulean is subject to intense competition in this market, especially in the senior segment of the market. If Cerulean experienced a reduction in the relative percentage of its business represented by products sold to individuals, then Cerulean's overall operating results could be adversely affected.

  Our businesses are dependent on the services of non-exclusive independent agents and brokers who may refer their business to our competitors.

     Both WellPoint and Cerulean depend on the services of independent agents and brokers in the marketing of health care plans, particularly to individual and small employer group members. Independent agents and brokers are typically not exclusively dedicated to one company and may frequently market health care plans of competitors. In addition, WellPoint and Cerulean face intense competition for the services and allegiance of independent agents and brokers.

  Our business will be adversely affected if we cannot attract and retain skilled personnel.

     WellPoint and Cerulean depend on retaining existing employees and attracting and retaining additional qualified employees to meet their future needs. Both companies face intense competition for qualified employees, particularly during the present economic environment of low unemployment. We cannot guarantee that we will be able to attract and retain these employees or that competition among potential employers will not result in increasing salaries. If we are unable to retain existing employees or attract additional employees, we may experience a material adverse effect on our results of operations. Due to the importance of information systems to their operations, both companies are especially dependent on attracting and retaining qualified information technology personnel and other skilled professionals.

  Our businesses are dependent on the use of the Blue Cross and Blue Shield trademarks and names, and our license to use those trademarks and names are subject to termination by the Blue Cross and Blue Shield Association.

     Under licenses from the Blue Cross and Blue Shield Association, WellPoint and certain of its subsidiaries have the exclusive right to use the Blue Cross name and mark for the sale of WellPoint's health products in California. Cerulean and certain of its subsidiaries have the exclusive right to use the Blue Cross and Blue Shield names and marks for the sale of Cerulean's health products in Georgia. Unless the Blue Cross and Blue Shield Association agrees to a waiver, these licenses automatically terminate upon the occurrence of certain events, subject to the right of Cerulean or WellPoint to prevent termination within an applicable cure period.

RISKS RELATING PARTICULARLY TO THE BUSINESS OF WELLPOINT

  WellPoint may not be able to successfully integrate previously acquired businesses, which could divert money and resources from our core business.

     One component of WellPoint's business strategy has been to diversify into new geographic markets, particularly through strategic acquisitions. WellPoint completed significant acquisitions in March 1996,

March 1997 and March 2000. During the past four years, WellPoint has worked extensively on the integration of these acquired businesses, including consolidating existing operations sites and converting certain accounts to WellPoint's information systems. WellPoint is continuing the consolidation of these acquired operations into its operations, which will require considerable expenditures and a significant amount of management time. The merger integration process, particularly integrating the information systems designed to serve these businesses, is complex. As a result, WellPoint may temporarily experience increases in claims inventory, difficulties in determining member eligibility and other service-related issues that may negatively affect WellPoint's relationship with its customers and contribute to increased attrition of customers. The success of these acquisitions will, among other things, also require the integration of a significant number of employees into WellPoint's existing operations and the completion of the integration of separate information systems. WellPoint cannot guarantee the ultimate success of the integration of these acquisitions into WellPoint's business.

  WellPoint may lose members as it undertakes its strategy of converting indemnity-based members to managed care plans.

     The operations acquired by WellPoint in 1996 and 1997 have some indemnity-based insurance operations, with a significant number of members outside of California. Each of these operations experienced varying profitability or losses in recent periods. WellPoint experienced material loss of membership related to these businesses in 1998 and 1999, and expects to continue to experience membership loss in 2000 as it pursues its strategy of motivating traditional indemnity health insurance members to select managed care products. WellPoint cannot guarantee that a sufficient number of these members will accept managed care health plans or that WellPoint will be able to continue existing relationships with provider networks currently serving those members or develop satisfactory proprietary provider networks in these geographic areas. The development of proprietary networks will require WellPoint to expend considerable funds.

     As WellPoint pursues its geographic expansion strategy, WellPoint's market share in new markets will not be as significant as it is in California. Additionally, its provider networks will not be as extensive as in California, and WellPoint will not have the benefit of the Blue Cross mark in all locations. Each of these factors is an important component of its success in California. The absence of one or more of these elements may adversely affect the success of WellPoint's geographic expansion strategy.

  WellPoint may be subject to adverse tax consequences resulting from its May 1996 recapitalization.

     On May 20, 1996, WellPoint completed a recapitalization with its majority shareholder, Blue Cross of California. As part of the recapitalization, the California HealthCare Foundation became the holder of approximately 80% of WellPoint common stock. In connection with the recapitalization, Blue Cross of California received a ruling from the Internal Revenue Service that, among other things, the conversion of Blue Cross of California from a non-profit corporation to a for-profit corporation qualified as a tax-free transaction and that Blue Cross of California recognized no gain or loss for federal income tax purposes. If the Internal Revenue Service subsequently revoked, modified or decided not to honor the ruling due to a change in law or for any other reason, WellPoint, as the successor to Blue Cross of California, could be subject to federal income tax on the difference between the value of Blue Cross of California at the time of the recapitalization and Blue Cross of California's tax basis in its assets at the time of the recapitalization. WellPoint currently estimates that the potential tax liability to WellPoint if Blue Cross of California's conversion is treated as a taxable transaction is approximately $696 million, plus interest and possibly penalties. Blue Cross of California and the California Healthcare Foundation entered into an indemnification agreement that provides, with certain exceptions, that the California Healthcare Foundation will indemnify WellPoint against the net tax liability as a result of the Internal Revenue Services's revocation or modification, in whole or in part, of its ruling, or an Internal Revenue Service determination that Blue Cross of California's conversion is a taxable transaction for federal income tax purposes. If a tax liability should arise against which the California Healthcare Foundation has agreed to indemnify WellPoint, the California Healthcare Foundation may not have sufficient assets to pay the liability. WellPoint would then bear all or a portion of the liability, which could have a material adverse effect on WellPoint's financial condition.

  WellPoint may face risks from assumed reinsurance business related to its acquisition of the group health insurance operations of John Hancock, which could lead to material losses.

     In 1997, WellPoint acquired the group benefit operations of John Hancock Mutual Life Insurance Company, which provide group health insurance. Before WellPoint acquired the group benefits operations, John Hancock entered into a number of reinsurance arrangements with respect to personal accident insurance and the occupational accident component of workers' compensation insurance, a portion of which was originated through a pool managed by Unicover Managers, Inc. Under these arrangements, John Hancock assumed risks as a reinsurer and transferred some of these risks to other companies. These arrangements have recently become the subject of disputes, including a number of legal proceedings to which John Hancock is a party. WellPoint believes that it has a number of defenses to avoid any ultimate liability with respect to these matters. WellPoint also believes that it did not assume these liabilities from John Hancock. However, if WellPoint were to bear any of these liabilities, WellPoint could suffer losses that might have a material adverse effect on its financial condition, results of operations or cash flows.

  WellPoint's stock price is highly volatile, which could lead to sudden, severe decreases in the value of your investment.

     The trading price of WellPoint common stock fluctuates significantly. For example, during 1999, WellPoint common stock ranged from a low sale price of $48 1/4 per share to a high sale price of $97 per share. From time to time, stock prices of companies in the health care industry experience periods of increased volatility due to company-specific issues and general developments in the industry and in the regulatory environment. In addition, companies in the health care industry have recently experienced periods of increased volatility in the price of their capital stock resulting from difficulties experienced in integrating two companies' businesses following a consolidation, merger or other acquisition and from the filing of highly publicized class-action lawsuits.

RISKS RELATING PARTICULARLY TO THE BUSINESS OF CERULEAN

     After the merger, Cerulean's operating results will have a significant impact on the operating results of WellPoint. Cerulean's contribution to the combined results will depend upon the extent to which Cerulean achieves its own strategic plan. The following risk factors are ones that Cerulean believes may inhibit its ability to achieve its plan. In addition, these risks may have a material adverse effect on the business, financial condition or results of operations of Cerulean if we do not complete the merger.

  Cerulean's results of operations may be adversely affected if the community health partnership networks do not perform as expected.

     Community health partnership network joint ventures have recently been Cerulean's preferred method of delivering services to support health maintenance organization and point-of-service medical products in certain geographic areas. Atlanta Healthcare Partners, Inc. was the first community health partnership network to become operational. At June 30, 2000, an additional community health partnership network, jointly owned by Cerulean and health care providers, was operational in Augusta, Georgia. Cerulean also offers health maintenance organization and point-of-service products through its subsidiary, HMO Georgia, Inc., under contracts with physicians and hospitals in Athens, Macon, Savannah, Columbus and Rome, Georgia. Due to the limited operating history of community health partnership networks and the fact that the community health partnership network model is largely untested, Cerulean cannot guarantee the future viability or profitability of community health partnership networks. Among the potential risks of the community health partnership network strategy are the ability of:

     - Cerulean to provide adequate administrative support to the community health partnership networks;

     - the community health partnership network owners to operate favorably when receiving payments on a basis other than for fee-for-service;

     - the community health partnership networks to arrange for the delivery of cost-effective medical services; and

     - the community health partnership networks to respond to adverse regulation or legislation.

     Community health partnership network relationships that were previously established in Athens, Columbus, Savannah, Rome and Macon, Georgia have terminated. Due to operational results, Cerulean has made additional capital contributions to the community health partnership networks in Augusta, Rome, Macon and Savannah. Continuing execution of the community health partnership network strategy will require initial capital contributions to be made by Cerulean to any new community health partnership network upon its establishment and may require additional on-going capital contributions. Accordingly, Cerulean may in the future find it necessary to incur additional indebtedness or issue additional equity securities in order to finance its community health partnership network strategy.

  Cerulean's profitability will suffer if it is not able to successfully renew subscriber and provider agreements.

     Cerulean's profitability depends upon its ability to obtain and maintain contracts with employer groups and individual consumers. Cerulean's agreements with employer groups are generally renewable annually. Cerulean's profitability also depends, in large part, on its ability to enter into favorable agreements with hospitals, physicians and other health care providers to provide services under Cerulean's managed care products. Cerulean's contracts with physicians and hospitals generally are renewable annually, other than contracts between the community health partnership networks and their owner-providers, which generally are longer term, but certain contracts are terminable on 60 days to 12 months prior written notice by either party.

     Cerulean has contracts with employer groups and government agencies that account for a significant portion of Cerulean's total business. One group, the Federal Employees Program, accounted for 22% of Cerulean's total premium and management services revenues in 1999. Cerulean's next two largest customers accounted for less than 9% of premium and management services revenues in 1999. Cerulean also serves as fiscal intermediary for the Medicare program. Cerulean processed a total of $4.2 billion in claims for the Medicare program, state agencies and the Blue Cross and Blue Shield Association Out-of-Area program in 1999. Cerulean receives fees for performing these services.

     The State of Georgia renewed Cerulean's contract with it for a one-year term with six annual renewal options in July 1994. The State of Georgia program accounts for over 25% of Cerulean's membership and plays an integral part in the development of Cerulean's long-term provider network strategies. The State of Georgia has renewed the contract through June 30, 2001, though the State of Georgia intends to seek competitive bids with respect to certain programs covered by the contract.

     In the 1999 legislative session, the Georgia legislature created a new agency, the Department of Community Health, which, among other things, has become the lead agency in coordinating and purchasing health care benefit plans for state and public employees, retirees and their dependents. The Department of Community Health also has management authority over state merit and other health care benefits programs that Blue Cross and Blue Shield of Georgia administers on behalf of the state, and will be the agency with whom Blue Cross and Blue Shield of Georgia will negotiate the terms of its contract with the State of Georgia.

     The loss of any of these contracts with major employer groups or government agencies could have a material adverse effect on Cerulean's business, financial condition and results of operations. Cerulean cannot guarantee that subscribers or providers will renew their contracts or enter into new contracts with Cerulean. In the case of provider contracts, providers may not seek terms that are less favorable to Cerulean in connection with any renewal.

  The health care industry is changing rapidly and these changes may adversely affect Cerulean's sales and profitability.

     Historically, traditional indemnity insurance has been the most common form of health insurance offered in the United States. In recent years, the developing trend has been away from traditional indemnity products and toward managed care products such as preferred provider organizations, health maintenance organizations and point-of-service products. Cerulean believes that this trend will continue over the next several years. If this trend continues, then sales of indemnity products may decline and this block of business may become less profitable. At the end of 1996, over 86% of total premium revenue was derived from its traditional indemnity and preferred provider organization products, declining to 55% in 1999, with health maintenance organization and point-of-service premiums growing from 13% prior to 1996 to 44% in 1999. Health maintenance organization and point-of-service products have become increasingly more significant to Cerulean's operating results. Cerulean may not be able to sustain this growth or continue to increase its premium revenues and profitability from health maintenance organization and point-of-service products.

                           FORWARD-LOOKING STATEMENTS

     WellPoint and Cerulean have each made "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 in this document and in certain documents that are incorporated by reference in this proxy statement/prospectus. These statements are subject to risks and uncertainties, many of which are set forth in detail in the Risk Factors section of this proxy statement/prospectus. WellPoint and Cerulean have based these statements on the current beliefs and assumptions of each company's management and on information currently available to management. Forward-looking statements include the information in this proxy statement/prospectus concerning possible or assumed future results of operations of WellPoint and Cerulean, including information regarding cost savings and operational efficiencies expected to be realized from the merger. You can identify these statements by our use of the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and shareholder values of WellPoint and Cerulean may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond WellPoint's and Cerulean's ability to control or predict. WellPoint and Cerulean caution shareholders not to put undue reliance on any forward-looking statements, which speak only as of the date they were made. For those statements, WellPoint and Cerulean claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                   INFORMATION REGARDING THE CERULEAN MEETING

DATE, TIME AND PLACE OF THE CERULEAN MEETING


                                OCTOBER 10, 2000


                             8:30 A.M., LOCAL TIME

                                ATLANTA, GEORGIA

PURPOSE OF THE MEETING

     The purpose of the meeting is:

     - to consider and vote upon a proposal to approve and authorize the merger agreement and completion of the transactions contemplated by the merger agreement;

     - to elect two Class A designated directors; and

     - to transact any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

The board of directors of Cerulean knows of no business that will be presented for consideration at the meeting other than the proposals described in this proxy statement/prospectus.

RECORD DATE


     Pursuant to its bylaws, Cerulean has fixed the close of business on August 30, 2000, as the record date for determining the holders of Class A stock entitled to receive notice of and to vote at the meeting. Only holders of record of Class A stock as of the record date are entitled to notice of and to vote at the meeting. As of the record date, there were 409,602 shares of Class A stock issued and outstanding and held by 70,293 record holders. Holders of Class A stock are entitled to one vote on each matter voted on at the meeting for each share of Class A stock held of record at the close of business on the record date.


QUORUM

     In order to have a quorum, the holders of record of a majority of the outstanding shares of the Class A stock entitled to vote at the meeting must be represented in person or by proxy at the special meeting. Cerulean will count abstentions as shares present for purposes of determining the presence of a quorum. Pursuant to the Cerulean bylaws, if there is no quorum at the meeting, the Chairman of the board of directors of Cerulean or the President of Cerulean may adjourn the meeting to solicit additional votes. Once a share of Class A stock or Class B stock is represented at the meeting, either in person or by proxy, other than solely to object to holding the meeting or transacting business at the meeting, it is deemed present for the purpose of constituting a quorum for any adjournment of the meeting unless a new record date is set for the adjourned meeting. Consequently, shares of Class A stock or Class B stock that are voted against the merger agreement and completion of the transactions contemplated in the agreement will be counted for the purpose of constituting a quorum at an adjournment of the special meeting or of the meeting of holders of Class B stock.

     Because the election of Class A designated directors requires the affirmative vote of a plurality of shares of Class A stock voting at the meeting, abstentions will have no effect, other than to establish a quorum, on the election of Class A designated directors. However, because the approval of the merger requires the approval of a majority of the outstanding shares of the Class A stock entitled to vote at the meeting, abstentions will have the effect of a vote against the merger agreement. No directors or officers hold any shares of Class A stock other than John W. Robinson, Jr., who holds five shares.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     The board of directors of Cerulean has approved the merger and believes the merger is fair to and in the best interests of Cerulean and its shareholders. Accordingly, the board of directors of Cerulean recommends that shareholders of Cerulean vote "for" approval of the merger proposal.

VOTE REQUIRED

     Nominees for Class A designated directors require the affirmative vote of a plurality of shares of Class A stock voting at the meeting.

     Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Class A stock entitled to vote at the meeting. The merger proposal does not require the approval of the shareholders of WellPoint.

     In addition to the approval of the holders of the Class A stock, approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Class B stock. Georgia Strategic Healthcare owns 80.16% of the outstanding Class B stock and has indicated its intention to vote all shares of Class B stock owned by it in favor of the merger. Accordingly, approval by the holders of Class B stock of the merger is reasonably assured.

SOLICITATION AND REVOCABILITY OF PROXIES

     Shares of Class A stock and Class B stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted at the appropriate meeting, in accordance with the instructions indicated on the proxies. ANY HOLDER OF CLASS A STOCK OR CLASS B STOCK WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH THE HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED "FOR" APPROVAL OF THE PROPOSALS LISTED ON THE PROXY CARD. If any other matters properly come before the Class A meeting or Class B meeting, the persons named as proxies will vote upon such matters according to their judgment.

     Shareholders may revoke their proxies at any time before the vote at the meeting by:

     - giving written notice to the secretary of Cerulean;

     - delivering a later dated proxy card; or

     - voting in person at the meeting.

     Shareholders should address all written notices of revocation and other communications with respect to revocations of proxies to: Cerulean Companies, Inc., 3350 Peachtree Road, N.E., Atlanta, Georgia 30326, Attention: Hugh J. Stedman, Corporate Secretary. If you attend the meeting, your proxy will not automatically be revoked. Holders of Class A stock who revoke their proxies will also be revoking any cash election made on the proxy and must make a new election, if they desire, on any newly executed proxy.

     HOLDERS OF CLASS A STOCK AND CLASS B STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO CERULEAN IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

     Cerulean will bear the cost of soliciting proxies for the meeting, although WellPoint and Cerulean have agreed to share the cost of preparing and mailing this proxy statement/prospectus. Cerulean will initially solicit proxies by mail, but directors, officers and selected employees or agents of Cerulean may solicit proxies from shareholders personally or by telephone, telecopy or other forms of communication. Such directors, officers and employees will not receive any additional compensation for such solicitation. Cerulean also will request nominees, fiduciaries and other custodians to forward soliciting materials to beneficial owners, and Cerulean will reimburse such persons for their reasonable expenses incurred in doing so. In addition, Cerulean may use the services of Georgeson & Company Inc. to solicit proxies from Cerulean shareholders personally or by telephone, telecopy or other forms of communication at a cost of approximately $350,000, plus the reimbursement of reasonable out-of-pocket costs and expenses.

REGULATORY AND OTHER APPROVALS


     Cerulean and WellPoint may not complete the merger until the Georgia Insurance Commissioner approves it. The approval procedure requires WellPoint to file a statement regarding change of control with respect to Blue Cross and Blue Shield of Georgia, HMO Georgia and Greater Georgia Life Insurance Company, Inc., called a "Form A." The Georgia Insurance Commissioner must hold a hearing on the Form A and issue an order permitting the merger. WellPoint originally filed the Form A with the Georgia Insurance Commissioner on November 4, 1998; however, the review of the Form A by the Georgia Insurance Commissioner's staff has been delayed because of the Richmond County litigation and other private litigation. WellPoint filed its most recent amendment to the Form A on July 28, 2000. WellPoint and Cerulean expect that the Georgia Insurance Commissioner will schedule a public hearing for later this calendar year. Ultimately, the scheduling and conduct of the public hearing is contingent upon the completion of several other matters, most notably an affirmative vote of the Cerulean shareholders at the meeting and the receipt by the Georgia Insurance Commissioner of an opinion from an independent financial advisor that the merger is fair and reasonable to Cerulean's shareholders. The hearing could also be delayed by other unexpected circumstances, including further developments in the Richmond County litigation.



     Additionally, Cerulean must make several state regulatory filings due to the change in control of Blue Cross and Blue Shield of Georgia's subsidiary, Greater Georgia Life Insurance Company, that will occur upon completion of the merger. In addition, the Health Care Financing Administration must approve the transfer of control of the Blue Cross and Blue Shield of Georgia programs that will occur because of the merger. Neither WellPoint nor Cerulean is aware of any approval of any other state or federal regulatory body, other than the SEC and state authorities which regulate the state securities laws, necessary for the merger to be consummated and the merger consideration to be delivered.


     In addition, the Blue Cross and Blue Shield Association must approve the change in control of Cerulean prior to completion of the merger. Cerulean has obtained this approval.

     On July 24, 2000, Cerulean and WellPoint each filed a Pre-Merger Notification and Report Form pursuant to the Hart-Scott-Rodino Act, with the Justice Department and the Federal Trade Commission. Under the Hart-Scott-Rodino Act, WellPoint and Cerulean cannot complete the merger until at least 30 days after such filing unless either the Justice Department or the Federal Trade Commission grant earlier termination of that waiting period. The Federal Trade Commission granted an early termination of the waiting period, effective August 4, 2000. Cerulean and WellPoint do not have to take any further action under the Hart-Scott-Rodino Act as long as we complete the merger before August 4, 2001. The early termination of the Hart-Scott-Rodino Act waiting period does not prevent the Justice Department, the Federal Trade Commission or other parties from seeking actions challenging the merger based on federal antitrust statutes. WellPoint and Cerulean do not anticipate any such challenge.

METHOD OF ELECTING WELLPOINT COMMON STOCK OR CASH; RECEIPT OF WELLPOINT COMMON STOCK AND/OR CASH

  Holders of Class A stock

     On the proxy card included with this proxy statement/prospectus, we are asking each holder of Class A stock to elect cash if the shareholder wishes to receive cash and to return the proxy card in its return envelope so that it is received before or at the meeting. To receive cash, a holder of Class A stock must:

     - check the box provided on the proxy card;

     - fill in his or her social security number in the space marked "W-9";

     - sign the proxy card; and

     - return it so that it is received before or at the meeting.

     Because shares of Class A stock are not represented by a physical stock certificate (other than shares held by the foundation shareholders) holders of Class A stock do not need to furnish a physical stock certificate in exchange for the consideration to be received in the merger. If you no longer have the registration notification you received upon receipt of your Class A stock, this will not impede your ability to receive your cash or shares of WellPoint common stock in the merger.

     If you do not elect cash on the proxy card, you will receive WellPoint common stock. If you wish to receive cash, you must return the proxy card properly marked for a cash election, and Cerulean must receive it, before or at the meeting. All proxy cards that Cerulean receives after that date will be treated as having elected WellPoint common stock. These two limitations are necessary in order to permit us to determine the total amount of cash which will be paid in the merger and to provide for appropriate tax-free treatment of the merger. YOU MUST COMPLETE THE W-9 INFORMATION AND SIGN AND RETURN THE PROXY CARD BEFORE YOU CAN RECEIVE THE MERGER CONSIDERATION, EITHER IN CASH OR WELLPOINT COMMON STOCK. You do not need to vote "for" the merger in order to receive merger consideration, although if you wish to vote "against" the merger, you must mark your proxy card accordingly. Signed proxy cards without a choice indicated will be voted "for" the merger.

  Holders of Class B Stock

     Holders of Class B stock should sign and mail the attached proxy card in the enclosed return envelope as soon as possible in order to have their shares of Class B stock represented at the meeting of holders of Class B stock. As soon as practicable following the effective time of the merger, Chase Mellon Shareholder Services, which is serving as exchange agent, will mail a letter of transmittal to each holder of Class B stock to accompany certificates for shares of Class B stock. The letter of transmittal will set forth instructions for delivering Class B stock certificates to the exchange agent. No holder of Class B stock will receive any merger consideration until the exchange agent has received a properly completed letter of transmittal.

                                 PROPOSAL 1 --

                             APPROVAL OF THE MERGER

BACKGROUND OF THE MERGER

  Cerulean

     Since the conversion of Blue Cross and Blue Shield of Georgia to a for-profit corporation, several Blue Cross Blue Shield licensees have expressed interest in considering strategic transactions with Cerulean. On or about September 20, 1997, Cerulean received a letter of inquiry from one such Blue Cross Blue Shield licensee regarding a possible combination or alliance of the two companies. At a meeting held on October 1, 1997, the board of directors of Cerulean discussed the continued interest expressed by other parties and Cerulean's initiative to grow by select business combinations. The board of directors considered the various strategic alternatives available to Cerulean to realize its goals as a corporation most effectively. Cerulean's stated objective was to be able to access a broader capital base in order to meet competitive pressures and to develop and deliver new products to residents of Georgia. The board of directors reaffirmed its belief that this remained a principal corporate objective. In view of its duty to maximize shareholder value, the board appointed a special committee to examine, on behalf of the full board of directors, the strategic alternatives available to Cerulean to realize its objectives. Among its alternatives, the board specifically identified:

     - Cerulean remaining an independent company and pursuing its existing business plan; or

     - Cerulean entering into a joint venture, alliance or other strategic transaction with a potential partner.

     The special committee consisted of James L. LaBoon, Jr., Chairman, Elizabeth W. Camp and Frank J. Hanna, III. The board of directors authorized the special committee to retain a financial advisor and to work with legal counsel in connection with fulfilling its charge. The organizational meeting of the special committee was held on October 6, 1997, and the committee retained Morgan Stanley as its financial advisor and Long Aldridge & Norman LLP as its legal counsel. At this meeting, the special committee requested that Morgan Stanley preliminarily:

     - review the environment within the health care benefit and managed care industry segment, including analyzing comparative profitability within the industry;

     - analyze the probable range of values of Cerulean;

     - review the comparative managed care company values, including the current and historical value ranges; and

     - analyze the potential for increased value associated with:

      - remaining an independent company and continued execution of Cerulean's business plan; and

      - entering into various strategic transactions with potential partners.

     There is no market for the securities of Cerulean. Consequently, the special committee was able to consider, with its advisors, all avenues of advancing Cerulean's strategic plans without the constraints imposed by the need to consider the short-term market impact of any strategy.

     From its inception, the special committee regularly consulted with members of Cerulean management, particularly Richard D. Shirk, Chief Executive Officer; John A. Harris, Executive Vice President; Hugh J. Stedman, General Counsel; and Joseph M. Feuer, Deputy General Counsel. From its appointment on October 1, 1997 until WellPoint and Cerulean signed the merger agreement on July 9, 1998, the special committee met in person or by telephonic meeting on 29 occasions, and, in addition, consulted informally on numerous other occasions.

     At the October 11, 1997 meeting of the Cerulean board of directors, Morgan Stanley reviewed several topics with the board, including:

     - the strategic market environment;

     - the Georgia managed care market;

     - then current and historical marketing and financial results of Blue Cross and Blue Shield of Georgia;

     - certain strategic alternatives; and

     - potential valuation methodologies for Cerulean.

     At its November 10, 1997 meeting, the special committee authorized Morgan Stanley to contact a designated group of potential strategic partners to further the special committee's effort to establish and explore all of the various strategic alternatives available to Cerulean. After due consideration, the special committee chose to include in the designated group only companies that, like Cerulean, were licensees of the Blue Cross and Blue Shield Association. The special committee based this decision on Cerulean's concern about providing information to competitors in the negotiation process. Furthermore, after discussions with Morgan Stanley, the special committee believed that a potential transaction or alliance with another Blue Cross and Blue Shield Association licensee would achieve greater value than a transaction with an entity that was not a licensee. The special committee also identified a group of non-Blue Cross Blue Shield entities whom it might consider for contact if other strategic alternatives were not available. The special committee instructed Morgan Stanley to obtain indications of interest from the designated group on or before November 14, 1997 and to encourage the parties contacted to submit to Morgan Stanley initial proposals by December 8, 1997. At its November 17, 1997 meeting, Morgan Stanley reported to the special committee that six entities meeting its criteria had expressed an interest in making a strategic proposal within the time constraints the special committee had established.

     By the special committee's December 9, 1997 meeting, four of the six Blue Cross Blue Shield licensees expressing interest had submitted initial proposals for consideration by the committee. The licensees based their proposals on limited due diligence information contained in a confidential information memorandum distributed to interested parties who entered into a confidentiality agreement with Cerulean. Two of the submitted proposals proposed a joint venture, through the creation of a new third entity, and two proposed a merger. The proposals submitted placed a value on Cerulean ranging from $225 million to $425 million. Each indicated an approximate value or range of values, contingent on reviewing more information. The nature of the consideration for Cerulean ranged from all cash to equity in a new third entity. The operating structures and suggested combinations of management varied as well. At its December 9, 1997 and December 11, 1997 meetings, in order to obtain more certain prospects as to structures, operations, products and services under the proposals and more definite valuations of Cerulean, the special committee established a process for a more complete diligence review of Cerulean to be undertaken by all parties considering making a detailed strategic transaction proposal. At that time, the special committee established a due diligence calendar which provided for the completion of due diligence by January 7, 1998. To facilitate the diligence review, Cerulean collected materials and made them available to the four parties at the offices of Long Aldridge & Norman in Atlanta, Georgia. At its December 22, 1997 meeting, the special committee established January 14, 1998 as the date for receiving revised proposals from the parties based on the additional materials that Cerulean had provided to them.

     During the course of diligence review, the special committee became aware of each party's concern regarding the litigation surrounding the conversion of Blue Cross and Blue Shield of Georgia to a for-profit business and their desire that Cerulean reach a settlement in that litigation prior to completing any strategic transaction with Cerulean. Thereafter, the special committee sought to combine the schedule for its work concerning strategic transactions with that of the court calendar concerning the conversion litigation. At its January 12, 1998 meeting, the special committee concluded that it should extend the deadline for the submission of proposals to allow adequate time for Cerulean to:

     - conduct due diligence with respect to potential strategic partners;

     - receive a definitive ruling on Cerulean's motion for summary judgment in the conversion litigation or, in the absence of such a ruling, assess the court's treatment of the motion and the effect of such treatment on the entire case; and

     - assess the regulatory approval process which a strategic transaction would require.

     The special committee extended the deadline for submission of revised proposals to January 23, 1998.

     At the special committee's January 27, 1998 meeting, Morgan Stanley advised the committee that four parties had submitted revised proposals and presented a summary of those proposals. These proposals again contemplated various structures, including forming a joint venture, forming a new combined entity and merging outright. Consideration proposed included:

     - all stock in a new entity;

     - cash and stock in a new entity; and

     - outright merger entirely for cash, entirely for stock of the merger partner and a combination of cash and stock of the merger partner.

     The values of the revised proposals ranged from $270 million to $425 million. The operating structure, use of management and employees, and mix of products and services also varied as before. At its February 2, 1998 meeting, the special committee considered each of the proposed strategic transactions in depth and considered the various advantages and disadvantages of each proposal. As a result of this analysis, the special committee concluded that one of the potential joint venture transactions was not feasible and should be eliminated, and that another, also a joint venture, required further diligence review by the committee in order to fully analyze the potential of the transaction. The special committee agreed to complete this review and to notify the other two parties with viable proposals, both for mergers, that their proposals were being actively considered. The special committee also agreed to inform these parties that its response was being postponed in order to complete full consideration of another proposal.

     After completion of the diligence review, and pursuant to the special committee's instructions, Morgan Stanley indicated to each of the three remaining parties, one of which was WellPoint, that best and final proposals should be submitted to the special committee by February 23, 1998. These final proposals ranged in value from $363 million to $460 million and were structured similarly to the prior proposals. The special committee rejected one of the proposals and held a meeting on March 3, 1998 in preparation for its presentation of a report reviewing its actions since its appointment to the full board of directors on March 6, 1998. The special committee continued to carefully manage the process that it had put in place for evaluating the strategies available to Cerulean for best realizing its overall business plan and for realizing value to its shareholders. Through consultation with Morgan Stanley, the special committee and the Cerulean board of directors continued to evaluate Cerulean on a stand-alone basis and to evaluate the strategic proposals, including the implications to operations and value, that had been elicited over the preceding four months. At the meeting on March 3, 1998, the special committee reviewed further each of the remaining proposals. It concluded that the joint venture proposal should be eliminated for a number of reasons which, in the special committee's judgment, indicated it was of questionable viability and, in any event, was of substantially less value to shareholders. In addition, the rejected proposal, in the special committee's opinion:

     - would have provided less potential for new future products for customers;

     - would not have provided liquidity for shareholders; and

     - would have entailed a difficult regulatory approval process.

In formulating its report for the board, the special committee also reviewed the possible effects on customers, management and employees of each of the proposals and reviewed the value to shareholders of remaining independent and of entering into a proposed transaction.

     Prior to the special committee's report to the full board of directors on March 6, 1998, the Chairman of the special committee reported to the committee that he had received a revised proposal from one of the parties that previously had submitted a merger proposal. The special committee, after considering the revised proposal at a meeting on March 5, 1998, concluded that it should recommend that the board of directors consider the two merger proposals. The special committee also concluded that it should provide the proposing parties with further access to materials concerning Cerulean and a further opportunity to conduct due diligence and submit improved proposals.

     At Cerulean's board meeting on March 6-7, 1998, the special committee presented its report to the full board of directors of Cerulean. The board of directors received the special committee's report and a presentation from Morgan Stanley on the proposals submitted to the committee, as well as an analysis of Cerulean's stand-alone value and the financial strategies available to Cerulean to achieve its business plan operating as an independent entity. The directors reviewed in this context their fiduciary duties to shareholders and their ability to consider other constituencies, and considered the proposals recommended by the special committee. The directors considered the proposals of the several parties, explored the possibility of a joint venture and reviewed the limitations of that strategy. Ultimately, the board of directors adopted the special committee's recommendation that Cerulean proceed with negotiations with each of two proposing parties, one of which was WellPoint. At this time, the board authorized the special committee to set a deadline for the completion of negotiations with the two parties and to select the proposal that the committee decided was superior considering all factors, including the best interests of the shareholders. The board of directors further authorized the special committee to proceed with negotiations to finalize the terms of a proposed transaction, as long as the special committee obtained final approval of the terms of the proposed transaction from the full board of directors.

     After the Cerulean board meeting, the special committee gave the two remaining parties the opportunity to conduct an in-depth diligence review on Cerulean in Atlanta, Georgia during the weeks of March 16 and March 23, 1998. In connection with further discussions with each party, each party emphasized to the special committee the importance of Cerulean negotiating a settlement of the conversion litigation prior to the final negotiation and execution of a strategic transaction. In the ensuing period, the special committee met on numerous occasions to monitor progress in the settlement negotiations of the conversion litigation and to review its status with management representatives and legal counsel conducting the negotiations. During this period, two parties whose proposals had previously been rejected by the special committee presented a combined proposal pursuant to which the parties would join with Cerulean in forming a third entity. The special committee considered this proposal at length at its meetings on May 19, May 21, May 25, May 29, June 1 and June 4, but ultimately rejected it. The special committee decided to reject the proposal because of:

     - the uncertainty of obtaining required regulatory approvals;

     - the unwillingness of the parties proposing the transaction to guarantee financial ability to consummate a transaction; and

     - the limited ability of Cerulean shareholders to participate in future appreciation in value of the proposed combined entity.

     As the settlement discussions conducted by Cerulean's management and counsel in the conversion litigation appeared to be reaching a satisfactory result, the special committee set a deadline of June 3, 1998 for submission of "best and final" strategic transaction proposals by the two parties. The two remaining parties submitted these proposals to the special committee on June 3, 1998. The proposals were based on access to additional diligence materials and were valued at $460 million and $500 million, net of amounts payable under applicable change of control agreements. At its June 5, 1998 meeting, the special committee again reviewed its course of action since its formation on October 2, 1997, specifically its directions received from the board of directors on that date and at the board of directors meeting on March 6-7, 1998. In addition, Morgan Stanley made a presentation to the special committee comparing the two final proposals. Based on this presentation, and after due consideration, the special committee unanimously voted to recommend to the board of directors that the special committee proceed to final negotiations with WellPoint only. At a meeting of the full board of directors held on June 5, 1998, the board of directors authorized the special committee to seek to conclude a strategic transaction with WellPoint. The board further authorized Cerulean management to proceed to a settlement of the conversion litigation in the manner presented to the board of directors.

     Thereafter, the special committee, members of Cerulean management, the special committee's financial advisors and legal counsel proceeded to the negotiation of a final agreement with representatives of WellPoint. The special committee met on July 1, July 6, July 7 and July 8, 1998 to address specific issues as they emerged in the negotiations. The special committee also considered a further indication of interest in a merger transaction from one of the other previously proposing parties and analyzed and compared that indication of interest to the transaction under negotiation with WellPoint.

     The process of approving the transaction also included:

     - a presentation to the full board of directors by the Chairman and Chief Executive Officer of WellPoint on June 15, 1998;

     - a telephonic meeting of the full board of directors on July 5, 1998 to authorize and approve the settlement of the conversion litigation; and

     - a telephonic meeting of the full board of directors on July 8, 1998 at which the board reviewed the transaction negotiated with WellPoint, including a review of a draft merger agreement, as well as the further indication of interest received from another party and the special committee's reasons for rejecting such indication of interest.

Following this presentation, the board of directors voted to approve the merger and the merger agreement and to authorize the execution and delivery of the merger agreement and the related documents embodying the merger.

  WellPoint

     WellPoint has an ongoing acquisition program as part of its regional expansion strategy and regularly considers strategic acquisition opportunities. On or about November 10, 1997, Morgan Stanley contacted WellPoint and requested that WellPoint submit an indication of interest regarding a potential business combination with Cerulean. WellPoint subsequently entered into a confidentiality agreement with Morgan Stanley, which was acting on behalf of Cerulean. On December 5, 1997, WellPoint submitted a non-binding indication of interest to Morgan Stanley.

     In early December 1997, Morgan Stanley contacted WellPoint and informed WellPoint that Cerulean had established a due diligence process. As part of this due diligence process, representatives of WellPoint met at the offices of Long Aldridge & Norman in Atlanta, Georgia on December 15, 16, 17 and 18, 1997. Various representatives of Cerulean, including members of its senior management, attended these meetings. In addition, Cerulean made various documents available for WellPoint's review. As a result of this due diligence process and subsequent conversations with Cerulean and Morgan Stanley, WellPoint submitted a revised non-binding indication of interest to Morgan Stanley on January 23, 1998.

     As part of the ongoing due diligence process, members of Cerulean's senior management met with various representatives of WellPoint at WellPoint's offices in Woodland Hills, California on February 24, 1998. WellPoint further revised its indication of interest and resubmitted it to Morgan Stanley on February 26, 1998.

     Cerulean made additional due diligence materials available to representatives of WellPoint at the offices of Long Aldridge & Norman on March 17, 18 and 19, 1998. At these meetings, representatives of Cerulean participated in discussions with WellPoint's representatives.

     Over the course of its various conversations with WellPoint, Cerulean discussed the status of the litigation involving the conversion of Blue Cross and Blue Shield of Georgia from a not-for-profit business to a for-profit business. At various points, WellPoint indicated its concern that this litigation could adversely affect the completion of a merger with Cerulean. After the completion of the March 1998 due diligence meetings, WellPoint and Cerulean further discussed the status of the conversion litigation. Cerulean informed WellPoint that it intended to attempt to settle the litigation and that Cerulean would reconsider its various strategic alternatives while it continued to pursue these settlement discussions.

     WellPoint and Cerulean reinitiated their merger discussions beginning in mid-May 1998. Morgan Stanley then requested that WellPoint submit a further revised indication of interest. WellPoint submitted a revised indication on June 3, 1998. On or about June 5, 1998, Morgan Stanley informed WellPoint that Cerulean had selected WellPoint as the sole party with which Cerulean intended to conduct final negotiations.

     On various dates between June 11, 1998 and July 8, 1998, members of WellPoint management and its legal counsel met with members of Cerulean management and its legal counsel to negotiate a final merger agreement.

     At various times between December 1997 and June 1998, WellPoint's senior management and its advisors provided the WellPoint board of directors, at regularly scheduled meetings, with updates regarding the discussions and negotiations with Cerulean. On July 2, 1998, the WellPoint board of directors met by telephone and received detailed information regarding the proposed transaction, including comprehensive analyses by WellPoint's financial advisors and its outside legal counsel.

     The WellPoint board of directors met again on July 6, 1998 by telephone and received from WellPoint senior management a further update regarding the negotiations. At this meeting, the WellPoint board of directors approved the transaction, assuming that WellPoint and Cerulean could negotiate a mutually satisfactory merger agreement. The board of directors established a special committee consisting of W. Toliver Besson, Sheila Burke and Julie Hill. The WellPoint board delegated to this special committee the authority to approve the final documents for the merger.

     The special committee met by telephone on July 8, 1998. At this meeting, WellPoint senior management and outside advisors provided the WellPoint special committee with an analysis of the final documents. At this meeting, the WellPoint special committee authorized the signing of the merger agreement and the proposed ancillary documents. On the morning of July 9, 1998, WellPoint and Cerulean signed the merger agreement.

     On July 9, 1999, Cerulean and WellPoint entered into an amendment to the merger agreement to extend the time by which the merger could be completed until October 15, 1999, or until December 31, 1999 at the election of either Cerulean or WellPoint. On October 14, 1999, WellPoint notified Cerulean that it elected to extend the merger agreement until December 31, 1999. Effective December 31, 1999, Cerulean and WellPoint entered into a second amendment to the merger agreement to extend the time by which the merger could be completed until December 31, 2000.

RECOMMENDATION OF THE CERULEAN BOARD OF DIRECTORS

     The board of directors of Cerulean has approved the merger agreement and the related transactions and believes the merger is fair to and in the best interests of Cerulean and its shareholders. In considering the various strategic alternatives available to Cerulean, Cerulean's board of directors compared the alternative of remaining an independent company and pursuing its existing business plan with the alternative of entering into a strategic transaction with a potential partner. The board weighed the advantages of entering into a strategic transaction, including:

     - the effect that the various structures proposed could have on Cerulean's operations and the services it could provide to Georgia subscribers;

     - the potentially higher value to shareholders that a strategic transaction could provide;

     - the potential for an increase in the quality and number of products offered to subscribers;

     - the uncertainties associated with predicting future business results; and

     - Cerulean's access to capital as an independent company.

     The Cerulean board of directors also considered the potential disadvantages, including:

     - the possibility of not obtaining required regulatory approvals; and

     - the potential for a decrease in the product mix offered to subscribers.

     Although the viability of Cerulean as an independent company was not in question, the board of directors of Cerulean determined that entering into a strategic transaction was in the best interests of Cerulean and its shareholders because this would allow Cerulean to access a broader capital base in order to meet competitive pressures and to develop and deliver new products to residents of Georgia. The Cerulean board of directors further determined that entering into the merger with WellPoint is the best strategic alternative because of, among other things;

     - the attractive financial condition of WellPoint and the resulting access to capital;

     - the superior financial terms of the merger;

     - WellPoint's interest in increasing the quality and number of products offered to subscribers;

     - WellPoint's interest in expanding services in Georgia; and

     - WellPoint's interest in taking advantage of similar organizational structures, thereby minimizing staffing dislocations and reductions.

Accordingly, the board of directors of Cerulean recommends that shareholders of Cerulean vote "for" approval of the merger agreement and the completion of the merger.

REASONS FOR THE MERGER

  Cerulean's Reasons for the Merger


     After consideration of relevant business, financial, legal and market factors, the board of directors, on July 8, 1998, approved the merger agreement and the related transactions by a vote of 16 for and one against. The board of directors voted by the same vote to recommend that Cerulean shareholders vote for the approval of the merger agreement and the related transactions. On September 1, 2000, the Cerulean board of directors affirmed its prior vote for the merger and voted to recommend that the shareholders reaffirm the merger.


     In deciding to approve the merger agreement and to recommend that Cerulean shareholders approve the merger, the Cerulean board of directors considered a number of factors, including particularly the factors listed below. In view of the number and wide variety of factors that the board of directors considered in connection with its evaluation of the merger, the Cerulean board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The Cerulean board of directors viewed its position and recommendations as being based on all of the information and factors that it received and considered. In addition, individual directors may have given different weight to different information and factors.

     The Financial Terms of the Merger. The board of directors of Cerulean believes that the consideration that WellPoint will deliver to shareholders of Cerulean is fair to the shareholders based upon:

     - Cerulean's current financial condition and future prospects;

     - the current financial condition and future prospects of WellPoint; and

     - the Cerulean board's perception of the future prospects of the combined entities.

In coming to this conclusion, the Cerulean board of directors relied upon the recommendations of the Cerulean special committee and the reports of its financial advisors and legal counsel evaluating the strategic alternatives available to Cerulean.

     Comparing Cerulean's Value as a Continuing Independent Entity with its Value in Combination with WellPoint. Based upon the information and analysis the Cerulean special committee received and provided to the board of directors, the Cerulean board of directors considered that the value that Cerulean shareholders would receive in the merger is substantially greater than that available in Cerulean as a continuing independent entity currently and for the foreseeable future.

     Liquidity for Cerulean Shareholders. The merger provides liquidity to Cerulean shareholders, which they do not currently have, in the form of WellPoint common stock and, to the extent provided in the merger agreement, cash.

     Availability of Additional Resources. The Cerulean board of directors considered the need for additional capital resources in order to achieve Cerulean's own business plan and the fact that these resources were more readily available to Cerulean in combination with WellPoint than as a continuing independent entity. These resources were more readily available to Cerulean in a transaction with WellPoint than in a transaction with any of the other potential parties.

     Changes and Consolidations in the Health Care Industry. The board of directors of Cerulean considered the current environment of the health care industry, especially:

     - the continuing shift from traditional indemnity products to managed care products, such as health maintenance organizations and preferred provider organizations; and

     - the trend toward consolidation in the industry in order to obtain the advantage of scale in developing and delivering products in a cost-effective manner.

The Cerulean board of directors and special committee considered that the merger afforded Cerulean and its customers and shareholders a stronger vehicle with which to address these changes in the industry.

     Tax Free Nature of the Transaction. The Cerulean board of directors and special committee considered the fact that for federal income tax purposes the merger will qualify as a tax-free reorganization for those Cerulean shareholders who do not elect to receive cash in the merger.

     Opinion of Morgan Stanley. The Cerulean board of directors and special committee considered the fact that Morgan Stanley has rendered its opinion that, subject to the limitations and qualifications in its opinion, the consideration WellPoint will provide to the holders of Class A stock, Series A stock and Class B stock in the merger agreement is fair from a financial point of view to those holders.

     In addition to the positive factors set forth above, the board of directors of Cerulean considered several factors that it believed were potential negative aspects of Cerulean's entering into a merger transaction. With respect to the Cerulean board's consideration of the merger agreement and the merger, the specific factors considered include:

     - the potential for incurring a termination fee in the event of a termination of the merger agreement because:

      - Cerulean enters into binding written agreement for a superior transaction; or

      - the holders of Class B stock fail to approve the merger; and

     - the potential negative effects of a change in the product mix offered to subscribers.

     The terms of the termination fee, particularly the amount, were the subject of negotiations between the parties. The board ultimately accepted the size and terms of the termination fee contained in the merger agreement as necessary to limit subsequent competing offers to those that should be seriously considered. On balance, the Cerulean board of directors concluded that the positive factors outweighed the negative factors and supported its recommendation to the Cerulean shareholders to approve the merger agreement and the merger.

  WellPoint's Reasons for the Merger

     In approving the merger, the WellPoint board of directors considered a number of factors, including the factors discussed in the following paragraphs. In view of the number and wide variety of factors considered in connection with its evaluation of the merger, the WellPoint board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. The WellPoint board of directors viewed its position and recommendations as being based on all of the information and factors presented to and considered by it. In addition, individual directors may have given different weight to different information and factors.

     In reaching its decision, the WellPoint board of directors consulted with WellPoint management with respect to strategic and operational matters. The WellPoint board of directors also consulted with legal counsel with respect to the merger agreement and the registration rights agreement and related issues. The board of directors also consulted a financial advisor with respect to the financial aspects of the transaction.

     Strategic Combination. The WellPoint board of directors considered the strategic importance of the merger in that:

     - it represents the first significant merger of two public, for-profit licensees of the Blue Cross and Blue Shield Association; and

     - it provides the combined company with an immediate material competitive position in Georgia, a state which WellPoint had previously targeted as a key priority for its national expansion efforts.

     The Financial Terms of the Merger. The WellPoint board of directors considered information concerning the business, earnings, operations, financial condition and prospects of WellPoint and Cerulean, both individually and on a combined basis, including, but not limited to, information with respect to recent and historic stock and earnings performance. The WellPoint board of directors also considered the financial analyses and other information with respect to WellPoint and Cerulean presented to the board of directors by WellPoint's financial advisor, as well as the board of directors' own knowledge of WellPoint and Cerulean and their respective businesses.

     Complementary business. The WellPoint board of directors considered the complementary aspects of the businesses of the two companies. In particular, the WellPoint board noted that:

     - Cerulean is a Blue Cross and Blue Shield Association licensee;

     - Cerulean has a diverse membership with significant components of large employer groups and small groups; and

     - Cerulean has a broad product range consisting of traditional indemnity insurance, preferred provider organization products, health maintenance organization products and administrative services products.

     Status of the Health Care Industry. The WellPoint board of directors considered a variety of factors affecting the status of the managed health care industry, including:

     - increasing competition;

     - limited pricing flexibility;

     - proposed regulatory initiatives;

     - the advantages of relative size in negotiating favorable provider agreements and achieving favorable operating results;

     - the continued consolidation within the managed health care industry; and

     - the importance of market position.

OPINION OF CERULEAN'S FINANCIAL ADVISOR REGARDING THE MERGER


     Cerulean retained Morgan Stanley to act as Cerulean's financial advisor in connection with the merger and related matters based upon Morgan Stanley's qualifications, expertise and reputation. On July 8, 1998 and the date of this proxy statement/prospectus, Morgan Stanley rendered opinions to the Cerulean board of directors that, as of the dates of the opinions, and based upon and subject to the considerations set forth in the opinions, the consideration to be received by the holders of shares of Class A stock, Series A stock and Class B stock pursuant to the merger agreement is fair from a financial point of view to those holders.



     THE FULL TEXT OF MORGAN STANLEY'S OPINION DATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. WE URGE YOU TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF CLASS A STOCK, SERIES A STOCK AND CLASS B STOCK FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY CERULEAN SHAREHOLDER AS TO HOW A SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE MORGAN STANLEY OPINION IS DATED AS OF THE DATE OF THIS PROXY STATEMENT/ PROSPECTUS.



     In connection with rendering its opinions, Morgan Stanley, among other things:


     - reviewed certain publicly available financial statements and other information of Cerulean and WellPoint;

     - reviewed certain internal financial statements and other financial and operating data concerning Cerulean and WellPoint prepared separately by their managements;

     - analyzed certain financial projections prepared by the management of Cerulean;

     - discussed the past and current operations and financial condition and the prospects of Cerulean with senior executives of Cerulean;

     - discussed the past and current operations and financial condition and the prospects of WellPoint with senior executives of WellPoint;

     - reviewed the reported prices and trading activity for the WellPoint common stock;

     - compared the financial performance of Cerulean and WellPoint and the trading activity of the WellPoint common stock with that of certain comparable publicly-traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     - participated in discussions and negotiations among representatives of Cerulean and WellPoint and their financial and legal advisors;

     - reviewed the draft merger agreement and certain related documents; and

     - performed such other analyses as Morgan Stanley deemed appropriate.


     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinions. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Cerulean. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger would be treated as a tax-free reorganization and/or exchange each pursuant to the Internal Revenue Code. Morgan Stanley assumed that in connection with the receipt of all necessary regulatory approvals for the proposed merger, no restrictions would be imposed that would have a material adverse effect upon the contemplated benefits expected to be derived from the proposed merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Cerulean, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley noted that the holders of Class B stock would not have an election to receive cash in the merger and, in receiving shares of WellPoint common stock in the transaction, may assume the market risk of holding such WellPoint common stock. Morgan Stanley also noted that the capital structure of Cerulean is comprised of three classes of stock, the Class A stock, the Series A stock and the Class B stock, and Morgan Stanley expressed no opinion as to the relative fairness of the consideration to be received among the various classes or series of stock. The opinions of Morgan Stanley are necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of the date of Morgan Stanley's opinions.



     The following is a summary of some of the financial analyses performed by Morgan Stanley in rendering its opinion to the Cerulean board of directors on July 8, 1998.


     Comparable Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of Cerulean with the corresponding publicly available financial information of a selected group of 16 other managed care companies similar to Cerulean and WellPoint. The group of selected managed care companies included Aetna Inc., Cigna Corp, United Healthcare Corp., Foundation Health Systems, Maxicare Health Plans, PacifiCare Holding, Coventry Corporation, Health Power, Inc., Mid Atlantic Medical Services, Inc., Oxford Health Plans, RightCHOICE Managed Care, Sierra Health Services Inc., Trigon Healthcare, Inc., United American Healthcare Corp., United Wisconsin Services and WellCare Management Group.

     For each of the selected managed care companies, Morgan Stanley calculated price to next 12 months earnings ratio and price to estimated calendar year 1998 earnings ratio to similar statistics for the selected managed care companies. Morgan Stanley based these calculations on market information as of June 9, 1998, the latest publicly available information, and estimates of earnings per share and five-year projected growth rates based on First Call Corporation estimates as of June 9, 1998, among other things. Morgan Stanley then applied these multiples to corresponding financial data for Cerulean, which were based on certain financial projections prepared by the management of Cerulean. This exercise resulted in a range of possible equity values of $233,000,000 to $369,000,000 in the aggregate for Cerulean.

     In addition, Morgan Stanley compared, as of June 9, 1998, among other things, Cerulean's latest 12 months and estimated fiscal 1998 margins, based on the latest publicly available 10-Ks and 10-Qs and the Cerulean financial projections, to similar statistics for the selected managed care companies. A comparison of margins included, among other things, margins for latest 12 months medical loss ratio, latest 12 months earnings before interest, taxes, depreciation and amortization, and latest 12 months net income. Morgan Stanley observed that the margins for Cerulean were slightly worse than the median of similar statistics for the selected managed care companies.

     No company used in the analysis of selected managed care companies is identical to Cerulean. In evaluating the selected managed care companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Cerulean, such as the impact of competition on the business of Cerulean and the health care industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Cerulean or the industry, or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using selected companies' transaction data.

     Precedent Transactions Analysis. Morgan Stanley reviewed certain publicly available information regarding 21 selected change of control business combinations in the managed care industry. These precedent transactions included the acquisition of HMO America by United Healthcare; the acquisition of Ramsay by United Healthcare; the acquisition of TakeCare by FHP International Corp.; the acquisition of CareFlorida by Foundation Health; the acquisition of Intergroup by Foundation Health; the acquisition of GenCare by United Healthcare; the acquisition of Provident's health care lines by Healthsource; the acquisition of MetraHealth by United Healthcare; the acquisition of Emphesys Financial by Humana; the acquisition of the group life and health subsidiary of Massachusetts Mutual Life Insurance Company by WellPoint; the acquisition of HealthWise by United Healthcare; the acquisition of U.S. Healthcare by Aetna; the acquisition of FHP International Corp. by PacifiCare; the acquisition of Foundation Health by Health Systems International; the acquisition of the group benefits operations of John Hancock Mutual Life Insurance Company by WellPoint; the acquisition of Healthsource by CIGNA; the acquisition of Physicians Health Services by Foundation Health Systems; the acquisition of Physician Corporation of America by Humana; the acquisition of ChoiceCare by Humana; the acquisition of NYLCare by Aetna; and the formerly pending acquisition of Humana by United Healthcare.

     For each of these precedent transactions, Morgan Stanley calculated equity value paid for the acquired company as a multiple of, among other things:

     - next 12 months earnings;

     - next fiscal year earnings, based on First Call estimates; and

     - the premium paid above the market price of each acquired company's stock price one day prior to the announcement of the transaction.

     Morgan Stanley then applied these multiples to corresponding financial data for Cerulean, based on the Cerulean management's financial projections and the analysis of selected managed care companies. This resulted in a range of possible equity values of $295,000,000 to $456,000,000 in the aggregate for Cerulean.

     No transaction used in the precedent transactions analysis is identical to the merger. In evaluating precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Cerulean and WellPoint, such as the impact of competition on the business of Cerulean and WellPoint and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Cerulean or WellPoint or the industry, or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

     Discounted Cash Flow Analysis. Morgan Stanley performed discounted cash flow analyses of Cerulean to determine a range of present values for Cerulean based on the Cerulean management's financial projections. Unlevered free cash flow was calculated as the after-tax operating earnings of Cerulean, excluding any interest income and interest expense, plus depreciation and amortization, plus or minus net changes in non-cash working capital, minus projected capital expenditures. Morgan Stanley calculated terminal values by applying a range of multiples to net income in fiscal 2003 from 12.0x to 14.0x. The unlevered free cash flows and terminal values were then discounted to present values using a range of discount rates from 12.5% to 14.5%. Based on this analysis and the assumptions set forth above, Morgan Stanley calculated a range of possible equity values of $260,000,000 to $308,000,000 in the aggregate for Cerulean.

     Comparable Companies Trading Analysis. As part of its analysis, Morgan Stanley reviewed the recent stock price performance of WellPoint and compared its performance with that of the Morgan Stanley HMO Payor Index and the S&P 400. Morgan Stanley also reviewed selected publicly available research analysts' reports regarding WellPoint. In addition, Morgan Stanley compared the actual quarterly earnings for WellPoint versus the First Call median analysts' expectations as of the day of the earnings announcement and the First Call median analysts' expectations as of the day six months prior to the earnings announcement. Morgan Stanley observed that over the period from January 31, 1997 to June 9, 1998, the market price of WellPoint appreciated approximately 97% compared with an approximate appreciation of 31% for the Morgan Stanley HMO Payor Index and 41% for the S&P 400. Morgan Stanley also noted that the selected research analysts' price targets for the WellPoint common stock were all higher than the WellPoint market price at the time of their respective research reports. Morgan Stanley also observed that over the period from first quarter 1996 to first quarter 1998, with the exception of the first quarter 1998 actual earnings versus the First Call median analysts' expectations as of the day six months prior to the earnings announcement, WellPoint's actual earnings were equal to or higher than the First Call median analysts' expectations as of the day of the earnings announcement and the First Call median analysts' expectations as of the day six months prior to the earnings announcement.

     No company used in the analysis of selected managed care companies is identical to WellPoint. In performing the analysis of selected managed care companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of WellPoint, such as the impact of competition on the business of WellPoint and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of WellPoint, or the industry, or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

     Contribution Analysis. Morgan Stanley analyzed the pro forma contribution of each of Cerulean and WellPoint to the combined company. This analysis included relative contributions of revenue, net income and membership at various time periods, as well as the review of a publicly available research report regarding WellPoint, which Morgan Stanley advised the senior management of WellPoint it would be using in performing its analysis. Based upon the WellPoint research report and the Cerulean management's financial projections, Cerulean's fiscal 1998 contribution to the combined companies on a pro forma basis would be approximately:

                                                              CERULEAN CONTRIBUTION
                                                              ---------------------
1998 Projected Revenues.....................................          21.3%
1998 Projected Net Income...................................           5.6
1998 Projected Membership...................................          14.7

     These contribution percentages did not take into account any assumptions regarding synergies or cost savings from the merger, nor did they take into account any purchase accounting adjustments or changes in capital structure as a result of the merger. Morgan Stanley observed that the contribution percentages for Cerulean would compare to Cerulean's pro forma common stock ownership of approximately 9.9%, assuming that the merger consideration was comprised entirely of shares of WellPoint common stock.

     Pro forma Analysis of the Merger. Morgan Stanley performed pro forma analyses of the merger on the earnings per share, capitalization and other financial ratios of the combined companies. These analyses were based on the Cerulean financial projections and estimates of synergies and the publicly available research report regarding WellPoint.


     In connection with its written opinion as of the date of this proxy statement/prospectus, Morgan Stanley reviewed the analyses used to render its July 8, 1998 opinion by performing procedures to update certain analyses and by reviewing the assumptions upon which these analyses were based and the factors considered in connection with these analyses. In order to fully understand the financial analyses used by Morgan Stanley, you should read this summary together with the opinion. The summary alone does not constitute a complete description of the financial analyses.


     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the opinion of Morgan Stanley. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Cerulean.


     In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Cerulean and WellPoint. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by these analyses. Morgan Stanley prepared these analyses solely as a part of Morgan Stanley's analysis of the fairness of the consideration to be received by the holders of shares of Class A stock, Series A stock and Class B stock pursuant to the merger agreement from a financial point of view to those holders, and were provided to the Cerulean board of directors in connection with the delivery by Morgan Stanley of its opinion. The analyses do not purport to be appraisals or to reflect the prices at which Cerulean might actually be sold. In addition, as described above, the opinions of Morgan Stanley were factors taken into consideration by the Cerulean board of directors in making its determination to approve the merger and in re-affirming that approval. The consideration that WellPoint will pay pursuant to the merger agreement was determined through arm's-length negotiations between Cerulean and WellPoint and was approved by the Cerulean board of directors. Morgan Stanley did not recommend any specific consideration amount to Cerulean or that any consideration amount constituted the only appropriate consideration amount for the merger. Consequently, you should not view the Morgan Stanley analysis described above as determinative of whether the Cerulean board of directors would have agreed to a different consideration amount.


     Cerulean retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Morgan Stanley makes a market in WellPoint common stock and may continue to provide investment banking services to the combined companies in the future. In the course of its market-making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell the debt or equity securities and senior loans of WellPoint. Morgan Stanley has also acted as the co-lead underwriter and as a member of the lead group of underwriters in public offerings of WellPoint common stock, for which it received fees. Morgan Stanley and its affiliates have, in the past, provided financial advisory services to Cerulean and WellPoint and their affiliates and have received fees for the rendering of such services.

     Pursuant to a letter agreement dated October 31, 1997 between Cerulean and Morgan Stanley, Cerulean has agreed to pay Morgan Stanley a fee for its financial advisory services in connection with the business combination. Cerulean has agreed to pay Morgan Stanley a transaction fee of $5.4 million if the merger is successfully completed and a quarterly advisory fee of $250,000 throughout the engagement.

     Morgan Stanley will give Cerulean a credit against the transaction fee equal to the advisory fees paid for the last two quarters prior to completion of the merger. In addition, Cerulean has agreed to reimburse Morgan Stanley for its expenses related to the engagement. Cerulean has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities, including liabilities under federal securities laws, and expenses, related to or arising out of Morgan Stanley's engagement and the transactions in connection with that engagement.

COMPLETION OF THE MERGER

     The completion of the merger will occur no later than 30 days after the satisfaction or waiver of the closing conditions set forth in the merger agreement, unless WellPoint and Cerulean agree to another date. On the date of completion of the merger, WellPoint and Cerulean will file certificates of merger with the Secretaries of State of Delaware and Georgia. The merger will be effective at the time of filing of the certificates of merger, or at any subsequent date or time that WellPoint and Cerulean agree to and specify in the certificates of merger. We anticipate that, assuming all conditions are met, the merger will occur within approximately 60 to 90 days after the date of the special meeting.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     The merger agreement provides for a total amount of merger consideration of $500 million, subject to adjustments as provided in the merger agreement. Neither Cerulean nor WellPoint currently anticipates any adjustments to the merger consideration. Under the merger agreement, holders of each of the Class A stock and the Class B stock will receive a portion of the total merger consideration according to exchange ratios which, according to their formulas, make a total allocation of merger consideration among:

     - the holders of Class B stock; and

     - the holders of Class A stock, Series A stock and any Class A common stock participation rights into which the shares of Series A stock are converted.

     The Series A stock and any Class A participation rights are securities of Cerulean held by the foundation shareholders under the terms of the settlement relating to the litigation involving the conversion of Blue Cross and Blue Shield of Georgia from a not-for profit business to a for-profit business. The exchange ratios are based upon the conversion provisions of Article IV of the articles of incorporation of Cerulean. Under the Class A stock exchange ratio, holders of Class A stock, Series A stock and Class A participation rights will receive a total amount of approximately $389 million of cash or an equivalent value of WellPoint common stock in the merger, assuming no adjustment to the total consideration. Other than the foundation shareholders, all holders of Class A stock were subscribers of Blue Cross and Blue Shield of Georgia during the conversion period who received their Class A stock as a part of the conversion. Assuming a cashless exercise of the warrants held by the foundation shareholders and no adjustments to the total merger consideration, the foundation shareholders will receive approximately $83.5 million in cash or an equivalent value of WellPoint common stock. The remaining $305.5 million will be distributed to all other holders of Class A stock. This results in a value for each share of Class A stock in the merger of approximately $850 per share, or $4,250 for each five shares of Class A stock.

     Under the exchange ratios, the holders of Class B stock will receive a total amount of approximately $111 million of WellPoint common stock, assuming no adjustment to the total merger consideration. Holders of Class B stock are not entitled to receive cash in the merger.

  Merger Consideration to be Received by Holders of Class A Stock in the Merger

     Merger Consideration to be Received by Holders of Class A Stock in the Merger who Received Their Stock as a Result of the Conversion. At the completion of the merger, each share of Class A stock issued to "eligible subscribers" of Blue Cross and Blue Shield of Georgia pursuant to its conversion to a for-profit company will be converted into the right to receive either:

          (i) a number of shares of WellPoint common stock equal to approximately $850, assuming no adjustment to the merger consideration, divided by the average closing price per share for WellPoint common stock, as traded on the New York Stock Exchange for the 20 business days immediately prior to the day that is two business days prior to the date of completion of the merger; or

          (ii) cash in an amount equal to approximately $850, assuming no adjustment to the merger consideration, as long as no more than approximately 220,500 shares of this Class A stock are converted into the right to receive cash.

     A holder of the Class A stock received as a result of the conversion will be entitled to receive cash for his or her Class A stock only if the holder has elected to receive cash for all of his or her Class A stock. However, if holders of this Class A stock, in the aggregate, elect to convert more than approximately 220,500 shares of Class A stock into cash, WellPoint will reduce each electing holder's cash election on a pro rata basis. Any shares exceeding a holder's pro rata portion will convert into shares of WellPoint common stock according to the Class A exchange ratio described above.

     Holders of Class A stock received as a result of the conversion who want to elect cash consideration will be able to make a cash election in connection with the solicitation of proxies to approve the merger. If a holder of this Class A stock does not elect to receive cash, each share of that holder's Class A stock will convert into WellPoint common stock according to the Class A exchange ratio described above. A holder's total number of shares will convert only into whole shares of WellPoint common stock, along with cash instead of fractional shares.

     Merger Consideration to be Received by Holders of Securities Issued as a Result of the Conversion Litigation Settlement. At the completion of the merger, each outstanding share of Class A stock issued to the foundation shareholders, or each share of Series A stock and each outstanding Class A participation right, will be converted into the right to receive either:

          (i) a number of shares of WellPoint common stock equal to approximately $850, assuming no adjustment to the merger consideration, divided by the average closing price per share for WellPoint common stock, as traded on the New York Stock Exchange for the 20 business days prior to the day that is two business days prior to the date of completion of the merger; or

          (ii) cash in an amount equal to approximately $850, as long as no more than approximately 44,200 shares or units are converted into the right to receive cash. If holders of Class A stock issued in connection with the conversion of Blue Cross and Blue Shield of Georgia elect to convert less than approximately 220,500 shares of Class A stock into cash, then the number of shares or units issued in connection with the conversion litigation settlement which may be converted into the right to receive cash will increase by an equal number of shares or units.

     If the holders of securities issued in connection with the conversion litigation settlement elect to convert more than the number of shares or units specified above into cash, WellPoint will reduce each electing holder's cash election on a pro rata basis. Any shares or units exceeding that pro rata portion will be converted into shares of WellPoint common stock equal to the exchange ratio described above.

     Cerulean will provide holders of stock issued as a result of the conversion litigation settlement who elect cash consideration with an additional form to make that election. If a holder does not elect to receive cash, each share or unit held by that holder will be converted into WellPoint common stock according to the exchange ratio described above.

  Merger Consideration to be Received by Holders of Class B Stock in the Merger

     At the completion of the merger, holders of Class B stock will receive for each share of Class B stock a number of shares of WellPoint common stock equal to approximately $2,220 divided by the average closing price per share of WellPoint common stock for the 20 business days prior to the day that is two business days before the date of completion of the merger.

  Cash Holdback

     Regardless of any other provision of the merger agreement, if Cerulean and its legal counsel, in consultation with counsel to WellPoint, determine that the cash that WellPoint would otherwise pay to Cerulean shareholders under the merger agreement, when combined with other cash payable or potentially payable to a dissenting shareholder or otherwise in connection with the merger, would jeopardize the merger qualifying as a reorganization under Section 368(a) of the Internal Revenue Code, WellPoint, at the direction of Cerulean, will reserve payment of a portion of the cash consideration otherwise payable to such holders on a pro rata basis until Cerulean reasonably determines that the payment of the withheld cash would not jeopardize that qualification. If Cerulean ultimately determines that payment of all or a portion of the withheld cash cannot be made without jeopardizing the qualification of the merger as a reorganization, WellPoint will pay the shareholders in shares of WellPoint common stock instead of cash.

TREATMENT OF FRACTIONAL SHARES

     WellPoint will not issue any fractional shares of its common stock in connection with the merger. Instead of receiving fractional shares, Cerulean shareholders will receive an amount of cash, without interest, equal to the fraction of WellPoint common stock a Cerulean shareholder would otherwise have been entitled to receive, multiplied by the average closing price per share of WellPoint common stock for the 20 business days prior to the day that is two business days before the date of completion of the merger. In the event that Cerulean and its legal counsel, after consultation with legal counsel for WellPoint, determine that the payment of cash for fractional share interests would jeopardize the treatment of the merger as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code, Cerulean will be entitled to require that WellPoint issue to shareholders electing to receive cash a whole share of WellPoint common stock in lieu of a cash payment for a fractional share. If this occurs, WellPoint will subtract an amount equal to the difference between the average closing price of WellPoint common stock and the cash value of the fractional share interest from the cash consideration to be paid to shareholders electing to receive cash.

PROCEDURES FOR ELECTION AND RECEIPT OF MERGER CONSIDERATION

  Holders of Class A Stock

     Each holder of Class A stock has received a proxy card with this proxy statement/prospectus. IN ORDER TO RECEIVE THE MERGER CONSIDERATION, EACH HOLDER OF CLASS A STOCK MUST COMPLETE THE W-9 PORTION OF THE PROXY CARD AND RETURN THE COMPLETED PROXY CARD TO CERULEAN. After completion of the merger, the exchange agent appointed by WellPoint will deliver to the Class A shareholder a certificate representing the number of whole shares of WellPoint common stock into which the shares of Cerulean Class A stock owned by the holder have been converted and, if appropriate, cash for any shares converted to cash and for fractional shares, together with any dividends or other distributions to which the holder is entitled.

     In order to receive cash, a holder of Class A stock of Cerulean must complete the W-9 certification with the cash election box appropriately checked and return the proxy card in its return envelope. Cerulean must receive the proxy card before or at the special meeting for holders of Class A stock. If WellPoint declares dividends or distributions on its common stock after the completion of the merger, such dividends or distributions will be payable on all shares of WellPoint common stock issued and outstanding, including those with respect to which no W-9 certification has been delivered. However, WellPoint will not pay any dividends or distributions to any holder of Cerulean Class A stock who is to receive WellPoint common stock until the W-9 certification has been received. After completion of the merger and upon delivery of the W-9 certification, WellPoint will pay all dividends or distributions which have become payable with respect to shares of WellPoint common stock between the completion of the merger and the date of delivery of the W-9 certification. However, that payment will not include interest or any amount of taxes that WellPoint must withhold or pay.

  Holders of Class B stock

     After the completion of the merger, the exchange agent appointed by WellPoint will mail a letter of transmittal to each holder of outstanding shares of Class B stock. The letter of transmittal will inform those holders of the procedures to follow in forwarding stock certificates representing their shares of Class B stock to the exchange agent. Once the exchange agent receives a certificate representing Class B stock, the exchange agent will deliver to the Class B shareholder a certificate representing the number of whole shares of WellPoint common stock to which the Class B shareholder is entitled. In addition, the exchange agent will deliver cash instead of fractional shares under the terms of the merger agreement and in accordance with the letter of transmittal, together with any dividends or other distributions to which the holders are entitled.

     No holder of any certificate representing Class B stock will receive any certificates representing WellPoint common stock or a cash payment until the holder surrenders its stock certificates to the exchange agent appointed by WellPoint. After the completion of the merger, each certificate representing Class B stock that converts into the right to receive WellPoint common stock will represent ownership of the number of shares of WellPoint common stock that the holder of the certificate is entitled to receive. Whenever WellPoint declares a dividend or distribution on stock after the completion of the merger, these dividends or distributions will be payable on all shares of WellPoint common stock issued and outstanding. However, WellPoint will not pay any dividends or distributions to any holder of Class B stock until the holder surrenders the certificates representing such shares to the exchange agent. Upon delivery of these certificates, or as soon as practicable after the delivery, WellPoint will pay all dividends or distributions which have become payable with respect to shares of WellPoint common stock represented by such surrendered Cerulean certificates between the completion of the merger and the date of delivery of those certificates. This payment will not include any interest or the amount of taxes, if any, that WellPoint must withhold or pay.

LOST, STOLEN OR DESTROYED CERTIFICATES

     Holders of Class B stock of Cerulean who are unable to furnish certificates for their shares must furnish an affidavit of loss in place of the lost, stolen or destroyed Cerulean certificate. WellPoint will use the affidavit of loss as the basis upon which it will deliver the WellPoint common stock to be received by that shareholder.

     WellPoint will not require Class A shareholders to furnish the registration notifications which Cerulean previously provided to its Class A shareholders in connection with the conversion of Blue Cross Blue Shield of Georgia as evidence of ownership. Therefore, no Class A shareholder will need to provide an affidavit of loss. Instead, WellPoint will require holders of the Class A stock to certify on the proxy card their ownership to the exchange agent appointed by WellPoint.

     At the time of completion of the merger, Cerulean will close its stock transfer books and will not make any further transfers of shares of Class A stock, Class B stock, or Series A stock or units of Class A participation rights.

REGULATORY APPROVALS; APPROVAL OF BLUE CROSS AND BLUE SHIELD ASSOCIATION

     The merger agreement provides that we must obtain the following approvals as a condition to our obligations to complete the merger:

     - any waiting period applicable to the merger under the Hart-Scott-Rodino Act must have expired, or the Federal Trade Commission must have granted earlier termination of the waiting period;

     - we must obtain the consent of the Georgia Insurance Commissioner to the merger, together with any other state regulatory consents; and

     - the Blue Cross and Blue Shield Association must approve the merger.

  U.S. Antitrust Filing

     Under the Hart-Scott-Rodino Act and the rules and regulations under the act, specified waiting period requirements must expire or terminate before certain transactions, including the merger, may be completed. On August 25, 1998, WellPoint filed a Pre-Merger Notification and Report Form, as required by the Hart-Scott-Rodino Act, with the Justice Department and the Federal Trade Commission. Cerulean made a similar filing on August 26, 1998. Under the Hart-Scott-Rodino Act, WellPoint and Cerulean cannot complete the merger until 30 days after the initial filing, unless the Federal Trade Commission grants early termination of this waiting period. In addition, if the Justice Department or the Federal Trade

Commission issues a Request for Documents and Other Additional Information, WellPoint and Cerulean cannot complete the merger until 20 days after they comply with that request, unless the Federal Trade Commission grants an early termination that shortens this period. The Federal Trade Commission granted an early termination of the waiting period, effective September 4, 1998. The Hart-Scott-Rodino Act would not have required any further action if the merger had been consummated prior to the one year anniversary of the effective date of the early termination.

     On July 28, 1999, WellPoint and Cerulean filed a second Pre-Merger Notification and Report Form because they had not yet completed the merger. The Federal Trade Commission granted an early termination of the second waiting period, effective August 16, 1999. Due to the continued delay in the completion of the merger, WellPoint and Cerulean filed a third Pre-Merger Notification and Report Form on July 24, 2000. The Federal Trade Commission granted an early termination of the third waiting period, effective August 4, 2000. Despite the grant of early termination, however, the Federal Trade Commission, the Justice Department or others could still take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger, or to require the divestiture of certain assets of WellPoint or Cerulean.

  Georgia Insurance Commissioner


     Under the Georgia Insurance Code, in order to complete the merger, the Georgia Insurance Commissioner must approve the change of control of Cerulean. To accomplish this, WellPoint filed a Form A, as required by the Georgia Insurance Code, with the Georgia Insurance Commissioner on November 4, 1998. Under the Georgia Insurance Code and regulations under the code, Cerulean must forward a copy of the Form A filing to all of its shareholders. As permitted by the Georgia Insurance Code, Cerulean will use this proxy statement/prospectus to satisfy many of the informational requirements of the Form A filing. The Georgia Insurance Code requires that a public hearing be held within 30 days after the Georgia Insurance Commissioner deems the Form A filing complete. Cerulean must give notice of the hearing to its shareholders. WellPoint and Cerulean expect that the Georgia Insurance Commissioner will schedule a public hearing for later this calendar year. Ultimately the scheduling and conduct of the public hearing is contingent upon the completion of several other matters, most notably an affirmative vote of the Cerulean shareholders at the meeting and the receipt by the Georgia Insurance Commissioner of an opinion from an independent financial advisor that the merger is fair and reasonable to Cerulean's shareholders. The hearing could also be delayed by other unexpected circumstances, including further developments in the Richmond County litigation.


     We have included a notice of the Form A hearing with this proxy statement/prospectus, which is the only notice you will receive for the public hearing. The Georgia Insurance Commissioner is obligated to make a determination with respect to the proposed change of control within 30 days after the conclusion of the public hearing. The consumer advocate created by legislation adopted in the 1999 Georgia legislative session may participate in the proceeding.

     The Georgia Insurance Code provides that the Georgia Insurance Commissioner must approve the change of control unless the commissioner finds that:

     - following the transaction, Cerulean's regulated subsidiaries would be unable to satisfy requirements for the issuance of insurance licenses;

     - the merger would substantially lessen competition or create a monopoly;

     - the financial condition of WellPoint might jeopardize the financial condition of Cerulean or its subsidiaries or prejudice the interests of policyholders or remaining security holders who are unaffiliated with WellPoint;

     - the merger is unfair and unreasonable to security holders of Cerulean;

     - plans of WellPoint regarding the business, assets, structure or management of Cerulean are unfair and unreasonable to policyholders of insurance subsidiaries of Cerulean, including Blue Cross and Blue Shield of Georgia, and not in the public interest; or

     - permitting the merger would not be in the interest of policyholders of insurance subsidiaries of Cerulean, including Blue Cross and Blue Shield of Georgia, and the public because of the competence, experience and integrity of the persons who would control the operations of Cerulean after the merger.

  Other State and Federal Approvals and Notices

     Several of the states in which Greater Georgia Life Insurance Company conducts business have statutes that require regulatory filings that allow the various state departments of insurance to assess the effects, if any, that certain transactions would have on competition in their respective states. Concentration of the market above certain thresholds triggers these filings. Cerulean does not believe that the merger triggers any of these filing requirements, but will file courtesy notifications with the insurance departments of Alabama, Mississippi, North Carolina, South Carolina and Tennessee confirming that the merger does not trigger applicable market concentration thresholds. These filings do not require either hearings or approvals.

     In addition, the Health Care Financing Administration must approve the transfer of control of the Blue Cross and Blue Shield of Georgia programs that will occur because of the merger.

  Blue Cross Blue Shield Association

     Pursuant to the bylaws of the Blue Cross and Blue Shield Association, the Blue Cross and Blue Shield Association must approve any change of control of any Blue Cross Blue Shield licensee, such as the change of control of Cerulean, Blue Cross and Blue Shield of Georgia and HMO Georgia. The entity seeking the license initiates the process for obtaining approval. The Blue Cross and Blue Shield Association then considers the application and its board of directors takes action within 90 days of the filing of the application. In October 1998, WellPoint and Cerulean jointly submitted an application to the Blue Cross and Blue Shield Association seeking its approval. In November 1998, the Blue Cross and Blue Shield Association approved the application.

LISTING OF WELLPOINT COMMON STOCK ON THE NEW YORK STOCK EXCHANGE

     WellPoint common stock is currently listed on the New York Stock Exchange under the symbol "WLP." WellPoint has filed an application to list any newly issued shares of WellPoint common stock to be issued in the merger on the New York Stock Exchange. The New York Stock Exchange has approved this application, subject to official notice of issuance. The listing on the New York Stock Exchange of the shares of WellPoint common stock to be issued in the merger is a condition to the completion of the merger in the merger agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Cerulean board of directors, Cerulean shareholders should be aware that some of the members of Cerulean's management and the Cerulean board of directors may have interests in the merger that are different from, or in addition to, the interests of Cerulean shareholders generally, and that may create potential conflicts of interest.

  Payments to Management Resulting from the Merger

     Completion of the merger triggers certain obligations of Cerulean to make payments to some members of its management or to make contributions to a trust on behalf of some members of management. These payments and contributions are attributable to plans and individual agreements that

Cerulean has adopted for these members of management. Each of the named executive officers of Cerulean will participate in the payments made under these plans and arrangements.

     Cerulean and WellPoint estimate that, assuming a completion date of December 31, 2000, upon completion of the merger:

     - the total amount payable to participants of Cerulean's Performance Unit Plan will be approximately $27,890,000;

     - the amount necessary to fund Blue Cross and Blue Shield of Georgia's Supplemental Executive Retirement Plan and an agreement with Richard D. Shirk to provide him a nonqualified retirement benefit to supplement the benefit provided to him under the Non-Contributory Retirement Program for Certain Employees of Blue Cross and Blue Shield of Georgia will be approximately $14,669,570; and

     - the excise tax on these amounts, including amounts paid to benefit recipients for the payment of their taxes on benefits received, may be as much as $13,755,702.

     Accordingly, Cerulean estimates that the total cost of the obligations under these arrangements payable as a result of the completion of the merger to some 253 key employees of Cerulean and Blue Cross and Blue Shield of Georgia who are participants, including excise taxes and amounts paid to benefit recipients for the payment of their taxes due on benefits received, may be as much as $56,315,272. Cerulean has used the following assumptions in order to provide a conservative estimate of the total cost of these obligations:

     - an interest rate of 5.25%, for calculating present values for purposes of the funding obligation under the general Supplemental Executive Retirement Plan and 6.15% for the Supplemental Executive Retirement Plan for Mr. Shirk;

     - a per unit value of $50.00 for calculating the obligation under the Performance Unit Plan; and

     - an individual tax rate of 44.67%.

This amount does not include certain annual bonuses which may be accelerated as a result of the completion of the merger. Specifically, if the completion of the merger occurs on a date prior to December 31, Cerulean has an obligation to pay immediately a pro rata portion of the annual incentive bonuses for key employees who have change-in-control severance agreements with Cerulean. If the bonuses become payable before they would normally be earned, they may be subject to excise taxes. No director other than Mr. Shirk, the Chief Executive Officer of Cerulean, is a participant in these plans.

     A description of the plans and agreements and the payments resulting from the merger follows.

     Performance Unit Plan. On July 30, 1997, the compensation committee of the board of directors of Cerulean adopted the Performance Unit Plan, effective February 2, 1996, to replace the Cerulean Long-Term Incentive Plan. The objective of the Performance Unit Plan was to provide a reward to management for the growth in value of Cerulean. The compensation committee of the Cerulean board of directors administers the Performance Unit Plan, which provides that the compensation committee will award up to an aggregate of one million units to designated key employees. The terms of the Performance Unit Plan established a beginning value of Cerulean of $221,100,000, as determined as of February 2, 1996, with a beginning unit value of $22.11. Under the Performance Unit Plan, participants become vested in their units upon the occurrence of the earliest of a "change in control" of Cerulean, the participant's death, disability or retirement under the Cerulean tax-qualified retirement plan, the end of a measurement period or December 31, 1999. The Performance Unit Plan defines the term "measurement period" as the period beginning on February 2, 1996 and ending on the date when Cerulean's value is first determinable. This would occur upon a market event that creates a definite value for Cerulean and results in liquidity for Cerulean's shareholders. The Cerulean board of directors has the authority to determine when such a market event has occurred, until the time when Cerulean's common stock is listed or traded on a recognized United States stock exchange. Cerulean must make payments at the end of the measurement

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

period. However, if a change in control of Cerulean occurs first, Cerulean must make payment as soon as practicable after that change in control. The compensation committee of Cerulean's board of directors, consistent with Georgia law (which does not permit the change of control of an insurance holding company such as Cerulean without the written approval of the Georgia Insurance Commissioner) has interpreted the definition of "change of control" for the purposes of the Performance Unit Plan to mean a liquidity event for Cerulean's shareholders. Under this definition, the completion of the merger with WellPoint will constitute a change in control for purposes of the Performance Unit Plan.

     For any amount to be payable under the Performance Unit Plan, the value of Cerulean must have increased sufficiently from the beginning unit value to meet the performance hurdle established under the Performance Unit Plan, which is the average yield of One-Year Treasury Bills, as specified in The Wall Street Journal on the published date nearest to the end of each quarter for the preceding year, compounded over the measurement period. Assuming that the value exceeds the performance hurdle, Cerulean must make a payment to eligible people equal to the amount of the difference between the beginning unit value and the unit value at the end of the measurement period multiplied by the number of units awarded. Cerulean must make the payment in cash, Cerulean stock or any combination of the two, subject to withholding for taxes. It must make the payment as soon as practicable after the end of the later of when vesting occurs or the end of a measurement period. The merger with WellPoint establishes a value that satisfies the performance hurdle.

     As of June 30, 2000 Cerulean has granted 945,295 unit awards to 253 key employees. Assuming a purchase price of $500 million, the per unit value under the Performance Unit Plan will be $27.89. Awards to the named executive officers of Cerulean and the amounts that become payable to them under the Performance Unit Plan due to the merger are as follows:

     - Richard D. Shirk: 138,000 units, $3,848,820;

     - Richard F. Rivers: 30,000 units, $836,700;

     - John A. Harris: 67,000 units, $1,868,630;

     - Mark Kishel: 55,000 units, $1,533,950; and

     - Stuart G. Wright: 25,000 units, $697,250.

The total of all payments for the 1,000,000 units under the Performance Unit Plan is $27,890,000. The total of all payments under the Performance Unit Plan to key employees other than the named executive officers is $17,578,927. These employees hold 630,295 units. Cerulean anticipates that it will award the remaining units prior to the completion of the merger.

     Blue Cross and Blue Shield of Georgia, Inc. Supplemental Executive Retirement Plan. Effective as of July 1, 1996, Blue Cross and Blue Shield of Georgia adopted the Supplemental Executive Retirement Plan to provide additional, nonqualified retirement benefits to a designated group of management employees. Blue Cross and Blue Shield of Georgia's compensation committee administers the plan, which supplements the Non-Contributory Retirement Program for Certain Employees of Blue Cross and Blue Shield of Georgia. The Chief Executive Officer of Blue Cross and Blue Shield of Georgia recommends participants and the compensation committee designates those employees who participate. In general, each participant in the Supplemental Executive Retirement Plan becomes entitled to receive a retirement benefit equal to the difference between:

     - the benefit that the participant would be entitled to under the Non-Contributory Retirement Program calculated as if the participant were credited with two years of service for each year of actual service up to a maximum of 30 years, and without application of the compensation or annual additions limitations imposed under Sections 401(a)(17) and 415 of the Internal Revenue Code; and

     - the sum of the participant's vested accrued benefit under the Non-Contributory Retirement Program and his vested accrued benefit under the Blue Cross and Blue Shield of Georgia, Inc.

Executive Restoration Plan and any other nonqualified defined benefit plan sponsored by Blue Cross and Blue Shield of Georgia or any affiliate which pertains to the same periods of service.

     Benefits under the Supplemental Executive Retirement Plan generally become payable upon the participant's termination of employment due to disability or retirement after reaching age 55 and completion of five years of service. Cerulean may make payments in a lump sum or any form offered under the Non-Contributory Retirement Program. If payment commences before the participant reaches age 65, the benefit amount is reduced by 0.25% for each month by which payment precedes the first day of the month coinciding with or next following the participant's attainment of age 62.

     The Supplemental Executive Retirement Plan provides that if Cerulean terminates the employment of a participant within one year following a change in control for reasons other than death or disability, the participant becomes vested and entitled to receive all benefits accrued under the Supplemental Executive Retirement Plan as of the date of that termination if the termination arose from voluntary termination for "good reason" or dismissal without "just cause." In this instance, Cerulean must pay the participant as of the later of the first day of the month following the termination of employment or the first day of the month following the participant's 55th birthday.

     The Supplemental Executive Retirement Plan contains a definition of "change in control" that is similar to that contained in the Performance Unit Plan, and the completion of the merger will meet the definition of a change in control. The plan defines the term "good reason" as the occurrence after a change in control of either a reduction in the nature or status of the participant's responsibilities or a reduction of the participant's base salary. The plan defines the term "just cause" as:

     - an act of fraud, embezzlement, theft or other felonious criminal act;

     - willful and continued failure to substantially perform his duties; or

     - willful engagement in conduct that is demonstrably and materially injurious to Blue Cross and Blue Shield of Georgia and its affiliated companies.

     The Supplemental Executive Retirement Plan is generally an unfunded obligation of Blue Cross and Blue Shield of Georgia. As of January 1, 1997, Blue Cross and Blue Shield of Georgia entered into a trust agreement with Wachovia Bank of North Carolina, N.A., as Trustee, to establish the Blue Cross and Blue Shield of Georgia, Inc. Nonqualified Retirement Trust. Blue Cross and Blue Shield of Georgia contributes assets to the trust for the purpose of payment of the benefits under the Supplemental Executive Retirement Plan, the Supplemental Executive Retirement Plan for Richard D. Shirk and other nonqualified plans, subject to the claims of Blue Cross and Blue Shield of Georgia's creditors in the event of its insolvency or bankruptcy. The terms of the trust provide that no later than 30 days following a change in control, Blue Cross and Blue Shield of Georgia will make an irrevocable contribution to the trust in an amount sufficient to fund more than 100% of the benefits accrued under the various nonqualified plans of Blue Cross and Blue Shield of Georgia. For these purposes, the definition of "change in control" is similar to that contained in the Performance Unit Plan and the Supplemental Executive Retirement Plan documents. The Blue Cross and Blue Shield of Georgia board of directors has the responsibility of informing the trustee that a change in control has occurred. A change of control does not accelerate the timing of payment under the nonqualified plans.


     Eight individual key management employees participate in the Supplemental Executive Retirement Plan. The funding obligation of the trust will require Blue Cross and Blue Shield of Georgia to make a contribution to the trust within 30 days following a liquidity event. Four of the named executive officers participate in the Supplemental Executive Retirement Plan, and the contributions attributable to their accrued benefits as of December 31, 2000 are estimated as follows:


     - Richard F. Rivers -- $311,161;

     - John A. Harris -- $870,183;

     - Mark Kishel -- $957,787;

     - Stuart G. Wright -- $1,192,573.

The trust requires contributions for the remaining executives estimated at $3,871,877.

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

     Agreement for Supplemental Executive Retirement Plan between Blue Cross and Blue Shield of Georgia, Inc. and Richard D. Shirk. On December 1, 1996, Blue Cross and Blue Shield of Georgia entered into the Supplemental Executive Retirement Plan for Mr. Shirk, which was amended on March 7, 1998 with an effective date of January 1, 1998. Mr. Shirk becomes eligible for benefits under the plan upon the termination of his employment for any reason other than his voluntary termination without good reason. Mr. Shirk's employment agreement with Cerulean defines the term "good reason" as:

     - any assignment of duties significantly different from those contemplated by the employment agreement or any material limitation in his authority, powers or responsibilities;

     - failure to be elected or removal as a member of the board of directors of either Cerulean or Blue Cross and Blue Shield of Georgia unless a change in Georgia law requires the removal or non-election;

     - receipt of any notice limiting the term of the employment agreement to two years;

     - a material breach by either Cerulean or Blue Cross and Blue Shield of Georgia of any of the material provisions of the employment agreement which is not cured within 30 days after notice; and

     - a change in control.

     For purposes of the employment agreement and Mr. Shirk's supplemental plan, the term "change in control" is defined as:

     - the acquisition of ownership of stock or securities of either Cerulean or Blue Cross and Blue Shield of Georgia representing 5% or more of the voting power of any class of stock or securities of either Cerulean or Blue Cross and Blue Shield of Georgia, except as may be acquired by institutional investors if the stock or securities are traded on a recognized exchange or through the Nasdaq Stock Market;

     - the date on which a majority of the members of the board of either Cerulean or Blue Cross and Blue Shield of Georgia are no longer continuing directors, as defined in the license agreement between Cerulean and the Blue Cross and Blue Shield Association, originally dated February 2, 1996;

     - approval by the shareholders of Cerulean or Blue Cross and Blue Shield of Georgia of any merger, consolidation or share exchange as a result of which the securities of Cerulean or Blue Cross and Blue Shield of Georgia will be changed, converted or exchanged into the shares of another corporation, the liquidation of Cerulean or Blue Cross and Blue Shield of Georgia or the sale or disposition of 50% or more of the assets or earning power of either Cerulean or Blue Cross and Blue Shield of Georgia; or

     - approval by the shareholders of any plan of consolidation, merger or share exchange which would result in the persons who were shareholders immediately prior to such transaction retaining less than 50% of the voting power to elect directors of the surviving corporation.

The completion of the merger with WellPoint would constitute a change in control under this definition.

     The benefits payable under Mr. Shirk's supplemental plan vary, depending on his age at the time of his termination of employment. If he is less than age 55 at the time of his termination, his monthly benefit equals 2% of his final average earnings times his years of credited service, minus 21%, which represents a reduction of 3% per year for each year that the benefit begins before age 62, minus the monthly annuity amount he would receive from the Non-Contributory Retirement Program, and minus the actuarial equivalent value of the monthly benefit he would receive from Social Security at age 62. If termination occurs after age 55 but before age 60, his monthly benefit would equal 2% of his final average earnings for each of his first 25 years of credited service, minus 0.25% for each month that his termination precedes his 62nd birthday, plus 3% of his final average earnings for each of his next five years of credited service, minus the monthly annuity amount he would receive from the Non-Contributory Retirement Program, and minus the actuarial equivalent of the monthly benefit he would receive from Social Security at age 62. If his employment is terminated after age 60, his monthly benefit would equal 65% of his final average earnings, minus the monthly annuity amount he would receive from the Non-Contributory Retirement Program, minus the actuarial equivalent value of the monthly benefit he would receive from Social Security at age 62.

     Mr. Shirk's supplemental plan deems him to have completed 25 years of credited service at age 55. For each year after age 55, he will earn an additional year of service, up to a maximum of 30 years. The first amendment to the plan, dated December 1, 1996, defines the term "final average earnings" to equal one-twelfth of the final average earnings amount determined under the Non-Contributory Retirement Program, with the following modifications:

     - the plan would not limit final average earnings to the compensation limits imposed by Section 401(a)(17) of the Internal Revenue Code;

     - the plan would include cash incentive payments, regardless of whether Mr. Shirk received or deferred them;

     - if his market target rate for any given calendar year exceeds his base salary rate, the plan uses the market target rate in the calculation, and market target rate is to equal the 50th percentile market rate as determined by the compensation committee on an annual basis.

     Mr. Shirk's supplemental plan provides that Blue Cross and Blue Shield of Georgia should continuously fund the benefits through a grantor trust. Blue Cross and Blue Shield of Georgia has made contributions to the previously mentioned trust for this purpose.

     If Mr. Shirk terminates employment following a change in control for any reason other than voluntarily without good reason, the amount of his monthly benefit is the greater of the normal calculation described above, depending on his age at that time, or 60% of his final average earnings. This amount would not include any reduction for early commencement, but would include reductions for benefits payable under the Non-Contributory Retirement Program and Social Security. Cerulean may pay benefits in a lump sum payment or any optional form of payment permitted under the Non-Contributory Retirement Program.

     Because Mr. Shirk's employment agreement defines "good reason" to include a change in control, he may voluntarily terminate his employment at any time following a change in control of Cerulean or Blue Cross and Blue Shield of Georgia, at which point he would be entitled to immediate payment of the benefits under his supplemental plan. In addition, due to the continuous funding requirement of Mr. Shirk's supplemental plan and the change in control funding requirement of the trust, Cerulean anticipates that the trust will require contributions within 30 days of a change in control to prefund Mr. Shirks' entire benefit. As of December 31, 2000, Cerulean estimates that the amount of Mr. Shirk's benefit under his supplemental plan will be $7,465,989. The trust held assets valued at $3,678,134 as of June 30, 2000 and Cerulean estimates that the trust will hold assets valued at approximately $4,067,042 as of December 31, 2000.

     In addition, as of January 1, 1997, Cerulean amended Mr. Shirk's employment agreement to state that Cerulean will provide Mr. Shirk an additional cash payment sufficient to cover any excise tax imposed on him under Sections 280G or 4999 of the Internal Revenue Code on the total payments he receives under any plan or arrangement as a result of a change in control. The employment agreement also requires an additional payment to cover the state and federal income taxes and employment taxes on the excise tax payment.

     Change in Control Severance Agreements. In January 1998, Cerulean entered into individual change in control severance agreements with 38 key employees. Ten executives entered into Tier I agreements,

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

and 28 key employees entered into Tier II agreements. These agreements each have an initial term that ends on December 31, 2001, which automatically extends for an additional year absent notice from either party or upon a public announcement of an intended change in control of Cerulean.

     The agreements provide that if, during the term of the agreement, Cerulean terminates the employment of the employee without "cause," the employee terminates his or her employment for "good reason" or due to disability following a public announcement of an intended change in control of Cerulean, or if Cerulean fails to renew the agreement within 90 days prior to the public announcement of an intended change in control, then Cerulean must pay the employee severance benefits in a lump sum no later than 30 days following termination of employment.

     The severance benefits for employees under the agreements include:

     - all earned but unpaid base salary, earned and accrued vacation pay, universal leave pay, unreimbursed business expenses and other amounts that Cerulean owes;

     - an amount equal to two times the sum of (a) and (b) where (a) equals the greater of annual base salary at the time of termination or annual base salary prior to public announcement of intended change in control, and
       (b) equals the average of any bonuses that the employee receives under the Cerulean Annual Incentive Plan during the two-year period that ended immediately before the year in which the public announcement of the intended change in control occurs, or, for Tier II agreements, an amount equal to one times that sum;

     - if the employee is at least age 50 or has completed ten years of service as of the date of termination, for purposes of calculating his benefits under the Non-Contributory Retirement Program, the Supplemental Executive Retirement Plan, the Restoration Plan or any other tax-qualified or nonqualified defined benefit pension plan, he is considered to be 100% vested as of the date of his termination and he is considered to have either three additional years of service or three additional years of age, whichever produces the greater benefit payable to the employee, except that the additional three years of service will not be eligible for the double counting under the Supplemental Executive Retirement Plan;

     - an amount sufficient for the employee to purchase health and dental insurance, life insurance and long-term disability insurance coverage for himself and his dependents for 24 months, at the same cost and level of coverage as the employee had at his date of termination, with the continuation period required by the Consolidated Omnibus Budget Reconciliation Act of 1985 beginning on date of termination; and

     - up to $20,000 of outplacement services from a nationally recognized outplacement firm chosen by the employee, or, for Tier II agreements, up to $10,000 of these services.

     The change in control severance agreements also provide that if a change in control occurs during the term of the agreement, or if Cerulean publicly announces an intended change in control within 90 days after the term of the agreement has ended, certain benefits become payable regardless of whether Cerulean terminates the employee. These benefits include:

     - the bonus, if any, which the employee would have earned under the Cerulean Annual Incentive Plan if Cerulean annualizes the level of goal achievement, adjusted on a pro rata basis for the number of days that Cerulean actually employed the employee during the year; and

     - the amount payable under the award to the employee under the Performance Unit Plan.

Cerulean must pay these amounts no later than 30 days following the change in control. In addition, all stock options, restricted stock or performance shares that Cerulean has granted to the employee during the term of the agreement become fully vested upon a change in control. The definition of "change in control" in these agreements is similar to that contained in the Performance Unit Plan. Completion of the merger with WellPoint will be a change in control.

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

     Each of the change in control severance agreements contains provisions requiring Cerulean to provide the employee an additional cash payment sufficient to cover any excise tax payment and an additional gross up payment to cover the state and federal income taxes and employment taxes on the excise tax payment.

     The four named executive officers who have entered into Tier I change in control severance agreements are Richard F. Rivers, John A. Harris, Mark Kishel, and Stuart G. Wright.

  Interests of Cerulean Directors

     The merger agreement provides that, from and after the time of completion of the merger, WellPoint and Cerulean will not take any action which would have the effect of eliminating or impairing the rights of current or former officers and directors of Cerulean to be indemnified in accordance with the Cerulean articles of incorporation and bylaws and applicable law.

     The merger agreement also provides that, as of the completion of the merger, one person who was a member of the board of directors of Cerulean on the date of the merger agreement will be nominated for election to the board of directors of WellPoint. As of the date of this proxy statement/prospectus, WellPoint and Cerulean have not designated this director.

     Mr. Shirk is also a director of Cerulean. Joe M. Young is a director of Cerulean and an affiliate of a holder of Class B stock. Frank J. Hanna, III, a director of Cerulean, is an affiliate of Georgia Strategic Healthcare, which holds 80.16% of the Class B stock. WellPoint will enter into a registration rights agreement with Georgia Strategic Healthcare. John W. Robinson, Jr. is a director of Cerulean and holds five shares of Class A stock.

RESALE OF WELLPOINT COMMON STOCK; RESTRICTIONS ON RESALES BY AFFILIATES

     WellPoint has registered under the Securities Act of 1933 the shares of WellPoint common stock that it will issue to Cerulean shareholders in the merger. Those shareholders not deemed to be "affiliates" of Cerulean may trade these shares freely and without restriction. An affiliate of Cerulean, as defined by the rules under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Cerulean. Any subsequent transfer by an affiliate of Cerulean must comply with the resale provisions of Rule 145 under the Securities Act or other applicable rules under the Securities Act.

     The merger agreement provides that WellPoint will enter into a registration rights agreement with each shareholder of Cerulean who will be subject to the resale limitations of Sections (c) and (d) of Rule 145 as of the date of the merger agreement. This agreement will provide each of these shareholders approximately the ability of all other Cerulean shareholders receiving WellPoint common stock to sell any or all of their WellPoint common stock at any time after completion of the merger. These restrictions will apply to Georgia Strategic Healthcare, which owns 80.16% of the outstanding Class B stock and of which Frank J. Hanna, III, a director of Cerulean, is an affiliate. Accordingly, WellPoint will enter into the registration rights agreement with Georgia Strategic Healthcare. Under the terms of the registration rights agreement, WellPoint must, at the time of completion of the merger, have an effective registration statement under the Securities Act with respect to any shares of WellPoint common stock that Georgia Strategic Healthcare receives in the merger. The registration statement must allow for sales of these shares on a delayed and continuous basis for at least 90 days following the merger. In addition, Georgia Strategic Healthcare will have certain demand registration rights in accordance with the terms of the registration rights agreement.

     To the best of Cerulean's knowledge, no Cerulean shareholder, other than Georgia Strategic Healthcare, will have any limitations on that shareholder's ability to sell all or any part of the shares of WellPoint common stock received by the shareholder in the merger at any time after the shareholder's receipt of those shares.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     In the opinion of Gibson, Dunn & Crutcher LLP, counsel to WellPoint, and Long Aldridge & Norman LLP, counsel to Cerulean, the following discussion describes the federal income tax consequences of the merger that are material to you as a Cerulean shareholder. The following discussion is not a complete analysis of all potential tax consequences that may be relevant to you as a Cerulean shareholder. This discussion does not address the state, local or foreign tax aspects of the merger, or the consequences of transactions completed before or after the merger. In addition, it does not discuss the federal income tax considerations that may be relevant to certain persons, including the foundation shareholders and holders of options or others receiving compensation in connection with the merger. Furthermore, this discussion may not apply to:

     - holders subject to special tax rules, including dealers in securities, banks, insurance companies or tax-exempt organizations;

     - holders subject to the alternative minimum tax;

     - holders who hold their shares as part of a hedge, straddle or other risk reduction transaction;

     - holders who do not hold their shares of Cerulean stock as a capital asset;

     - foreign holders; and

     - holders who acquired their shares of Class A stock or Class B stock pursuant to the exercise of options or otherwise as compensation.

     We have based this discussion on current provisions of the Internal Revenue Code, treasury regulations issued under the Internal Revenue Code, and current administrative rulings and court decisions. All of these sources are subject to change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion.

     THE PARTICULAR TAX ATTRIBUTES OF EACH CERULEAN SHAREHOLDER WILL VARY. FURTHERMORE, THE TAX CONSEQUENCES OF THE MERGER TO EACH CERULEAN SHAREHOLDER WILL VARY DEPENDING UPON WHETHER THE SHAREHOLDER RECEIVES SOLELY WELLPOINT COMMON STOCK, A COMBINATION OF CASH AND WELLPOINT COMMON STOCK, OR SOLELY CASH. CONSEQUENTLY, WE URGE EACH CERULEAN SHAREHOLDER TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, AND FOREIGN TAX LAWS.

     Gibson, Dunn & Crutcher LLP has rendered an opinion to WellPoint, and Long Aldridge & Norman LLP has rendered an opinion to Cerulean, that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. We have filed these opinions as exhibits to the registration statement of which this proxy statement/prospectus is a part. The opinions are subject to the limitations, qualifications and assumptions referred to in this section and in the opinions. As a condition to closing the merger, WellPoint and Cerulean each must receive an opinion from its tax counsel reaffirming that the merger will be treated as a reorganization for federal income tax purposes. If either Cerulean or WellPoint waive this condition because the merger would not be treated as a reorganization, that waiver would constitute a material change to this proxy statement/prospectus. As a result, we would have to amend this proxy statement/prospectus and resolicit proxies. In rendering their opinions with respect to this discussion and the status of the merger as a reorganization, tax counsel to WellPoint and Cerulean have relied and will rely upon, and have assumed and will assume the accuracy of:

     - certain factual matters;

     - information contained in this proxy statement/prospectus; and

     - representations as to factual matters made by WellPoint and Cerulean.

     Any inaccuracy or change in the information, representations or assumptions, or any past or future actions by WellPoint or Cerulean contrary to the information, representations or assumptions could adversely affect the conclusions reached in the opinions and the tax discussion set forth below.
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


     These opinions will not, however, be binding on the Internal Revenue Service or the courts. If, contrary to the conclusions reached in the opinions and as discussed under "Risk Factors" on page 13, the merger is not treated as a reorganization for federal income tax purposes, the merger will be a fully taxable transaction to Cerulean and to the Cerulean shareholders. This treatment could give rise to a material tax liability to Cerulean and Cerulean shareholders. We have based the balance of this discussion on the conclusion in the opinions that the merger will be treated as a reorganization.


     Tax Consequences of the Merger to Cerulean Shareholders. The federal income tax consequences of the merger to the Cerulean shareholders will depend on whether the shareholders receive solely WellPoint common stock, solely cash, or a combination of cash WellPoint common stock in the merger.

     Cerulean Shareholders Who Receive Solely WellPoint Common Stock in Exchange for Cerulean Class A or Class B Stock in the Merger. A Cerulean shareholder who exchanges shares of Class A stock or Class B stock solely for shares of WellPoint common stock will not recognize any gain or loss on the exchange, except for gain or loss attributable to any cash received instead of a fractional share of WellPoint common stock, as we discuss below. The aggregate tax basis of the shares of WellPoint common stock received by the shareholder in the merger will be the aggregate tax basis of the shares of Cerulean stock surrendered in the merger. Also, the shareholder's holding period for federal income tax purposes for the WellPoint common stock received in the merger will include the period during which the shareholder held shares of Cerulean stock that the shareholder surrendered in exchange for the shares of WellPoint common stock.

     Cerulean Shareholders Who Receive a Combination of WellPoint Common Stock and Cash in Exchange for Cerulean Class A Stock in the Merger. If a Cerulean shareholder realizes a loss upon the exchange of Class A stock for a combination of cash and WellPoint common stock, the shareholder cannot recognize that loss, except for any loss attributable to any cash received instead of a fractional share of WellPoint common stock as discussed below. If the Cerulean shareholder realizes gain, he or she will recognize that gain in an amount equal to the lesser of:

     - the amount of cash received by the shareholder; and

     - the amount of gain realized by the shareholder, except that cash received instead of a fractional share of WellPoint common stock will be treated as discussed below.

     The gain or loss realized equals the difference between the sum of cash and fair market value of WellPoint common stock received by the shareholder and the shareholder's tax basis in the Class A stock that the shareholder surrendered.

     The character of the gain recognized depends on the particular facts and circumstances relating to each Cerulean shareholder. Any gain that the shareholder recognizes as a result of the receipt of cash will generally be characterized as capital gain. This capital gain will be long-term capital gain if the holding period for the shares of Class A stock that are surrendered in the merger is greater than one year as of the time of completion of the merger. However, the gain that a shareholder recognizes as a result of the receipt of cash likely will be treated as a dividend distribution if the receipt of the cash is treated as having "the effect of the distribution of a dividend" for federal income tax purposes. If any portion of the distribution is taxable as a dividend to a corporate shareholder, it may qualify for the "dividends received deduction." This dividend may, however, be subject to the "extraordinary dividend" provisions of the Internal Revenue Code.

     To determine whether gain is capital gain or a dividend distribution, the Internal Revenue Service deems a redemption to occur under which a Cerulean shareholder that receives a combination of cash and WellPoint common stock is treated as hypothetically:

     - receiving solely shares of WellPoint common stock in exchange for all of the shareholder's Class A stock; and

     - having WellPoint redeem a portion of those shares of WellPoint common stock equal in amount to the cash that the shareholder actually received in the merger.
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

     This is called a "deemed redemption." Under this analysis, in general, if the receipt of cash by the holder in the deemed redemption results in a "substantially disproportionate" reduction in the holder's voting stock interest in WellPoint or is "not essentially equivalent to a dividend," the receipt of the cash will not have the effect of the distribution of a dividend. In applying this deemed redemption analysis, particular constructive ownership rules apply in determining a Cerulean shareholder's ownership interest in WellPoint immediately after the merger but before the deemed redemption, and after the deemed redemption. Under those rules, a Cerulean shareholder is deemed to own stock held by specific family members, estates and trusts of which the shareholder is a beneficiary, a partnership in which the shareholder is a partner, and a corporation in which the shareholder is a direct or indirect 50% shareholder, as well as stock subject to options that are held by the shareholder or the entities in which the shareholder owns an interest. Because these constructive ownership rules are complex, each Cerulean shareholder who believes that he or she may be subject to these rules should consult his or her tax advisor.

     The deemed redemption will be "substantially disproportionate" with respect to a Cerulean shareholder if:

     - the percentage of the total combined voting power of all classes of outstanding voting stock of WellPoint the shareholder owns immediately after the deemed redemption is less than 50%;

     - the percentage of the voting stock of WellPoint the shareholder owns immediately after the hypothetical redemption is less than 80% of the percentage of the voting stock of WellPoint that the shareholder is deemed to own immediately before the deemed redemption; and

     - the percentage of the value of the WellPoint common stock the shareholder owns immediately after the deemed redemption is less than 80% of the percentage of the value of the WellPoint common stock that the shareholder is deemed to own immediately before the deemed redemption.

     For example, a Cerulean shareholder, who receives a combination of cash and stock in the merger and who would have owned 5% of the outstanding stock of WellPoint had he or she received solely stock in the merger, will satisfy the "substantially disproportionate" test if the shareholder owns less than 4% of the outstanding stock of WellPoint after the merger.

     If the deemed redemption from a Cerulean shareholder fails to satisfy the "substantially disproportionate" test, a shareholder may still be treated as receiving capital gain by satisfying the "not essentially equivalent to a dividend" test. A payment to a Cerulean shareholder will satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" in that shareholder's proportionate stock interest in WellPoint. If a shareholder with a relatively minimal stock interest in WellPoint and no right to exercise control over corporate affairs reduces his or her proportionate interest in WellPoint as a result of the deemed redemption, the Internal Revenue Service should regard that shareholder as having meaningfully reduced his or her interest in WellPoint. For example, the Internal Revenue Service has held in a published ruling that in the case of a less than 1% shareholder who does not have management control over the corporation, any reduction in proportionate interest will constitute a "meaningful reduction."

     Because the typical holder of shares of Class A stock is less than a 1% shareholder, if that holder:

     - undergoes a reduction in his or her proportionate stock interest in WellPoint;

     - does not own any WellPoint common stock other than that actually received or deemed to have been received in the merger; and

     - is not considered to own any stock attributed to the shareholder under the constructive ownership rules,

then the gain that the shareholder recognizes as the result of the receipt of cash would be characterized as capital gain.

     However, the deemed redemption tests that we describe above and the application of the constructive ownership rules are complex and will depend upon each Cerulean shareholder's particular facts and
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

circumstances. We urge each Cerulean shareholder who elects to receive a portion of the merger consideration as cash to consult his or her tax advisor to determine the character of any gain that the shareholder may recognize as a result of the merger.

     The aggregate tax basis of the WellPoint common stock received by a Cerulean shareholder who exchanges his or her shares of Class A stock for a combination of WellPoint common stock and cash in the merger will be the same as the aggregate tax basis of the Class A stock that the shareholder surrendered in the merger, less any portion of such basis allocable to any fractional share interest of WellPoint common stock for which the shareholder received cash, decreased by the amount of cash received, and increased by the amount of gain recognized, including any portion of the gain that is treated as a dividend. The holding period of the WellPoint common stock received will include the holding period of the shares of Class A common stock surrendered in exchange for the WellPoint common stock.

     Cerulean Shareholders Who Receive Solely Cash in Exchange for Cerulean Class A Stock in the Merger. A Cerulean shareholder who exchanges all of his or her shares of Class A stock solely for cash and who owns no shares of WellPoint common stock either actually or constructively after the merger will generally recognize gain or loss equal to difference between the amount of cash received and adjusted tax basis of the Class A stock surrendered in the merger. Any such gain or loss will generally be treated as capital gain or loss, and will generally be long-term capital gain or loss if the holding period of the shares is greater than one year as of the effective time of the merger. If, however, the Cerulean shareholder either actually or constructively owns any shares of WellPoint common stock following the merger, the cash received by the shareholder may be treated as a dividend distribution. The determination of whether a shareholder constructively owns any shares of WellPoint common stock is based on the constructive ownership rules discussed above. Because these constructive ownership rules are complex, if a Cerulean shareholder believes that he or she may be subject to these rules, the shareholder should consult his or her tax advisor.

     Cash Received for Fractional Shares. A Cerulean shareholder who receives cash instead of a fractional share of WellPoint common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of the adjusted tax basis of the shareholder's shares of Cerulean common stock that are allocable to the fractional share of WellPoint common stock. The gain or loss will constitute capital gain or loss, and will generally be long-term capital gain or loss if the holding period for the shares was greater than one year as of the effective time of the merger.

     Cerulean Shareholder Reporting Requirements. A Cerulean shareholder who exchanges Class A stock or Class B stock for WellPoint common stock or exchanges Class A stock for a combination of WellPoint common stock and cash in connection with the merger will be required to retain records and file with that shareholder's federal income tax return for the taxable year in which the merger takes place a statement setting forth all relevant facts in respect of the nonrecognition of gain or loss upon such exchange. The statement must include:

     - the shareholder's basis in the shares of Class A stock or Class B stock surrendered in the merger;

     - the value of WellPoint common stock received, using fair market value as of the effective time of the merger; and

     - the amount of any cash received in the merger.

     Backup Withholding. Under the Internal Revenue Code, a Cerulean shareholder may be subject, under some circumstances, to backup withholding at a 31% rate with respect to the amount of consideration received in connection with the merger unless the holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, if the required information is furnished to the Internal Revenue Service.

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

     Treatment of Cerulean, WellPoint, and Water Polo Acquisition
Corp. Cerulean, WellPoint, and Water Polo Acquisition Corp. will not recognize any gain or loss as a result of the merger.

ACCOUNTING TREATMENT

     We expect that we will treat the merger as a purchase for accounting and financial reporting purposes.

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                              THE MERGER AGREEMENT

     This section is a summary of the material provisions of the merger agreement. We encourage you to read carefully the entire copy of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus, before you decide how to vote.

STRUCTURE OF THE MERGER

     The merger agreement provides that Cerulean will merge into Water Polo Acquisition Corp., a subsidiary of WellPoint formed for purposes of the merger. Water Polo Acquisition Corp. will continue as the surviving corporation and will change its name to "Cerulean Companies, Inc." As a result of the merger, WellPoint will operate Cerulean's business as a subsidiary of WellPoint.

CLOSING OF THE MERGER


     The merger agreement provides that the closing of the merger will take place 30 days after all pre-closing conditions have been satisfied or waived, unless WellPoint and Cerulean agree upon another time. If the Cerulean shareholders approve the merger at the special meeting on October 10, 2000, we anticipate that the closing will take place approximately 60 to 90 days later. On the closing date of the merger, Water Polo Acquisition Corp. and Cerulean will file a certificate of merger with the Secretaries of State of the States of Delaware and Georgia. The merger will be completed and effective when those Secretaries of State have accepted and filed the certificate of merger. If the merger does not occur by December 31, 2000, Cerulean or WellPoint may terminate the merger agreement, unless the party seeking to terminate the merger agreement has prevented the completion of the merger by failing to perform its obligations under the agreement.


SURVIVING CORPORATION

     After the merger, the certificate of incorporation and bylaws of Water Polo Acquisition Corp., as in effect immediately prior to the merger, will be the certificate of incorporation and bylaws of the surviving corporation, until amended in accordance with applicable law. At the time of the merger, the certificate of incorporation of Water Polo Acquisition Corp. will be amended to change its name to "Cerulean Companies, Inc." The directors and officers of Water Polo Acquisition Corp. immediately prior to the merger will be the directors and officers of the surviving corporation after the merger until their successors are elected and qualified.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary mutual representations and warranties by WellPoint and Cerulean relating, among other things, to the following matters:

     - corporate organization, standing, qualification and similar corporate matters;

     - capitalization;

     - absence of claims against capital stock or any other equity security;

     - financial statements;

     - absence of undisclosed liabilities;

     - accuracy of information supplied by each of WellPoint and Cerulean for inclusion in this proxy statement/prospectus or the registration statement;

     - documents filed by each of WellPoint and Cerulean with the SEC and the accuracy of the information contained in those documents;

     - absence of conflict of the merger agreement with charter documents, laws or agreements;

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

     - required filings, consents and approvals for the execution of the merger agreement and the completion of the transactions contemplated by the merger agreement;

     - absence of changes or events with respect to each of WellPoint and Cerulean since March 31, 1998 that would have a material adverse effect on the collective business, assets, or financial condition of WellPoint and its material subsidiaries or Cerulean and its material subsidiaries;

     - the absence of material untrue statements in the merger agreement or any certificates or other writings delivered pursuant to the merger agreement.

     In addition, the merger agreement contains certain additional representations and warranties by Cerulean relating to:

     - compliance with applicable laws;

     - title to real and personal property;

     - indebtedness;

     - intellectual property matters;

     - employee benefits matters;

     - absence of litigation that could reasonably be expected to have a material adverse effect on the collective business, assets, or financial condition of Cerulean and its material subsidiaries;

     - absence of collective bargaining agreements;

     - absence of labor disputes that would have a material adverse effect on the collective business, assets, or financial condition of Cerulean and its material subsidiaries;

     - environmental matters;

     - required licenses and permits;

     - maintenance of insurance;

     - contracts and commitments;

     - tax matters;

     - absence of any broker or finder;

     - Year 2000 compliance matters;

     - computation of reserves; and

     - financial statements filed with the Georgia Department of Insurance and the fair presentation of the financial condition and results of operations of Cerulean contained in those financial statements.

     Under the merger agreement, each of Cerulean and WellPoint have agreed to disclose promptly in writing to the other any new information which would cause any of their representations and warranties to become untrue.

COVENANTS OF THE PARTIES

  Conduct of Business of Cerulean Pending the Merger

     The merger agreement contains restrictions on Cerulean's conduct of business pending the completion of the merger. These restrictions are designed to prevent major changes in Cerulean until the merger takes place, except to the extent that WellPoint consents to the changes in writing. In general, Cerulean, on

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

behalf of itself and its material subsidiaries, has agreed to operate and conduct its business only in the ordinary course of business in accordance with past practices, including the following:

     - maintaining its assets in their present state of repair;

     - using its reasonable best efforts to keep available the services of its employees; and

     - preserving the goodwill of its business and relationships with the customers, licensors, suppliers, distributors and brokers.

     Cerulean has also agreed that neither it, nor its material subsidiaries will, without the prior written consent of WellPoint:

     - sell, transfer or dispose of its assets;

     - enter into new contracts or commitments with liabilities exceeding $5 million individually or $10 million in the aggregate;

     - mortgage or pledge its assets;

     - purchase capital assets exceeding $2 million individually or $10 million in the aggregate;

     - amend or terminate material agreements;

     - amend its charter or bylaws;

     - acquire any corporation, joint venture or other business, except for a purchase price less than $5 million individually or $10 million in the aggregate;

     - take any action that could cause the merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - split, combine or reclassify its outstanding capital stock,

     - issue, sell or pledge any additional shares;

     - incur indebtedness;

     - adopt or amend any employment or other benefit plan or arrangement; or

     - modify its current investment policies.

  Conduct of Business of WellPoint Pending the Merger

     Under the merger agreement, WellPoint has also agreed to certain restrictions on the conduct of its business. Without the written consent of Cerulean, pending the completion of the merger, WellPoint will:

     - maintain its assets in their present state of repair;

     - use its reasonable best efforts to keep available the services of its employees;

     - preserve the goodwill of its business and relationships with the customers, licensors, suppliers, distributors and brokers with whom it has business relations; and

     - refrain from amending its charter or bylaws in any manner which would adversely affect the ability of WellPoint to consummate the transactions contemplated by the merger agreement.

  Transition Team

     Each of WellPoint and Cerulean has appointed an equal number of members to a transition team who will be the principal parties interacting with each other for purposes of preparing for the merger. Cerulean and WellPoint anticipate that the limitations provided in the merger agreement will not unduly interfere with Cerulean's management of its own operations during the period prior to the merger.

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

     In addition, under the merger agreement, the transition team will be responsible for developing an action plan for the combination of the businesses, including an information systems action plan. The transition team will meet monthly to review the financial performance of Cerulean and its affiliates. At such meetings Cerulean will advise the transition team of the status of Cerulean's then-current operating plan, as previously presented to WellPoint, including all of the operating plan's material components, such as sales, enrollment, revenues, investment income, quarterly claim trends, medical loss ratio, administrative expenses, net income, reserves and statutory capital. Cerulean will inform the transition team at each quarterly meeting of the applicable trends and retention experience arising from Cerulean's business planning and underwriting process.

  Access to Information


     From and after the date of the merger agreement, WellPoint will have access, during regular business hours, to Cerulean's and any Cerulean subsidiary's books, records, offices, personnel, counsel, accountants and actuaries as WellPoint may reasonably request. WellPoint's use of this information is governed by a confidentiality agreement between WellPoint and Cerulean.


  Transfer Taxes

     WellPoint has agreed to pay all sales or transfer taxes, including stock transfer taxes, document recording fees, real property transfer taxes and excise taxes, in connection with the merger.

  Consents and Further Assurances

     Under the merger agreement, Cerulean and WellPoint have agreed to use their best efforts to take all actions and do all things necessary under applicable law to complete the merger, including:

     - cooperating to make all fillings;

     - obtaining consents of all third parties and governmental authorities necessary to complete the merger;

     - contesting any legal proceedings relating to the merger; and

     - executing any additional instruments.

     WellPoint and Cerulean have agreed to not take any action which could reasonably be anticipated to have the effect of delaying or impairing the receipt of any required consents or approvals.

  Public Announcements

     Cerulean and WellPoint have each agreed not to issue a press release or any other announcement regarding the merger without the prior written consent of the other. In the case of any announcement required by law or securities regulations, Cerulean and WellPoint will permit the other party to review any announcement prior to its release or filing.

  Dividend on Class B Stock

     Immediately before the merger, Cerulean will pay the accrued, but unpaid dividend on each share of Class B stock, as provided in Cerulean's articles of incorporation.

  Obligations with Respect to Blue Cross and Blue Shield of Georgia

     Cerulean and WellPoint currently anticipate that WellPoint will maintain Blue Cross and Blue Shield of Georgia as a Georgia corporation or other Georgia legal entity separate from WellPoint and will fill a majority of the seats of the board of directors of Blue Cross and Blue Shield of Georgia with residents of the State of Georgia.

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

  Appointment of Director of WellPoint

     At the time of the merger, the nominating committee of the board of directors of WellPoint will nominate one of Cerulean's directors to the WellPoint board of directors.

  Non-solicitation

     The merger agreement prohibits Cerulean and its material subsidiaries from soliciting any proposal for the acquisition of Cerulean or any other similar material transaction with Cerulean from any third party other than WellPoint. However, Cerulean is allowed to:

     - make any disclosure of information required by law;

     - communicate any information to its shareholders to the extent necessary to comply with the fiduciary duties of Cerulean's board of directors; or

     - provide non-public information to, or negotiate with, any third party who makes an unsolicited proposal to acquire or otherwise complete a similar material transaction with Cerulean, so long as Cerulean's board of directors has determined in good faith and after consulting with its outside legal counsel and financial advisors that the third party's proposal is likely to be superior to the WellPoint offer.

     If Cerulean terminates the merger agreement in connection with the receipt of a superior proposal from a third party, Cerulean must pay WellPoint a termination fee of $10 million.

  Settlement of Conversion Litigation

     WellPoint and Cerulean have agreed that Cerulean was authorized to pay out a settlement consisting of cash, Class A stock and a warrant to purchase shares of Series A stock, and do all other acts and pay all other expenses and fees reasonably necessary settle the litigation relating to the conversion of Blue Cross and Blue Shield of Georgia from a not-for-profit business to a for-profit business, all in compliance with the terms of a settlement agreement dated July 8, 1998. Actions taken pursuant to this settlement agreement are specifically exempted from violating any conditions to completion of the merger set forth in the merger agreement and will not be included in any amount used in connection with the calculation of an amount constituting a material adverse effect on Cerulean.

  Agreements with Affiliates

     Cerulean will deliver to WellPoint a letter identifying all persons who may, in the reasonable opinion of counsel to Cerulean, be deemed to be "affiliates" of Cerulean for purposes of Rule 145 under the Securities Act at the time of the merger. Cerulean will use its best efforts to cause all affiliates to deliver to WellPoint a customary written agreement reasonably satisfactory to WellPoint with respect to the shares of WellPoint common stock that WellPoint is to issue to such affiliate in connection with the merger.

  Adjustments to the Merger Price

     The merger agreement provides that the aggregate merger price that WellPoint will pay to Cerulean shareholders in connection with the merger could be adjusted under the following circumstances:

     - Cerulean was entitled to seek a private letter ruling from the Internal Revenue Service, which, if resolved in Cerulean's favor, could have resulted in up to $10 million in tax savings which would have then been added to the aggregate merger price. Cerulean decided not to file a request for such ruling, and consequently, no adjustment will be made pursuant to that subsection;

     - the aggregate merger price can be reduced to the extent that specified change in control payments to Cerulean executives under certain management plans described on page 46 and certain credits, described in a memorandum referred to in the merger agreement, result in a net cost of more than $39.5 million; or

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


     - any amounts that Cerulean pays to repurchase its own stock pursuant to the settlement of the conversion litigation, as described on page 72, will be deducted from the aggregate merger price.


  Employee Benefits

     WellPoint agrees to provide to the retained employees of Cerulean and its material subsidiaries employee benefits comparable to the employee benefits offered by WellPoint to its employees.

CONDITIONS TO THE COMPLETION OF THE MERGER

  Conditions to Each Party's Obligations

     The obligations of Cerulean and WellPoint to complete the merger are conditioned on the following conditions being fulfilled:

     - Shareholder Approval; Completion of Merger. Cerulean's shareholders will have properly approved the merger, and the merger will have been completed at the same time as the closing;

     - No Injunction. No court or governmental authority will have enacted or enforced any law or order preventing the merger, and each party has agreed to use its best efforts to remove any such impediment to the completion of the merger;

     - Hart-Scott-Rodino Act. Any waiting period applicable to the merger under the Hart-Scott-Rodino Act will have expired, or have been subject to earlier termination;

     - Effective Registration Statement. The registration statement containing this proxy statement/prospectus will have been declared effective by the SEC and will not be subject to any stop order or proceeding seeking a stop order;

     - New York Stock Exchange Listing. The WellPoint common stock issuable in the merger will have been approved for listing on the New York Stock Exchange;

     - Consent of Georgia Insurance Commissioner and Other State
       Regulators. Cerulean and WellPoint will have obtained the consent of the Georgia Insurance Commissioner and any other necessary state regulatory authority, other than those consents that would not have a material adverse effect on WellPoint's business if they are not obtained. If any of these governmental authorities conditions its consent on WellPoint's or Cerulean's compliance with unusual and materially burdensome orders, then the parties would not be required to obtain that consent as a condition to closing;

     - Approval of the Blue Cross Blue Shield Association. The parties will have obtained the approval of the Blue Cross Blue Shield Association;

     - Closing Price. The 20-day average trading price for WellPoint's common stock will be at least $30 per share, as adjusted for any stock splits or similar recapitalizations; and

     - Superior Proposal. If Cerulean has provided WellPoint with written notice of its intent to terminate the merger agreement as a result of Cerulean's acceptance of a superior proposal from a third party, the seven-day period within which WellPoint may block termination by submitting an equivalent or superior offer will have expired.

  Conditions to Obligations of Cerulean

     Cerulean's obligation to complete the merger also depends on the following conditions being fulfilled. Cerulean may waive any of these conditions in writing.

     - Representations and Warranties True at Closing Date. Other than minor exceptions, the representations and warranties of WellPoint in the merger agreement must be true and correct in all material respects at the time of the merger. Those representations and warranties not qualified by a material adverse effect must be true and correct in all material respects unless the failure of those

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

representations and warranties to be true and correct, whether individually or in the aggregate, would not result in a material adverse effect on WellPoint.

     - Certificate Delivered. WellPoint will have delivered to Cerulean a certificate executed by an authorized executive officer stating that WellPoint has performed its obligations under the merger agreement and that all of its representations and warranties are true at the date of completion of the merger.

     - Opinion of Counsel to Cerulean. Cerulean's counsel will have delivered to Cerulean an opinion, dated as of the date of completion of the merger, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     - Fairness Opinion. Morgan Stanley will not have withdrawn or materially amended its opinion, dated as of July 8, 1998, stating that the value of the consideration that Cerulean shareholders will receive pursuant to the merger is fair to those shareholders from a financial point of view.

     - Certificate of Merger. Water Polo Acquisition Corp. will have executed and delivered the certificate of merger as required by the merger agreement.


     - Appointment of Cerulean Director. WellPoint will have taken all action necessary to appoint Cerulean's nominee to the WellPoint board of directors, as required by the merger agreement.


     - Rule 145 Shares. WellPoint will have entered into a registration rights agreement with each shareholder of Cerulean as of the date of the merger agreement that will be subject to the resale limitations of Sections (c) and (d) of Rule 145 under the Securities Act.

     - Required Consents. WellPoint will have obtained any required material consents or approvals that it is required to obtain prior to the completion of the merger. Those consents and approvals will be in full force and effect at the time of the completion of the merger.

     - No Material Adverse Change. There will not have been any material adverse effect in WellPoint's business resulting from an action or inaction of WellPoint since the date of the merger agreement.


     - Private Letter Ruling. If Cerulean obtains the private letter ruling from the Internal Revenue Service discussed on page 64, Cerulean and WellPoint will have agreed upon the resulting amount of tax savings. Obtaining this letter ruling is not a condition to the completion of the merger, and Cerulean is not obtaining this letter ruling.


  Conditions to Obligations of WellPoint and Water Polo Acquisition Corp.

     WellPoint and Water Polo Acquisition Corp. will not be obligated to complete the merger unless the following conditions are fulfilled. WellPoint may waive any of these conditions in writing.


     - Representations and Warranties True at Date of Completion of the
       Merger. Other than minor exceptions, Cerulean's representations and warranties must be true and correct in all material respects on the date of completion of the merger. Those representations and warranties not qualified by a material adverse effect must be true and correct in all material respects unless the failure of those representations and warranties to be true and correct, whether individually or in the aggregate, would not result in a material adverse effect on Cerulean. In addition, no representation or warranty may become untrue because of the expiration of any of Cerulean's material contracts.


     - Certificate Delivered. Cerulean will have delivered to WellPoint a certificate executed by an authorized executive officer stating that Cerulean has performed its obligations under the merger agreement and that all of its representations and warranties are true at the date of completion of the merger.

     - Opinion of Counsel to WellPoint. WellPoint's counsel will have delivered WellPoint its opinion, dated the date of completion of the merger, stating that the merger will be treated for federal

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

       income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     - Certificate of Merger. Cerulean will have executed and delivered the certificate of merger in accordance with the terms of the merger agreement.

     - Required Consents. Cerulean will have obtained any required material consents or approvals that it is required to obtain prior to the completion of the merger. Those consents and approvals will be in full force and effect at the time of the merger.

     - Settlement of Conversion Litigation. Cerulean will have settled the litigation relating to the conversion of Blue Cross and Blue Shield of Georgia. The Superior Court of Fulton County will have approved that settlement in a final order and dismissed all claims brought by the plaintiffs with prejudice. This condition was met on August 21, 1998.


     - No Other Litigation. No other litigation or other similar proceeding relating to the conversion of Blue Cross and Blue Shield of Georgia to a for-profit company, or to the distribution of consideration contemplated by the merger agreement, will be pending that has a significant likelihood of material liability to either WellPoint, Cerulean or any of their affiliates. This litigation or similar proceeding is referred to in the merger agreement as a "material case." If WellPoint notifies Cerulean that it considers a matter to be a material case, Cerulean has the right under the merger agreement to refer the matter to an arbitrator for a determination as to whether the matter is a material case. As discussed on page 6, WellPoint has agreed that if there is no material adverse change prior to the time of the completion of the merger, WellPoint will not assert that any of these proceedings is a material case.


     - No Material Adverse Effect. There will not have been any material adverse effect in Cerulean's business resulting from any action or inaction of Cerulean since the date of the merger agreement.

     - Delivery of Agreements of Affiliates. Each person who has been identified as an "affiliate" of Cerulean for purposes of Rule 145 under the Securities Act will have delivered a customary written agreement with respect to the shares of WellPoint common stock the affiliate is to receive in the merger.

     - Conversion of Warrants. Prior to the merger, all outstanding warrants to purchase Series A stock will have been exercised pursuant to cashless exercise.

     - Amendment of Shareholders' Agreement. At least ten days before the merger, the shareholders' agreement between Cerulean, Blue Cross and Blue Shield of Georgia, Inc. and holders of Cerulean Class B stock will have been amended to eliminate from the definition of "Registrable Stock" any shares of WellPoint common stock issued in the merger pursuant to a registration statement on Form S-4.

TERMINATION AND TERMINATION FEES

  Termination

     The merger agreement may be terminated at any time before the merger's completion, whether before or after approval by the shareholders of Cerulean, under the following circumstances:

     - By the mutual written agreement of Cerulean and WellPoint, without liability;

     - By either Cerulean or WellPoint, without liability, if the merger has not been completed by December 31, 2000, unless the party seeking to terminate caused the delay;

     - By Cerulean, if WellPoint has materially breached any covenants or any representations or warranties in the merger agreement resulting in a material adverse effect on WellPoint, if WellPoint has not cured that breach within 30 days after notice from Cerulean;

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

     - By WellPoint in writing, if Cerulean has materially breached any covenants or any representations or warranties in the merger agreement resulting in a material adverse effect on Cerulean, if Cerulean has not cured that breach within 30 days after notice from WellPoint;

     - By either Cerulean or WellPoint, without liability, if any court or other governmental authority has issued an order prohibiting the merger that WellPoint and Cerulean, after using their best efforts, have not been able to have vacated within 30 days after entry;

     - By Cerulean, subject to a termination fee, if the board of directors receives a superior proposal from a third party and authorizes Cerulean to execute a binding written agreement with respect to that transaction; but only if:

      - Cerulean's board of directors determines in good faith that the board's fiduciary duty requires it to accept the superior proposal and terminate the merger agreement;

      - Cerulean notifies WellPoint in writing that it intends to enter into an agreement with a third party and provides WellPoint with the most current proposed documentation for the transaction; and

      - WellPoint has not, within seven days after receiving the written notice, provided a written offer that the board of directors of Cerulean determines in good faith, after application of the analysis set forth in the merger agreement, to be at least as favorable as the superior proposal from the third party; or

     - By either of Cerulean or WellPoint in writing, generally without liability, if any of:

      - Cerulean's shareholders,

      - the Georgia Insurance Commissioner,

      - the Federal Trade Commission or the Justice Department under the Hart-Scott-Rodino Act, or

      - the Blue Cross Blue Shield Association declines to approve the merger.

  Termination Fees

     Cerulean has agreed to pay WellPoint a termination fee of $10 million as liquidated damages and reimbursement of expenses incurred by WellPoint up to the date of termination if Cerulean's board accepts a superior proposal from a third party and complies with the requirements of the merger agreement to give WellPoint prompt notice and an opportunity to match the third party offer. Cerulean will also pay WellPoint this $10 million termination fee if the holders of Cerulean's Class B stock fail to approve the merger. Under the circumstances just described, WellPoint and Cerulean have agreed that the termination fee will constitute WellPoint's total damages and sole remedy upon the termination of the merger agreement.

COSTS AND EXPENSES

     Except for the termination fees described above, each party will bear its own costs and expenses incurred in connection with the merger agreement, subject to the rights of such party contemplated under the termination provisions of the merger agreement with respect to a willful breach, violation or default by the other party.

AMENDMENT AND WAIVER

     The merger agreement may be amended only by a written, signed agreement of the parties. At any time before the merger, either party may waive the other party's compliance with any of the terms or conditions of the merger agreement in writing. Waiver of one provision of the merger agreement will not constitute a waiver of any other provision of the merger agreement.

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

DISSENTERS' RIGHTS

     Cerulean shareholders have the right to dissent from the merger and receive cash payment for their shares of Class A stock or Class B stock by following the procedures set forth in Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code. The right to exercise dissenters' rights was granted to the holders of Class A stock and holders of Class B stock by resolution of the Cerulean board of directors and the provisions of the Georgia Business Corporation Code, respectively. The following is only a summary of the provisions of the Georgia Business Corporation Code and is qualified in its entirety by reference to the full text of such provisions, a copy of which is attached as Appendix C to this proxy statement/prospectus.


     The Georgia Business Corporation Code provides that any dissenting shareholder who wants to object to the merger and receive payment in cash for the fair value of his or her Class A stock or Class B stock must deliver written notice of his or her intent to dissent and demand payment of the fair value of his or her shares prior to the vote of the Class A or Class B stock, as may be appropriate. The notice must be delivered to Cerulean Companies, Inc., 3350 Peachtree Road, N.E., Atlanta, Georgia 30326, Attention: Hugh J. Stedman, Corporate Secretary. Voting in favor of the merger proposal will waive a shareholder's dissenters' rights.


     If the Cerulean shareholders approve the merger, Cerulean is required to send by registered or certified mail a form of dissenters' notice to each of the dissenting shareholders who filed a written notice of his or her intent to dissent. This dissenters' notice must:

     - state where the dissenting shareholders' first payment demand must be sent;

     - inform the holders of uncertificated shares to what extent transfer of these shares will be restricted after payment demand is made;

     - state the date by which Cerulean must receive the first payment demand, as fixed by Cerulean between 30 and 60 days after the date the dissenter's notice is delivered; and

     - contain a copy of Article 13 of the Georgia Business Corporation Code relating to dissenters' rights.

     Cerulean is required to send the dissenters' notice to each of the dissenting shareholders no later than ten days after the date on which the Cerulean shareholders vote to authorize the merger. The dissenters' notice will be sent to each dissenting shareholder at his or her address as it appears in the stock transfer books of Cerulean, unless the dissenting shareholder provides Cerulean with a different address.

     Each dissenting shareholder to whom Cerulean sends a dissenter's notice must submit a first payment demand for his or her shares to Cerulean in accordance with the terms of the dissenters' notice. The first payment demand must contain the name and address of the dissenting shareholder, the number of shares as to which the dissenting shareholder is demanding payment, which must be all of the shares of capital stock of Cerulean which he or she owns, and a demand for payment of the fair value of his or her shares. Any dissenting shareholder who does not submit a first payment demand as set forth in the dissenters' notice loses his or her rights to dissent and will not be entitled to payment for his or her shares pursuant to the dissenters' rights provisions of the Georgia Business Corporation Code.

     Within ten days of the later of the date of completion of the merger or Cerulean's receipt of the first payment demand, Cerulean shall offer to pay the dissenting shareholders who have complied with the provisions of the Georgia Business Corporation Code the amount Cerulean estimates to be the fair value of the shares, plus any accrued interest. Cerulean's offer of payment shall be accompanied by:

     - Cerulean's balance sheet as of the fiscal year ended not more than 16 months before the date of payment;

     - Cerulean's income statement for that year;

     - a statement of changes in Cerulean's shareholders' equity for that year;

     - Cerulean's latest available interim financial statements, if any;
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

     - a statement of Cerulean's estimate of the fair value of the shares;

     - an explanation of how Cerulean calculated the interest on the shares;

     - a statement of the dissenting shareholder's right to demand payment of a different amount if the dissenting shareholder is dissatisfied with the offer; and

     - a copy of Article 13 of the Georgia Business Corporation Code.

     A dissenting shareholder may accept Cerulean's offer by providing written notice to Cerulean within 30 days after the date that Cerulean made the offer. A dissenting shareholder is deemed to have accepted Cerulean's offer by failure to respond within the 30 days. If the offer is accepted or deemed accepted, Cerulean will pay for the dissenting shareholder's Class A stock or Class B stock within 60 days after the date Cerulean made the offer or the date of the merger, whichever date is later. If a dissenting shareholder is dissatisfied with Cerulean's offer, that dissenting shareholder may make a second payment demand, notifying Cerulean in writing of, and demanding payment of, his or her own estimate of the fair value of his or her shares and the amount of interest due. A dissenting shareholder waives his or her right to demand payment of a different amount than that offered by Cerulean unless that dissenting shareholder makes a second payment demand within 30 days after the date Cerulean makes its offer.

     If a dissenting shareholder's second payment demand remains unsettled within 60 days after Cerulean receives the dissenting shareholder's second payment demand, Cerulean will submit the matter to the Superior Court of Fulton County, Georgia to determine the fair value of the shares and accrued interest. Cerulean will make all dissenting shareholders whose second payment demand remains unsettled parties to the court proceeding. In the proceeding, the court will fix a value of the shares and may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. If Cerulean does not commence the proceeding within 60 days after receiving the dissenting shareholder's second payment demand, Cerulean will pay each dissenting shareholder whose second payment demand remains unsettled the amount demanded by that dissenting shareholder in his or her second payment demand.

     The determination of a "fair value" necessarily involves matters of judgment upon which reasonable persons may disagree. The Georgia Business Corporation Code provides that, for purposes of dissenters' rights, the value of the Class A stock or Class B stock is determined immediately before the merger and that the fair value excludes any appreciation or depreciation in anticipation of the merger.

     At the time of the Cerulean special meeting, Cerulean will calculate the total number of shares of Class A stock and of Class B stock which are the subject of appropriate notices from dissenting shareholders, and Cerulean and WellPoint will determine the appropriate amount to be withheld from the cash available to other shareholders who elect to receive cash in the merger.

                               RELATED AGREEMENT

REGISTRATION RIGHTS AGREEMENT


     General. Under the terms of the merger agreement, WellPoint agreed to enter into a registration rights agreement with Georgia Strategic Healthcare. Because Georgia Strategic Healthcare is an affiliate of Cerulean, any shares of WellPoint common stock that it receives in the merger will be subject to the resale restrictions of Rule 145 under the Securities Act. These restrictions are described on page 54. The other Cerulean shareholders receiving WellPoint common stock in the merger are not subject to the same resale restrictions. In order to put Georgia Strategic Healthcare in a position comparable to the other Cerulean shareholders, WellPoint granted Georgia Strategic Healthcare certain rights to have its shares of WellPoint common stock registered under the Securities Act.


     Shelf Registration Rights. The registration rights agreement provides that at the time of the merger, WellPoint will have in effect a shelf registration statement under the Securities Act that will allow Georgia Strategic Healthcare to resell its shares of WellPoint common stock pursuant to that registration statement. WellPoint will keep the shelf registration statement in effect for 90 days after the completion of
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

the merger. However, beginning 30 days after the completion of the merger, WellPoint has a one-time right, upon written notice to Georgia Strategic Healthcare, to prevent Georgia Strategic Healthcare from selling any shares pursuant to the registration statement for a period of up to ten days. WellPoint will extend the 90-day effective period of the shelf registration statement by the number of days that Georgia Strategic Healthcare refrains from selling shares pursuant to WellPoint's request.

     Demand Registration Rights. Georgia Strategic Healthcare is entitled to make up to four demands that WellPoint register shares of WellPoint common stock owned by Georgia Strategic Healthcare, so long as the aggregate market value of the shares to be registered on each occasion is at least $1 million. WellPoint has the option to repurchase any shares that Georgia Strategic Healthcare makes the subject of a registration demand. If WellPoint does not exercise this repurchase option, it must use its best efforts to cause the shares to be registered under the Securities Act. If WellPoint has begun an offering of its securities before it receives Georgia Strategic Healthcare's registration request, and that registration at the time and on the terms requested could materially and adversely affect that offering, WellPoint can delay registration of Georgia Strategic Healthcare's shares. However, WellPoint must register the shares requested on the earliest of:

     - the time WellPoint abandons the offering;

     - 30 days after WellPoint terminates the offering;

     - the time any "hold back" period obtained by the underwriters of the offering is terminated; or

     - 30 days after Georgia Strategic Healthcare receives the written notice from WellPoint of the request to delay.

     WellPoint may also delay registration if the filing of a registration statement:

     - could jeopardize or delay any other material transaction contemplated by WellPoint;

     - would require WellPoint to disclose material information that it needs to preserve as confidential; or

     - would otherwise put WellPoint in a position where it would be unable to comply with the requirements of the SEC.

     In any of the above situations, WellPoint will not be required to effect a registration until the date that it completes or abandons the contemplated transaction, the date the material information is otherwise disclosed to the public or ceases to be material or the date when WellPoint is able to comply with applicable SEC requirements. In no event may this date be more than 30 days after WellPoint makes such good-faith determination that a delay is necessary. In all cases, WellPoint may only delay Georgia Strategic Healthcare's demand for registration once during the term of the registration rights agreement.

     WellPoint must keep any registration statement that is filed pursuant to Georgia Strategic Healthcare's demand effective for 30 days. One of Georgia Strategic Healthcare's demands may be for an underwritten offering, so long as the shares to be registered pursuant to that demand have an aggregate market value of at least $20 million.

     Piggyback Registration Rights. Subject to certain limitations set forth in the registration rights agreement, if, at any time during the term of the registration rights agreement WellPoint proposes to register any of its common equity securities under the Securities Act, Georgia Strategic Healthcare will have certain rights to include its shares of WellPoint common stock in the applicable registration statement. Georgia Strategic Healthcare's "piggyback" rights are not applicable to offerings of debt instruments or preferred stock convertible into WellPoint's common equity securities, nor to any securities registered on Form S-4 or Form S-8.

     The California HealthCare Foundation's Registration Rights. Under the Amended and Restated Registration Rights agreement between WellPoint and the California HealthCare Foundation dated as of August 4, 1997, the California HealthCare Foundation holds registration rights consisting of one demand right per year, plus a single additional demand registration right and unlimited piggyback registration rights. The registration rights agreement provides that WellPoint will not effect more than one registration statement pursuant to a demand from the California HealthCare Foundation so long as the shelf registration statement is pending. Once WellPoint has filed that demand registration statement, if the California HealthCare Foundation so requests, Georgia Strategic Healthcare will not request registration of its shares of WellPoint common stock and will suspend sales under any then-effective registration statement. Georgia Strategic Healthcare will continue to refrain from selling its shares until the California HealthCare Foundation has completed its offering, provided that this standstill period will expire no later than 45 days after Georgia Strategic Healthcare first receives the request to suspend sales. WellPoint will extend the effective period of the shelf registration statement by the number of days that Georgia Strategic Healthcare was unable to effect transactions pursuant to a request by the California HealthCare Foundation.

     Term. The registration rights agreement will expire upon the date on which Georgia Strategic Healthcare no longer owns any shares of WellPoint common stock or other securities convertible into WellPoint common stock that require registration under the Securities Act as a condition of resale, or upon the one year anniversary of the date of the registration rights agreement, whichever is earlier.

     Expenses and Indemnification. WellPoint will pay all registration expenses in connection with any registration made under the registration rights agreement, except any commissions or underwriting discount. WellPoint has agreed to indemnify Georgia Strategic Healthcare against specified liabilities in connection with any registration statement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SETTLEMENT OF CERULEAN CONVERSION LITIGATION

     On September 3, 1997, plaintiffs Let's Get Together, Inc.; Statewide Independent Living Council of Georgia, Inc.; Living Independence for Everybody, Inc.; Aids Survival Project, Inc.; Women's Policy Education Fund, Inc.; Disability Connections -- The Middle Georgia Center for Independent Living, Inc.; Physicians for a National Health Program, Inc.; Campaign for a Prosperous Georgia, Inc.; and Friends and Survivors Standing Together, Inc., on behalf of themselves and others similarly situated, filed a Complaint for Declaratory Judgment and Other Relief against defendants the Georgia Insurance Commissioner, Blue Cross and Blue Shield of Georgia and Cerulean in the Superior Court of Fulton County, Georgia. The plaintiffs alleged in the complaint that they are non-profit charitable organizations under Section 501(c)(3) of the Internal Revenue Code and sought to represent a class of plaintiffs consisting of all non-profit corporations under Section 501(c)(3) of the Internal Revenue Code in the State of Georgia on December 27, 1995, excluding any subsidiaries or affiliates of Blue Cross and Blue Shield of Georgia or Cerulean. In the complaint, the plaintiffs sought a declaratory judgment that:

     - the statute pursuant to which Blue Cross and Blue Shield of Georgia converted from a non-profit corporation to a for-profit business corporation is unconstitutional under the Constitution of the State of Georgia and the Constitution of the United States of America;

     - the provisions of the statute, as applied to the conversion and acquisition of Blue Cross and Blue Shield of Georgia by Cerulean, unconstitutionally took the fair market value of the assets of Blue Cross and Blue Shield of Georgia from the public trust in violation of vested rights, due process, the anti-gratuities doctrine, the separation of powers doctrine, and the cy pres doctrine;

     - the conversion order issued by the Georgia Insurance Commissioner on December 27, 1995 was null and void because it was based on unconstitutional statutory provisions; and

     - the fair market value of the assets of Blue Cross and Blue Shield of Georgia as of December 27, 1995 is subject to a charitable trust of which the plaintiffs and their class members are designated beneficiaries.

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

     The plaintiffs also sought an order from the Superior Court that the fair market value of the assets of Blue Cross and Blue Shield of Georgia be returned to a public charitable trust for the benefit of plaintiffs and their class members and that the plaintiffs be awarded their expenses of litigation and attorneys fees. The plaintiffs subsequently amended their complaint to include claims for money had and received and unjust enrichment arising out of these same allegations.

     On October 3, 1997, Blue Cross and Blue Shield of Georgia and Cerulean filed answers to the complaint denying liability and asserting affirmative defenses. On October 31, 1997, they filed a Motion to Dismiss Or, In the Alternative, Motion for Summary Judgment, along with supporting pleadings and evidence. The motion to dismiss sought an order from the Superior Court dismissing all of the plaintiffs' claims against Blue Cross and Blue Shield of Georgia and Cerulean in their entirety. The parties conducted discovery, including depositions and document production. The motion to dismiss was pending before the Superior Court at the time of the settlement of the conversion litigation.

     On November 3, 1997, the plaintiffs, as petitioners, filed a Petition for Judicial Review in the Superior Court of Fulton County, Georgia seeking to have that Superior Court set aside an order entered by the Georgia Insurance Commissioner on October 3, 1997. The October 3, 1997 order of the Georgia Insurance Commissioner denied a petition filed by the plaintiffs on September 3, 1997 seeking substantially the same relief from the Georgia Insurance Commissioner as was set forth in the complaint in Fulton County Superior Court. On November 21, 1997, Blue Cross and Blue Shield of Georgia and Cerulean filed a response to the judicial review petition, seeking its dismissal. On July 16, 1998, the Superior Court of Fulton County entered an order affirming the Georgia Insurance Commissioner's October 3, 1997 decision. Plaintiffs filed a Motion to Vacate Order on July 22, 1998 and a Motion for Reconsideration on July 28, 1998. On August 14, 1998, the Superior Court of Fulton County entered an order vacating the July 16, 1998 order.

     On July 8, 1998, Cerulean and Blue Cross and Blue Shield of Georgia entered into the settlement of the conversion litigation which was filed with the Superior Court on that day. On July 9, 1998, the Superior Court entered a preliminary order setting a final approval hearing for the settlement for August 20, 1998. On August 17, 1998, six individuals, including two shareholders of Cerulean, filed a motion to intervene in the lawsuit and an objection to the settlement. On August 20, 1998, Blue Cross and Blue Shield of Georgia and Cerulean filed an opposition to the motion to intervene. On August 20, 1998, the Court conducted the final approval hearing and heard arguments from the parties, the proposed intervenors and a potential member of the plaintiffs' class. On August 21, 1998, the judge denied the motion to intervene filed by the proposed intervenors and entered a final order approving the settlement.


     Pursuant to the terms of the settlement, the parties formed a Georgia non-profit corporation named "Healthcare Georgia, Inc. Endowed by Blue Cross and Blue Shield of Georgia," a charitable foundation whose purpose is the advancement of health care for all Georgians. Cerulean issued to the foundation and its lawyers shares of Class A stock amounting to approximately 9.5% of the total equity of Cerulean outstanding after issuance of the securities issued in the settlement. Cerulean also issued the foundation and its lawyers warrants for the acquisition of Series A stock amounting to approximately 10.5% of the total equity of Cerulean, for an aggregate warrant exercise price of $21 million. Together, the Class A stock and Series A stock represented by the warrants will equal 20% of the total equity of Cerulean after the issuance of the Series A stock upon the exercise of the warrants. Pursuant to the terms of the settlement, six months after the effective date of the settlement and before the one year anniversary of that effective date, the foundation and its lawyers may tender a number of shares of the Class A stock issued in the settlement aggregating one-half of one percent of the total equity of Cerulean to Cerulean, and Cerulean is obliged to purchase these shares for an aggregate purchase price of $1 million. The foundation shareholders did not, however, tender these shares within the specified time period and this redemption right has expired. In addition, Blue Cross and Blue Shield of Georgia paid $1 million to the foundation and its lawyers on the effective date of the settlement. The effective date of the settlement was September 21, 1998, the date on which all appeal periods expired after the entry of the final order. Pursuant to the settlement, the Georgia Insurance Commissioner was dismissed with prejudice in the judgment.

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


     With the expiration of the redemption right as described above, the shares of Class A stock issued to the foundation and its lawyers have all of the same terms and provisions as the other shares of Class A stock as provided in the Cerulean articles of incorporation.



     The warrants are exercisable for shares of Series A stock. The Series A stock is a new series of preferred stock created specifically for the settlement. Series A stock has all of the economic attributes of Class A stock, and each share of Series A stock is the economic equivalent of one share of Class A stock. The Series A stock, however, has no voting rights. If an event occurs in which Georgia law grants the right to vote to any class or series of capital stock, each share of Series A stock automatically converts into one Class A common stock participation right. Each of these participation rights is the economic equivalent of one share of Class A stock but has no voting rights. Consequently, the effect of the issuance of the warrants and the Series A stock is that there are no circumstances under which the equity interest represented by the warrants has any voting rights.


     The warrants also provide that upon the occasion of so-called "major events," the foundation and its lawyers must exercise the warrants in a cashless exercise. The merger is a major event. The effect of this provision is that the warrants will be automatically converted into shares of Series A stock according to a formula provided in the warrants. This provision of the warrants pays the exercise price of the warrants from the appreciated value represented by the underlying Series A Stock and therefore reduces the overall percentage participation by the Series A stock in the merger consideration. Based upon the purchase price reflected in the merger agreement, the number of shares of Series A stock issuable upon exercise of the warrants will represent approximately 6.3% of the total merger consideration. The Cerulean board of directors and holders of a majority of the outstanding shares of Series B stock have authorized the Series A stock, and Cerulean filed an amendment to its articles of incorporation creating and authorizing the Series A stock with the Georgia Secretary of State, effective September 22, 1998.


     Pursuant to the shareholders agreement, dated September 22, 1998, between Cerulean and the foundation in connection with the settlement of the conversion litigation, the foundation is not entitled to vote any shares in excess of 5% of the total outstanding Class A stock, or 20,480 shares of Class A stock as of August 30, 2000. Cerulean has waived this provision with respect to the merger. Therefore, the foundation will be entitled to vote all 53,150 shares of Class A stock it holds with respect to the merger.


INTERESTS OF CERTAIN CLASS A DESIGNATED DIRECTORS

     John W. Robinson, Jr., a director of Cerulean, holds five shares of Class A stock.

INTERESTS OF CERULEAN CLASS B SHAREHOLDERS

     Joe M. Young, a Cerulean director, is an affiliate of a holder of Class B stock, and Georgia Strategic Healthcare, of which Frank J. Hanna, III, a Cerulean director, is an affiliate, is the majority holder of Class B stock. Georgia Strategic Healthcare will receive a substantial number of shares of WellPoint common stock which are the subject of a registration rights agreement.

                         WELLPOINT HEALTH NETWORKS INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following sets forth the unaudited pro forma combined condensed balance sheet for WellPoint as of June 30, 2000 and the unaudited pro forma combined condensed income statements for the six months ended June 30, 2000 and the year ended December 31, 1999. The unaudited pro forma combined condensed financial statements include historical amounts of WellPoint and Cerulean, adjusted to reflect WellPoint's acquisition of Cerulean. The Cerulean balance sheet is presented on a classified basis to be consistent with WellPoint's presentation. For the purpose of presenting the unaudited pro forma combined condensed balance sheet, we consider the merger to have occurred as of June 30, 2000. The unaudited pro forma combined condensed income statements are presented on the basis that the merger occurred as of January 1, 1999. The unaudited pro forma combined condensed financial statements also assume that WellPoint has reissued treasury shares with an aggregate value of $275.0 million. WellPoint is assuming that it finances the remainder of the merger consideration with $225.0 million of indebtedness, which represents the maximum cash payments to Cerulean shareholders under the terms of the merger agreement.

     As further discussed in the notes to the unaudited pro forma combined condensed financial statements, WellPoint is accounting for the merger using the purchase method of accounting. Under this method, WellPoint records the respective assets and liabilities of Cerulean at their estimated fair value.

     The unaudited pro forma combined condensed balance sheet is not necessarily indicative of the financial condition of WellPoint had WellPoint and Cerulean completed the merger as of June 30, 2000. The unaudited pro forma combined condensed income statements are not necessarily indicative of the results of operations of WellPoint had WellPoint and Cerulean completed the merger on the date shown. In addition, the unaudited pro forma combined condensed financial statements are not necessarily indicative of WellPoint's financial condition or results of operations. You should read the pro forma financial information in conjunction with the historical consolidated financial statements of Cerulean, which are included in this proxy statement/prospectus, and the historical financial statements of WellPoint, which are incorporated by reference in this proxy statement/prospectus.

                         WELLPOINT HEALTH NETWORKS INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 2000
                                  (UNAUDITED)


                                           WELLPOINT    CERULEAN   ADJUSTMENTS             TOTAL
                                           ----------   --------   -----------           ----------
                                            (IN THOUSANDS, EXCEPT SHARE DATA)
                                              ASSETS
Cash and current investments.............  $3,199,244   $426,178                         $3,625,422
Other current assets.....................     777,395    158,589    $  (4,962)(1)(2)        931,022
                                           ----------   --------    ---------            ----------
          Total current assets...........   3,976,639    584,767       (4,962)            4,556,444
Intangible assets and goodwill, net......     570,211                 279,846(1)            850,057
Other non-current assets.................     422,206     94,319                            516,525
                                           ----------   --------    ---------            ----------
          Total non-current assets.......     992,417     94,319      279,846             1,366,582
                                           ----------   --------    ---------            ----------
          Total assets...................  $4,969,056   $679,086    $ 274,884            $5,923,026
                                           ==========   ========    =========            ==========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Medical claims payable and reserves for
  future policy benefits.................  $1,382,524   $224,789                         $1,607,313
Unearned premiums........................     263,248     25,242                            288,490
Experience rated and other refunds.......     216,884      2,908                            219,792
Other current liabilities................     924,029     75,080    $  72,314(1)(2)       1,071,423
                                           ----------   --------    ---------            ----------
          Total current liabilities......   2,786,685    328,019       72,314             3,187,018
Long-term reserves for future policy
  benefits...............................     275,638                                       275,638
Long-term debt...........................     399,362                 225,000(3)(4)         624,362
Other non-current liabilities............     113,359     53,637                            166,996
                                           ----------   --------    ---------            ----------
          Total liabilities..............   3,575,044    381,656      297,314             4,254,014
Mandatorily redeemable preferred stock...                 46,645      (46,645)(1)                --
Common stock -- $0.01 par value,
  300,000,000 shares authorized,
  71,390,971 issued historically and pro
  forma..................................         714                                           714
Class A common stock.....................                      4           (4)(1)                --
Treasury stock, at cost, 9,041,022 and
  5,710,212 shares historically and pro
  forma, respectively....................    (566,379)                208,642(3)(4)        (357,737)
Additional paid-in capital...............     962,084     45,188       21,170(1)(3)(4)    1,028,442
Stock warrants exercisable...............                 29,968      (29,968)(1)                --
Accumulated other comprehensive income...      (4,424)     1,715       (1,715)(1)            (4,424)
Retained earnings........................   1,002,017    173,910     (173,910)(1)         1,002,017
                                           ----------   --------    ---------            ----------
Total stockholders' equity...............   1,394,012    250,785       24,215             1,669,012
                                           ----------   --------    ---------            ----------
          Total liabilities and
            stockholders' equity.........  $4,969,056   $679,086    $ 274,884            $5,923,026
                                           ==========   ========    =========            ==========


   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                         WELLPOINT HEALTH NETWORKS INC.

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                  (UNAUDITED)


                                              WELLPOINT    CERULEAN   ADJUSTMENTS          TOTAL
                                              ----------   --------   -----------        ----------
                                                    (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
Revenues....................................  $4,434,081   $964,770    $ (7,938)(5)      $5,390,913
Expenses....................................   4,153,499    930,451       5,762(5)(6)     5,089,712
                                              ----------   --------    --------          ----------
Operating and other income..................     280,582     34,319     (13,700)            301,201
Interest expense............................      12,773                  7,549(7)           20,322
                                              ----------   --------    --------          ----------
Income before provision for income taxes and
  minority interests........................     267,809     34,319     (21,249)            280,879
Provision for income taxes..................     104,498      7,003       4,020(8)          115,521
Minority interest in losses of joint venture
  investments...............................                    481                             481
                                              ----------   --------    --------          ----------
Net income (loss)...........................  $  163,311   $ 27,797    $(25,269)         $  165,839
                                              ==========   ========    ========          ==========
Earnings per share..........................  $     2.61                                 $     2.52
                                              ==========                                 ==========
Earnings per share assuming full dilution...  $     2.53                                 $     2.45
                                              ==========                                 ==========
Weighted average number of shares
  outstanding...............................      62,520                  3,331(9)           65,851
                                              ==========               ========          ==========
Weighted average number of shares
  outstanding including potential common
  stock.....................................      64,835                  3,331(9)           68,166
                                              ==========               ========          ==========


   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                         WELLPOINT HEALTH NETWORKS INC.

                 PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)


                                            WELLPOINT     CERULEAN    ADJUSTMENTS          TOTAL
                                            ----------   ----------   -----------        ----------
                                                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
Revenues..................................  $7,485,427   $1,655,635    $(18,645)(5)      $9,122,417
Expenses..................................   6,977,928    1,614,524       8,755(5)(6)     8,601,207
                                            ----------   ----------    --------          ----------
Operating and other income................     507,499       41,111     (27,400)            521,210
Interest expense..........................      20,178                   15,098(7)           35,276
                                            ----------   ----------    --------          ----------
Income before provision for income taxes,
  minority interests, extraordinary gain
  and cumulative effect of accounting
  change..................................     487,321       41,111     (42,498)            485,934
Provision for income taxes................     190,110        9,061         262(8)          199,433
Minority interest in losses of joint
  venture investments.....................                      793                             793
                                            ----------   ----------    --------          ----------
Income (loss)before extraordinary gain and
  cumulative effect of accounting
  change..................................  $  297,211   $   32,843    $(42,760)         $  287,294
                                            ==========   ==========    ========          ==========
Earnings per share........................  $     4.50                                   $     4.14
                                            ==========                                   ==========
Earnings per share assuming full
  dilution................................  $     4.38                                   $     4.04
                                            ==========                                   ==========
Weighted average number of shares
  outstanding.............................      66,070                    3,331(9)           69,401
                                            ==========                 ========          ==========
Weighted average number of shares
  outstanding including potential common
  stock...................................      68,096                    3,331(9)           71,427
                                            ==========                 ========          ==========


   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                         WELLPOINT HEALTH NETWORKS INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

     On July 9, 1998, WellPoint and Cerulean signed the merger agreement. WellPoint and Cerulean expect to complete the merger by the end of 2000.

(1) The net increase in intangible assets of $279.8 million is a result of the excess of cost over the fair market value of the net assets of Cerulean (at a purchase price of $500 million) and certain estimated purchase price adjustments related to the merger. The purchase results in the elimination of the Cerulean mandatorily redeemable preferred stock ($46.6 million) and equity ($250.8 million) and increases liabilities by $77.3 million. This increase in liabilities is net of an increase in the deferred tax asset of $9.3 million for expected costs related to the merger, including estimated change in control payments to Cerulean management of $47.6 million and approximately $34.0 million related to severance and other employee payments. WellPoint intends to complete a study on the allocation of the identified intangible assets of Cerulean, such as the Blue Cross Blue Shield name and service mark, employer groups, provider contracts and goodwill, upon completion of the merger. Although WellPoint has not yet completed this allocation, WellPoint is presenting the following preliminary allocation of the intangible assets for informational purposes. WellPoint has assigned preliminary values and lives to these assets consistent with the methodology used in WellPoint's previous acquisitions.

                                                                ASSIGNED VALUE      LIFE
                                                                --------------   ----------
                                                                (IN MILLIONS)    (IN YEARS)
Blue Cross Blue Shield name and mark........................        $ 85.6           40
Employer relationships -- Experience-rated..................         173.3           14
                         -- Direct pay......................           2.2            5
Company-developed software..................................          18.7          1.5
                                                                    ------
                                                                    $279.8
                                                                    ======

(2) Represents the elimination of $14.3 million of accounts receivable/payable arising from transactions between a subsidiary of WellPoint and Cerulean.


(3) Reflects WellPoint's payment of $225.0 million cash related to the maximum cash component of the merger, financed through the incurrence of indebtedness, and WellPoint's reissuance of WellPoint common stock held in treasury with a value of $275.0 million in connection with the merger. These pro forma financial statements assume that WellPoint has reissued WellPoint common stock from treasury at the market value on August 28, 2000. Please refer to note 4 for a more complete description of the assumptions used regarding WellPoint's financing of the merger. From time to time, WellPoint may also incur additional indebtedness in order to, among other things, fund additional repurchases of WellPoint common stock.



(4) These pro forma financial statements assume that WellPoint finances the merger primarily through the reissuance of treasury shares having a value of $275.0 million based on the fair market value of WellPoint common stock on August 28, 2000, and through WellPoint's incurrence of indebtedness of $225.0 million, representing the maximum cash payment to Cerulean shareholders of $225.0 million. The WellPoint board of directors has authorized WellPoint to repurchase additional shares of WellPoint common stock, if necessary, prior to and following the merger in an amount equal to the number of shares WellPoint issues in connection with the merger. Through August 28, 2000, WellPoint had repurchased an aggregate of 9.0 million shares in anticipation of the merger at an average purchase price of $62.64 per share.


(5) Represents the elimination of $7.9 million and $18.6 million for the six months ended June 30, 2000 and the year ended December 31, 1999, respectively, of revenue and expense related to transactions between a subsidiary of WellPoint and Cerulean.

                         WELLPOINT HEALTH NETWORKS INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

(6) Reflects the adjustment required to amortize, for the six months ended June 30, 2000 and the year ended December 31, 1999, the intangible assets of $279.8 million estimated to be created as a result of the merger on a straight-line basis over the life of each of the identified intangible assets. This results in $13.7 million of amortization expense for the six months ended June 30, 2000 and $27.4 million of amortization expense for the year ended December 31, 1999.

(7) The increase in interest expense of $7.5 million for the six months ended June 30, 2000 and $15.1 million for the year ended December 31, 1999 reflects the cost of $225.0 million of indebtedness incurred to finance the merger (see note 3) at an assumed fixed rate of 6.71% per year. This interest rate represents an estimate of WellPoint's effective interest rate as a result of its currently effective interest rate swap agreements. A 1/8% increase in the effective interest rate results in a decrease in income before extraordinary gain and cumulative effect of accounting change of $0.01 per basic share and no change per diluted share for the six months ended June 30, 2000 and no impact to earnings per share for the year ended December 31, 1999.

(8) Reflects the tax effect of the pro forma adjustments to effect the merger to bring the pro forma tax expense in line with the projected effective tax rate, which results in an increase in tax expense of $4.0 million for the six months ended June 30, 2000 and an increase in tax expense of $0.3 million for the year ended December 31, 1999. WellPoint has increased the projected effective tax rate to reflect the assumption that the goodwill generated as a result of the merger will not be deductible.


(9) The increase in the weighted average shares outstanding for the six months ended June 30, 2000 and the year ended December 31, 1999 results from the impact of WellPoint's reissuance, as a result of the merger, of 3.3 million shares of WellPoint common stock held in treasury.

                        INFORMATION CONCERNING WELLPOINT

     WellPoint is one of the nation's largest publicly traded managed care companies. As of June 30, 2000, WellPoint had approximately 7.6 million medical members and approximately 34.3 million specialty members. WellPoint offers a broad spectrum of quality network-based managed care products. WellPoint provides these plans to the large and small employer, individual and senior markets. WellPoint's managed care plans include preferred provider organizations, health maintenance organizations and point-of-service and other hybrid plans and indemnity plans. In addition, WellPoint offers managed care services, including underwriting, actuarial services, network access, medical cost management and claims processing. WellPoint also provides a broad array of specialty and other products and services, including pharmacy, dental, utilization management, life, preventive care, disability, behavioral health, post-employment continuation benefits and flexible benefits account administration. WellPoint markets its products in California primarily under the name Blue Cross of California and outside of California primarily under the name UNICARE.

     Historically, WellPoint's primary market for managed care products has been California. WellPoint holds the exclusive right in California to market its products under the "Blue Cross" name and mark. WellPoint's California customer base is diversified, with extensive membership among large and small employer groups and individuals, and a growing presence in the Medicare and Medicaid markets. For more information concerning WellPoint, we encourage you to consult and review information previously filed by WellPoint with the SEC and incorporated by reference in this proxy statement/prospectus.

         WELLPOINT MANAGEMENT, EXECUTIVE COMPENSATION AND OTHER MATTERS

     The directors and officers of WellPoint after the merger will remain unchanged except for the election of one of the present Cerulean directors to the board of directors of WellPoint after completion of the merger. Information concerning other directors and the executive officers of WellPoint, including compensation information, is incorporated by reference from the information previously filed with the SEC and incorporated by reference elsewhere in this proxy statement/prospectus. For more information concerning WellPoint, we encourage you to consult and review information previously filed by WellPoint with the SEC and incorporated by reference in this proxy statement/prospectus.

                        INFORMATION CONCERNING CERULEAN


     The information provided in this section is provided pursuant to the provisions of the registration requirements under the Securities Act of 1933. This information should be considered with the information provided concerning WellPoint, including the information incorporated by reference in this proxy statement/prospectus and the pro forma financial information for the combined companies on page 75.


SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following is selected consolidated financial and operating data of Blue Cross and Blue Shield of Georgia, HMO Georgia and all subsidiaries for the periods shown prior to the conversion of Blue Cross and Blue Shield of Georgia from a not-for-profit business to a for-profit business and of Cerulean for the period following the conversion. You should read the following data which has been prepared in accordance with generally accepted accounting principles, in conjunction with the accompanying consolidated financial statements and the related notes to those financial statements.

                                                 SIX MONTHS
                                                    ENDED
                                                  JUNE 30,                          YEAR ENDED DECEMBER 31,
                                             -------------------   ----------------------------------------------------------
                                               2000       1999        1999         1998         1997        1996       1995
                                             --------   --------   ----------   ----------   ----------   --------   --------
                                                 (UNAUDITED)                            ($ IN THOUSANDS)
                                              ($ IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenues:
  Premium revenue..........................  $872,657   $715,884   $1,486,294   $1,189,665   $  989,789   $818,351   $709,425
  Management services revenue..............    75,347     70,833      142,186      117,963       96,470     87,262     74,297
  Investment and other income..............    11,344     10,180       19,687       17,183       17,259     14,358     11,980
  Realized gains...........................     5,422      4,982        7,214        9,254       11,300      4,113     15,265
                                             --------   --------   ----------   ----------   ----------   --------   --------
        Total revenues.....................   964,770    801,879    1,655,381    1,334,065    1,114,818    924,084    810,967
Benefits expense...........................   761,038    628,845    1,300,923    1,032,520      881,554    702,234    613,031
Operating expenses.........................   169,413    151,865      313,603      279,218      233,651    202,072    176,387
                                             --------   --------   ----------   ----------   ----------   --------   --------
Operating income (loss)....................    34,319     21,169       40,855       22,327         (387)    19,778     21,549
Endowment of a non-profit foundation (1)...        --         --           --      (76,157)          --         --         --
Non-operating income.......................        --        128          255          255        1,275      1,275         --
                                             --------   --------   ----------   ----------   ----------   --------   --------
Income (loss) before income taxes and
  minority interests.......................    34,319     21,297       41,110      (53,575)         888     21,053     21,549
Income tax expense (benefit) (2)...........     7,003      5,030        9,061        2,073       (2,050)     3,159      3,857
Minority interests in (earnings) losses of
  joint venture investments................       481        107          794       (1,520)       1,460       (421)      (282)
                                             --------   --------   ----------   ----------   ----------   --------   --------
        Net income (loss)..................  $ 27,797   $ 16,374   $   32,843   $  (57,168)  $    4,398   $ 17,473   $ 17,410
                                             ========   ========   ==========   ==========   ==========   ========   ========

---------------

(1) During 1998, Cerulean endowed a non-profit foundation. See note 8 of the accompanying consolidated financial statements and "Management's Discussion And Analysis Of Financial Condition And Results Of Operations Of Cerulean."
(2) Cerulean pays taxes under the alternative minimum tax system as the result of a special deduction available under Section 833(b) of the Internal Revenue Code. If the deduction were no longer available, Blue Cross and Blue Shield of Georgia would be subject to federal income taxes at the regular corporate tax rate, which is currently 35%. However, in 1997, the use of net operating loss carryforwards, not the special deduction under Section 833(b), subjected Cerulean to alternative minimum tax.

     We have omitted earnings per share because such data is not meaningful at the present time due to the likely dilutive events that will occur prior to or in conjunction with the conversion of the Class A stock or the Class B stock. Currently there is no public trading market for Class A stock or any equity securities of Cerulean.

                                          SIX MONTHS ENDED
                                              JUNE 30,                          YEAR ENDED DECEMBER 31,
                                         -------------------   ----------------------------------------------------------
                                           2000       1999        1999         1998         1997        1996       1995
                                         --------   --------   ----------   ----------   ----------   --------   --------
                                             (UNAUDITED)                            ($ IN THOUSANDS)
                                          ($ IN THOUSANDS)
OPERATING DATA BY PRODUCT GROUP:
Premium revenue by product group:
  Health maintenance organization and
    point-of-service...................  $399,074   $311,043   $  658,352   $  503,135   $  331,393   $180,432   $ 89,943
  Indemnity and preferred provider
    organization.......................   464,145    396,001      810,598      670,588      643,626    627,155    611,211
  Life.................................     9,438      8,840       17,344       15,942       14,770     10,764      8,271
                                         --------   --------   ----------   ----------   ----------   --------   --------
        Total premium revenue..........   872,657    715,884    1,486,294    1,189,665      989,789    818,351    709,425
Management services revenue............    75,347     70,833      142,186      117,963       96,470     87,262     74,297
                                         --------   --------   ----------   ----------   ----------   --------   --------
        Total premium revenue and
          management services
          revenue......................  $948,004   $786,717   $1,628,480   $1,307,628   $1,086,259   $905,613   $783,722
                                         ========   ========   ==========   ==========   ==========   ========   ========
As a percentage of premium revenue:
  Health maintenance organization and
    point-of-service...................      45.7%      43.5%        44.3%        42.3%        33.5%      22.1%      12.7%
  Indemnity and preferred provider
    organization.......................      53.2%      55.3%        54.5%        56.4%        65.0%      76.6%      86.2%
  Life.................................       1.1%       1.2%         1.2%         1.3%         1.5%       1.3%       1.1%
                                         --------   --------   ----------   ----------   ----------   --------   --------
        Total..........................     100.0%     100.0%       100.0%       100.0%       100.0%     100.0%     100.0%
                                         ========   ========   ==========   ==========   ==========   ========   ========
Loss ratio (benefits expense as a
  percentage of premium revenue):
  Health maintenance organization and
    point-of-service...................      86.1%      86.7%        86.8%        85.6%        89.5%      84.7%      80.0%
  Indemnity and preferred provider
    organization.......................      88.9%      89.5%        88.9%        88.5%        89.6%      86.7%      87.8%
  Life.................................      54.4%      53.7%        50.5%        52.6%        52.9%      53.9%      56.5%
                                         --------   --------   ----------   ----------   ----------   --------   --------
        Total loss ratio...............      87.2%      87.8%        87.5%        86.8%        89.1%      85.8%      86.4%
                                         ========   ========   ==========   ==========   ==========   ========   ========
Operating expense ratio (operating
  expenses as a percentage of premium
  revenue and management services
  revenue).............................      17.9%      19.3%        19.3%        21.4%        21.5%      22.3%      22.5%
                                         ========   ========   ==========   ==========   ==========   ========   ========
Effective income tax rate(1)...........      20.4%      23.6%        22.0%        -3.9%      -230.9%      15.0%      17.9%
                                         ========   ========   ==========   ==========   ==========   ========   ========
BALANCE SHEET DATA (AT PERIOD END):
Cash & investments.....................  $426,177   $386,752   $  388,729   $  377,830   $  315,323   $307,190   $223,994
Total assets...........................   679,086    610,765      612,083      587,342      496,532    459,131    353,468
Total estimated benefit liabilities....   224,789    193,455      201,587      184,075      149,581    119,511    110,374
Total liabilities......................   381,656    341,341      334,410      325,018      254,850    224,916    180,429
Mandatorily redeemable preferred
  stock................................    46,645     46,645       46,645       46,645       46,645     46,645         --
Common stock...........................         4          4            4            4            4          4         --
Additional paid-in capital(2)..........    45,188     45,188       45,188       45,188           --         --         --
Stock warrants exercisable(2)..........    29,968     29,968       29,968       29,968           --         --         --
Shareholders' equity...................   250,785    222,779      231,028      215,679      195,037    187,570    173,039

---------------

(1) Cerulean pays taxes under the alternative minimum tax system as the result of a special deduction available under Section 833(b) of the Internal Revenue Code. If the deduction were no longer available, Blue Cross and Blue Shield of Georgia would be subject to federal income taxes at the regular corporate tax rate, which is currently 35%. However, in 1997, the use of net operating loss carryforwards, not the special deduction under Section 833(b), subjected Cerulean to alternative minimum tax.
(2) During 1998, Cerulean endowed a non-profit foundation. See note 8 of the accompanying consolidated financial statements and "Management's Discussion And Analysis Of Financial Condition And Results Of Operations Of Cerulean."

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

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS OF CERULEAN

     The following discussion should be read in conjunction with the accompanying consolidated financial statements and the related notes to those financial statements contained in this proxy statement/ prospectus. Cerulean's actual future results could differ materially from its historical results, depending on, among other factors, changing rates of utilization of medical services by its enrollees and changing rates of medical service costs.

OVERVIEW

     Cerulean was organized on February 2, 1996 to become a holding company for Blue Cross and Blue Shield of Georgia and its subsidiaries upon its conversion to a for-profit corporation on February 2, 1996. During 1997, Blue Cross and Blue Shield of Georgia made a distribution of its investments in certain subsidiaries, including HMO Georgia, Inc. and Group Benefits of Georgia, Inc., to the holding company. The discussions below relate to the historical operations of Blue Cross and Blue Shield of Georgia, HMO Georgia and all subsidiaries prior to February 2, 1996 and to Cerulean, including Blue Cross and Blue Shield of Georgia, HMO Georgia and all subsidiaries on a consolidated basis, for the period following the conversion.

     Historically, Cerulean derived substantially all of its premium and management services revenues from its traditional indemnity and preferred provider organization business. The growth of revenues and earnings in recent years, however, is the result of a strategic shift in focus that began in 1992. As a result of the change in strategy, health maintenance organization and point-of-service premiums have grown to 44% at the end of 1999 from 13% of total premiums at the end of 1995. Membership for fully insured health maintenance organization and point-of-service products has grown to over 409,000 members at the end of 1999 from 81,000 members at the end of 1995. Additionally, health maintenance organization and point-of-service membership under management services agreements totaled 97,000 and 51,000 at the end of 1999 and 1995, respectively, bringing total health maintenance organization and point-of-service membership served to over 506,000 and 132,000 for the same periods. The growth in the health maintenance organization and point-of-service products is attributable to new sales, in-group-growth and, to a lesser degree, migration of business from other traditional indemnity products offered by Cerulean. In 1999, Cerulean's community health partnership network joint ventures provided over 80% of total medical services for the health maintenance organization and point-of-service products Cerulean sold, compared to 59% in 1995.

     Management services revenue consists of fees for administrative services provided to commercial employer groups under self-funded arrangements, including claims processing, access to provider networks and other services rendered to third parties. Management services revenue also includes reimbursements for administrative expenses incurred in performing services as agent for federal and state government programs and for the national Blue Cross Blue Shield interplan system. Membership in these administrative services contracts has declined to 850,000 members at the end of 1999 from 888,000 members at the end of 1995. The decline in administrative services membership is due primarily to the migration of a segment of the State of Georgia employees from traditional indemnity benefit designs to health maintenance organization plans including Cerulean's health maintenance organization. Additionally, certain self-funded employer groups have shifted to the national Interplan Teleprocessing System for Blue Cross Blue Shield plans.

     Membership served under insurance products and management services arrangements totaled 1,689,000 members at the end of 1999 compared to 1,333,000 members at the end of 1995.

     Cerulean's prudent management of its investments has played a significant role in developing and maintaining Cerulean's financial strength. Investment earnings, including realized gains on sales of investments, have represented an average of over 123% of operating income during the period January 1, 1995 through December 31, 1999.

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

     Benefits expense consists primarily of health care claims and payments to physicians, hospitals and other health care providers. Cerulean's profitability largely depends on its ability to accurately predict and effectively manage these health care costs. Accordingly, Cerulean continues its efforts to improve contractual terms with providers for the delivery of medical services, and effectively manage business mix changes from indemnity and preferred provider organization products into health maintenance organization and point-of-service products.

     Cerulean's level of operating expenses as a percentage of premium and management services revenues, an average of 21% over the last five years, reflects its emphasis on managed care products, and the expenses associated with the change in its infrastructure to support managed care products and its investment in a strategic information systems plan.

     The State of Georgia requires insurers to pay a tax on insurance premiums in lieu of a state income tax. The insurance subsidiaries charge premium taxes to operating expenses as they are incurred.

     Cerulean pays federal taxes under the alternative minimum tax system as the result of a special deduction available under Section 833(b) of the Internal Revenue Code. If the deduction were no longer available, Blue Cross and Blue Shield of Georgia would be subject to federal income taxes at the regular corporate tax rate, which is currently 35%. However, in 1997, Cerulean was subject to alternative minimum tax due to the utilization of net operating loss carryforwards, not the special deduction under Section 833(b).

     Both the federal and state legislatures have been proposing, and continue to propose, significant health care legislation. Any new health care legislation could have a material impact on Cerulean's business. With or without legislation, Cerulean expects consumers and employer groups to continue to exert pressure on pricing of health care products. To meet these demands, Cerulean must provide more predictable, lower cost products.

     Results of operations are directly affected by:

     - premium rate adequacy, which depends on pricing and underwriting decisions;

     - the level of membership serviced by and the performance of Cerulean's physician, hospital, pharmacy and ancillary health care services networks, and since January 1995, by Cerulean's community health partnership network joint ventures;

     - estimates of medical benefits;

     - health care utilization;

     - estimates of health care cost trends;

     - effective administration of benefit payments;

     - operating efficiencies;

     - investment returns; and

     - federal and state laws and regulations.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 1999

     Premium revenues increased 22% to $872.7 million for the six months ended June 30, 2000 from $715.9 million for the six months ended June 30, 1999. Health maintenance organization and point-of-service premiums increased 28% to $399.1 million for the 2000 period primarily as a result of a 16% increase in membership and rate increases during the period. New sales, in-group growth, and a low cancellation rate, drove health maintenance organization and point-of-service insured membership to 445,000 members at June 30, 2000 from 385,000 members at June 30, 1999. Premium revenues for indemnity and preferred provider organization products increased 17% to $464.1 million for the six months ended June 30, 2000 as a result of rate increases in 2000 and an 11% growth in the members served.

     Management services revenue increased 6% to $75.3 million for the six months ended June 30, 2000 compared to $70.8 million for the six months ended June 30, 1999, due primarily to increased administrative fee revenue from services provided to self-funded employer groups and other third parties and network access fees from other Blue Cross Blue Shield plans. Self-funded employer group membership was 908,000 at June 30, 2000 compared to 855,000 at June 30, 1999 principally due to a 20% increase in commercial self-funded employer group members served offset by a 3% decline in members serviced under state government programs and national service accounts for other Blue Cross Blue Shield plans.

     Membership served under insurance products and management services arrangements totaled 1,817,000 at June 30, 2000 compared to 1,650,000 members at June 30, 1999.

     Realized gains on the sale of marketable securities were $5.4 million and $5.0 million for the six months ended June 30, 2000 and 1999, respectively.

     Cerulean's medical loss ratio improved to 87.2% for the six months ended June 30, 2000 down from 87.8% for the six months ended June 30, 1999. The improvement in the loss ratios for Cerulean's products for the six months ended June 30, 2000 is primarily attributable to pricing increases implemented in 2000, changes in benefit designs such as increased co-pays, improvement in claims trends from prior year's claims estimates and increased membership in products with lower cost benefit designs offset by medical cost trend increases for hospital services and prescription drugs.

     Operating expenses increased 12% to $169.4 million for the six months ended June 30, 2000 compared to the same period a year ago, while premium and management services revenues increased 21%. Due to the positive impact from revenue increases in 2000 being realized at a rate higher than operating expense increases, operating expenses as a percentage of premium and management services revenue improved to 17.9% for the six months ended June 30, 2000 compared to 19.3% for the six months ended June 30, 1999. Operating expenses included $0.5 million and $3.9 million in legal and other professional expenses related to the pending merger with WellPoint and the litigation in Richmond County, Georgia. Additionally, the 1999 period included approximately $1.9 million for Year 2000 readiness costs.

     Cerulean recorded tax expense of $7.0 million for the six months ended June 30, 2000 compared to a tax expense of $5.0 million for the six months ended June 30, 1999. Cerulean's effective tax rate in both periods consists primarily of federal alternative minimum tax and state income taxes, adjusted for the effect of other permanent book to tax differences, including non deductible expenses and losses from community health partnership network subsidiaries that Cerulean does not expect to generate a tax benefit currently or in the foreseeable future.

     As a result of the factors described above, net income increased to $27.8 million for the six months ended June 30, 2000 from $16.4 million for the six months ended June 30, 1999.

  1999 Compared to 1998

     Premium revenues increased $296.6 million to $1,486.3 million for the year ended December 31, 1999 from $1,189.7 million for the year ended December 31, 1998. Health maintenance organization and point-of-service premiums increased 31% to $658.4 million for the 1999 period from $503.1 million in 1998 primarily as a result of a 14% increase in membership and rate increases in the 1999 period. Health maintenance organization and point-of-service insured membership increased to 409,000 members at December 31, 1999 from 358,000 members at December 31, 1998 due to new sales and in-group growth. Premium revenues for indemnity and preferred provider organization products increased 21%, or $140.0 million, to $810.6 million for the year ended December 31, 1999 as a result of rate increases in 1999 and a 10% growth in the members served.

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

     Management services revenue increased $24.2 million to $142.2 million for the year ended December 31, 1999 compared to $118.0 million for the year ended December 31, 1998, as Cerulean has continued to experience increased administrative fee revenue from services provided to self-funded employer groups and other third parties and interplan network access fees from other Blue Cross Blue Shield plans. Self-funded employer group membership of 850,000 at December 31, 1999 declined from 870,000 members at December 31, 1998 as certain self-funded employer groups have shifted to the national Interplan Teleprocessing System for Blue Cross Blue Shield plans.

     Membership served under insurance products and management services arrangements totaled 1,689,000 members at December 31, 1999, an increase of 4% over total membership of 1,620,000 at December 31, 1998.

     Realized gains of $7.2 million on the sale of marketable securities for the year ended December 31, 1999 were lower than gains realized of $9.3 million for the prior year.

     Cerulean's medical loss ratio increased to 87.5% for the year ended December 31, 1999 up from 86.8% for the year ended December 31, 1998. Cerulean identified higher cost trends resulting in higher loss ratios for all of its employer group products for services received in 1999 periods.

     Operating expenses were $313.6 million for the year ended December 31, 1999, an increase of 12% over the same period a year ago, while premium revenue and management services revenues increased 25%. Due to the positive impact from premium increases in 1999 being realized at a rate higher than operating expense increases, operating expenses as a percentage of premium revenue and management services revenue continued to improve. Operating expenses were 19.3% of premium revenue and management services revenue for the year ended December 31, 1999 compared to 21.4% for the year ended December 31, 1998. Year 2000 readiness costs of $4.6 million for each of 1999 and 1998 were included in operating expenses. Additionally, the 1999 period includes approximately $7.6 million in legal and other professional expenses related to the pending merger with WellPoint and the litigation in Richmond County, Georgia, compared to $4.9 million incurred in the 1998 period.

     On July 8, 1998, Cerulean entered into a settlement of the lawsuit concerning the conversion of Blue Cross and Blue Shield of Georgia to a for-profit corporation. Cerulean endowed a new non-profit foundation and issued cash, Class A stock and warrants pursuant to this settlement. In connection with this transaction, Cerulean recorded a non-recurring charge of $76.2 million for the year ended December 31, 1998. Cerulean recorded a tax benefit of $26.7 million related to this settlement, which was reduced to its expected realizable value of $4.6 million.

     Cerulean recorded tax expense of $9.1 million for the year ended December 31, 1999 compared to a tax expense of $2.1 million for the year ended December 31, 1998. Cerulean's effective tax rate in both periods, excluding the effect of the 1998 endowment of a non-profit foundation, consists primarily of federal alternative minimum tax and state income taxes, adjusted for the effect of other permanent book to tax differences, including non-deductible expenses and losses from community health partnership network joint venture subsidiaries that are not expected to generate a tax benefit currently or in the foreseeable future.

     As a result of these factors, operating income increased to $40.9 million for the year ended December 31, 1999 from $22.3 million for the year ended December 31, 1998. Cerulean recognized net income of $32.8 million for the year ended December 31, 1999 compared to net income of $14.4 million for the year ended December 31, 1998, excluding the $76.2 million endowment of the non-profit foundation, net of a tax benefit of $4.6 million.

  1998 Compared to 1997

     Premium revenue increased 20% to $1,189.7 million for the year ended December 31, 1998 from $989.8 million for the year ended December 31, 1997. Cerulean's membership in its indemnity and managed care insurance products increased to 750,000 members as of December 31, 1998 compared to 649,000 members as of December 31, 1997. Health maintenance organization and point-of-service
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

premiums increased $171.7 million to $503.1 million for the year ended December 31, 1998 resulting from a 34% increase in insured membership and rate increases in the 1998 period. New sales, in-group growth, and to a lesser extent, migrations from traditional indemnity products into health maintenance organization and point-of-service products, continued to drive health maintenance organization and point-of-service membership growth to 358,000 members at December 31, 1998 from 267,000 members at December 31, 1997. Premium revenue for indemnity and preferred provider organization products increased $27.0 million to $670.6 million for the year ended December 31, 1998, primarily as a result of rate increases during the 1998 period, offset in part by a shift in product mix as consumers selected products with lower cost benefit design in the 1998 period.

     Management services revenue increased to $118.0 million for the year ended December 31, 1998 compared to $96.5 million for the year ended December 31, 1997. This increase was due primarily to increased administrative fee revenue from services provided to self-funded employer groups, other third parties and interplan network access fees from other Blue Cross Blue Shield plans in the 1998 period. Membership in self-funded employer groups increased to 870,000 members at December 31, 1998 from 863,000 members at December 31, 1997.

     Investment and other income for the year ended December 31, 1998 was $17.2 million, slightly below investment and other income for the prior year. Although Cerulean's average investment portfolio increased year over year, the investment yield, excluding realized gains and losses, declined to 5.1% in 1998 due to lower interest rates compared to an investment yield of 5.4% in 1997. Additionally, other income in 1997 included $0.6 million related to non-recurring income.

     Realized gains of $9.3 million on the sale of marketable securities for the year ended December 31, 1998 were $2.0 million lower than gains realized in the year ended December 31, 1997.

     Cerulean's medical loss ratio improved to 86.8% for the year ended December 31, 1998 from 89.1% for the year ended December 31, 1997. This was primarily a result of rate increases in the 1998 period, actions to control medical costs implemented in late 1997 and early 1998, and in part to an improvement in payment patterns and claims trends from prior year's claims estimates, principally for Cerulean's health maintenance organization and point-of-service products. The loss ratio for health maintenance organization and point-of-service products improved to 85.6% for 1998 from 89.5% for 1997. The loss ratio for indemnity and preferred provider organization products improved to 88.5% for the 1998 period from 89.6% for the same period in 1997.

     Operating expenses increased 20% to $279.2 million for the year ended December 31, 1998 from $233.7 million for the year ended December 31, 1997, principally due to growth in Cerulean's infrastructure necessary to support the increased health maintenance organization and point-of-service membership base, information technology changes, Year 2000 readiness costs and Medicare Risk product development. Year 2000 readiness costs were $4.6 million in 1998. Additionally, during the year ended December 31, 1998, Cerulean recognized increased operating expenses of $4.9 million related to the settlement of the lawsuit arising from its conversion to a for-profit corporation and from the proposed merger with WellPoint. Operating expenses as a percentage of premium revenue and management services revenue were 21.4% for the year ended December 31, 1998, compared to 21.5% for the year ended December 31, 1997.

     On July 8, 1998, Cerulean entered into a stipulation and agreement of settlement of the conversion lawsuit. Cerulean endowed a new non-profit foundation and issued cash, Class A stock and warrants to the foundation shareholders pursuant to the settlement. In connection with this transaction, Cerulean recorded a nonrecurring charge of $76.2 million for the year ended December 31, 1998.

     In January 1998, a hospital purchased stock warrants exercisable for common stock of one of Cerulean's community health partnership network subsidiaries in exchange for a note receivable. In January 1997, a hospital purchased a 5% interest in one of Cerulean's community health partnership network subsidiaries. These transactions were recorded as non-operating income for the years ending December 31, 1998 and 1997.

     Cerulean recorded tax expense of $2.1 million for the 1998 period compared to a tax benefit of $2.1 million for the 1997 period. Net tax expense in 1998 is from the alternative minimum tax, increased for losses from community health partnership networks that are not expected to generate benefit in the foreseeable future, offset by tax benefits related to the lawsuit settlement, and the difference in book and tax bases in community health partnership network investments both reduced to expected realizable value. The net tax benefit in 1997 included the utilization of loss carryforwards and tax benefits from Cerulean's long-lived tax assets and the difference in book and tax bases of its community health partnership network investments reduced to expected realizable value.

     As a result of the factors above, operating income increased to $22.3 million for the year ended December 31, 1998 from an operating loss of $0.4 million for the year ended December 31, 1997.
After the endowment of the non-profit foundation, non-operating income and minority interests in (earnings) losses of joint venture investments, Cerulean recognized a net loss of $57.2 million for the year ended December 31, 1998 compared to net income of $4.4 million for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity

     Cerulean has both short-term and long-term liquidity needs and has structured its investment portfolios accordingly. Short-term liquidity needs to fund operating costs, as well as payment obligations to its customers, are met from funds invested primarily in institutional money market accounts and short-term government agency notes. Assets not required for short-term liquidity needs are transferred to a portfolio of investments in the fixed income and equity markets. This portfolio, which provides reserves for future payment obligations and funds for long-term liquidity needs is managed by several independent advisory firms. Cerulean's investment policies are designed to provide liquidity to meet anticipated payment obligations, to preserve capital and to maximize yield in conformance with all regulatory requirements. Over $351.0 million of Cerulean's investment portfolio as of June 30, 2000 is held at its insurance subsidiaries and is invested subject to limitations prescribed by Georgia insurance statutes.

     Cash and investments were $426.2 million or 63% of total assets at June 30, 2000 and $388.7 million or 64% of total assets at December 31, 1999. Cerulean has consistently maintained the allocation of its external investment portfolio with approximately 70% in fixed maturities, all of which are investment grade, and the balance in equity securities. Corporate and government bonds are in issues with ratings of "A" or better by Moody's Investors Service and Standard & Poor's Rating Group and investments in equity securities are in domestic, dividend-paying companies. Cerulean's portfolio currently does not contain any derivative securities or instruments, or any real estate investments or equity investments in corporations engaged solely in real estate activities. Cerulean believes that its conservative investment portfolio contributes to its financial stability.

     Cerulean's balance sheet has improved steadily since 1995, with total assets growing to $679.1 million at June 30, 2000 and $612.1 million at December 31, 1999, up from $353.5 million at December 31, 1995. A substantial portion of the increase was a result of growth in Cerulean's cash and investment portfolio as it invested excess cash generated from operating activities and investment earnings.

     Cerulean has historically satisfied its ordinary cash requirements from operations. Net cash provided by operating activities amounted to $42.2 million for the six months ended June 30, 2000 compared to net cash provided by operating activities of $19.9 million for the same period in 1999. Net cash provided by operating activities amounted to $39.6 million for 1999 compared to $66.0 million for 1998. Cerulean generated cash flow from operations of $39.6 million for 1999 and $66.0 million for 1998 due primarily to profitability in both periods and to increased levels of operating liabilities such as estimated benefits liabilities, accounts payable, accrued expenses and rate stabilization reserves with increased operating liabilities increasing faster during the 1998 period than the 1999 period. The increased levels of operating liabilities for the 1998 period followed growth in business volume for Cerulean's health maintenance organization and point-of-service products of over 30% in 1998 and 50% during 1997. Growth for these products tapered off to only 15% for the 1999 period. Because of the nature of Cerulean's business,

Cerulean does not expect its current cash flows from operations to be indicative of future results. Cerulean does believe, however, that its future cash resources will be adequate to meet its operating requirements.

     Blue Cross and Blue Shield of Georgia maintains a $55.0 million insolvency line of credit with a group of banks. Blue Cross and Blue Shield of Georgia may draw upon the insolvency line of credit solely in the event of its insolvency to pay authorized insurance policy claims. The insolvency line of credit is designed to satisfy certain membership standards of the Blue Cross and Blue Shield Association from which Cerulean and certain of its subsidiaries have the exclusive license to do business in Georgia under the name "Blue Cross and Blue Shield", and to use the Blue Cross and Blue Shield names, trademarks and service marks with respect to Cerulean's indemnity, preferred provider organization, health maintenance organization, point-of-service and life insurance products. Cerulean does not anticipate making draws on the insolvency line of credit.

     Blue Cross and Blue Shield of Georgia, HMO Georgia and Greater Georgia Life Insurance Company are domiciled in the State of Georgia and prepare their statutory statements in accordance with accounting principles and practices prescribed by the Georgia Insurance Department. These entities may distribute dividends only out of realized profits, which are the undistributed, accumulated, net earnings of the entity since organization. The amount of dividends distributable each year is limited to the greater of the prior year's net income determined on a statutory basis or 10% of prior year statutory surplus. In addition, the conversion order approved by the Georgia Insurance Commissioner on December 27, 1995 in connection with Blue Cross and Blue Shield of Georgia's conversion to a for-profit corporation further limits dividends distributable by Blue Cross and Blue Shield of Georgia. Blue Cross and Blue Shield of Georgia, HMO Georgia and Greater Georgia Life Insurance Company must make a filing with, and in some cases obtain special approval from, the Georgia Insurance Commissioner prior to making dividend distributions that are above these defined limits.

  Capital Resources

     Cerulean anticipates that the principal elements of its future capital requirements are:

     - information technology needs;

     - product development;

     - development of potential medical access points;

     - equity contributions to its community health partnership networks and other subsidiaries; and

     - strategic acquisitions.

     Development of medical access points includes acquisition of physician practices, establishment of urgent care, 24-hour, or primary care clinic facilities, or physician recruitment or relocation costs. Capital for medical access points could be required if the community health partnership networks are not able to adequately cover the geography or range of services desired. The capital cost to develop a medical access point varies because of differing factors such as available facilities and extent of existing infrastructure. Cerulean anticipates that the development of a single medical access point could cost in the range of $0.5 million to $2.0 million. To date, no community health partnership network has produced an access need that has translated into additional capital requirements.

     In late 1999, Cerulean completed its remediation and testing of systems for Year 2000 readiness. As a result of those planning and implementation efforts, Cerulean experienced no disruptions in information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. After monitoring its computer applications through June 2000, Cerulean is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. In the three years ended December 31, 1999, Cerulean expended $19.6 million for Year 2000 readiness costs. Capital expenditures for new hardware and software totaled $8.3 million. Cerulean expensed renovation expenses of $11.3 million when incurred, with

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

$4.6 million expensed in the 1999 period. Cerulean funded these expenditures from cash flows from operations.

     Cerulean believes that it can meet future capital requirements with a combination of:

     - its current resources;

     - cash flows from operations;

     - borrowings; and

     - potential debt or equity offerings.

Cerulean believes that the completion of the merger will provide it with significant additional capital alternatives.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     With a primary emphasis on protection of capital, the investment guidelines approved by the board of directors seek appropriate asset distribution, diversification of risk and use of professional external money managers to manage levels of risk. Cerulean maintains two investment portfolios, one internally managed for short-term liquidity and the other externally managed in the fixed income and equity markets for long-term liquidity needs. Cerulean does not hold derivative financial instruments or derivative commodity instruments in either portfolio and has no foreign currency exposure. Cerulean is subject to market risk exposure associated with changes in interest rates and equity prices in its investment portfolios. A sensitivity analysis to measure potential losses in the market value of Cerulean's fixed income and equity investments in both portfolios, which are classified as other than trading, indicates the following market risk exposures:

          As of June 30, 2000, approximately 80%, or $292.1 million, of the value of the consolidated portfolios were held in financial instruments with fixed maturities. Cerulean's primary market risk exposure is to changes in interest rates. At June 30, 2000, an immediate one percentage point decrease in interest rates would increase the net aggregate market value of the fixed income portfolio by $8.9 million. An immediate one percentage point increase in interest rates would decrease the net aggregate market value of the fixed income portfolio by $9.0 million. Comparatively, at December 31, 1999, an immediate one percentage point decrease in interest rates would increase the net aggregate market value of the fixed income portfolio by $9.0 million. An immediate one percentage point increase in interest rates would decrease the net aggregate market value of the fixed income portfolio by $9.1 million. Cerulean manages interest rate exposure by maintaining a short duration in its fixed income portfolio. The modeling technique Cerulean uses considers the net present value of cash flows, including duration estimates. Cerulean excludes short-term debt instruments, approximately 0.1%, or $0.3 million, of the value of the consolidated portfolios, with a fair value equal to their cost, from the aggregate net market value market risk exposure analysis.

          The fair value of the common equity portfolio, excluding investments in affiliated entities, which constitute less than 1.0% of the common equity portfolio, was $71.5 million as of June 30, 2000. The equity portfolio is highly diversified and limited to high quality domestic dividend-paying stocks. The primary market risk exposure is therefore an overall decline in market prices for balanced portfolios composed of the equity securities of seasoned domestic companies. At June 30, 2000, assuming an immediate 10% decrease in each equity security price, the hypothetical pre-tax loss in fair value is $7.1 million. Likewise, assuming an immediate 10% increase in each equity security price, the hypothetical pre-tax gain in fair value is $7.1 million. Comparatively, at December 31, 1999, assuming an immediate 10% decrease in each equity security price, the hypothetical pre-tax loss in fair value is $7.3 million. Likewise, assuming an immediate 10% increase in each equity security price, the

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     hypothetical pre-tax gain in fair value is $7.3 million. Cerulean records unrealized net gains and losses net of taxes as accumulated other comprehensive income in the shareholders' equity section of the consolidated financial statements accompanying this proxy statement/prospectus.

     Cerulean does not anticipate any material change in primary market risk exposure for the remainder of 2000.

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                              BUSINESS OF CERULEAN

     Cerulean was incorporated under the laws of the State of Georgia on February 2, 1996 to act as the holding company for Blue Cross and Blue Shield of Georgia, Inc. and its subsidiaries. Blue Cross and Blue Shield of Georgia was established in 1937 and through a series of business combinations and subsidiary operations had, by 1985, and has currently, the largest health insurance company market share in Georgia. As of December 31, 1999, Blue Cross and Blue Shield of Georgia and HMO Georgia, Inc., Cerulean's health maintenance organization subsidiary, had 873,000 insurance and administrative service contracts covering or administering benefits for approximately 1.7 million members. This represents more than 22% of the total Georgia population and includes approximately 46% of the over 3.7 million residents of the metropolitan Atlanta area.

THE CONVERSION; PRIVATE PLACEMENT OF CLASS B STOCK


     On February 2, 1996, Cerulean acquired all of the outstanding capital stock of Blue Cross and Blue Shield of Georgia, following Blue Cross and Blue Shield of Georgia's conversion from a not-for-profit corporation to a for-profit corporation, pursuant to a plan of conversion approved by the Georgia Insurance Commissioner on December 27, 1995. As a part of the conversion, Cerulean agreed to offer to each of Blue Cross and Blue Shield of Georgia's eligible subscribers five shares of its Class A stock, no par value, at no cost. Upon completion of the offering, eligible subscribers accepted 351,545 shares of Class A stock. The registration of the Class A stock became effective under the Securities Act of 1933 on May 14, 1996 and under Section 12(g) of the Securities Exchange Act of 1934 on June 30, 1997. As of August 30, 2000, there were 409,602 shares of Class A stock outstanding, held by 70,293 holders. Currently, the Class A stock is not publicly traded.


     Following the conversion, Cerulean issued 49,900 shares of Class B stock to raise $49.9 million in capital. After deducting offering costs, Cerulean received net proceeds of $46.6 million.

INDUSTRY OVERVIEW

     According to the Health Care Financing Administration, health care spending in the U.S. rose from $836.5 billion in 1992 to $1.1 trillion in 1998, an average annual increase of approximately 5.0%. This rate was considerably more than the average annual increase of the consumer price index of approximately 2.6% for the same period. Health care spending accounted for over 13% of the gross domestic product from 1992 through 1998. On an absolute dollar basis, as well as on a percentage of gross domestic product basis, the United States spends more on health care than any other country in the world. Several factors have contributed to the dramatic increase in health care expenditures, including:

     - the aging of the population;

     - increased use of high-technology treatments and tests;

     - the rising cost of malpractice insurance; and

     - higher operating costs for hospitals, physicians and other health care providers.

Prior to the development of managed health care, most health insurers offered health care benefit plans known as indemnity, or fee-for-service plans, which do not typically provide incentives to use particular providers for the most cost effective care or include other cost-containment features.

     Due to the escalating cost of health care services, both group and individual customers began to demand lower cost alternatives to traditional indemnity insurance plans. Managed health care plans were developed to attempt to provide access to appropriate health care services in an affordable manner. Typically, health maintenance organization and preferred provider organization plans develop networks of health care providers to deliver health care at favorable rates while participating in quality initiatives together with utilization management and other cost control measures. An important factor in controlling

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costs is the number of enrolled members that a managed care benefit plan can direct to providers. Under many managed care plans, providers are reimbursed based on:

     - capitation, which is a fixed monthly fee per member regardless of frequency of service, generally used by health maintenance organizations for physicians and ancillary medical services such as laboratory services;

     - a negotiated per diem or daily rate, generally used for hospitals; or

     - limited fee schedules, generally used for specialty physicians.

Managed health care plans also feature a variety of methods of health care utilization management. Utilization management programs encourage providers to use health care resources effectively.

     Different types of health care utilization management and cost control methods differentiate managed health care plans. Health maintenance organizations generally require members to use network providers exclusively, except in emergency cases, and to consult with a primary care physician prior to obtaining treatment from specialists. In addition, health maintenance organizations generally include capitated payment arrangements with network providers who charge members only modest copayments. A point-of-service network plan provides members with a health maintenance organization service option for network coverage and also permits the member, at the time medical service is required, to choose a provider that is not a member of the health maintenance organization network at additional cost. Point-of-service plans generally require the use of a primary care physician within the network to coordinate health care services for the members, while preferred provider organization plans often do not. Preferred provider organization and point-of-service plans also provide members with the option of using non-network providers under indemnity-type coverage terms which require higher coinsurance payments by members and higher deductibles. These member payments are generally limited to an out-of-pocket maximum. Coinsurance and higher deductible requirements for non-network care in point-of-service and preferred provider organization plans encourage greater utilization of the network care by members, thereby reducing costs.

     According to a compilation of industry sources, in 1998 the total number of health maintenance organization members nationwide grew by an estimated 15.4 million people, to 104.4 million. Since 1992, health maintenance organization enrollment nationally has more than doubled. The Georgia marketplace is extremely diverse, ranging from the major metropolitan area of Atlanta with a 1998 population in excess of 3.7 million to several mid-sized cities to very rural areas. The southern half of the State of Georgia is primarily rural and dominated by an agrarian economy. Georgia has a health maintenance organization market penetration of only 19%. Based on industry sources, the five states with the highest health maintenance organization penetration in the country at the end of 1998 have health maintenance organization market shares ranging from 55% to 64%. Health maintenance organization membership in Georgia for 1998 increased approximately 250% over 1992, at a rate greater than the rate of growth nationally, due in part to the state's low health maintenance organization market penetration in the 1990s. Health maintenance organization membership for 1998 in the metropolitan Atlanta area, where the 1998 health maintenance organization market penetration was approximately 40%, increased more than 231% over 1992, reflecting the increased consumer demand for managed care plans in the Atlanta area.

     Cerulean's rate of growth in health maintenance organization membership exceeded both the national and state rates of growth, increasing over 1000% for the 1992-1998 period. The higher rate of growth for Cerulean is attributable to its growth in health maintenance organization membership specifically in the metropolitan Atlanta area. Cerulean experienced a rate of growth in the Atlanta market of over 630% for the 1992-1998 period.

GENERAL

     Cerulean, through its subsidiaries, has the largest health insurance company market share in Georgia, with 873,000 insurance and administrative service contracts covering or administering benefits for approximately 1.7 million members as of December 31, 1999, including health maintenance organization, preferred provider organization and point-of-service members. This represents over 22% of the total
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Georgia population. Blue Cross and Blue Shield of Georgia has one of Georgia's
largest preferred provider organization memberships, serving approximately 417,000 members as of December 31, 1999. HMO Georgia, a health maintenance organization which also offers point-of-service products, serves an additional 506,000 members. Greater Georgia Life Insurance Company, Inc., a subsidiary of Blue Cross and Blue Shield of Georgia, and Group Benefits of Georgia, Inc., an inactive subsidiary of Cerulean, are also part of the consolidated group. Greater Georgia Life Insurance Company offers group life, accident and disability insurance products that are sold in conjunction with Cerulean's health products. Greater Georgia Life Insurance Company has an "A" rating from A.M. Best and is licensed to offer its products in Alabama, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Virginia.

     Cerulean's core business products are its traditional indemnity products and its health maintenance organization, point-of-service and preferred provider organization products. Cerulean's current business strategy centers around the belief that development of managed care products, with a strong health maintenance organization at the core, represents the most prudent response to current marketplace demands. In areas where there is no managed care, Cerulean's strategy is to solidify market presence through preferred provider organization network expansion, favorable changes in provider reimbursement and benefit design alterations that meet employers' needs.

     Cerulean offers its traditional indemnity products and its health maintenance organization, point-of-service and preferred provider organization products exclusively within the boundaries of the State of Georgia. Cerulean and certain of its subsidiaries are licensed by the Blue Cross and Blue Shield Association to use the Blue Cross and Blue Shield names and logos only in Georgia. While there are only limited Blue Cross and Blue Shield Association restrictions on the conduct of business by Cerulean or its subsidiaries outside Georgia under a different name, substantially all of Cerulean's revenue is currently associated with Georgia business.

     Blue Cross and Blue Shield of Georgia and HMO Georgia have a comprehensive quality management program which focuses on assessment, management and monitoring of inpatient and ancillary service costs. The quality management program monitors, collects data on and evaluates inpatient and outpatient medical care, inclusive of preventive and mental health services, as well as the level of customer service provided to members by physicians and other medical providers. Cerulean has a disciplined credentialing function which monitors the recruitment and retention of its provider panels throughout the state. Blue Cross and Blue Shield of Georgia's preferred provider organization was the first preferred provider organization in Georgia to receive full accreditation from the Utilization Review Accreditation Commission. Additionally, in 2000, the National Committee for Quality Assurance awarded HMO Georgia its second full, three year accreditation. The National Committee for Quality Insurance is a nationwide organization which evaluates quality assurance programs for health maintenance organizations.

     At present, HMO Georgia is licensed and operational as a health maintenance organization in eight markets in Georgia representing more than 6.0 million residents, including Atlanta. Networks of primary care physicians, specialist physicians and hospitals service HMO Georgia's health maintenance organization and point-of-service products. Beginning in January 1995, HMO Georgia also began supporting its products through community health partnership networks which are currently operational in two of the eight health maintenance organization market areas of the state.

ORGANIZATIONAL STRUCTURE

     Cerulean organizes its primary operating subsidiaries, Blue Cross and Blue Shield of Georgia and HMO Georgia, in a business unit, support unit and governance unit structure. Business units have responsibility to sell products, at appropriate prices, and to manage the effective delivery of product benefits at acceptable levels. Support units manage the delivery of administrative services to individual or multiple business units within defined cost parameters, while meeting customer service expectations. The governance units establish policy, provide direction for Blue Cross and Blue Shield of Georgia and HMO Georgia and monitor compliance.

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

     Within the individual business unit, health insurance products are sold to individuals or families of individuals under age 65, or to persons over age 65 who are eligible for Medicare. Local market business units offer a full line of health insurance products for employer groups of less than 500 employees. The major national business unit offers a full line of health benefit products to employer groups with 500 or more covered employees and the national par business unit supports participating plan accounts of Georgia employees of national employers sold through other Blue Cross and Blue Shield plans.

STRATEGIC INITIATIVES

  Community Health Partnership Networks

     As a result of concern with rising health care costs and changing trends in the health care industry, Cerulean determined to develop its own integrated delivery systems for managed health care products. Cerulean's community health partnership networks are the cornerstone of this strategy. Community health partnership networks have facilitated the introduction of Cerulean's health maintenance organization and point-of-service products into new markets which have provided alternatives to group customer demand for lower cost health care. Community health partnership networks are locally based equity ventures between Cerulean and a local physician group and/or hospital, which owns the remaining equity interests in the network. Cerulean owns at least 51% of the equity interests in each community health partnership network it has organized, and the local physician group and/or hospital own the remaining equity interest. The physician or hospital partners, as well as other providers with which the community health partnership network maintains contracts, provide clinical services. Blue Cross and Blue Shield of Georgia provides sales, management and administrative services, including information systems and data management services through service contracts with the community health partnership networks. HMO Georgia collects premium and fee revenues from subscribers and retains a flat percentage for administration and as a contribution to surplus. After deduction for premium taxes, the community health partnership network uses remaining premium revenue for payment of medical expenses and for contribution to its retained earnings.

     Cerulean has taken several actions to support the community health partnership networks, including:

     - providing initial and additional capita;

     - hiring experienced managers to oversee sales, medical network management and financial performance in the local markets;

     - providing dedicated claims processing and membership services;

     - developing a strategic information systems plan that addresses the information requirements, applications needs and systems architecture necessary to support the community health partnership networks; and


     - enhancing medical management activities and continued development of National Committee for Quality Assurance processes and Health Plan Employer Data and Information Set reporting.


     Atlanta Healthcare Partners, Inc., which operates in the Atlanta metropolitan area and surrounding counties, was the first community health partnership network to become operational. At the end of June 2000, an additional community health partnership network, jointly owned by Cerulean and health care providers, was also operational in the Augusta market. Cerulean and the health care providers that were parties to the community health partnership networks entered into termination agreements during 1999 for the networks in the Macon and Athens markets and in June 2000 for the Savannah market. The medical cost outcomes under these three joint venture arrangements were unsatisfactory for the partnerships during the first three years of operation.

  Information technology

     Cerulean's comprehensive multi-year strategic information systems plan identified the capital, equipment, software and intellectual property necessary to employ and support traditional kinds of systems

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effectively in an evolving managed care and customer service environment. The software applications and hardware architecture necessary to support Cerulean's strategic community health partnership network business initiative were essential requirements of the strategic information systems plan.

     Cerulean believes that the information technology strategies employed in the execution of the strategic information systems plan have resulted in more efficient interrelated uses of information both through systems targeted to specific uses and through the use of networks to deploy solutions company-wide.

     Historically, Cerulean used a mixture of systems and processing platforms to meet its information requirements. Integral features of the strategic information systems plan include:

     - a principal software application, GTE's Q/Care product, as modified for Cerulean, for claims processing and membership billing;

     - a single hardware platform for claims processing;

     - client server technology; and

     - an enterprise data warehouse, which is a database repository of business information.

     At the end of 1999, Cerulean processed all of its membership through the Q/Care system. Cerulean retired all previously used systems during 1999. The enterprise data warehouse has been operational with medical management and claims data since December 1997. During 1999, the enterprise data warehouse included membership and premium revenue data, completing the initial phase of the evolution of Cerulean's enterprise data warehouse. With the update to the enterprise data warehouse and the migration of all membership to Q/Care during 1999, Cerulean's technical infrastructure can provide highly available, reliable and responsive business and clinical systems that will position Cerulean to continue to excel in the dynamic health care marketplace.

     Cerulean also performs paperless claim clearinghouse/electronic data interchange for providers as well as on-line eligibility, claims status and preauthorization/referral processing options. For certain large employer groups, Cerulean provides on-line access to their eligibility and summary claims information. Provider and employer on-line functionality has strengthened Cerulean's position for health care electronic commerce.

IMPACT OF YEAR 2000

     Prior to December 31, 1999, Cerulean developed several plans to become Year 2000 ready. In late 1999, Cerulean completed its remediation and testing of systems. As a result of those planning and implementation efforts, Cerulean experienced no disruptions in information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. After monitoring its computer applications through June 2000, Cerulean is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties.

BUSINESS LINES AND PRODUCTS

  Overview

     Cerulean operates predominantly in one industry segment, health insurance products and services. As a full service provider of health benefit programs in the Georgia marketplace, Cerulean markets life, health and disability insurance products to employer groups and individuals. The overall product portfolio available includes standard indemnity insurance, preferred provider organization, health maintenance organization and point-of-service health benefits plans, life insurance products and ancillary products including dental insurance, a vision affinity product, vision insurance and specialty products for mental health and pharmacy benefits.

     Cerulean provides various funding arrangements for each health benefit product. These arrangements range from fully insured to administrative services only, called "ASO/Cost Plus" arrangements. For

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example, under a fully insured indemnity arrangement, Blue Cross and Blue Shield of Georgia assumes the full risk, subject to deductibles and other adjustments, with direct payment by Blue Cross and Blue Shield of Georgia, generally to the provider. In an ASO/Cost Plus indemnity arrangement, Blue Cross and Blue Shield of Georgia administers the health insurance program for its customer and is compensated according to the terms of the contract for its services by management services fees. The formula for compensation in ASO/Cost Plus arrangements varies from contract to contract, but conceptually in such arrangements, Blue Cross and Blue Shield of Georgia receives reimbursement for benefit payments processed and related management services fees. ASO/Cost Plus funding is generally used by employers with at least 500 covered enrollees. Some employers may choose individual member or aggregate reinsurance to protect against catastrophic losses. Additionally, Cerulean provides access to its provider networks and other services to employer groups and other third parties under various management services arrangements.

     Shown below is certain information on each of Cerulean's major product lines.

                             PERFORMANCE BY PRODUCT

                                                                 AT                 YEAR ENDED
                                                          DECEMBER 31, 1999      DECEMBER 31, 1999
                                                          -----------------   -----------------------
                                                             MEMBERS(1)        PREMIUMS    LOSS RATIO
                                                          -----------------   ----------   ----------
                                                                                 ($ IN THOUSANDS)
INSURANCE PRODUCTS
Indemnity and preferred provider organization...........        429,257       $  810,598     88.9%
Health maintenance organization and point-of-service....        409,426          658,352      86.8
Life....................................................             --           17,344      50.5
                                                              ---------       ----------      ----
          Total.........................................        838,683       $1,486,294     87.5%
                                                              ---------       ==========      ====
MANAGEMENT SERVICES PRODUCTS (2)
Indemnity and preferred provider organization
  networks..............................................        753,592
Health maintenance organization and point-of-service
  networks..............................................         96,873
                                                              ---------
          Total.........................................        850,465
                                                              ---------
          Total -- All Products.........................      1,689,148
                                                              =========

---------------

(1) Includes actual membership for health maintenance organization and point-of-service products and indemnity and preferred provider organization products with estimates for the Federal Employees Program and certain national participating business.

(2) Revenues for these administrative services arrangements in 1999 totaled $142.2 million.

       Health Maintenance Organization and Point-of-Service Products

     Cerulean has offered its health maintenance organization product through HMO Georgia since 1986. From 1986 through 1993, the product did not experience substantial growth. However, in 1993, new management and an increased emphasis on sales of managed care products dramatically increased the market acceptance of HMO Georgia's products. HMO Georgia's health maintenance organization and point-of-service products are now Cerulean's fastest growing products. At present, HMO Georgia is licensed and operational as a health maintenance organization in eight separate markets in Georgia, including Athens, Atlanta, Augusta, Columbus, Gainesville, Macon, Rome and Savannah, representing more than
6.0 million residents. HMO Georgia's health maintenance organization and point-of-service products are offered to group subscribers as "Blue Choice Healthcare Plan," which is a prepaid coverage and preventive care product, and as "Blue Choice Option," which is a point-of-service product that allows members to choose between HMO Georgia network providers and out-of-network providers. HMO Georgia collects premiums and management services fees on a monthly basis from employers. Some employers allow members to elect, at annual enrollment, whether they wish to be in the "Blue Choice Healthcare Plan" or the "Blue Choice Option."

     Under Cerulean's health maintenance organization product, health maintenance organization members select a primary care physician who provides basic medical care for the member pursuant to a contract

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with HMO Georgia. The primary care physician coordinates all of the medical and health care for each health maintenance organization member, including physical examinations, specialist care and hospitalization. Cerulean credentials and periodically re-credentials each primary care provider to maintain physician network standards. The primary care physician coordinates with the member and Cerulean to assure that members receive contract benefits in a cost-effective manner. Health maintenance organization benefit plans require varying copayments for health care services. Coverage for non-emergency hospitalization services requires prior approval by the member's primary care physician and must be provided in network facilities, except for certain specified services. Health maintenance organization benefit plans also provide coverage for preventive treatment and wellness programs. Members may purchase benefits such as dental services, pharmacy services and vision care as options to the basic benefit plan with a variety of copayment levels.

     The Blue Choice Option product requires members to use a primary care physician for basic medical services and pre-certification of specialist services whether performed by network or non-network providers. Network hospitalization is fully covered. Non-network services and services obtained without primary care physician approval are subject to deductibles and significant coinsurance requirements.

  BlueChoice Platinum

     The Health Care Financing Administration approved HMO Georgia's application to offer a Medicare Risk health maintenance organization product in nine counties within the Atlanta metropolitan statistical area in December 1996. This product, "BlueChoice Platinum," became operational in April 1997 and had over 16,000 members as of December 31, 1999. The individual BlueChoice Platinum product has no member premium and includes all traditional Medicare benefits plus preventive services, immunizations, annual vision screening, annual hearing screening and limited outpatient prescription coverage. The core benefits of the group BlueChoice Platinum product are those of the BlueChoice Platinum individual product with additional benefits defined by each employer.

  Preferred provider organization

     Cerulean introduced its first preferred provider organization in Georgia in the mid-1980's and began offering the preferred provider organization as "Blue Choice PPO" in 1995. Cerulean's preferred provider organization is one of the three largest statewide provider networks in Georgia, serving approximately 417,000 members as of December 31, 1999.

     Cerulean designs its preferred provider organization products to deliver health care benefits to employer groups at lower premium costs than traditional indemnity products due to benefit design, favorable pricing arrangements with network providers and utilization management and other cost control arrangements with network providers. Cerulean introduced its first preferred provider organization product for the individual market in February 1999. At December 31, 1999 there were 26,000 members served in the preferred provider organization individual market. Typically, Cerulean's preferred provider organization benefit plans cover 80% to 90% of the cost of covered health care services received by a subscriber through the preferred provider organization network. The plans generally cover non-network services at 60% to 70%, subject to higher deductible and coinsurance requirements.

     The preferred provider organization benefit plans provide full coverage for covered services after a member has paid coinsurance, or a specified annual out-of-pocket maximum. Cerulean offers a broad range of preferred provider organization benefit plans which enables the employer to choose the mix of benefits that suits its employees' needs. Higher deductibles, coinsurance and out-of-pocket maximums and other financial incentives encourage subscribers to use network provider services. Cerulean's preferred provider organization also offers preventive health benefit coverage, such as health assessments, immunizations and prenatal visits. Premiums and management services fees for Cerulean's preferred provider organization product are collected monthly from employers.

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

  Indemnity

     Cerulean's traditional indemnity product line includes benefit options for both the individual and group markets through products that reimburse for covered health care services on a fee-for-service basis. Cerulean collects premiums and management services fees on a monthly basis. Traditional indemnity products may utilize the statewide networks that Cerulean has established for physicians, hospitals and pharmacies. The majority of new business opportunities for traditional indemnity group business are in the rural markets where, Cerulean believes, the flexibility of its indemnity products, in terms of provider access, is an advantage.

     Cerulean offers its indemnity products to group subscribers as "New CHIP," the traditional indemnity insurance product with certain managed care features. Cerulean offers indemnity products to individual subscribers as:

     - "Flex Plus," a comprehensive major medical product for people under age 65, that provides a full range of benefits related to hospital, surgical, pharmacy and other associated medical expenses with varying deductible and coinsurance options;

     - "hospital/surgical," a lower cost product than "Flex Plus" which insures only catastrophic non-routine services associated with a more serious medical condition related to a surgical procedure or inpatient hospital stay and which Cerulean also offers to people under 65; and

     - "65 PLUS," a guaranteed issue plan that acts as a supplement to the federally insured Medicare program.

  Life Insurance

     Greater Georgia Life Insurance Company offers group life and disability products to employers of all sizes and is licensed to do business in seven states throughout the Southeast, although its revenues are derived primarily from business in Georgia. Greater Georgia Life Insurance Company commonly offers term life insurance with accidental death and dismemberment coverage for all groups with less than 100 employees. For larger groups, it may offer the life product with health insurance. In addition to the standard term life and accidental death and dismemberment products, Greater Georgia Life Insurance Company also offers a contributory, voluntary life insurance product as well as a dependent life insurance product. Greater Georgia Life Insurance Company offers a variety of plan designs and coverage amounts. Greater Georgia Life Insurance Company also offers short-term and long-term disability insurance.

  Ancillary and Specialty Network Benefits

     Cerulean offers a variety of ancillary and specialty network benefits to enhance its competitive position and is developing other such products. Offering an array of ancillary products and specialty networks permits Cerulean to capitalize on its name recognition and to appeal to employer groups that are increasingly seeking a variety of benefit options. Currently, Cerulean offers these ancillary and specialty network benefits in conjunction with its medical benefit plan designs.

     Cerulean has offered dental insurance since 1982. Cerulean typically offers dental insurance as a benefit enhancement that may be purchased in conjunction with group products. A number of major commercial carriers and other entities are offering managed dental care products, although Blue Cross and Blue Shield of Georgia does not currently offer such a product.

     Cerulean offers vision, mental health/substance abuse and pharmacy benefits as part of certain of its medical plan designs. Cerulean has not designed these benefits as stand-alone products and does not sell them separately from medical products.

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MARKETING AND SALES

  General

     Cerulean's marketing operations vary depending upon the market at which it directs its sales efforts, which consist of:

     - individuals (i.e., direct pay);

     - small employer groups, defined as groups of two to 50 employees;

     - large employer groups, defined as groups of 50 or more employees; and

     - major national groups, defined as groups of 500 or more employees.

     Local market managers in each of the established local market regions, as well as an assistant vice-president of major/national accounts and a director of individual sales, coordinate Cerulean's marketing efforts. The executive vice-president of local market operations supervises each of these individuals.

     From a competitive perspective, Cerulean addresses its market generally by geography, product and customer group size. Significant competition exists in the Atlanta, Macon, Columbus, Athens and Augusta markets for managed care products. In other metropolitan areas, the majority of competition is generally for indemnity or preferred provider organization products, although new market entrants with managed care capabilities continue to enter these areas.

     Cerulean has also been highly successful in developing major and national account business, especially for its health maintenance organization and point-of-service products, because of its unique position regarding statewide capabilities.

  Internal Sales and Service Force

     Cerulean employs an internal sales staff of account executives and group sales representatives to sell and service all of Cerulean's group product lines. The sales force works with other members of the distribution channel, including independent agents and brokers. They also make direct calls on selected target accounts and work with nationally recognized consulting firms. Each geographic area has a local market manager and a sales manager directly responsible for the results of the unit. In addition, a centralized communications department develops direct mail advertising and promotional material that targets specific audiences for potential distribution of products. Cerulean assigns specific accounts to service representatives, who work directly with the internal sales force and independent agents and brokers. Service representatives become the principal administrative contact for employers and their benefit managers. Their duties include conducting on-site meetings, providing health data reports and resolving potential service issues. Cerulean also maintains an additional fully-commissioned staff of sales employees who sell Cerulean's individual indemnity insurance products, other than the Medicare supplement. A telemarketing staff sells the Medicare supplement.

  Independent insurance agents and brokers

     Cerulean's group sales representatives also market health insurance and managed care products through independent agents, brokers and consultants to whom Cerulean may pay commissions from the premiums it receives. Brokers who meet selected production and underwriting criteria are also eligible for a "Preferred Producer" bonus. These independent agents and brokers are responsible for a significant portion of Cerulean's enrollment growth over the past three years. Any future growth in ensuing calendar years will also be dependent on Cerulean's ability to continue productive relationships with these independent agents and brokers. Independent agents and brokers are not salaried employees of any insurance company or managed care company and are free to sell multiple products from multiple insurance firms. Some agents and brokers are career agents of other insurance companies whom they represent, and for whom they may be required to maintain product exclusivity for a given type of product but are able to sell group health insurance and managed care products from a number of carriers, including Cerulean. Independent agents and brokers dominate the distribution channel for the majority of sales opportunities in the Georgia market, particularly in rural areas, and most insurance companies use them to distribute their products.

UNDERWRITING

     In determining whether to accept groups and to establish appropriate rates for its plans, Cerulean uses specific underwriting criteria based on its accumulated actuarial data, with adjustments for factors such as claims experience, member mix and risk characteristic differences, to evaluate anticipated health care costs. The risk selection criteria that Cerulean uses employ generally accepted risk characteristics and a flexible underwriting formula to generate new business and renewal rates. Cerulean monitors rates and the rating process monthly and makes appropriate adjustments quarterly. Cerulean applies new business ratings for all groups with 100 or fewer employees through the use of an automated proposal system, with field sales personnel implementing rates and risk selection criteria. For employer groups with 100 or more employees, home office underwriting personnel determine all rates. These personnel utilize the same screening of risk characteristics that is conducted for employer groups of smaller size, but they attempt to blend actual claim experience, utilizing a flexible credibility formula and underwriting intervention, in order to establish an appropriate rate based on Cerulean's desired competitive position. Georgia law regulates rates for groups smaller than 51.

  Customers

     Cerulean has contracts with certain employer groups and government agencies that account for a significant portion of Cerulean's total business. One group accounted for 22% of Cerulean's total premium revenues and management services revenues in 1999. Cerulean's next two largest customers accounted for less than 9% of premium revenues and management services revenues in 1999. Cerulean also serves as fiscal intermediary for the Medicare Part A program. Claims processed for the Medicare Part A program, state agencies and the National Blue Cross Blue Shield interplan system totaled $4.2 billion in 1999. Cerulean receives fees for performing these services.

     Cerulean's contract with the State of Georgia for self-funded benefits expires June 30, 2001. In February 2000 Georgia awarded a contract for the delivery of medical services for its new preferred provider organization program to a hospital provider network system. Blue Cross and Blue Shield of Georgia will retain its role as sole administrator for Georgia's indemnity benefit plan and the new preferred provider organization program through June 30, 2001.

     The State of Georgia's program accounts for over 25% of Cerulean's membership. Cerulean cannot currently estimate the number of members that will migrate from Georgia's indemnity plan to the new preferred provider organization product, but Cerulean does not expect that the migration will unfavorably impact Cerulean's management services revenue. Cerulean does expect an increase in health maintenance organization insured membership for the State of Georgia account, as part of the benefit program change and due to the contribution levels set by the State. Cerulean anticipates a nominal decline in operating margin for 2000 for the aggregation of all products and services provided to the State of Georgia. Cerulean does not anticipate any impact on hospital contracting for its health maintenance organization, point-of-service and preferred provider organization products as a result of the introduction of the new State of Georgia preferred provider organization product. Cerulean expects nominal impact on hospital contracting arrangements for indemnity products this year as Cerulean's membership continues to shift to lower benefit cost products such as health maintenance organization and preferred provider organization.

     During the 1999 legislative session, the Georgia legislature created a new agency, the Department of Community Health, which, among other things, will become the lead agency in coordinating and purchasing health care benefit plans for state and public employees and their dependents, as well as retirees. Cerulean expects the Department of Community Health to begin a bid process during the second half of this year for the administration of the state's health benefit plans for the periods beginning after July 1, 2001.

INVESTMENT PORTFOLIO

     Cerulean's conservative management of its investment process has played an integral role in creating and maintaining its financial strength. Earnings from the investment portfolio have contributed significantly to the profits of Cerulean. Over the five-year period from January 1, 1995 to December 31, 1999, investment income plus gains realized on sales of investments represented 123% of consolidated operating income. In 1999, such income and gains were $26.9 million compared to consolidated operating income of $40.9 million.

     Investment guidelines which comply with the Georgia Insurance Code govern investment discretion of Cerulean's insurance subsidiaries. Cerulean has established a two-tiered investment portfolio. It meets liquidity needs through an internally managed investment portfolio which it invests primarily in institutional money market accounts and short-term government agency notes. Cerulean transfers those assets not required for liquidity to external money managers for long-term investment in the fixed income and equity markets. State Street Bank currently holds applicable assets in both portfolios in custody. All bonds in the investment portfolios must have quality ratings of "A" or higher by Moody's Investors Service and Standard & Poor's Ratings Group. The equity investments in Cerulean's investment portfolios are highly diversified and limited to high quality, dividend paying, domestic equity securities. There are no derivative securities or instruments in Cerulean's investment portfolios. The board of directors of each insurance subsidiary reviews and approves investment related activities at least quarterly.

     Blue Cross and Blue Shield of Georgia's investment portfolio represented 65% of Cerulean's consolidated investment portfolio at December 31, 1999. Management staff manage Blue Cross and Blue Shield of Georgia's internal portfolio. This staff reports to the treasurer and chief financial officer of Blue Cross and Blue Shield of Georgia who in turn reports to the treasurer of Cerulean. Independent advisory firms manage Blue Cross and Blue Shield of Georgia's external portfolio. These firms are subject to the review of Blue Cross and Blue Shield of Georgia's chief financial officer and the finance committee of Blue Cross and Blue Shield of Georgia's board of directors. The chief financial officer monitors the performance of Blue Cross and Blue Shield of Georgia's investment managers and compares their performance on a monthly basis to predetermined benchmarks. The finance committee formally reviews performance of each investment manager on a quarterly basis. An outside consultant, Register & Akers Investments Inc., also calculates performance quarterly, including benchmarking to an extensive group of other professionally managed investment portfolios. The investment process is dynamic, and Cerulean continually reviews it for improvements and refinements.

     The tables below show Cerulean's consolidated invested assets by category. The following tables should be read in conjunction with the consolidated financial statements and the related notes thereto accompanying this proxy statement/prospectus and with the discussion above at "Quantitative and Qualitative Disclosures About Market Risk."

                            INVESTMENTS BY CATEGORY

                                                                  AS OF                 AS OF
                                                            DECEMBER 31, 1999     DECEMBER 31, 1998
                                                           -------------------   -------------------
                                                                        % OF                  % OF
                                                           CARRYING   CARRYING   CARRYING   CARRYING
                                                            VALUE      VALUE      VALUE      VALUE
                                                           --------   --------   --------   --------
                                                                        ($ IN MILLIONS)
Fixed maturities.........................................   $256.8      77.8%     $239.5      73.6%
Equity securities........................................     73.1      22.1        76.9      23.6
Short-term investments...................................      0.3       0.1         9.2       2.8
                                                            ------     -----      ------     -----
          Total investments..............................   $330.2     100.0%     $325.6     100.0%
                                                            ======     =====      ======     =====

     Cerulean's consolidated portfolio is comprised primarily of highly liquid investment securities. Cerulean's fixed maturities consist of United States Government securities and corporate securities. At

December 31, 1999, all of Cerulean's fixed maturities consisted of instruments bearing fixed, rather than variable, rates of interest. The following table summarizes Cerulean's fixed maturities by category.

                          FIXED MATURITIES BY CATEGORY

                                                                     AS OF
                                                               DECEMBER 31, 1999
                                                              -------------------
                                                                           % OF
                                                              CARRYING   CARRYING
                                                               VALUE      VALUE
                                                              --------   --------
                                                                ($ IN MILLIONS)
U.S. Treasury securities and obligations of U.S. government
  agencies..................................................   $162.1      63.1%
Corporate securities........................................     72.3      28.2
Mortgage-backed securities..................................     22.4       8.7
                                                               ------     -----
          Total fixed maturities............................   $256.8     100.0%
                                                               ======     =====

     The following table summarizes Cerulean's fixed maturities by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without a call or prepayment premium.

                     FIXED MATURITIES BY MATURITY CATEGORY

                                                                     AS OF
                                                               DECEMBER 31, 1999
                                                              -------------------
                                                                           % OF
                                                              CARRYING   CARRYING
                                                               VALUE      VALUE
                                                              --------   --------
                                                                ($ IN MILLIONS)
Due in one year or less.....................................   $ 28.4      11.1%
Due after one year through five years.......................    109.8      42.8
Due after five years through ten years......................     94.3      36.7
Due after ten years.........................................      1.9       0.7
Mortgage-backed securities..................................     22.4       8.7
                                                               ------     -----
          Total fixed maturities............................   $256.8     100.0%
                                                               ======     =====

COMPETITION

     The market for each of Cerulean's products in Georgia is highly competitive on both a regional and statewide basis and has undergone significant changes in recent years. From a competitive perspective, Cerulean generally addresses its market by geography, product and employer group size. Significant competition exists in the metropolitan Atlanta market for managed care products, while outside of this area the majority of competition currently is for either traditional indemnity or preferred provider organization products, although new market entrants with managed care capabilities are beginning to penetrate this area. Cerulean has many competitors in its indemnity, preferred provider organization and health maintenance organization operations, many of which have substantially greater financial and other resources than Cerulean. However, based upon current data available in publications circulated generally and within the health care industry, no single competitor is dominant in any one of Cerulean's eight geographic markets in the state.

     Price competition among benefit plans in Cerulean's markets, particularly the Atlanta metropolitan area, has intensified. According to public information, as of September 1999, Cerulean and three national competitors: the health maintenance organization operations based in Georgia for Aetna and Prudential; Kaiser Foundation Health Plan of Georgia, Inc.; and United Health Care of Georgia, Inc., held 88% of the Georgia health maintenance organization and point-of-service market. Cerulean's share was 34% and the largest competitor's share, Aetna/Prudential, was 24%. Because Cerulean's existing business operations are confined to markets within the State of Georgia, Cerulean currently is unable to subsidize losses in these markets with profits from other markets as national companies can. Cerulean believes that certain larger, national competitors are able to subsidize losses in the Georgia market with profits from other markets in which they operate and could pursue such a strategy in Cerulean's markets in an effort to increase market share. The national health care industry has recently seen a consolidation of companies that offer health care insurance, including traditional indemnity and managed care products. In addition to intensifying competition, this consolidation may result in corporations with enhanced financial resources positioned to pursue a strategy of subsidizing losses to increase their market position in Georgia.

     Further, future legislation at the federal and state levels may also create increased competition in Cerulean's markets. Independent agents and brokers who sell Cerulean's health care benefit plans as well as the benefit plans of Cerulean's competitors may also affect competition. Additionally, provider-sponsored initiatives, through which certain hospital and physician alliances compete with traditional means of health care financing, are developing in some market segments. Cerulean may not be able to compete effectively with competition in the future.

EMPLOYEES

     Cerulean had 2,822 full time employees at June 30, 2000. No Cerulean employees are represented by any union, and Cerulean believes that its relations with its employees are satisfactory.

GOVERNMENT REGULATIONS

  Holding company regulation

     Cerulean is an insurance holding company and as such is subject to regulation by the Georgia Insurance Department. Georgia regulations require the filing of financial and other information concerning the operations and interrelationships of entities within an insurance holding company system. Such regulations extend to contracts, loans, dividends, distributions, management agreements and other transactions between holding company entities. Insurance holding companies must submit certain of these agreements to the Georgia Insurance Department for approval, based on concepts of fair and reasonable terms, reasonable charges and fees, and the condition that following any such related party transaction the insurer's surplus with regard to policyholders must be reasonable in relation to the insurer's outstanding liabilities and adequate to meet its financial needs.

  Regulation of insurance subsidiaries

     Blue Cross and Blue Shield of Georgia, HMO Georgia and Greater Georgia Life Insurance Company are subject to comprehensive regulation. The Georgia Insurance Department has broad authority to regulate, among other things:

     - licenses to transact the business of insurance;

     - investment activity of insurers;

     - premium rates for certain insurance products;

     - trade practices of insurers;

     - agent licensing;

     - policy forms;

     - insurance underwriting and claims practices; and

     - reserve adequacy and solvency.

     The Georgia Insurance Department requires Blue Cross and Blue Shield of Georgia, HMO Georgia and Greater Georgia Life Insurance Company to file detailed annual reports with the department. The Georgia Insurance Department also periodically examines Blue Cross and Blue Shield of Georgia, HMO

Georgia and Greater Georgia Life Insurance's accounts. The regulation of insurance holding company systems includes the acquisition and sales of licensed entities, payment of dividends by regulated entities, the terms of affiliate transactions and other related matters. HMO Georgia is a licensed health maintenance organization under Georgia insurance law. Georgia law considers health maintenance organizations to be insurers and, except as specifically provided to the contrary, regulates them under the same provisions that apply with respect to Blue Cross and Blue Shield of Georgia and Greater Georgia Life Insurance Company.

  Change or acquisition of control

     Georgia insurance law requires the Georgia Insurance Commissioner's prior approval of any transaction affecting change of control of, or other acquisition of, a domestic insurer, or of any person or entity that controls a domestic insurer. In general, a presumption of control exists if any person or entity beneficially owns or controls 10% or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. Any direct or indirect change in control of a domestic insurer or an entity which controls a domestic insurer is subject to the approval of the Georgia Insurance Commissioner, following a public hearing.

  Examinations

     Blue Cross and Blue Shield of Georgia, HMO Georgia and Greater Georgia Life Insurance Company are each subject to examination of their affairs by the Georgia Insurance Department. The Georgia Insurance Department conducts triennial examinations of insurance companies domiciled in Georgia. During the last quarter of 1999, the Georgia Insurance Department completed its financial examination and market conduct examination of Blue Cross and Blue Shield of Georgia, HMO Georgia and Greater Georgia Life Insurance Company for the period January 1, 1995 through December 31, 1997. As a result of those examinations, the Georgia Insurance Department did not raise any matters that would have a material impact upon the statutory financial statements of either Blue Cross and Blue Shield of Georgia, HMO Georgia or Greater Georgia Life Insurance Company.

TRADE NAMES, TRADE MARKS, SERVICE MARKS AND LICENSES

     Pursuant to licenses from the Blue Cross and Blue Shield Association, Cerulean has the exclusive right to conduct business under the name "Blue Cross and Blue Shield of Georgia" and to use the Blue Cross and Blue Shield names, trademarks and service marks for all of the indemnity, life and managed health care products and services it offers in all 159 counties in Georgia. Cerulean believes that the well-recognized Blue Cross and Blue Shield names, trademarks and service marks will continue to provide a significant marketing advantage in its licensed service area, particularly as competitive pressures narrow differences among health care benefit plans. Cerulean cannot do business using the Blue Cross and Blue Shield names, trademarks and service marks outside of its licensed service area.

PROPERTIES

     Cerulean's corporate headquarters occupies approximately 265,000 square feet of leased space in a 17-story building located in Atlanta, Georgia, and its main claims operations center occupies approximately 176,000 square feet of owned space in a four-story building located in Columbus, Georgia. Both facilities are in desirable and accessible locations. Cerulean leases space in 16 other buildings in communities throughout Georgia to support its operations. If the current rate of Cerulean's business growth continues, Cerulean may require additional space.

LEGAL PROCEEDINGS

     On September 18, 1998, plaintiffs Allen Saravuth, Nga Nguyen, Chansamone Sengsavath and Fatana Pirzad, individually and on behalf of all others similarly situated, filed a lawsuit against Cerulean, Blue Cross and Blue Shield of Georgia, James L. Laboon, Jr., Fred L. Tolbert, Jr., Richard D. Shirk, James E. Albright, W. Daniel Barker, Elizabeth W. Camp, Louis H. Felder, M.D., Edward M. Gillespie, Joseph D.

Greene, Mel H. Gregory, Jr., Frank J. Hanna, III, R. Pierce Head, Jr., Charles
H. Keaton, James H. Leigh, Jr., M.D., Julia L. Mitchell-Ivey, Charles R. Underwood, M.D., W. Jerry Vereen, A. Max Walker, Dan H. Willoughby, M.D., Joe M. Young, and John B. Zellars in the Superior Court of Richmond County, State of Georgia, bearing Civil Action File No. 98-RCCV-806. In addition, these plaintiffs filed a Motion for Temporary Restraining Order and Interlocutory Injunctive Relief, which was heard and denied by the Superior Court of Richmond County on September 21, 1998.

     The plaintiffs identify themselves as four individuals who were entitled to receive shares of Cerulean's stock in connection with the conversion of Blue Cross and Blue Shield of Georgia from a non-profit business to a for-profit business. The plaintiffs assert claims for specific performance, fraud, breach of provisions of the Insurance Code of Georgia and breach of fiduciary duty. They request declaratory judgment and certification of a class action consisting of all persons who were "eligible subscribers" of Blue Cross and Blue Shield of Georgia as of February 1, 1996, and who did not become holders of Class A stock. The plaintiffs allege that they and the members of the purported class are entitled to receive shares of Class A stock. They allege alternatively that offering materials disseminated by Blue Cross and Blue Shield of Georgia during 1996 relating to Class A stock contained materially misleading and deceptive statements and omissions and that these plaintiffs and the purported class members are entitled to an award of damages in excess of $100 million. The plaintiffs also asserted derivative causes of action against the named directors alleging that these directors breached fiduciary duties by, among other things, approving the placement and issuance of Class B stock during 1996, the issuance of Class A stock, the settlement of the Let's Get Together, Inc. et al. v. Insurance Commissioner, et al., Civil Action E-61714 (Superior Court of Fulton County, Georgia) lawsuit, and certain management compensation.

     On November 9, 1998, Harrell Tiller, Charlie Deal and Olean Lokey joined the case as additional named plaintiffs. On December 9 and 10, 1998, the Superior Court held a hearing on the plaintiffs' request for declaratory ruling on the issue of whether plaintiffs are properly shareholders of Cerulean. On December 17, 1998, the Superior Court ruled in favor of the plaintiffs. Cerulean filed an appeal with the Georgia Supreme Court, which accepted jurisdiction and granted expedited treatment of the appeal. Cerulean's board of directors appointed a special litigation committee to review the derivative claims. On April 14, 1999, the special litigation committee reported to the board of directors that it had concluded that the derivative claims were without substance. On May 3, 1999, the Georgia Supreme Court reversed the ruling of the Richmond County Superior Court, holding that the Richmond County Superior Court erred in considering and ruling upon the plaintiffs' claims. The Georgia Supreme Court found that the Georgia Insurance Commissioner had broad power of review over the conversion of Blue Cross and Blue Shield of Georgia and that sufficient administrative remedies with the Georgia Insurance Commissioner had been available to the plaintiffs during and following the conversion.

     The plaintiffs in the Richmond County litigation did not file a motion for reconsideration of the Georgia Supreme Court's decision. On May 5, 1999, Blue Cross and Blue Shield of Georgia and Cerulean filed motions for summary judgment on the plaintiffs' fraud claims. On May 20, 1999, Cerulean and Blue Cross and Blue Shield of Georgia filed a motion for entry of judgment on all remaining counts of the plaintiffs' complaint. On July 29, 1999, the Superior Court of Richmond County entered an order dismissing without prejudice all claims against the directors named in the lawsuit. On September 21, 1999, the Superior Court of Richmond County entered orders denying the motions for summary judgment and the motion for entry of judgment. On October 27, 1999, Cerulean and Blue Cross and Blue Shield of Georgia filed a motion for reconsideration of the motion for entry of judgment. The case remains pending before the Superior Court.

     On May 17, 1999, Harrell Tiller, Charlie Deal and Olean Lokey, who were among the plaintiffs in the Richmond County litigation, filed two separate Petitions for Declaratory Ruling before the Georgia Insurance Commissioner. These petitions sought a declaration from the Georgia Insurance Commissioner that Cerulean should have issued Class A stock to them and others similarly situated. On June 22, 1999, the Georgia Insurance Commissioner entered orders on the petitions denying the relief sought. On June 22, 1999, Harrell Tiller, Charlie Deal and Olean Lokey filed two separate proceedings in the Superior Court of Richmond County. In these cases, styled In Re: Harrell Tiller, individually and on behalf of all others similarly situated v. Commissioner of Insurance of the State of Georgia, Civil Action No. 1999-RCCV-471 and In Re: Charlie Deal and Olean Lokey, individually and on behalf of all others similarly situated v. Commissioner of Insurance of the State of Georgia, Civil Action No. 1999-RCCV-470, the petitioners sought judicial review of the decisions of the Georgia Insurance Commissioner of June 22, 1999. On September 21, 1999, the Superior Court of Richmond County entered orders reversing the Georgia Insurance Commissioner's orders. On October 12, 1999, Cerulean and Blue Cross and Blue Shield of Georgia filed Applications for Discretionary Appeal with the Supreme Court of Georgia, seeking to have that court reverse the Superior Court of Richmond County's decisions. These applications were transferred to the Court of Appeals of the State of Georgia on November 12, 1999. On October 21, 1999, the Georgia Insurance Commissioner filed an application for appellate relief from the Superior Court's decisions with the Court of Appeals of the State of Georgia, seeking to have that court overturn the Superior Court's decisions. On November 22, 1999, the Georgia Court of Appeals granted the Applications for Discretionary Appeal of all parties.


     On June 29, 2000, the Court of Appeals entered a decision affirming the earlier decision by the Georgia Insurance Commissioner which had held that the petitioners were not entitled to relief. On July 19, 2000, the petitioners filed a Petition for Writ of Certiorari in the Georgia Supreme Court, which remains pending. On August 1, 2000, the plaintiffs filed a motion in the Richmond County Superior Court seeking to enforce a purported settlement of the litigation with Cerulean. Cerulean has notified the plaintiffs in writing that Cerulean considers the claims in this motion to be frivolous and to constitute abusive litigation under Georgia law and that Cerulean intends to seek damages and attorneys' fees against the plaintiffs, and their counsel, if they do not withdraw the motion. If the plaintiffs do not withdraw the motion, Cerulean must file a response to the motion on or before September 15, 2000.


     Cerulean believes the case is without merit and, in any event, believes that its impact, if any, on the assets of Cerulean would not be material.

     In the normal course of business, Cerulean is involved in and subject to claims, contractual disputes and other uncertainties. Cerulean, after reviewing with legal counsel all of these actions and proceedings, believes that the aggregate losses, if any, will not have a material effect on its financial position or results of operations.

MARKET FOR CERULEAN'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


     As of August 30, 2000, Cerulean had 70,293 holders of Class A stock of record. There is no established public trading market for the Class A stock. Transfer of the Class A stock was restricted until December 1, 1998; thereafter, during the period December 1, 1998 through December 2001, any sale of Class A stock is subject to Cerulean's first right of refusal. Cerulean does not anticipate that any dividends will be paid on Class A stock.


      SECURITY OWNERSHIP OF CERULEAN MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     Currently, no shares of common stock are outstanding or beneficially owned by any person, and no shares of blank preferred stock are outstanding or beneficially owned by any person.


     As of August 30, 2000, a total of 70,293 holders held 409,602 shares of Class A stock, all of which were outstanding.


     The charitable foundation formed in connection with the settlement of the conversion litigation owns 53,150 shares, or approximately 13% of the Class A stock. The address of the foundation is: Healthcare Georgia, Inc., Endowed by Blue Cross & Blue Shield of Georgia c/o Long Aldridge & Norman LLP, 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308.

     No directors, nominees for director or officers of Cerulean or of Blue Cross and Blue Shield of Georgia beneficially own any shares of capital stock of Cerulean except Frank J. Hanna, III and John W. Robinson, Jr. Mr. Robinson, a Class A designated director, owns five shares, which is less than 1%, of the Class A stock outstanding. Georgia Strategic Healthcare owns 40,000 shares, or approximately 80%, of the

Class B stock outstanding. Frank J. Hanna, III, Frank J. Hanna, Jr. and David Hanna share voting and dispositive power with regard to all of the shares of Class B stock owned by Georgia Strategic Healthcare. Frank J. Hanna, III, is, therefore, deemed to be the indirect beneficial owner of the 40,000 shares held by Georgia Strategic Healthcare. The address of Georgia Strategic Healthcare is:
Suite 1750, Two Ravinia Drive, Atlanta, Georgia 30346.

                             MANAGEMENT OF CERULEAN

     The following table sets forth certain information as of August 3, 2000 regarding each of the executive officers of Cerulean or Blue Cross and Blue Shield of Georgia who is not also a director of Cerulean.

                   NAME                       AGE                         TITLE
                   ----                       ---                         -----
John A. Harris............................    49     Treasurer of Cerulean, Executive Vice President
                                                     of Finance and Strategic Planning of Blue Cross
                                                       and Blue Shield of Georgia
Hugh J. Stedman...........................    52     Secretary of Cerulean, Senior Vice President and
                                                       General Counsel of Blue Cross and Blue Shield
                                                       of Georgia
Mark Kishel, M.D..........................    54     Executive Vice President, Chief Medical Officer
                                                     of Blue Cross and Blue Shield of Georgia
Richard F. Rivers.........................    46     Executive Vice President, Chief Operating
                                                     Officer of Blue Cross and Blue Shield of Georgia
Richard A. Steinhausen....................    56     Executive Vice President, Service Operations and
                                                       Information Systems of Blue Cross and Blue
                                                       Shield of Georgia
R. Neil Vannoy............................    54     Executive Vice President, Community Operations
                                                     of Blue Cross and Blue Shield of Georgia
Robert A. Yungk...........................    43     Executive Vice President, Local Market
                                                     Operations of Blue Cross and Blue Shield of
                                                       Georgia

     John A. Harris has served as Blue Cross and Blue Shield of Georgia's Executive Vice President, Finance and Strategic Planning since January 1993. He has served as Treasurer of Cerulean since its organization in February 1996. Prior to joining Blue Cross and Blue Shield of Georgia, he worked in the health care industry for 10 years, primarily in managed care companies, but also with multi-line carriers. His positions included Chief Financial Officer, Western Market Group, for the Employee Benefits Division of Lincoln National; Assistant Corporate Controller for Financial Planning, Reporting and Analysis for Equicor; President, VIP Health Plan, an IPA model health maintenance organization in California; and Vice President, Finance for CIGNA Health Plans for southern California.

     Hugh J. Stedman currently serves as Secretary of Cerulean and Senior Vice President and General Counsel to Blue Cross and Blue Shield of Georgia. Mr. Stedman has been Counsel to Blue Cross and Blue Shield of Georgia since 1985. Mr. Stedman obtained his J.D. from Rutgers University and is admitted to practice law in Georgia and Pennsylvania. Prior to joining Blue Cross and Blue Shield of Georgia, Mr. Stedman was Associate Counsel for Healthdyne, Inc., a manufacturer of medical devices and supplier of home-health services. Mr. Stedman is a member of the American, Georgia and Cobb County Bar Associations, the Cobb County Chamber of Commerce and the American Health Lawyers' Association.

     Mark Kishel, M.D., has been Executive Vice President and Chief Medical Officer of Blue Cross and Blue Shield of Georgia since October 1993. Prior to joining Blue Cross and Blue Shield of Georgia, he developed staff, group and IPA model health maintenance organizations, as well as preferred provider organizations, for major carriers and other managed care organizations including Travelers, Lincoln National and Health America. His management experience includes capitated Medicaid, managed workers' compensation, point-of-service and health maintenance organization networks. Dr. Kishel has developed quality management and utilization management programs for various start-up companies and consulted in physician health organizations and university-sponsored health plan development. As a practicing pediatrician and family physician for 11 years, Dr. Kishel assisted in the development of a model primary care system that addressed the needs of the indigent and uninsured in Arizona. He is a director of the Atlanta Boys and Girls Clubs, Inc.

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     Richard F. Rivers joined Blue Cross and Blue Shield of Georgia as Executive
Vice President and Chief Operating Officer in September 1997. Prior to joining Blue Cross and Blue Shield of Georgia, Mr. Rivers worked for Prudential
Insurance Company for 22 years. Most recently, he was Senior Vice President of Health Plan Operations with Prudential Healthcare and was responsible for the operations of 32 local health plans nationwide. Prior to this, he was President of South Central Operations and had full responsibility for operations in ten states.

     Richard A. Steinhausen joined Blue Cross and Blue Shield of Georgia in August 1995 as Executive Vice President, Service Operations and Information Systems. Mr. Steinhausen has more than 30 years of health care industry experience. Most recently, he served as Vice President, Employee Benefits Division of Washington National. Previously, he was a Senior Vice President of Equicor and President of its National Benefits Sector. He also served as Regional Vice President, Claims for Equitable Life Assurance Society.

     R. Neil Vannoy joined Blue Cross and Blue Shield of Georgia as Senior Vice President of Public Affairs and Product Development in July 1992. In 1994, he was appointed Executive Vice President of Community Operations of Blue Cross and Blue Shield of Georgia and is responsible for community healthcare partnership developments and government programs. Prior to joining Blue Cross and Blue Shield of Georgia, Mr. Vannoy served in management positions with Prudential Insurance Company for 16 years, including Vice President, Group Corporate at Prudential's New Jersey headquarters, Vice President in charge of the company's Southern Group Operations, Vice President of Florida Group Operations and Vice President of Group Marketing and Sales at the New York City group office. Mr. Vannoy is a member of the boards of directors of the Georgia Business Forum and the community health partnership networks in Atlanta and Augusta. He serves on the Professional Advisory Council of Mission New Hope in Atlanta, supported the development of the Georgia Coalition for Health as a member of the formation steering committee and serves on the technical advisory committee of the Georgia Health Policy Center. Mr. Vannoy holds a Chartered Life Underwriter designation.

     Robert A. Yungk joined Blue Cross and Blue Shield of Georgia on December 15, 1997 with 18 years experience with national managed care companies. Mr. Yungk has extensive managed care experience with staff, group, gatekeeper and open access IPAs, point of service, preferred provider organization and pre-paid dental health maintenance organizations. Most recently he served in a dual capacity as President and Chief Executive Officer of United Healthcare of Alabama and Executive Vice President and Chief Operating Officer of United Healthcare South, a six-region managed care plan with 650,000 health maintenance organization members. During his 12 years at Lincoln National Corporation, he served in various senior roles in health plan management, corporate and regional sales. He also holds a Chartered Life Underwriter designation.

                            COMPARISON OF RIGHTS OF
                CERULEAN SHAREHOLDERS AND WELLPOINT SHAREHOLDERS

     The rights of Cerulean shareholders are presently governed by the Georgia Business Corporation Code, the Cerulean articles of incorporation, the Cerulean bylaws and, in the case of holders of Class B stock, the shareholders' agreement between the Class B shareholders, Cerulean and Blue Cross and Blue Shield of Georgia. Upon completion of the merger, the rights of Cerulean shareholders who become shareholders of WellPoint in the merger will be governed by the Delaware General Corporation Law, the restated certificate of incorporation of WellPoint and the bylaws of WellPoint. The following is a summary of the principal differences between the current rights of Cerulean shareholders and those of WellPoint shareholders following the merger.

     We do not intend the following to be a complete discussion of the differences in the rights of Cerulean and WellPoint shareholders. This discussion is qualified by reference to Delaware law, Georgia law, the WellPoint certificate of incorporation, the Cerulean articles of incorporation, the WellPoint bylaws and the Cerulean bylaws. Copies of the WellPoint certificate of incorporation and the WellPoint bylaws are attached to this proxy statement/prospectus as Appendix D and Appendix E. Cerulean will send its

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articles of incorporation and bylaws, which are presently available from
Cerulean as well as from the SEC, to shareholders of Cerulean upon request.

BOARD OF DIRECTORS

     Cerulean. The Cerulean articles of incorporation provide that, for all matters other than election of directors, the holders of Class A stock and Class B stock vote as separate classes. Shareholders elect directors by a plurality of the votes cast unless the Cerulean articles of incorporation provide otherwise.

     Under the Georgia Business Corporation Code, a corporation may provide in its articles of incorporation for a board of directors divided into two or three classes, with the size of the classes as even as possible. The Cerulean articles of incorporation provide for a board which is divided into three classes, each of which is elected for a staggered three-year term.

     The Cerulean articles of incorporation further provide that as long as both shares of Class B stock and Class A stock are issued and outstanding, the holders of Class A stock, voting separately as a single class, are entitled to elect two members of each class of the board of directors of Cerulean. These directors are referred to as the Class A designated directors. Under the Cerulean articles of incorporation, the holders of Class A shares elected the first two Class A designated directors at the annual meeting of Cerulean held on December 18, 1996. The Class A shareholders elected two more directors at the annual meeting of Cerulean held on April 25, 1997 and were going to elect the final two at the annual meeting scheduled for December 30, 1998. The board of directors appointed these final two effective March 15, 1999 and the Class A shareholders ratified that action at the special meeting held June 25, 1999.

     The Cerulean articles of incorporation provide for a restriction on voting of shares of common stock, limiting the vote of any one shareholder to 5% of the total number of shares voting. The limit is also contained in the shareholders' agreement between Cerulean and the foundation formed in connection with the settlement of the conversion litigation. In a shareholders' agreement with Cerulean, the foundation has agreed to vote only 5% of its Class A stock on matters presented for a vote to the Class A shareholders. Cerulean has waived this provision with respect to the merger, so that on the merger proposal, the foundation will be entitled to vote all 53,150 of its shares of Class A stock. On the proposal for the election of directors, however, the foundation will vote only 20,480 shares.

     So long as any shares of Class B stock are issued and outstanding, the holders of Class B stock, voting separately and as a single class, are entitled to elect all remaining directors of the Cerulean board of directors other than the Class A designated directors. The holders of Class B stock nominate two directors, known as preferred designated directors. The nominating committee of the board nominates the remainder of the directors and the board of directors approves them.

     WellPoint. The Delaware General Corporation Law permits a classified board of directors, divided into as many as three classes. However, the Delaware General Corporation Law does not require that the classes be as even in size as possible. The WellPoint certificate of incorporation provides that the WellPoint board of directors be divided into three classes. If WellPoint changes the size of its board, the change in the number of directors must be apportioned among the classes such that the number of directors in each class is as nearly equal as possible. The board of directors of WellPoint is elected by a plurality of the votes cast by shareholders, up to the number of directors to be elected in such election. WellPoint's certification of incorporation does not provide for cumulative voting.

COMMITTEES OF THE BOARD

     Cerulean. The Cerulean bylaws provide that Cerulean must have a finance committee of the board of directors which consists of up to seven directors. In addition to duties the board delegates to it, this committee must prepare and approve an annual business plan of Cerulean, its subsidiaries and affiliates. Upon approval of the finance committee and the board of directors, this business plan serves as the official business plan for Cerulean, its subsidiaries and affiliates. The Cerulean bylaws and the shareholders' agreement of the Class B shareholders provide that the two preferred designated directors must serve on

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the finance committee. The Cerulean bylaws further provide that in the discretion of the holders of Class B stock, one or two preferred designated directors must serve on the compensation committee, the strategic planning committee and the audit committee of Cerulean.


     WellPoint. The WellPoint bylaws provide that any executive committee established by the board of directors shall initially have at least one member who is a "Blue Cross of California Designee," which is defined to mean W. Toliver Besson, Stephen L. Davenport and Sheila P. Burke, or their direct or indirect replacements. The bylaws also provide that a majority of any executive committee be composed of members who are "WellPoint Designees." WellPoint Designees are defined in the bylaws as Leonard D. Schaeffer, David R. Banks, Roger E. Birk, Julie A. Hill and Elizabeth E. Sanders, or their direct or indirect replacements. These committee provisions are applicable until the date on which the California HealthCare Foundation and its affiliates collectively cease to beneficially own WellPoint capital stock in excess of the ownership limits described on page 119. As of August 30, 2000, the California HealthCare
Foundation owned           shares, or approximately      % of the outstanding
WellPoint common stock. The California HealthCare Foundation may from time to time sell shares of WellPoint common stock sufficient to reduce its ownership below these ownership limits.


     The WellPoint bylaws further provide for a nominating committee of WellPoint's board of directors. This nominating committee will consist of three directors, at least one of whom will be a Blue Cross of California Designee and a majority of whom will be non-Blue Cross of California Designees. The nominating committee has the power, acting by majority vote, to nominate persons to serve as directors of WellPoint. These nominating rights are subject to the following qualifications:

     - the powers of the nominating committee are subject to any rights of WellPoint's shareholders under law to nominate persons to serve as directors;

     - in the case of a person nominated as a replacement for a Blue Cross of California Designee, the Blue Cross of California Designee members of the nominating committee will have a veto vote;

     - in the case of a person nominated as a replacement for any WellPoint Designee, the nominating committee will not nominate any person if a majority of the WellPoint Designee members of the Nominating Committee oppose such nomination; and

     - the powers of the nominating committee are further subject to any of WellPoint's contractual obligations.


     If the nominating committee is unable to nominate a candidate for WellPoint's board of directors as set forth above, the board of directors will make nominations, in the case of replacing a Blue Cross of California Designee, by vote of a majority of the remaining Blue Cross of California Designees or, in the case of replacing a WellPoint Designee, by vote of a majority of the remaining WellPoint Designees. The nominating committee will continue to exist so long as the California HealthCare Foundation's stock ownership is above the ownership limit outlined on page 119.


ACTIONS BY SHAREHOLDERS WITHOUT A MEETING; SPECIAL MEETINGS

     Cerulean. Under the Georgia Business Corporation Code, the shareholders of a corporation may take any action which they could otherwise take at a meeting of the shareholders by written consent of all of the shareholders entitled to vote on that action. The articles of incorporation may also permit the shareholders to act by written consent signed by the shareholders who would be entitled to vote at a meeting and who hold shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting. The Cerulean bylaws provide that shareholders may take any action required or permitted to be taken at a shareholders' meeting by written consent if all the shareholders entitled to vote on the action sign that consent.

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     The Cerulean bylaws further provide that special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the Georgia Business Corporation Code:

     - may be called by the Chairman of the Cerulean board of directors;

     - may be called by the Chairman of the board of directors or the Secretary of Cerulean when so directed by the board of directors;

     - at any time at which Cerulean has more than 100 shareholders of record, may be called by the Chairman of the board of directors or the Secretary of Cerulean at the request in writing of shareholders holding not less than 70% of all of the votes entitled to be cast on any issue proposed to be considered at the special meeting;

     - at any time at which Cerulean has 100 or fewer shareholders of record, must be called by the Chairman of the board of directors or the Secretary of Cerulean at the request in writing of shareholders owning not less than 25% of all of the votes entitled to be cast on any issue to be considered at the proposed special meeting; and

     - may be called at the request in writing of shareholders owning not less than a majority of the outstanding shares of Class B stock.

     WellPoint. Under the Delaware General Corporation Law, unless a corporation's certificate of incorporation provides otherwise, any action which may be taken at a meeting of the shareholders of a corporation may be taken by written consent without a meeting. Any such written consent must be executed by the holders of outstanding stock having at least the minimum amount of votes necessary to take such action at a meeting where all shareholders entitled to vote on such action are present.

     The WellPoint certificate of incorporation and the WellPoint bylaws prohibit shareholder action by written consent without a meeting. The WellPoint certificate provides that a special meeting of the shareholders of WellPoint may be called at any time. Special meetings of the shareholders may be called only by the Chairman of the Board, the President, a majority of the members of the board of directors or holders of WellPoint shares entitled to cast not less than 10% of the votes at the meeting.

AMENDMENTS TO CERTIFICATE OR ARTICLES OF INCORPORATION

     Cerulean. Under the Georgia Business Corporation Code, the Cerulean board of directors may amend the articles of incorporation to take the following actions without obtaining shareholder approval:

     - delete the names and addresses of the initial directors, initial registered agent or registered office, the initial principal office, and each incorporator;

     - change each issued or each issued and unissued authorized share of an outstanding class of stock into a greater number of whole shares if the corporation has only shares of that class outstanding;

     - change the corporate name;

     - extend the corporation's duration if it was incorporated at a time the law required limited duration;

     - change or eliminate the par value of each issued and unissued share of an outstanding class if the corporation has only shares of that class outstanding; or

     - make any other change permitted by the Georgia Business Corporation Code without shareholder action.

     The board of directors must approve other amendments and recommend them to the shareholders. The shareholders must then approve the amendments by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment unless the articles of incorporation, the bylaws or another provision of the Georgia Business Corporation Code require a higher vote. In general, the Georgia Business Corporation Code permits class or series voting on an amendment if the amendment would change the number of authorized shares of a class, unless the articles of incorporation

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provide otherwise, or adversely affect the rights, powers or preferences of the shares of a class or series in a manner specified by the statute.

     The Cerulean articles of incorporation and Cerulean bylaws further restrict the ability of the Cerulean shareholders to amend the Cerulean articles of incorporation. The Cerulean articles of incorporation and bylaws provide that the shareholders may alter, amend or repeal the Cerulean articles of incorporation only upon the affirmative vote of:

     - a majority of the members of the board of directors; and

     - a majority, or in the case of amendment of provisions which require a greater percentage, such greater percentage, of the shares of each class of shares then outstanding and entitled to vote.

The Cerulean articles of incorporation and Cerulean bylaws further provide that the provision governing amendment of the Cerulean articles of incorporation described above, together with the provisions of the Cerulean articles of incorporation dealing with classification of the Cerulean board of directors and restrictions upon the acquisition of securities of Cerulean in the event that Cerulean common stock is outstanding and no shares of Class B stock remain outstanding, may be altered, amended or repealed by the shareholders only upon the affirmative vote of:

     - a majority of the members of the board of directors; and

     - three-fourths of the shares of each class of shares then outstanding and entitled to vote thereon.

     WellPoint. Pursuant to the Delaware General Corporation Law, WellPoint's certificate of incorporation may be amended if such amendment is approved by both the board of directors and the majority of the outstanding shares entitled to vote. Pursuant to the WellPoint certificate of incorporation, in order for the WellPoint board of directors to approve any amendment of the WellPoint certificate of incorporation, either two-thirds of the entire board or seven of the directors then in office must vote in favor of the amendment, whichever is greater. Certain provisions of the WellPoint certificate of incorporation may only be amended by a "super-majority" vote of the holders of at least 75% of each class of the shares of voting stock, represented and voting by class at a duly held meeting of shareholders at which a quorum is present. These "super-majority" protected provisions include those concerning:

     - the number of directors of the board;

     - certain provisions dealing with WellPoint's classified board of directors;

     - the filling of vacancies on the board of directors;

     - the power of directors to amend the WellPoint certificate of incorporation;

     - the prohibition on shareholder action by written consent;

     - the ownership and transfer restrictions relating to WellPoint common stock;

     - the prohibition on cumulative voting by shareholders; and

     - the requirement for super-majority shareholder approval to amend such provisions.


     In no case will any amendment of the super-majority protected provisions of the WellPoint certificate of incorporation be effective unless it has been approved by the affirmative vote of a majority of the outstanding shares of voting stock entitled to vote. WellPoint's license agreement with the Blue Cross and Blue Shield Association contains restrictions on ownership and transfer of WellPoint securities. The requirement for super-majority shareholder approval will not apply to any amendment to these ownership and transfer restrictions to conform such provision to a change to the terms of the WellPoint license agreement or to any amendment to the ownership and transfer restrictions required or permitted by the Blue Cross Blue Shield Association. Furthermore, the provisions of the WellPoint certificate of incorporation described in the last three sentences of this paragraph will expire if the WellPoint license agreement terminates and if WellPoint and the Blue Cross Blue Shield Association do not enter into a replacement license agreement.

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AMENDMENTS TO BYLAWS

     Cerulean. The Georgia Business Corporation Code permits a corporation's board of directors to amend, repeal or adopt bylaws, unless:

     - the articles of incorporation reserve this power exclusively to the shareholders in whole or in part; or

     - the shareholders, in amending or repealing a particular bylaw, expressly reserve the power to amend or repeal that particular bylaw.

     The corporation's shareholders may also amend, repeal or adopt bylaws even though the board may amend or repeal the same bylaws. The shareholders alone may amend, repeal or adopt bylaws limiting the authority of the board of directors or establishing staggered terms for directors. The shareholders alone may adopt bylaws extending a greater quorum or voting requirement for shareholders. In addition, the board of directors may not amend, repeal or adopt a bylaw fixing a greater shareholder quorum or voting requirement unless the bylaw relates to the Georgia Business Corporation Code's business combination or fair practice provisions. Unless provided otherwise in a corporation's articles of incorporation or bylaws, adoption, amendment or repeal of a bylaw fixing a greater quorum or voting requirement for the board of directors requires the affirmative vote of a majority of the votes entitled to be cast by the shareholders or of a majority of the directors. If the shareholders adopt or amend such a bylaw, the bylaw or amendment may provide that only a specified vote of either the shareholders or the board of directors may amend that bylaw.

     The Cerulean articles of incorporation and Cerulean bylaws restrict the ability of Cerulean shareholders and directors to amend the Cerulean bylaws. The Cerulean articles and Cerulean bylaws provide that the shareholders may alter, amend or repeal the bylaws only upon the affirmative vote of:

     - a majority of the members of the board of directors; and

     - a majority, or in the case of amendment provisions which require a greater percentage, such greater percentage, of the shares of each class of shares then outstanding and entitled to vote.

     WellPoint. Pursuant to the Delaware General Corporation Law, bylaws may generally be adopted, amended or repealed either by approval of the majority of the outstanding shares entitled to vote or, if provided in a corporation's certificate of incorporation, by approval of the board of directors. The WellPoint certificate of incorporation further requires that certain amendments to the WellPoint bylaws must have the approval of either two-thirds of the board, or seven of the directors then in office, whichever is greater. The bylaws requiring a super-majority board approval to amend include:

     - the number, qualification and election of directors;

     - the filling of vacancies on the board of directors;

     - the committees of the board of directors, including the nominating committee; and

     - the prohibition on adopting rules and regulations inconsistent with the WellPoint certificate of incorporation.

GENERAL VOTING REQUIREMENTS

     Cerulean. The Georgia Business Corporation Code provides that unless the articles of incorporation, a bylaw adopted by the shareholders or the Georgia Business Corporation Code requires a greater number of affirmative votes, action by a voting group on a matter, other than the election of directors, will be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action at a meeting where a quorum is present.

     WellPoint. The Delaware General Corporation Law provides that unless the Delaware General Corporation Law, the certificate of incorporation or the bylaws provide otherwise, the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting at which a quorum is present will constitute approval by such voting group, except that directors will be elected by a plurality of the
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votes of the shares entitled to vote. Because WellPoint presently has only one class of shares outstanding, votes on all matters other than the election of directors will be by vote of a majority of a single voting group present in person or represented by proxy at a meeting, unless a different vote is required by the Delaware General Corporation Law.

VOTE REQUIRED FOR CERTAIN TRANSACTIONS

     Cerulean. In connection with the approval of proposed mergers and share exchanges, and unless the Georgia Business Corporation Code requires a greater vote or vote by voting group, the articles of incorporation, bylaws or board resolutions, the Georgia Business Corporation Code generally requires:

     - the affirmative vote of a majority of all votes entitled to be cast on the plan for such transaction, voting as a single group; and

     - the affirmative vote of a majority of the votes entitled to be cast by holders of shares of each voting group entitled to vote as a group under the corporation's articles of incorporation.

     Unless the articles of incorporation, bylaws or board resolutions require a greater vote or a vote by voting groups, the Georgia Business Corporation Code provides that the shareholders must approve the sale of all or substantially all of the assets of a corporation by the affirmative vote of a majority of all the votes entitled to be cast on the matter, regardless of voting groups. Shareholders of the surviving corporation generally do not need to approve a merger if:

     - the articles of incorporation of the surviving corporation will not differ from the current articles;

     - each share of stock of the surviving or acquiring corporation outstanding immediately before the effective date of the merger or share exchange will be an identical outstanding or reacquired share immediately after the merger or share exchange; and

     - the number and kind of shares outstanding immediately after the merger or share exchange, plus the number and kind of shares issuable as a result of the merger or share exchange, do not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger or share exchange.

     Under the Cerulean articles of incorporation, the holders of Class A stock and the holders of Class B stock are each entitled to vote as a separate voting group in connection with a merger, share exchange or sale of all or substantially all of Cerulean's assets.

     WellPoint. Under the Delaware General Corporation Law, a merger, consolidation or sale of all or substantially all of a corporation's assets generally must be approved by the shareholders of each constituent corporation by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the transaction. The Delaware General Corporation Law does not recognize share exchanges. No approval from the shareholders of the surviving corporation is required if:

     - the corporation's certificate of incorporation will not be amended as a result of the merger;

     - each share of the corporation's stock outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and

     - any authorized unissued shares or treasury shares of the surviving corporation's common stock to be issued pursuant to the merger, including those initially issuable upon conversion of any other securities to be issued pursuant to the merger do not exceed 20% of the shares of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger.

CERTAIN RESTRICTIONS ON OWNERSHIP OF SECURITIES

     Cerulean. The Cerulean articles of incorporation provide for certain restrictions on the ownership of securities of Cerulean in the event that common stock of Cerulean is ever issued. Cerulean put these

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provisions in place to comply with the licensing requirement imposed on Blue
Cross and Blue Shield of Georgia by the Blue Cross and Blue Shield Association in connection with the issuance of licenses to Cerulean and Blue Cross and Blue Shield of Georgia to use the Blue Cross and Blue Shield tradenames and trademarks in the State of Georgia. The shareholders' agreement dated September 22, 1998 between Cerulean and the foundation created in connection with the settlement of the conversion litigation with respect to Class A stock and warrants incorporates these restrictions. There is no common stock presently outstanding.

     WellPoint. The WellPoint certificate of incorporation also has an ownership limit to accommodate Blue Cross Blue Shield Association licensing restrictions. WellPoint's license agreement and related addendum with the Blue Cross and Blue Shield Association incorporate this ownership limit. Generally, the ownership limitations provide that no person may beneficially own more than the number of shares of voting stock which is one share lower than the number of shares of voting stock representing the "ownership limit." For any institutional investor, the ownership limit is one share less than 10% of WellPoint's outstanding voting securities. For any noninstitutional investor, other than the California HealthCare Foundation, the ownership limit is one share less than 5% of WellPoint's outstanding voting securities.

     For these purposes, an institutional investor means any person if such person is:

     - a broker or dealer registered under Section 15 of the Securities Exchange Act;

     - a bank as defined in Section 3(a)(6) of the Securities Exchange Act;

     - an insurance company as defined in Section 3(a)(19) of the Securities Exchange Act;

     - an investment company registered under Section 8 of the Investment Company Act of 1940;

     - an investment adviser registered under Section 203 of the Investment Advisers Act of 1940;

     - an employee benefit plan, or pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or an endowment fund;

     - a parent holding company, provided the aggregate amount held directly by the parent and directly and indirectly by its subsidiaries which are not persons specified above, does not exceed one percent of the securities of the subject class; or

     - a group composed entirely of any of the above persons or entities.

     In addition, every filing made by such person with the SEC under Regulations 13D-G or any successor regulations under the Securities Exchange Act with respect to such person's beneficial ownership must contain a certification that the WellPoint common stock acquired by such person was acquired in the ordinary course of business and was not acquired for the purpose of and does not have the effect of changing or influencing the control of WellPoint and was not acquired in connection with or as a participant in any transaction having such purpose or effect. A noninstitutional investor means any person that is not an institutional investor.

     The WellPoint certificate of incorporation provides that any "transfer" that, if effective, would result in a person beneficially owning more than the ownership limit will be void with respect to any shares in excess of the ownership limit. Any transfer or event resulting in a person purporting to hold excess shares will result in such excess shares being automatically deemed transferred to an escrow agent. The escrow agent would have the power to vote the excess shares at the direction of WellPoint, and would be obligated to sell the excess shares for the benefit of the purported owner, net of costs and expenses of the escrow agent and WellPoint, at a time that the escrow agent deems appropriate, so as not to negatively impact the market price of WellPoint common stock.

     Pursuant to the WellPoint certificate of incorporation, WellPoint has the power to interpret the provisions of the WellPoint certificate of incorporation described above and, in the absence of manifest error, any interpretation of the board of directors of WellPoint will be binding. In making any such

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interpretation, the board of directors of WellPoint is required to consider its obligations to the Blue Cross Blue Shield Association, wherever relevant. The ownership limitations are more fully described in the WellPoint certificate of incorporation, a copy of which is attached to this proxy statement/prospectus in Appendix D.


     To the knowledge of WellPoint, the California HealthCare Foundation is presently the only shareholder of WellPoint which would beneficially own shares of WellPoint common stock in excess of the ownership limit. However, the California HealthCare Foundation is subject to specific restrictions on its ability to vote its shares pursuant to a voting trust agreement entered into in connection with WellPoint's May 1996 recapitalization. Based upon Cerulean's and WellPoint's existing knowledge of relationships between Cerulean's shareholders and their existing ownership of WellPoint common stock, no Cerulean shareholder is expected to beneficially own voting stock of WellPoint representing five percent or more of WellPoint's outstanding voting securities as a result of the merger. Consequently, no Cerulean shareholder should be subject to the transfer and ownership limitations described above in connection with the shares received by it in the merger.


BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

     Cerulean. The Georgia Business Corporation Code contains provisions regarding business combinations with interested shareholders. These provisions are designed to encourage any person, before acquiring 10% of the outstanding voting stock of a corporation, to seek approval of its board of directors regarding the terms of any contemplated business combination by prohibiting such business combination for a period of five years, subject to certain exceptions in the statute.

     The provisions of the Georgia Business Corporation Code regarding business combinations do not apply to a Georgia corporation unless it has affirmatively elected in its bylaws to be governed by them. Cerulean has adopted the business combination provisions of the Georgia Business Corporation Code through election in the Cerulean bylaws. These provisions, however, are not applicable to the merger with WellPoint.

     WellPoint. Unlike the Georgia provisions, Section 203 of the Delaware General Corporation Law prohibits a corporation from entering into certain business combination transactions with any interested shareholder for a period of three years from the time the shareholder becomes an interested shareholder, unless a certain super-majority of the shareholders vote in favor of the transaction. The prohibition will not apply if:

     - the board of directors has approved either the proposed business combination or the transaction resulting in interested shareholder status prior to the date that the shareholder became an interested shareholder;

     - upon completion of the transaction in which the shareholder became an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

     - after the date that the shareholder became an interested shareholder, the interested shareholder obtains the approval of the board of directors and the approval at an annual or special meeting (and not by written consent) of two-thirds of the shares outstanding that are not held by the interested shareholder.

A Delaware corporation may "opt out" of the requirements of Section 203 of the Delaware General Corporation Law if a majority of the outstanding shares entitled to vote adopt an amendment to the corporation's certificate of incorporation or bylaws expressly electing not to be governed by Section 203. WellPoint has not "opted out" of Section 203.

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

FAIR PRICE PROVISIONS

     Cerulean. The Georgia Business Corporation Code also contains provisions designed to protect shareholders of Georgia corporations against certain tactics used by acquiring corporations in hostile takeover attempts. Specifically, the fair price provisions provide protection from so-called two-tier transactions. In these transactions, the acquiring party first usually tenders at a substantial premium for a major stock interest in a target corporation. After having acquired such interest, the acquiring party acquires total ownership of the corporation by effecting a freeze-out merger which forces minority shareholders to receive cash or other consideration for their common stock in the acquired corporation.

     Through a provision in the Cerulean bylaws, Cerulean has elected to be governed by the fair price provisions of the Georgia Business Corporation Code.

     WellPoint. Other than Section 203 of the Delaware General Corporation Law, neither the Delaware General Corporation Law nor the WellPoint certificate of incorporation contains a provision similar to the one described above.

CONFLICTING INTEREST TRANSACTIONS

     Cerulean. The Georgia Business Corporation Code states that a director has a conflicting interest with respect to a transaction that the corporation or any other entity in which the corporation has a controlling interest effects or proposes if:

     - whether or not the transaction is brought before the board for action, to the knowledge of the director at the "time of commitment" the director or a related person is a party to the transaction or has a beneficial financial interest in or is so closely linked to the transaction and the transaction is of such financial significance to the director or a related person that it would reasonably be expected to exert an influence on the director's judgment if he or she were called upon to vote on the transaction; or

     - the transaction is brought, or would normally be brought, before the board of directors for action, and to the knowledge of the director at the time of the commitment any of the following persons is either a party to the transaction or has a beneficial financial interest so closely linked to the transaction and of such financial significance to such person that it would reasonably be expected to exert an influence on the director's judgment if he or she were called upon to vote on the transaction:

      - an entity other than the corporation of which the director is a director, general partner, agent or employee;

      - a person that controls one or more of the entities specified above or an entity that is controlled by, or is under common control with, one or more of the entities specified above; or

      - an individual who is a general partner, principal or employer of the director.

     Generally, an action by a shareholder or by or in the right of the corporation may not enjoin, set aside, or give rise to an award of damages or other sanctions in connection with, a director's conflicting interest transaction on the ground of an interest in the transaction of such director or any person with whom such director has a personal, economic or other association, if:

     - the transaction receives the affirmative vote of a majority, but not less than two, of the disinterested directors or a committee of disinterested directors who voted on the transaction after required disclosure to them;

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

     - a majority of the votes entitled to be cast by disinterested shareholders were cast in favor of the transaction after:

      - notice to the shareholders describing the conflicting interest transactions;

      - disclosure by such director, prior to the shareholders' vote to the Secretary of the company of the number and identity of the persons holding or controlling the vote, of all shares that to the knowledge of the director are beneficially owned or the voting of which is controlled by that director or by a related person of the director, or both; and

      - required disclosure to the shareholders who voted on the transaction to the extent the required information was not known by them; or

      - the director can establish that the transaction, judged in the circumstances at the time of commitment, was fair to the corporation.

     The provisions of the Georgia Business Corporation Code that are applicable to directors also generally apply to officers. These provisions provide that with respect to an officer who is not also a director of the corporation, a conflicting interest transaction may not be enjoined, set aside, or give rise to an award of damages or other sanctions if:

     - the transaction was approved by the board of directors after required disclosure;

     - the transaction was approved by the shareholders after required disclosure; or

     - the officer can establish that the transaction, judged in the circumstances at the time of commitment, was fair to the corporation.

     WellPoint. The Delaware General Corporation Law states that contracts and transactions between a Delaware corporation and one or more of its directors or officers, or organizations in which they serve in such capacities or have a financial interest will not be void or voidable solely because of such relationship. Similarly, a transaction with a director or officer is not void or voidable solely because such director or officer acts or participates in a board or committee meeting authorizing the contract or transaction. Such transactions are permissible if:

     - the material facts of the relationship or interest and as to the contract or transaction are disclosed or known to the board or committee and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors are less than a quorum; or

     - the contract or transaction is specifically approved in good faith by the shareholders entitled to vote thereon after the material facts as to the relationship or interest and as to the contract or transaction are disclosed to or are known to those shareholders; or

     - the contract or transaction is fair to the corporation as of the time that it is authorized by the board, a committee of the board or by the shareholders.

APPRAISAL RIGHTS

     Cerulean. The Georgia Business Corporation Code grants shareholders the right to dissent and receive payment of the fair value of their shares in the event of:

     - certain specified amendments to the articles of incorporation which materially and adversely affect the rights or interests of shareholders in their capacity as shareholders;

     - sales of all or substantially all of the corporation's assets, unless the sale is pursuant to a court order and the proceeds are distributed to the shareholders within one year after the sale; or

     - mergers or share exchanges on which the shareholders are entitled to vote or certain mergers of subsidiaries into parent corporations not requiring a shareholder vote.

     The right of appraisal is not available when the affected shares are listed on a national securities exchange or held of record by more than 2,000 shareholders unless:

     - the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise; or

     - in a plan of merger or share exchange, the holders of such shares are required to accept anything other than shares of the surviving corporation or another publicly-held corporation listed on a national securities exchange or held of record by more than 2,000 shareholders, except for cash paid in lieu of fractional shares.

     Under the Georgia Business Corporation Code, the board of directors may nevertheless grant appraisal rights to shareholders with respect to merger transactions, and Cerulean's board of directors has done so for Class A and Class B shareholders in the case of the merger with WellPoint. Shareholders who are entitled to appraisal rights and who perfect those rights subsequently receive cash from the corporation equal to the fair value of their shares as established by agreement of the parties or judicial appraisal. Under the Georgia Business Corporation Code, however, fair value does not include any appreciation or depreciation in share price due to the anticipated corporate action, such as the merger.

     WellPoint. Generally, the stockholders of a Delaware corporation who object to mergers or consolidations of the corporation are entitled to appraisal rights, requiring the corporation to pay the "fair value" of the dissenting shares. There are, however, no statutory rights of appraisal with respect to any holder of shares receiving the following forms of merger consideration:

     - shares of the surviving corporation;

     - shares of any other corporation listed on a national securities exchange or held of record by more than 2,000 shareholders; or

     - cash, or stock and cash, in lieu of fractional shares or any combination thereof.

     The Delaware General Corporation Law provides that a corporation may provide in its certificate of incorporation for appraisal rights in connection with an amendment to the corporation's certificate of incorporation, any merger or consolidation, regardless of the shareholder's right to vote on such transaction, or the sale of all or substantially all of the assets of the corporation. WellPoint has not made provision for such rights in the WellPoint certificate of incorporation.

PAR VALUE; DIVIDENDS AND REPURCHASES OF SHARES

     Cerulean. The Georgia Business Corporation Code dispenses with the concept of par value of shares, as well as with statutory definitions of capital and surplus. The Georgia Business Corporation Code states, however, that solely for the purpose of any statute or regulation imposing any tax or fee based upon capitalization of the corporation, shares shall be deemed to have a nominal or par value of $.01 per share. Where any federal or other statute or regulation requires that shares have par value, a deemed par value shall be determined by the board of directors solely for the purpose of satisfying the requirements of the statute or regulation.

     The Georgia Business Corporation Code prohibits Cerulean from making a distribution to its shareholders, if, after giving such distribution effect:

     - Cerulean would not be able to pay its debts as they become due in the usual course of business; or

     - Cerulean's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Cerulean were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, unless the Cerulean articles permit otherwise.

     The concept of distribution to shareholders includes any share repurchases by Cerulean.

     WellPoint. The Delaware General Corporation Law has retained the concepts of par value, capital and surplus. The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus (defined as the excess of paid in par value of shares or stated capital). If there is no surplus, dividends may be paid out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. No dividends may be paid unless the amount of capital remaining of the corporation following the payment of the dividend is at least the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the Delaware General Corporation Law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

     The WellPoint certificate of incorporation provides that shares of WellPoint common stock carry a par value per share of $.01.

                                   PROPOSAL 2
                    ELECTION OF CLASS A DESIGNATED DIRECTORS

ACTIONS TO BE TAKEN

     At this meeting, Cerulean is asking holders of Class A stock to elect two Class A designated directors to serve until the 2003 annual meeting or until Cerulean completes the merger.

SELECTION OF CLASS A DESIGNATED DIRECTORS

     In voting to elect two Class A designated directors to serve as Class Two directors until the 2003 annual meeting or until the completion of the merger, whichever is earlier, holders of Class A stock may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Georgia law governs the vote required to approve the election of the nominees and requires a plurality of the votes cast by the owners of shares entitled to vote in the election, provided a quorum is present at the meeting. As a result, votes that are withheld will not be counted and will have no effect.

     Under the Cerulean articles of incorporation, the holders of outstanding shares of Class A stock, voting separately as a single class, are entitled to elect the Class A designated directors, for a total of six of the total members of the board of directors following the third election of Class A designated directors. Pursuant to the shareholders' agreement entered into by the foundation formed as part of the settlement of the conversion litigation, the foundation will only vote 20,480 shares of the 53,150 shares it owns for the election of the Class A designated directors.

     A special nominating committee composed of the Class A designated directors has nominated Joseph D. Greene and James R. Lientz, Jr. as Class A designated directors to serve as Class Two directors until the 2003 annual meeting.

     Cerulean presently anticipates that it will complete the merger prior to holding another annual meeting. If it does not do so, however, at each annual meeting hereafter until the Class A stock is converted to common stock as provided in the Cerulean articles of incorporation, a special nominating committee composed of the six Class A designated directors will nominate, and the holders of the Class A stock will be entitled to elect, two Class A designated directors each year to replace the Class A designated directors whose terms expire at that annual meeting.

     Regardless of any nomination by the special nominating committee, the holders of the Class A stock are entitled to nominate and elect any eligible individual to fill the Class A designated director positions subject to election each year.

DIRECTORS

     The Cerulean articles of incorporation provide that the board of directors shall consist of up to 21 members, with the actual number of directors to be fixed from time to time by the board of directors. The Cerulean articles of incorporation further provide for the classification of Cerulean's directors into three classes, with each class containing approximately the same number of directors, and the term of one class expiring each year. At each annual meeting of shareholders, the shareholders entitled to vote elect the directors of one class to hold office for a term expiring at the third annual meeting following their election, or until their successors are elected and qualified, except as may be provided with respect to the terms of Class A designated directors elected prior to the 1999 annual meeting. The board of directors currently consists of 17 members. Each director of Cerulean also serves as a director of Blue Cross and Blue Shield of Georgia.

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

                    NOMINEES FOR CLASS A DESIGNATED DIRECTOR

NOMINEES AND APPOINTEES

     The special nominating committee of Cerulean, consisting of Elizabeth W. Camp, Joseph D. Greene, Warren Y. Jobe, James R. Lientz, John W. Robinson, Jr. and Arnold M. Tenenbaum, who are all Class A designated directors, nominated Joseph D. Greene and James R. Lientz, Jr. to serve as Class A designated directors in Class Two to serve until the 2003 annual meeting or until their successors are duly elected and qualified, or until the earlier completion of the merger. Both nominees are presently members of the board of directors whose terms expire at the meeting.

     Each of the nominees has consented to serve if elected. If any of the nominees should become unavailable to serve for any reason, the board of directors or the special nominating committee, in its discretion, may designate a substitute nominee or nominees or allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located. If the board of directors designates a substitute nominee or nominees, the persons named as proxies on the enclosed card will vote all valid proxy cards for the election of such substitute nominee or nominees.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT JOSEPH D. GREENE AND JAMES R. LIENTZ, JR. AS CLASS A DESIGNATED DIRECTORS TO SERVE AS CLASS TWO DIRECTORS UNTIL THE 2003 ANNUAL MEETING.

INFORMATION REGARDING NOMINEES AND DIRECTORS

                PERSONS NOMINATED TO SERVE AS CLASS A DESIGNATED
                    DIRECTORS UNTIL THE 2003 ANNUAL MEETING

JOSEPH D. GREENE(1)

     Mr. Greene has been a professor of Business Administration for the College of Business at Augusta State University in Augusta, Georgia since 1991. Before joining Augusta State University, Mr. Greene was employed by Pilgrim Health and Life Insurance Company, where he retired as Executive Vice President in 1991 after 32 years of employment with the company. Mr. Greene is past Chairman of the Georgia Board of Regents. He currently serves on the board of directors of McDuffie Bank & Trust of Thomson, the Greater Augusta Community Foundation, Morris Museum of Arts, Southeastern Technology Center, the National Science Center Discovery and the University of Georgia Terry College of Business. Mr. Greene has been a director of Blue Cross and Blue Shield of Georgia since 1993 and a director of Cerulean since its organization in February 1996. He is also Vice Chairman of the board of directors of HMO Georgia. Mr. Greene is 59.

JAMES R. LIENTZ, JR.(2)

     Mr. Lientz has been President of NationsBank, Mid-South Banking Group since 1996 and was President of NationsBank of Georgia from 1993 to 1996. From 1990 to 1993, he was President and CEO of C&S National Bank of South Carolina, a predecessor of NationsBank. Mr. Lientz is a member of the board of directors of Georgia Power Company. He is a trustee of Rhodes College, The Lovett School, the Georgia Research Alliance, and Georgia State University Foundation. He serves as Chairman of the Georgia Chamber of Commerce and the Georgia Council on Economic Education. He is also a member of the executive committee of the Metropolitan Atlanta Chamber of Commerce. Mr. Lientz has been a director of Cerulean and of Blue Cross and Blue Shield of Georgia since 1997. Mr. Lientz is 56.

---------------

1 Mr. Greene is a Class A designated director in Class Two.

2 Mr. Lientz is a Class A designated director in Class Two.

     CLASS ONE -- TERM EXPIRES AT THE 2002 ANNUAL MEETINGS OF SHAREHOLDERS

CLASS A DESIGNATED DIRECTORS

ELIZABETH W. CAMP

     Ms. Camp is President of Camp Oil Company in Rome, Georgia. Prior to joining Camp Oil in 1984, Ms. Camp held positions as an attorney at Silver, Freedman & Taff, attorneys in Washington, D.C., and as an accountant at Arthur Andersen, LLP in Atlanta, Georgia. Ms. Camp is a member of the boards of directors of Citizens First Bank in Rome, Camp Oil Company, Inc. and Sav-A-Ton Oil. She is a member and past Chairman of the Board of Alumni Advisors for the Terry School of Business at the University of Georgia. She is also a member of the Board of Trustees of Darlington School in Rome. She has been a director of Blue Cross and Blue Shield of Georgia since 1993 and a director of Cerulean since its organization in February 1996. Ms. Camp is 48.

JOHN W. ROBINSON, JR.

     Mr. Robinson has been President of Southern Waistbands Incorporated, a manufacturer of textile interlinings, since 1968. Until June 1996, he was also a manufacturer's representative for Threads USA. He has served as a member of the boards of directors of the Bank of Barrow and Bank South Corporation, and is currently an Advisory Director to NationsBank Northeast Georgia. He is a Trustee of The Georgia Baptist Foundation, serves on the executive committee and is a past Chairman. Mr. Robinson has served on the Georgia Board of Natural Resources and the Board of Regents of the University System of Georgia, and has been a Trustee of Athens Academy and a director of the Barrow County Chamber of Commerce. Mr. Robinson became a director of Cerulean and Blue Cross and Blue Shield of Georgia in March 1999. Mr. Robinson is 60.

OTHER CLASS ONE DIRECTORS(3)

MEL H. GREGORY, JR.

     Mr. Gregory is retired, following a 35-year career in executive insurance positions with The Equitable Companies. Before retiring in 1994, he held positions as Executive Vice President, Agency Operations; President and Chief Operating Officer, Equitable Variable Life Insurance Company; Chief Executive Officer, Equico Securities; and as a member of The Equitable's Executive Committee. He is a member of the board of directors of Stetson University School of Business. Mr. Gregory has been a director of Cerulean since its organization in February 1996 and a Director of Blue Cross and Blue Shield of Georgia since 1996. Mr. Gregory is also a director of Greater Georgia Life Insurance Company. Mr. Gregory is 63.

JAMES L. LABOON, JR.

     Mr. LaBoon has been the Chairman and President of Athens First Bank and Trust Company, an affiliate of Synovus Financial Corporation, in Athens, Georgia, since 1983. Prior to joining Athens Bank and Trust, Mr. LaBoon was Vice President of Finance and Chief Financial Officer of Wilkins Industries, Inc. He presently serves as a director of Athens First Bank & Trust Company, Synovus Mortgage Corp., Athens Y.M.C.A. and Athens Symphony, Inc. Mr. LaBoon has been Chairman of the board of directors of Blue Cross and Blue Shield of Georgia since 1994 and a director since 1984. He has also served as a director of Cerulean since its organization in February 1996 and as its Chairman since March 22, 1996. He is also a member of the board of directors of Group Benefits of Georgia. Mr. LaBoon is 63.

---------------

3 There was no annual meeting of holders of Class B stock for the election of directors in 1999. Therefore, in accordance with Cerulean's bylaws, the directors whose terms would have expired in 1999 continue to serve until successors are elected and qualified. Cerulean anticipates that these directors will be nominated for re-election at the 2000 annual meeting of holders of Class B stock.

JAMES H. LEIGH, JR., M.D.

     Dr. Leigh is a surgeon in Gainesville, Georgia, where he has practiced with the Longstreet Clinic since 1995. From 1996 to 1997, he was Chairman and Chief Executive Officer of the Longstreet Clinic. He has been a member of the Northeast Georgia Medical Center staff since 1973 and the Lanier Park Hospital consultant staff since 1982. Dr Leigh is also past Chief of Surgery and Chief of Staff at Northeast Georgia Medical Center. Dr. Leigh served as an Assistant Professor of Surgery at the University of Tennessee College of Medicine. Dr. Leigh was a member of the board of directors of the Northeast Georgia Health Association and was previously an alternate director of the Medical Association of Georgia. He has been a director of Blue Cross and Blue Shield of Georgia since 1975 and a director of Cerulean since its organization in February 1996. He is also a director of HMO Georgia. Dr. Leigh is 57.

JULIA L. MITCHELL-IVEY

     Ms. Mitchell-Ivey has been a consultant since retiring from First Union National Bank of Georgia, where she was Vice President and Assistant Corporate Secretary from 1993 to 1995. Prior to 1995, she held various positions at Decatur Federal Savings and Loan Association including Corporate Treasurer, Corporate Secretary and Division Vice President. Ms. Mitchell-Ivey is a past Chairperson of the board of directors of Metropolitan Atlanta Rapid Transit Authority (MARTA) and Chairperson of the board of directors of Private Colleges and Universities Authority, and a member of the board of directors of the Y.W.C.A. and the DeKalb Chamber of Commerce. She has been a director of Blue Cross and Blue Shield of Georgia since 1980 and a director of Cerulean since its organization in February 1996. She is Chairperson of the board of directors of HMO Georgia. Ms. Mitchell-Ivey is 66.

    CLASS TWO -- TERM EXPIRES AT THE 2000 ANNUAL MEETINGS OF SHAREHOLDERS(4)

EDWARD M. GILLESPIE

     Mr. Gillespie is retired from University Hospital in Augusta, Georgia, where he served as President and Executive Director until 1991. Prior to joining University Hospital in 1978, Mr. Gillespie held various hospital administrative positions including Hospital Administrator of Rochester Methodist Hospital in Rochester, Minnesota. Mr. Gillespie serves on the advisory board of South Trust and Brandon Wilde retirement community. He is also President of Health Advance, a health care consulting organization. Mr. Gillespie has been a director of Blue Cross and Blue Shield of Georgia since 1980 and a director of Cerulean since its organization in February 1996. Mr. Gillespie is 64.

W. JERRY VEREEN

     Mr. Vereen has been President since 1974 and Chief Executive Officer since 1978 of Riverside Manufacturing Company in Moultrie, Georgia and is the acting Chairman of the board of directors of Riverside Manufacturing Company and all of its subsidiary corporations. Mr. Vereen serves on the boards of directors of Georgia Power Company, Georgia Chamber of Commerce, Gerber Scientific, Inc., American Apparel Manufacturers Association, the Textile Clothing Technology Corporation, the International Apparel Federation and the Georgia Research Alliance. He has been a director of Blue Cross and Blue Shield of Georgia since 1993 and a director of Cerulean since its organization in February 1996. Mr. Vereen is 59.

---------------

4 The directors who are not Class A designated directors are elected by the holders of Class B stock. The 2000 annual meeting of holders of Class B stock has not yet been scheduled.

JOE M. YOUNG(5)

     Mr. Young is the General Manager of LOR, Inc. and Rollins Investment Fund, two entities which manage the holdings of the family of the late O. Wayne Rollins. His service with LOR, Inc. began in 1979 and with Rollins Investment Fund at its inception in 1988. He also serves as an officer and director of several other related entities and as a trustee of several Rollins Family foundations and trusts. Since 1992 he has been a director of Valley Systems, Inc., a public company traded on The Nasdaq Stock Market. Mr. Young became a director of Cerulean and Blue Cross and Blue Shield of Georgia in February 1996. Mr. Young is 71.

    CLASS THREE -- TERM EXPIRES AT THE 2001 ANNUAL MEETINGS OF SHAREHOLDERS

WILLIAM A. ALIAS, JR.

     Mr. Alias is an entrepreneur holding various private investments, including Security Check, where he has worked since 1997. He was President of Welcome Home Services from 1995 to 1997 and Vice President of Marketing of Paralympics from 1993 to 1995. Mr. Alias was President of Alias Brothers, Inc. from 1982 to 1990. From 1973 to 1982, Mr. Alias was President of Rollins Protective Services, a residential security company. Prior to joining Rollins, he was Executive Vice President and Chief Operating Officer of Across the Street Restaurants of America, Inc. He also held positions at Royal Crown Cola Company and the National Icee Corporation. Mr. Alias is a former member of the Board of Trustees of the Lovett School and is a board member of Security Check. He has been a member of the boards of directors of Cerulean and Blue Cross and Blue Shield of Georgia since December 1996. He is also a member of the board of directors of HMO Georgia. Mr. Alias is 58.

FRANK J. HANNA III(6)

     Mr. Hanna is, and has been since 1993, the Chief Executive Officer of HBR Capital, Ltd., an investment firm based in Atlanta, Georgia. Mr. Hanna began his career in Atlanta as a corporate attorney with the Atlanta law firm of Troutman Sanders LLP. Mr. Hanna is also extensively involved in education, including serving as a founding member of the board of directors of the Archbishop Donnellan School in Atlanta and as a director of Pinecrest Academy. Mr. Hanna is a director of CompuCredit Corporation. Mr. Hanna is a graduate of the University of Georgia and the University of Georgia School of Law. Mr. Hanna became a director of Cerulean and of Blue Cross and Blue Shield of Georgia in February 1996. Mr. Hanna is 38.

WARREN Y. JOBE

     Mr. Jobe has been Senior Vice President of Southern Company responsible for corporate development including customer relations and civic affairs since 1998. Since 1998, Mr. Jobe also has been Executive Vice President of Georgia Power Company, where he was Executive Vice President, Treasurer and Chief Financial Officer from 1982 to 1998. He is president of the Georgia Power Foundation. Mr. Jobe is Chairman of the Board of Trustees of Oglethorpe University. He is also currently a member of the board of directors of the Atlanta Symphony Orchestra and the National Science Center, Inc. In the past, Mr. Jobe has served on the Board of Regents of the University System of Georgia and the boards of directors of the Georgia Chamber of Commerce, the Visiting Nurse Health System of Atlanta, the DeKalb Regional Healthcare system and various other civic and community organizations. He became a director of Blue Cross and Blue Shield of Georgia and Cerulean in March 1999. Mr. Jobe is 59.

---------------

5  Mr. Young is one of two preferred designated directors.

6  Mr. Hanna is one of two preferred designated directors.

RICHARD D. SHIRK

     Mr. Shirk joined Blue Cross and Blue Shield of Georgia as President and Chief Executive Officer on April 1, 1992 and has been a director of Blue Cross and Blue Shield of Georgia since that date. He has been President, Chief Executive Officer and a director of Cerulean since its organization in February 1996, and has been Chairman of Greater Georgia Life Insurance since 1992. Mr. Shirk has more than 25 years experience in employee benefits and managed care. He was a key senior officer of Equicor in its formation in 1986 serving as President of the Southern Region. When Equicor combined business operations with CIGNA in 1990, Mr. Shirk became Senior Vice President of the Central Region and coordinated the integration of managed care operations of the companies. Mr. Shirk is a board member of the Georgia Coalition for Health and the National Institute of Health Care Management. He is a board member of Central Atlanta Progress, and serves as Chairman of the Georgia U.S.O.C. Steering Committee, as well as on the board of directors of the Georgia Chamber of Commerce and the Board of Trustees of the SSGA Mutual Funds. He is director of the Buckhead Coalition and Metropolitan Atlanta Chapter of the American Red Cross. Mr. Shirk is also a member of the board of directors of HMO Georgia and Group Benefits of Georgia. Mr. Shirk is 54.

ARNOLD M. TENENBAUM

     Mr. Tenenbaum has been President of Chatham Steel Corporation since 1983. He is a member of the boards of directors of the Georgia Lottery Commission, First Union National Bank of Savannah, First Union Bank of Georgia and Savannah Electric & Power Company. Mr. Tenenbaum is a past President of the Telfair Academy of Arts & Sciences and the Chair of Steel Service Center Institute. He is a past Chairman of the Georgia Chamber of Commerce. He is also a director of HMO Georgia. He has been a director of Cerulean and Blue Cross and Blue Shield of Georgia since 1997. Mr. Tenenbaum is 63.

FRED L. TOLBERT, JR.

     Mr. Tolbert retired as President of Albany First Federal Savings and Loan in Albany, Georgia in 1990. He currently operates his own real estate investment company in Albany, Georgia. Mr. Tolbert is a trustee of the Darton College Foundation. He has been a director of Blue Cross and Blue Shield of Georgia since 1983 and Vice Chairman of the board of directors since 1994. He has been a member of the board of directors of Cerulean since its organization in February 1996, and its Vice Chairman since March 22, 1996. He also serves as Chairman of the board of directors of Group Benefits of Georgia. Mr. Tolbert is 70.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors conducts its business through meetings of the full board of directors and through committees consisting of a governance committee, a compensation committee, a finance committee and an audit committee. During the fiscal year ended December 31, 1999, the board of directors held eight meetings. Each director attended 75% or more of the aggregate of all meetings of the board of directors and all committees of the board of directors of which he or she was a member held during the period in Cerulean's 1999 fiscal year during which he or she served, except Joe M. Young, who attended 71.4% of those meetings.

     The governance committee, composed of Messrs. LaBoon (Chairman), Gillespie, Greene, Tenenbaum and Vereen, recommends policies to be followed by the board of directors, including criteria for board of director membership, nominations for election to the board of directors, board of directors' officers and committees and ongoing credentialing of the directors. In addition, it monitors compliance with and recommends changes to the Cerulean bylaws and the Cerulean articles of incorporation and monitors compliance with the laws and regulations to which Cerulean is subject. During the fiscal year ended December 31, 1999, the governance committee held one meeting.

     The compensation committee, composed of Messrs. Vereen (Chairman), Gillespie, Gregory, Hanna, Lientz and Tolbert, ensures the integrity of Cerulean's compensation and benefit programs, including
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

directors' compensation and benefit levels, executive compensation, retirement plans and group health care benefits. It periodically reviews Cerulean's compensation programs to ensure that compensation is tied to performance and that an appropriate structure is in place to attract and retain key management talent. During the fiscal year ended December 31, 1999, the compensation committee held six meetings.

     The finance committee, composed of directors Tolbert (Chairman), Camp, Hanna, Lientz, Mitchell-Ivey and Young, oversees the handling of monies and investments of Cerulean and monitors the financial performance of Cerulean and its subsidiaries. This includes a review and recommendation to the board of directors regarding payment of annual dividends and periodic reviews and monitoring of progress against the business plans of Cerulean and its subsidiaries. During the fiscal year ended December 31, 1999, the finance committee held ten meetings.

     The audit committee, composed of Ms. Camp (Chair) and Messrs. Alias, Gregory, Leigh and Young, recommends Cerulean's independent auditors to the board of directors, reviews and approves the scope and approach of the independent auditors and reviews the opinion and recommendations from Cerulean's independent auditors and reports the results to the board of directors. It also makes periodic reports to the board of directors pertaining to the internal controls of Cerulean. During the fiscal year ended December 31, 1999, the audit committee held three meetings.

EXECUTIVE COMPENSATION

     Table 1 summarizes by various categories, for the fiscal years ended December 31, 1999, 1998, and 1997, the total compensation earned by the Chief Executive Officer of Cerulean and each of the four most highly compensated executive officers of Cerulean or Blue Cross and Blue Shield of Georgia who were serving as executive officers at December 31, 1999 and whose salary and bonus for the fiscal year ended December 31, 1999 exceeded $100,000. These five officers are collectively referred to as the "named executive officers." As a result of the merger, some members of management will receive additional payments under Cerulean's benefit plans.

                      TABLE 1:  SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                            ANNUAL COMPENSATION              COMPENSATION
                                                 -----------------------------------------   ------------
                                                                           OTHER ANNUAL          LTIP        ALL OTHER
                                                  SALARY      BONUS        COMPENSATION        PAYOUTS      COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR    ($)(1)     ($)(2)           ($)(3)            ($)(4)         ($)(5)
---------------------------               ----   --------   ---------   ------------------   ------------   ------------
Richard D. Shirk........................  1999   $537,500   $ 379,923          --              $     --        $4,265
  Chief Executive Officer, President and  1998    500,000     423,940          --                    --         4,505
  Director of Cerulean and Blue Cross     1997    481,250          --          --               281,437         4,030
  and Blue Shield of Georgia
Richard F. Rivers.......................  1999    318,750     175,256                                           3,604
  Executive Vice President and Chief      1998    307,500     183,600                                           2,376
  Operating Officer of Blue Cross and     1997     77,299          --          --                    --           279
  Blue Shield of Georgia(6)
John A. Harris..........................  1999    273,500     139,553                                --         3,430
  Treasurer of Cerulean, Executive Vice   1998    254,000     162,432          --                    --         3,460
  President, Finance and strategic        1997    225,750          --          --                89,967         3,202
  Planning of Blue Cross and Blue Shield
  of Georgia
Mark Kishel, M.D........................  1999    245,000      91,434          --                    --         3,325
  Executive Vice President and Chief      1998    225,000     121,525          --                    --         3,276
  Medical Officer of Blue Cross and Blue  1997    208,750          --          --                89,967         3,238
  Shield of Georgia
Stuart G. Wright........................  1999    300,000     265,771          --                    --         3,569
  Senior Vice President and               1998    300,000      91,800          --                    --         3,238
  Chief Information Officer of Blue       1997    199,000          --          --                34,167         3,213
  Cross and Blue Shield of Georgia(7)

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

---------------

(1) Includes amounts deferred at the election of the officers pursuant to the Tax-Favored Savings Program and other deferred compensation plans.
(2) Cerulean did not achieve threshold financial performance criteria pursuant to the Annual Incentive Program 1997; therefore, the named executive officers did not earn any bonuses for that period.
(3) Perquisites for named executive officers were less than 10% of their total salary for all periods presented.
(4) Cerulean did not make any payments in 1998 as it did not achieve threshold financial performance criteria for the 1995-1997 performance period. Includes payments in 1997 to the named executive officers for long-term incentive payments for the 1994-1996 performance period. The Performance Unit Plan replaced the long-term incentive plan during 1997.
(5) Reflects contributions to the Tax-Favored Savings Program in 1999, 1998 and 1997, respectively, of $2,525, $2,525 and $2,500 for Mr. Shirk, Mr. Harris and Mr. Wright, $2,525, $2,444 and $2,500 for Dr. Kishel and $2,525, $1,188
    and $-0- for Mr. Rivers, as well as the following premium payments on group term life insurance in 1999, 1998 and 1997, respectively: Mr. Shirk, $1,740, $1,980 and $1,530; Mr. Rivers, $1,079, $1,188 and $279; Mr. Harris, $905,
    $935 and $702; Dr. Kishel, $800, $832 and $738; Mr. Wright, $1,044, $713 and
    $713.
(6) Mr. Rivers joined Cerulean in September 1997.
(7) The 1999 bonus for Mr. Wright includes a non-recurring bonus of $200,000 related to the successful execution of Cerulean's Year 2000 readiness plan.

LONG-TERM INCENTIVE COMPENSATION

     Prior to fiscal year 1997, Blue Cross and Blue Shield of Georgia maintained a Long-Term Incentive Plan. Cerulean designed the Long-Term Incentive Plan to reward participants for their contributions to the successful achievement of specific financial, market share and customer service goals based on Cerulean's long-term business strategy. Cerulean established goals for three-year performance periods. The Long-Term Incentive Plan had minimum threshold, target and maximum performance levels. The plan required participants to be employed by one of Cerulean's subsidiaries on the last day of the performance period. Prior to 1997, Cerulean established long-term incentive award opportunities for four performance cycles, the 1992-1994 performance period, the 1993-1995 performance period, the 1994-1996 performance period and the 1995-1997 performance period. The compensation committee made the final award determination related to the achievement of the defined goals for each performance period. Named executive officers received payout for the 1994-1996 performance cycle, which is reflected in the Summary Compensation Table.

     Cerulean did not exceed minimum threshold levels for financial performance for the 1995-1997 cycle. No payouts to named executive officers were due for this performance period. Cerulean terminated the Long-Term Incentive Plan as of December 31, 1997, and there are no remaining payments due under the Long-Term Incentive Plan with respect to any period for which it was in effect.


     In July 1997, Cerulean adopted the Performance Unit Plan that is designed to reward key employees for creating and increasing the value of Cerulean. The compensation committee of the board of directors of Cerulean is responsible for the administration of the Performance Unit Plan including designation of participants and granting of units. The Performance Unit Plan is described above on page 48.


NON-CONTRIBUTORY RETIREMENT PROGRAM FOR CERTAIN EMPLOYEES OF BLUE CROSS AND BLUE SHIELD OF GEORGIA

     The Non-Contributory Retirement Program for Certain Employees of Blue Cross and Blue Shield of Georgia is a tax-qualified defined benefit pension plan that covers all employees of Blue Cross and Blue Shield of Georgia and its participating affiliated companies who have attained age 21 and have completed 1,000 hours of service in a 12-month period after their date of hire or who complete 1,000 hours of service in any calendar year thereafter. Participants receive benefits under the Retirement Program based upon length of service with any Blue Cross/Blue Shield plan, with varying provisions for employees terminated by Blue Cross and Blue Shield of Georgia or who take early, normal or deferred retirement. The plan calculates the annual retirement benefit according to a specific formula. The benefit is 60% of the participant's final average earnings reduced by 50% of the participant's anticipated Social Security benefit. Final average earnings are the average of the highest five consecutive years of annual sales and annual incentive payments of the last ten years of credited service. If the participant has less than 30 years of service, the result is multiplied by a service fraction. The fraction is the number of the participant's years

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

of credited service up to 30 divided by 30. For purposes of the Retirement Program, provisions of Section 401(a)(17) of the Internal Revenue Code may limit a participant's eligible earnings, and Internal Revenue Code Section 415 may limit the annual additions to his benefit. A participant becomes fully vested after five years of service. Generally, upon retirement, participants may elect to receive their benefits in the form of a lump sum payment, lifetime annuity, lifetime annuity with a guaranteed payout period over ten to 20 years, or a joint and survivor annuity with 50%, 66 2/3% or 100% survivor benefits. The Retirement Program also provides, subject to certain conditions, for the payment of vested benefits of a deceased employee to his or her spouse during such spouse's lifetime.

     Each year, actuaries determine the amount of contributions required by Blue Cross and Blue Shield of Georgia to fund benefits for its employees. The plan does not permit participant contributions. The Pension Benefit Guaranty Corporation insures benefits under the Retirement Program. The Blue Cross and Blue Shield Association administers the Retirement Program. A tax-qualified trust holds all benefits, and Bankers Trust Company serves as trustee to the Retirement Program. Blue Cross and Blue Shield of Georgia made a contribution of $1.3 million to the Retirement Program for the plan year ended December 31, 1999. The Summary Compensation Table above shows amounts which do not include Blue Cross and Blue Shield of Georgia's contributions in connection with the Retirement Program for the named executive officers. Blue Cross and Blue Shield of Georgia cannot readily separate or individually calculate these amounts.

     In order to provide benefits to certain of its highly compensated or management employees whose benefits under the Retirement Program will be limited due to requirements of the Internal Revenue Code, Blue Cross and Blue Shield of Georgia maintains the Blue Cross and Blue Shield of Georgia, Inc. Executive Benefit Restoration Plan, in which all of the named executive officers participate. Generally, the Chief Executive Officer recommends participants and the compensation committee approves them. The Restoration Plan provides benefits to participants whose benefits under the Retirement Program are restricted by the compensation and annual addition limitations described in Internal Revenue Code Sections 401(a)(17) and 415. A participant becomes vested in his benefit under the Restoration Plan upon retirement or disability after attainment of age 55 and completion of five years of service. If Blue Cross and Blue Shield of Georgia terminates the employment of a participant within one year following a change in control for reasons other than death or disability, the participant will have a fully vested right to receive all benefits accrued under the Restoration Plan as of the date of termination if his employment is terminated without just cause or if the participant terminates with good reason. The benefit payable under the Restoration Plan is equal to the difference between:

     - the benefit the participant would be entitled to under the Retirement Program, calculated without regard to the compensation and annual addition limits in effect under the Internal Revenue Code; and

     - the sum of the benefit payable under the Retirement Program and any nonqualified benefit plan sponsored by another Blue Cross/Blue Shield employer, that relates to a period of service for which credit is given under the Restoration Plan.


     In addition to the Retirement Program and the Restoration Plan, Blue Cross and Blue Shield of Georgia maintains the Supplemental Executive Retirement Plan, which is more fully described on page 49, to provide supplemental retirement benefits to its highly compensated and management employees. Mr. Shirk is not a participant in the Supplemental Executive Retirement Plan. Therefore, through a separate individual plan, Blue Cross and Blue Shield of Georgia has agreed to provide Mr. Shirk a personal Supplemental Executive Retirement Plan. Mr. Shirk's Supplemental Executive Retirement Plan is more fully described on page 51.


     The following Pension Plan Table indicates an estimated annual benefit payable after reductions for a portion of Social Security benefits to participants in the Retirement Program and the Restoration Plan, assuming continued employment until retirement at age 65. The table indicates the estimated annual benefit calculated on a straight-line annuity basis in persons in specified final average earnings and completed years of service categories. As of December 31, 1999, years of credited service under the Retirement Program for the named executive officers were:

     - Mr. Shirk -- 7 3/4 years

     - Mr. Harris -- 7 years

     - Dr. Kishel -- 6 1/4 years

     - Mr. Wright -- 3 11/12 years

     - Mr. Rivers -- 2 1/3 years

     The compensation covered by the Retirement Program generally includes the base rate of annual earnings and amount of incentive payments that Blue Cross and Blue Shield of Georgia actually paid to a participant up to $160,000, the maximum amount of compensation that may be recognized under qualified pension plans. For each named executive officer, the compensation in the Summary Compensation Table exceeds this maximum amount.

                          TABLE 2:  PENSION PLAN TABLE

                                                                YEARS OF SERVICE
                                              ----------------------------------------------------
FINAL AVERAGE EARNINGS                           10         15         20         25         30
----------------------                        --------   --------   --------   --------   --------
$ 100,000...................................  $ 17,132   $ 25,698   $ 34,264   $ 42,830   $ 51,396
   150,000..................................    27,132     40,698     54,264     67,830     81,396
   200,000..................................    37,132     55,698     74,264     92,830    111,396
   250,000..................................    47,132     70,698     94,264    117,850    141,396
   300,000..................................    57,132     85,798    114,264    142,830    171,396
   350,000..................................    67,132    100,698    134,264    167,830    201,396
   400,000..................................    77,132    115,698    154,264    192,830    231,396
   500,000..................................    97,132    145,698    194,264    242,830    291,396
   600,000..................................   117,132    175,698    234,264    292,830    351,396
   700,000..................................   137,132    205,698    274,264    343,830    411,396
   800,000..................................   157,132    235,698    314,264    392,830    471,396
   900,000..................................   177,132    265,698    354,264    442,830    531,396
 1,000,000..................................   197,132    295,698    394,264    492,830    591,396
 1,250,000..................................   247,132    370,698    494,264    617,830    741,396
 1,500,000..................................   297,132    445,698    594,264    742,830    891,396

TAX-FAVORED SAVINGS PROGRAM

     The Blue Cross and Blue Shield of Georgia, Inc. Tax-Favored Savings Program is a tax-qualified profit sharing plan with a cash or deferred arrangement under
Section 401(k) of the Internal Revenue Code. The Savings Program helps participants build long-term savings for the future. Generally, all employees are eligible to participate after they complete 30 days of service and have attained age 21. A participant may contribute to the Savings Program on a before-tax basis from 1% to 15% of pay up to the maximum dollar contribution amount, which was $10,000 in 1999. The employer will match $0.50 for every dollar the participant contributes up to $500. For the remaining contribution, the employer will add $0.25 for each dollar the participant contributes up to $2,275, for a total employer match of $2,525. Participants become 25% vested in all employer matching contributions after two years, 50% vested after three years, 75% vested after four years, and 100% vested once they complete five years of service. Eligible participants may receive lump sum distributions from the Savings Program upon termination of employment or attainment of age 59 1/2. Participants also may obtain a hardship withdrawal or borrow money from their account. Blue Cross and Blue Shield of Georgia holds all contributions to the Savings Program and investment earnings in trust for the exclusive benefit of participants and their beneficiaries. The name of the trust is Blue Cross and Blue Shield Association National 401(k) Master Trust for the

Tax-Favored Savings Program. The trustee is INVESCO Trust Company. The category "All Other Compensation" in the Summary Compensation Table includes Cerulean's contributions to the Savings Program for the named executive officers for 1999, 1998 and 1997.

DEFERRED COMPENSATION PLANS

     Cerulean offers certain directors and employees the opportunity to defer income pursuant to Cerulean's "Deferred Compensation Plan for Select Management." Qualified directors and employees may elect to defer payment of all or any portion of such person's compensation during any year for a period of three years or more. At the election of the qualified director or employee, Cerulean will pay the deferred compensation in a lump sum or in monthly installments over a period from five to 20 years. Approximately 43 directors and employees participate in these arrangements and become general creditors of Cerulean under these arrangements. Cerulean's total obligation to these participants, which is unsecured, was approximately $5.1 million as of December 31, 1999.

DIRECTORS COMPENSATION

     Non-employee directors each receive aggregate annual retainers of $20,000 for service on the board of directors of Cerulean and Blue Cross and Blue Shield of Georgia, plus meeting fees for attendance at board of directors and committee meetings of Cerulean and of Blue Cross and Blue Shield of Georgia. The Chairman, the Vice Chairman and each committee chairman receive additional aggregate retainers of $10,000, $5,000 and $3,000, respectively. Each non-employee director receives $1,000 for attendance at board of directors meetings, $1,000 for attendance at committee meetings and $500 for participation in telephone meetings for each of the two companies. Each non-employee director may defer his or her director fees under Cerulean's non-qualified, deferred compensation plans. Cerulean also reimburses directors for reasonable expenses incurred in connection with the performance of their duties.

COMPENSATION COMMITTEE; INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee for 1999 was comprised of directors Vereen (Chair), Gillespie, Gregory, Hanna and Tolbert. Mr. LaBoon sits with the compensation committee ex officio. The compensation committee meets quarterly. The compensation committee sets the compensation for the Chief Executive Officer and the other named executive officers at a meeting early in each fiscal year after reviewing, in each case, the performance targets established for the prior year in comparison to the prior year's actual performance. At this meeting the compensation committee also sets performance targets for the new fiscal year as well as any targets for additional compensation plans under which the Chief Executive Officer and the other named executive officers may earn compensation for that fiscal year and sets annual salaries in accordance with the same considerations. None of the members of the compensation committee is or has ever been an officer or employee of Cerulean. There were no interlocking relationships between any executive officers of Cerulean and any entity whose directors or executive officers served on Cerulean's compensation committee. None of the members of the compensation committee engaged in transactions or had relationships requiring disclosure under Item 404 of Regulation S-K in the fiscal year ended December 31, 1999.

EXECUTIVE OR OTHER SEVERANCE AGREEMENTS

  Chief Executive Officer

     Pursuant to Mr. Shirk's employment agreement, each of Cerulean and Blue Cross and Blue Shield of Georgia employs Mr. Shirk as President and Chief Executive Officer. The employment agreement has a term of two years commencing on January 1, 1997, which automatically extends for an additional month on the first day of each month. As a result, the employment agreement always has an unexpired term of two years unless the board of directors of either Cerulean or Blue Cross and Blue Shield of Georgia affirmatively notifies Mr. Shirk to the contrary in writing. At this point, the monthly term extension ceases and the two year term becomes fixed. The employment agreement provides Mr. Shirk with an annual base salary of $425,000, which the boards of directors or the compensation committees of Cerulean and Blue Cross and Blue Shield of Georgia may adjust upward. The employment agreement entitles Mr. Shirk to participate in all incentive compensation plans of Cerulean and Blue Cross and Blue Shield of Georgia on a basis consistent with his position, but in no event less than on an equal basis with any other executives of Cerulean and Blue Cross and Blue Shield of Georgia.

     The employment agreement provides that if Cerulean and Blue Cross and Blue Shield of Georgia terminate Mr. Shirk for any reason other than for cause or Mr. Shirk terminates for good reason, then all payments to him shall continue at the same rate for a period of two years. If Cerulean and Blue Cross and Blue Shield of Georgia terminate Mr. Shirk's employment for cause, or Mr. Shirk voluntarily terminates his employment without good reason, Mr. Shirk will not be entitled to any compensation whatsoever after the effective date of termination other than benefits that are vested at that time. The employment agreement defines "for cause" as:

     - the willful engagement by Mr. Shirk in conduct, or the taking by him of any action, which is materially harmful to Cerulean or Blue Cross and Blue Shield of Georgia;

     - the willful and repeated failure by Mr. Shirk to substantially perform his duties; or

     - gross misconduct or conduct involving moral turpitude.

     The employment agreement provides that the governance committees of the boards of directors of Cerulean and Blue Cross and Blue Shield of Georgia first determine if Mr. Shirk should be terminated "for cause" and then after three months an absolute majority of the members of the boards of directors of Cerulean and Blue Cross and Blue Shield of Georgia must approve the termination. The employment agreement provides that differences in management philosophy or the structure of operations of Cerulean or Blue Cross and Blue Shield of Georgia do not constitute cause for termination.

     The employment agreement provides that in the event Mr. Shirk dies while employed, he is entitled to three months of salary and all other compensation benefits. After three months, all benefits terminate except benefits which are vested on or before the date of death. If Mr. Shirk becomes physically or mentally disabled, he would become entitled to a continuation of his salary for two years and his benefit under his Supplemental Executive Retirement Plan would immediately vest. The employment agreement entitles Mr. Shirk to six weeks of vacation each year, an automobile allowance and the right to reimbursement for the cost of membership in luncheon and civic clubs. He is also entitled to reimbursement for any costs and expenses incurred in connection with the negotiation or renegotiation of the employment agreement or the enforcement of any provision in the agreement.

     The employment agreement provides Mr. Shirk with his Supplemental Executive Retirement Plan. The employment agreement also provides that if any portion of payments under the employment agreement or any other agreement or plan of Cerulean or Blue Cross and Blue Shield of Georgia qualifies as an "excess parachute payment" under Section 280G of the Internal Revenue Code and is thereby subject to excise tax as described in Section 4999 of the Internal Revenue Code, Cerulean and Blue Cross and Blue Shield of Georgia will provide Mr. Shirk with a cash gross-up payment equal to Mr. Shirk's excise tax liability plus an additional amount to cover Mr. Shirk's state and federal income taxes on the gross-up payment.

  Change in Control Severance Agreements


     In January 1998, Cerulean entered into individual change in control severance agreements with Richard F. Rivers, John A. Harris, Mark Kishel, and Stuart G. Wright. These agreements are more fully described on page 52.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There were no transactions or relationships requiring disclosure under Item 404 of Regulation S-K for the fiscal year ended December 31, 1999.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report by the compensation committee of the board of directors discusses the compensation committee's objectives and policies applicable to the compensation of Cerulean's executive officers. The report specifically reviews the compensation committee's guidelines in establishing the compensation of Cerulean's Chief Executive Officer, as reported in the Summary Compensation Table, and generally with respect to all executive officers. The compensation committee is composed entirely of independent, nonemployee directors, whose main focus is the enhancement of shareholder value. In designing its compensation guidelines, the compensation committee desires to attract, retain and appropriately reward executives of exceptional talent and seeks to align the interests of those executives with Cerulean's shareholders and policyholders. The committee considers both individual and corporate performance. Generally, an executive's compensation package contains three components:

     - base salary;

     - short-term incentive compensation; and

     - long-term incentive compensation.

  Base Salaries

     Base salary provides a fixed level of compensation reflecting the scope and nature of basic job responsibilities. In setting base salaries for executive officers, the compensation committee considers the level of compensation paid by other companies in the insurance managed care industry that are similar in size to Cerulean. Generally, the Chief Executive Officer evaluates how well each executive officer has fulfilled his or her responsibilities, taking into account actual performance as compared to the financial goals established for Cerulean and other goals established for his or her area of responsibility. He then provides his recommendations to the committee. The compensation committee annually reviews the salary survey methodology and, after considering the recommendations of the Chief Executive Officer, approves the base salaries for the executive officers.

  Short-Term Incentive Compensation

     Under Cerulean's Annual Incentive Plan, Cerulean's executive officers and other key employees have the opportunity to earn annual performance bonuses. At the beginning of each year under the Annual Incentive Plan, the management committee reviews performance goals and assigns each participant a target award opportunity based on his or her anticipated contribution to Cerulean's business performance. The award opportunity is expressed as a percentage of base salary. At the end of the calendar year, Cerulean measures team and individual performance by comparing actual results achieved to the goals previously established to determine how much of the target award each participant will receive. Each of the performance measurements is weighted, based on the anticipated contribution to Cerulean's performance. Cerulean pays the awards in cash. The Annual Incentive Plan allocates ten percent of the overall incentive pool for discretionary awards that the Chief Executive Officer determines. The objectives of the Annual Incentive Plan are:

     - to reward significant contributions to annual business performance; and

     - to closely align compensation to individual and company performance.

     The target award percentages for 1999 ranged from 15% to 45% of base salary of the participant. For 1999, corporate financial performance was at 79% of the target level, resulting in a plan payout of approximately $3.0 million to 76 participants.

  Long-Term Incentive Compensation

     Prior to 1997, Blue Cross and Blue Shield of Georgia maintained a Long Term Incentive Plan. The Long Term Incentive Plan rewarded participants for their contributions to the successful achievement of specific financial, market share and customer service goals based on Cerulean's long-term business strategy. The plan set goals for three-year performance periods. The Long Term Incentive Plan had minimum threshold, target and maximum performance levels. The plan required participants to be employed by one of Cerulean's subsidiaries on the last day of performance. Prior to 1997, Cerulean had established long-term incentive award opportunities for four performance cycles, the 1992-1994 performance period, the 1993-1995 performance period, the 1994-1996 performance period and the 1995-1997 performance period. The compensation committee made the final award determination related to the achievement of the defined goals for each performance period. Eligible executive officers received payout for the 1994-1996 performance cycle which are reflected in the Summary Compensation Table. Cerulean did not exceed minimum threshold levels for financial performance for the 1995-1997 cycle. Cerulean did not owe any payouts to executive officers for this performance cycle. The Long Term Incentive Program was terminated as of December 31, 1997, and there are no remaining payments due under the Long Term Incentive Program with respect to any period for which it was in effect.

     In July 1997, Cerulean adopted the Performance Unit Plan to reward the key executives for creating and increasing the value of Cerulean. The award payable to a participant under the Performance Unit Plan will be equal to the increase in unit value calculated as of the end of the measurement period multiplied by the number of units granted. However, executives must surpass performance hurdles before any award is payable under the Performance Unit Plan. If the growth in Cerulean's value over the measurement period is less than the performance hurdle, the award will be zero. The Performance Unit Plan calculates payouts on the occurrence of a market liquidity event defined in the plan. Prior to the time Cerulean's common stock is listed or traded on a recognized U.S. stock exchange, the board of directors will determine when a market-liquidity event occurs and creates a definite value of Cerulean and results in liquidity. The initial measurement period began on February 2, 1996. At the end of 1999, there was no market/liquidity event as defined in the plan. As a result, units granted under the Performance Unit Plan did not have any assigned value. The compensation committee believes that the awards granted under the Performance Unit Plan to executive officers provide a long-term incentive to such persons to contribute to the growth of Cerulean and establish a direct link between compensation and shareholder return.

     The compensation committee established the Long Term Incentive Plan and the Performance Unit Plan to:

     - focus management on long-term results;

     - retain key executives;

     - provide the executives with long-term incentive compensation in line with that of executives at comparable companies; and

     - enhance the link with shareholder interests.

  Chief Executive Officer Compensation

     Approximately 78.87% of the total compensation opportunity target for Mr. Shirk is salary and approximately 21.13% is variable compensation that is at risk and tied to competitive corporate business results. Of Mr. Shirk's total compensation opportunity, 21.13% is based on annual business performance. In determining the size of the base salary component of Mr. Shirk's compensation, the compensation committee generally considers the competitive industry pay practices, Cerulean's performance, and whether Mr. Shirk's total compensation opportunity is consistent with the compensation for chief executive officers in comparable companies. For 1999, corporate financial performance was at 79% of the target level. Mr. Shirk received an annual incentive bonus award in the amount of $379,923. Cerulean has granted Mr. Shirk 138,000 units under the Performance Unit Plan.

  Omnibus Budget Reconciliation Act of 1993 Implications for Executive Compensation

     It is the responsibility of the compensation committee to address the issues raised by the recent change in the tax laws which made certain non-performance-based compensation in excess of $1,000,000 to executives of public companies nondeductible to these companies beginning in 1995. Depending on the incentives awarded during any particular year, Cerulean might not be able to deduct certain payments. If Cerulean and WellPoint complete the proposed merger, certain payments triggered as a result of the merger may be nondeductible to the extent they exceed the $1,000,000 limit. The compensation committee will continue to monitor this situation and will take appropriate action if it is warranted in the future. In order to attract, retain and reward executives of exceptional talent the policy of the compensation committee related to this issue is to establish and maintain a compensation program that is competitive with that of comparable companies in the insurance industry while maximizing the creation of long-term shareholder value.

                  SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act and associated regulations require Cerulean's executive officers and directors and persons who own more than ten percent of the Class A stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the SEC. SEC regulations require executive officers, directors and persons owning more than ten percent of the Class A stock to furnish Cerulean with copies of all Section 16(a) forms they file. Based solely on its review of the copies of these reports sent to Cerulean and the written representations from the reporting persons that no other reports were required for those persons, to Cerulean's knowledge, its executive officers and directors complied with all filing requirements in a timely manner during and with respect to the fiscal year ended December 31, 1999. To Cerulean's knowledge, there is no person other than the foundation who beneficially owns more than 10% of the Class A stock.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING


     Should there be an annual meeting in 2001, shareholders must submit shareholder proposals and director nominations intended to be presented at the 2001 annual meeting of shareholders to Cerulean in accordance with the procedures set forth in Article 1, Section 1.12 of the Cerulean bylaws. The effect of these provisions is that shareholders must submit the proposals and nominations in writing to Cerulean on or before May 4, 2001 in order for Cerulean to include these matters in its proxy materials for the 2001 annual meeting and for the shareholders to vote on them at that meeting. Shareholders must submit all proposals and nominations on or before that date by certified mail, return receipt requested, to Hugh J. Stedman, Secretary.


                              INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP served as Cerulean's independent auditors for the fiscal year ended December 31, 1999 and the board of directors has reappointed this firm to continue as independent auditors of Cerulean for the fiscal year ending December 31, 2000.

     A representative of Ernst & Young LLP is expected to attend the meeting. This representative will have an opportunity to make a statement if he or she desires and will be available to respond to questions from shareholders.

                                    EXPERTS

     The financial statements of WellPoint Health Networks Inc. incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, has audited the consolidated financial statements of Cerulean Companies, Inc. at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 included in this proxy statement/prospectus, which are referred to and made a part of this registration statement, as set forth in their report on those financial statements appearing elsewhere in this proxy statement/prospectus. These financial statements are included in reliance upon that report given upon the authority of Ernst & Young LLP as experts in accounting and auditing.

                                 LEGAL MATTERS

     Gibson, Dunn & Crutcher LLP will pass upon the legality of the shares of WellPoint common stock to be issued by WellPoint in the merger. Gibson, Dunn & Crutcher LLP and Long Aldridge & Norman LLP will deliver their opinions to WellPoint and Cerulean, respectively, as to the federal income tax consequences of the merger.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the board of directors of Cerulean knows of no matters that will be presented for consideration at the meeting other than as described in this proxy statement/prospectus. However, if any other matter comes before the meeting or any adjournments or postponements of the meeting and is voted upon, the proxy given by each shareholder of Cerulean will be deemed to confer authority to the individuals named as authorized in that proxy to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Federal securities laws require WellPoint and Cerulean to file information with the Securities and Exchange Commission concerning their business and operations. Accordingly, WellPoint and Cerulean file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can read and copy this information at the public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois.

     You can get additional information about the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains our filings and the reports, proxy and information statements and other information regarding other companies. You can also inspect information about WellPoint at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

     This proxy statement/prospectus is a part of a registration statement that WellPoint has filed with the SEC and omits certain information contained in the registration statement as permitted by the SEC. Additional information about WellPoint and its common stock is contained in the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the addresses or Internet site listed above.

     This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus will, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus.


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED SEPTEMBER 1, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THE PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF WELLPOINT COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                            CERULEAN COMPANIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                              PAGE
                                                              ----
Unaudited Consolidated Financial Statements
  Consolidated Balance Sheets as of June 30, 2000 and
     December 31, 1999......................................   F-2
  Consolidated Statements of Income for the Three and Six
     Months Ended June 30, 2000 and 1999....................   F-3
  Consolidated Statements of Comprehensive Income for the
     Three and Six Months Ended June 30, 2000 and 1999......   F-3
  Consolidated Statements of Cash Flows for the Six Months
     Ended June 30, 2000 and 1999...........................   F-4
  Notes to Consolidated Financial Statements................   F-5

Audited Consolidated Financial Statements
  Report of Independent Auditors............................   F-9
  Consolidated Balance Sheets as of December 31, 1999 and
     1998...................................................  F-10
  Consolidated Statements of Income for the Years Ended
     December 31, 1999, 1998 and 1997.......................  F-11
  Consolidated Statements of Comprehensive Income for the
     Years Ended December 31, 1999, 1998 and 1997...........  F-11
  Consolidated Statements of Shareholders' Equity for the
     Years Ended December 31, 1999, 1998 and 1997...........  F-12
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998 and 1997.......................  F-13
  Notes to Consolidated Financial Statements................  F-14

                            CERULEAN COMPANIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                JUNE 30      DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
                                                              (UNAUDITED)
                                  ASSETS
Investments:
  Fixed maturities:
    Available-for-sale, at fair value (amortized cost:
      $300,398,131; $265,875,467)...........................  $292,107,933   $256,844,521
  Equity securities, at fair value (cost: $61,603,743,
    $55,204,793)............................................    72,042,315     73,036,645
  Short-term investments, at fair value (cost: $325,000,
    $325,000)...............................................       325,000        325,000
                                                              ------------   ------------
         Total investments..................................   364,475,248    330,206,166
Cash and cash equivalents...................................    61,702,353     58,522,617
Accounts receivable.........................................    94,968,085     76,429,351
Reimbursable portion of estimated benefit liabilities.......    55,786,000     47,002,000
FEP assets held by agent....................................    27,537,527     26,749,038
Property and equipment......................................    37,615,712     40,063,725
Other assets................................................    37,001,326     33,110,191
                                                              ------------   ------------
         Total assets.......................................  $679,086,251   $612,083,088
                                                              ============   ============

                   LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Estimated benefit liabilities.............................  $224,789,307   $201,587,264
  Unearned premiums.........................................    25,242,296     17,873,115
  FEP stabilization reserve.................................    27,537,527     26,749,038
  Accounts payable and accrued expenses.....................    58,289,236     50,723,056
  Other liabilities.........................................    45,797,702     37,477,669
                                                              ------------   ------------
         Total liabilities..................................   381,656,068    334,410,142
                                                              ------------   ------------
Mandatorily redeemable preferred stock:
  Class B Convertible Preferred Stock, no par value.
    Authorized, issued and outstanding, 49,900 shares at
      June 30, 2000 and December 31, 1999; aggregate
      liquidation preference $49,900,000; aggregate
      mandatory redemption, $44,910,000.....................    46,645,042     46,645,042
                                                              ------------   ------------
Shareholders' equity:
  Blank Preferred Stock, no par value.
    Authorized and unissued 100,000,000 shares..............            --             --
  Series A Preferred Stock, no par value, $0.01 stated
    value.
    Authorized and unissued 64,000 shares...................            --             --
  Class A Convertible Common Stock, no par value, $0.01
    stated value.
    Authorized 50,000,000 shares; issued and outstanding
      409,602 and 409,597 shares at June 30, 2000 and
      December 31, 1999, respectively.......................         4,096          4,096
  Additional paid-in capital................................    45,188,422     45,188,422
  Common Stock, no par value.
    Authorized and unissued 100,000,000 shares..............            --             --
  Stock warrants exercisable................................    29,968,000     29,968,000
  Accumulated other comprehensive income (unrealized
    appreciation on securities, net of taxes)...............     1,714,497      7,258,906
  Retained earnings.........................................   173,910,126    148,608,480
                                                              ------------   ------------
         Total shareholders' equity.........................   250,785,141    231,027,904
  Commitments and contingencies (Note 5)....................            --             --
                                                              ------------   ------------
         Total liabilities and shareholders' equity.........  $679,086,251   $612,083,088
                                                              ============   ============

                            See accompanying notes.

                            CERULEAN COMPANIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                          THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                          ---------------------------   ---------------------------
                                              2000           1999           2000           1999
                                          ------------   ------------   ------------   ------------
Revenues:
  Premium revenue.......................  $452,551,094   $366,245,563   $872,656,709   $715,883,882
  Management services revenue...........    37,592,601     38,172,226     75,347,603     70,833,388
  Investment and other income...........     6,077,837      5,455,681     11,343,712     10,180,028
  Realized gains........................     3,678,145      3,118,176      5,422,379      4,981,638
                                          ------------   ------------   ------------   ------------
          Total revenues................   499,899,677    412,991,646    964,770,403    801,878,936
Benefits expense........................   397,159,411    330,217,669    761,038,222    628,844,611
Operating expenses......................    82,670,406     75,878,830    169,412,875    151,865,119
                                          ------------   ------------   ------------   ------------
Operating income........................    20,069,860      6,895,147     34,319,306     21,169,206
Non-operating income....................            --         63,750             --        127,500
                                          ------------   ------------   ------------   ------------
Income before income taxes and minority
  interests.............................    20,069,860      6,958,897     34,319,306     21,296,706
Income tax expense (Note 3).............     3,298,440      1,376,000      7,003,435      5,030,000
Minority interest in losses of joint
  venture investments...................        79,485        536,366        480,777        106,968
                                          ------------   ------------   ------------   ------------
          Net income....................  $ 16,850,905   $  6,119,263   $ 27,796,648   $ 16,373,674
                                          ============   ============   ============   ============

                            See accompanying notes.

                            CERULEAN COMPANIES, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                  (UNAUDITED)

                                              THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                              ---------------------------   -------------------------
                                                  2000           1999          2000          1999
                                              ------------   ------------   -----------   -----------
Net income..................................  $16,850,905    $ 6,119,263    $27,796,648   $16,373,674
Other comprehensive income, net of tax:
Unrealized holding losses arising during
  period, net of reclassification adjustment
  for gains included in net income of
  $2,942,516, $2,494,541, $4,337,903 and
  $3,985,310, respectively..................   (2,062,870)    (3,035,990)    (5,544,409)   (6,612,306)
                                              -----------    -----------    -----------   -----------
Comprehensive income........................  $14,788,035    $ 3,083,273    $22,252,239   $ 9,761,368
                                              ===========    ===========    ===========   ===========

                            See accompanying notes.

                            CERULEAN COMPANIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  SIX MONTHS ENDED JUNE 30,
                                                                -----------------------------
                                                                    2000             1999
                                                                -------------    ------------
OPERATING ACTIVITIES:
Net income..................................................    $  27,796,648    $ 16,373,674
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Non-cash and non-operating items:
     Depreciation...........................................        5,789,529       4,958,062
     Amortization...........................................          166,358         366,449
     Uncollectible receivables..............................       (1,785,819)        934,196
     Gain on sale of investments............................       (5,422,379)     (4,981,638)
     Loss on sale of property and equipment.................               88         490,317
     Non-operating income...................................               --        (127,500)
  (Increase) decrease in certain assets:
     Accounts receivable....................................      (16,752,915)     (8,095,031)
     Reimbursable portion of estimated benefit
       liabilities..........................................       (8,784,000)     (4,176,000)
     Other assets...........................................       (2,784,674)        579,587
  Increase (decrease) in certain liabilities:
     Estimated benefit liabilities..........................       23,202,043       9,380,020
     Unearned premiums......................................        7,369,181      (5,031,962)
     Accounts payable and accrued expenses..................        7,566,180      10,615,421
     Other liabilities......................................        5,825,031      (1,301,661)
     Minority interest in sale of stock warrants by a
       subsidiary...........................................               --        (122,500)
                                                                -------------    ------------
Net cash provided by operating activities...................       42,185,271      19,861,434
INVESTING ACTIVITIES:
Investments available-for-sale:
     Investments purchased..................................     (116,637,930)    (99,580,662)
     Investments sold or matured............................       80,973,999     107,192,259
Property and equipment purchased............................       (4,419,935)     (7,118,403)
Property and equipment sold.................................        1,078,331          15,347
                                                                -------------    ------------
Net cash (used in) provided by investing activities.........      (39,005,535)        508,541
FINANCING ACTIVITIES:
Sale of stock warrants by a subsidiary......................               --         250,000
                                                                -------------    ------------
Net cash provided by financing activities...................               --         250,000
                                                                -------------    ------------
Increase in cash and cash equivalents.......................        3,179,736      20,619,975
Cash and cash equivalents at beginning of period............       58,522,617      52,159,196
                                                                -------------    ------------
Cash and cash equivalents at end of period..................    $  61,702,353    $ 72,779,171
                                                                =============    ============

                            See accompanying notes.

                            CERULEAN COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2000
                                  (UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Cerulean Companies, Inc. (the "Company") was incorporated under the laws of the State of Georgia on February 2, 1996 to act as the holding company for Blue Cross and Blue Shield of Georgia, Inc. ("BCBSGA") and its subsidiaries, and for other lawful purposes.

  Basis of Presentation

     The Company's accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") and require the use of management's estimates. As to the Company's managed care, health and life insurance operations, GAAP varies in some respects from statutory accounting practices permitted or prescribed by insurance regulatory authorities. The Company's health care plan subsidiary, its health maintenance organization and its life insurance subsidiary are subject to regulation by the Georgia Insurance Department, including minimum capital and surplus requirements and restrictions on payment of dividends. Because of the nature of the Company's operations, the results of interim periods are not necessarily indicative of results expected for the entire year. In the opinion of management, all material adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been made. All such adjustments are of a normal recurring nature.

  Principles of Consolidation

     The Company's accompanying consolidated financial statements include the accounts of the Company, BCBSGA and its wholly-owned life insurance subsidiary, a health maintenance subsidiary, a non-insurance subsidiary and community health partnership network joint ventures ("CHPNs"). All significant intercompany transactions and balances have been eliminated in consolidation.

     The Company owns at least 51% of the voting shares of each CHPN. Under certain circumstances defined in the CHPN shareholder agreements, supermajority votes of shareholders are required for amendment of the CHPN articles of incorporation; liquidation of the CHPN; and issuance and repurchase of CHPN equity. The net effect of supermajority votes in these circumstances results in consensus of the shareholders, providing minority shareholders protective rights. The Company has made additional capital contributions to certain CHPNs and may provide additional capital in the future. Future capital requirements of minority shareholders are limited or prescribed. Profits of CHPNs are allocated to shareholders in accordance with their respective stock ownership percentages. Losses are allocated in accordance with ownership interests up to previously contributed capital; losses exceeding such amounts are absorbed entirely by the Company.

2. EARNINGS PER SHARE

     Earnings per share is omitted because such data is not meaningful at the present time due to likely dilutive events that will occur prior to the conversion of the Class A Convertible Common Stock (the "Class A Stock") or the Class B Convertible Preferred Stock. Presently, there is no market for the Class A Stock or any equity securities of the Company.

3. INCOME TAXES

     The Company's income tax expense consisted primarily of federal alternative minimum tax in all periods. The effective tax rates for the periods are impacted by CHPN subsidiaries which incur taxes at a

                            CERULEAN COMPANIES, INC.

34% rate and which do not join in the filing of the Company's consolidated tax return, state income taxes and other permanent book to tax differences, including non-deductible expenses.

4. BUSINESS SEGMENT, CUSTOMER AND PRODUCT INFORMATION

     The Company operates predominantly in one industry segment, health insurance products and services, and reports its operations as one business segment. The Company's products and services are sold principally in the State of Georgia. A significant portion of its customer base is concentrated with companies that are located in the metropolitan Atlanta area.

     The Company's premium revenue and management services revenue by primary product groups are as follows:

                                          THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                          ---------------------------   ---------------------------
                                              2000           1999           2000           1999
                                          ------------   ------------   ------------   ------------
Indemnity and PPO insurance products and
  services..............................  $275,155,498   $235,494,194   $528,775,040   $456,970,843
HMO and POS insurance products and
  services..............................   210,327,374    164,409,352    409,790,963    320,730,288
Life insurance and other products and
  services..............................     4,660,823      4,514,243      9,438,309      9,016,139
                                          ------------   ------------   ------------   ------------
          Total.........................  $490,143,695   $404,417,789   $948,004,312   $786,717,270
                                          ============   ============   ============   ============

5. COMMITMENTS AND CONTINGENCIES

  Proposed Merger

     On July 9, 1998, the Company entered into an agreement and plan of merger (the "Merger Agreement") with WellPoint Health Networks Inc. ("WellPoint") and a subsidiary of WellPoint. As of July 9, 1999, the parties agreed upon an extension of the Merger Agreement until October 15, 1999 and, under certain circumstances, December 31, 1999. Effective October 15, 1999, the parties agreed to extend the Merger Agreement through December 31, 1999. On December 30, 1999, the parties agreed to further extend the Merger Agreement through December 31, 2000. Pursuant to the Merger Agreement, the Company will become a wholly-owned subsidiary of WellPoint in consideration for a combination of WellPoint shares and cash valued at $500 million. On June 25, 1999, the shareholders of the Company approved the transaction. Finalization of the transaction is subject to, among other things, the approval of the Commissioner of Insurance of the State of Georgia (the "Georgia Commissioner"), the approval of the Blue Cross and Blue Shield Association and certain approvals of the Health Care Financing Administration. The Blue Cross and Blue Shield Association has already approved the merger. Upon final disposition of the litigation commenced by the Richmond County Plaintiffs described further in Legal Proceedings below, the Company expects that the Georgia Commissioner will schedule a public hearing.

  Legal Proceedings

     On September 18, 1998, Plaintiffs Allen Saravuth, Nga Nguyen, Chansamone Sengsavath and Fatana Pirzad, individually and on behalf of all others similarly situated (collectively, the "Richmond County Plaintiffs"), filed a lawsuit against the Company, BCBSGA, James L. Laboon, Jr., Fred L. Tolbert, Jr., Richard
D. Shirk, James E. Albright, W. Daniel Barker, Elizabeth W. Camp, Louis H. Felder, M.D., Edward M. Gillespie, Joseph D. Greene, Mel H. Gregory, Jr., Frank
J. Hanna, III, R. Pierce Head, Jr., Charles H. Keaton, James H. Leigh, Jr., M.D., Julia L. Mitchell-Ivey, Charles R. Underwood, M.D., W. Jerry Vereen, A. Max Walker, Dan H. Willoughby, M.D., Joe M. Young, and John B. Zellars (collectively, the "Defendant Directors") in the Superior Court of Richmond County, State of Georgia,

                            CERULEAN COMPANIES, INC.

bearing Civil Action File No. 98-RCCV-806. In addition, the Richmond County Plaintiffs filed a Motion for Temporary Restraining Order and Interlocutory Injunctive Relief, which was heard and denied by the Superior Court of Richmond County on September 21, 1998. The Richmond County Plaintiffs identify themselves as four individuals who were entitled to receive shares of the Company's stock in connection with the conversion of BCBSGA from a non-profit corporation to a regular business corporation (the "Conversion"). The Richmond County Plaintiffs assert claims for specific performance, fraud, breach of provisions of the Insurance Code of Georgia, breach of fiduciary duty, and request declaratory judgment and certification of a class action consisting of all persons who were "eligible subscribers" of BCBSGA as of February 1, 1996, and who did not become holders of Class A Stock of the Company. The Richmond County Plaintiffs allege that they and the members of the purported class are entitled to receive shares of Class A Stock in the Company. The Richmond County Plaintiffs allege alternatively that offering materials disseminated by BCBSGA during 1996 relating to Class A Stock of the Company contained materially misleading and deceptive statements and omissions and that the Richmond County Plaintiffs and the purported class members are entitled to an award of damages in excess of $100 million. The Richmond County Plaintiffs also asserted derivative causes of action against the Defendant Directors alleging that the Defendant Directors breached fiduciary duties by, among other things, approving the placement and issuance of Class B Stock in the Company during 1996, the issuance of Class A Stock in the Company, the settlement of the Let's Get Together, Inc. et al. v. Insurance Commissioner, et al., Civil Action E-61714 (Superior Court of Fulton County, Georgia) lawsuit, and certain management compensation. On November 9, 1998, Harrell Tiller, Charlie Deal and Olean Lokey joined the case as additional named plaintiffs. On December 9 and 10, 1998, a hearing was held on the plaintiffs' request for declaratory ruling on the issue of whether plaintiffs are properly shareholders of the Company and on December 17, 1998, the Superior Court ruled in favor of the plaintiffs. The Company filed an appeal with the Georgia Supreme Court which accepted jurisdiction and granted expedited treatment of the appeal. The Company's Board of Directors appointed a Special Litigation Committee to review the derivative claims. On April 14, 1999, the Special Litigation Committee reported to the Board of Directors that it had concluded that the derivative claims were without substance. On May 3, 1999, the Georgia Supreme Court reversed the ruling of the Richmond County Superior Court, holding that the Richmond County Superior Court erred in considering and ruling upon the plaintiffs' claims. The Georgia Supreme Court found that the Georgia Commissioner had broad power of review over the Conversion and that sufficient administrative remedies with the Georgia Commissioner had been available to the plaintiffs during and following the Conversion.

     The Richmond County Plaintiffs did not file a motion for reconsideration of the Georgia Supreme Court's decision. On May 5, 1999, BCBSGA and the Company filed motions for summary judgment on the Richmond County Plaintiffs' fraud claims. On May 20, 1999, the Company and BCBSGA filed a motion for entry of judgment on all remaining counts of the Richmond County Plaintiffs' Complaint. On May 28, 1999, the Richmond County Plaintiffs filed a Second Amended and Restated Class Action Complaint against the Company, BCBSGA and the Defendant Directors. In addition to the factual allegations contained in the initial complaint, the Richmond County Plaintiffs assert that certain persons, including Charlie Deal and Olean Lokey, were entitled to be offered shares of stock in the Company but never received an offer. The Richmond County Plaintiffs have asserted claims for specific performance, deprivation of possession of personal property, fraud, constructive fraud, direct and derivative claims based on breach of fiduciary duty, and request declaratory and injunctive relief, damages, punitive damages, and certification of a class action on behalf of all persons who were "eligible subscribers" of BCBSGA as of February 1, 1996 who did not become holders of Class A Stock of the Company. On July 29, 1999, the Superior Court of Richmond County entered an order dismissing all claims against the Defendant Directors without prejudice. On September 21, 1999, the Superior Court of Richmond County entered orders denying the motions for summary judgment and the motion for entry of judgment. On October 27,

                            CERULEAN COMPANIES, INC.

1999, the Company and BCBSGA filed a motion for reconsideration of the motion for entry of judgment. The case remains pending before the Superior Court.


     On May 17, 1999, Harrell Tiller, Charlie Deal and Olean Lokey, who were among the Richmond County Plaintiffs, filed two separate Petitions for Declaratory Ruling (the "Petitions") before the Georgia Commissioner, seeking a declaration from the Georgia Commissioner that they, and others similarly situated, should have been issued shares of Class A Stock. On June 22, 1999, the Georgia Commissioner entered orders on the Petitions denying the relief sought. On June 24, 1999, Harrell Tiller, Charlie Deal and Olean Lokey filed two separate Petitions for Judicial Review in the Superior Court of Richmond County. In these cases, styled In Re: Harrell Tiller, individually and on behalf of all others similarly situated v. Commissioner of Insurance of the State of Georgia, Civil Action No. 1999-RCCV-471 and In Re: Charlie Deal and Olean Lokey, individually and on behalf of all others similarly situated v. Commissioner of Insurance of the State of Georgia, Civil Action No. 1999-RCCV-470, the Petitioners sought judicial review of the decisions of the Georgia Commissioner of June 22, 1999 (the "Judicial Review Proceedings"). On September 21, 1999, the Superior Court of Richmond County entered orders reversing the Georgia Commissioner's orders. On October 12, 1999, the Company and BCBSGA filed Applications for Discretionary Appeal (the "Applications") with the Supreme Court of Georgia, seeking to have that court reverse the Superior Court of Richmond County's decisions. These Applications were transferred to the Court of Appeals of the State of Georgia on November 12, 1999. On October 21, 1999, the Georgia Commissioner filed two separate applications for appellate relief from the Superior Court's decisions with the Court of Appeals of the State of Georgia, seeking to have that court overturn the Superior Court's decisions. On November 22, 1999, the Georgia Court of Appeals granted the Applications for Discretionary Appeal of all parties. The cases were docketed on December 15, 1999, and the parties fully briefed the cases. On June 29, 2000, the Court of Appeals entered a decision affirming the earlier decision by the Georgia Commissioner which had held that the Petitioners were not entitled to relief. On July 19, 2000, the Petitioners filed a Petition for Writ of Certiorari in the Georgia Supreme Court, which remains pending. On August 1, 2000, the plaintiffs filed a motion in the Richmond County Superior Court seeking to enforce a purported settlement of the litigation with the Company. The Company has notified the plaintiffs in writing that the Company considers the claims in this motion to be frivolous and to constitute abusive litigation under Georgia law and that the Company intends to seek damages and attorneys' fees against the plaintiffs, and their counsel, if they do not withdraw the motion. If the plaintiffs do not withdraw the motion, the Company must file a response to the motion on or before September 15, 2000. Management of the Company believes the case to be without merit and, in any event, believes that its impact, if any, on the assets of the Company would not be material.


     In the normal course of business, the Company is involved in and subject to claims, contractual disputes and other uncertainties. Management, after reviewing with legal counsel all of these actions and proceedings, believes that the aggregate losses, if any, will not have a material effect on the Company's financial position or results of operations.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Cerulean Companies, Inc.

     We have audited the accompanying consolidated balance sheets of Cerulean Companies, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cerulean Companies, Inc. and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

February 11, 2000
Atlanta, Georgia

                            CERULEAN COMPANIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------   ------------
                                         ASSETS
Investments (Note 3):
  Fixed maturities:
    Available-for-sale, at fair value (amortized cost:
     $265,875,467; $235,441,231)............................  $256,844,521   $239,548,185
  Equity securities, at fair value (cost: $55,204,793;
    $55,866,571)............................................    73,036,645     76,906,525
  Short-term investments, at fair value (cost: $325,000;
    $9,215,878).............................................       325,000      9,215,878
                                                              ------------   ------------
         Total investments..................................   330,206,166    325,670,588
Cash and cash equivalents...................................    58,522,617     52,159,196
Accounts receivable (Note 4)................................    76,429,351     61,777,995
Reimbursable portion of estimated benefit liabilities.......    47,002,000     47,816,000
FEP assets held by agent....................................    26,749,038     38,786,536
Property and equipment (Note 5).............................    40,063,725     36,898,538
Other assets................................................    33,110,191     24,232,739
                                                              ------------   ------------
         Total assets.......................................  $612,083,088   $587,341,592
                                                              ============   ============

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Estimated benefit liabilities (Note 7)....................  $201,587,264   $184,075,293
  Unearned premiums.........................................    17,873,115     16,077,960
  FEP stabilization reserve.................................    26,749,038     38,786,536
  Accounts payable and accrued expenses.....................    50,723,056     43,893,056
  Other liabilities.........................................    37,477,669     42,184,663
                                                              ------------   ------------
         Total liabilities..................................   334,410,142    325,017,508
                                                              ------------   ------------
Mandatorily redeemable preferred stock:
  Class B Convertible Preferred Stock, no par value.
    Authorized, issued and outstanding, 49,900 shares at
     December 31, 1999 and 1998; aggregate liquidation
     preference $49,900,000; aggregate mandatory redemption,
     $44,910,000 (Note 10)..................................    46,645,042     46,645,042
                                                              ------------   ------------
Shareholders' equity:
  Blank Preferred Stock, no par value.
    Authorized and unissued 100,000,000 shares (Note 10)....            --             --
  Series A Preferred Stock, no par value, $0.01 stated
    value.
    Authorized and unissued 64,000 shares (Note 10).........            --             --
  Class A Convertible Common Stock, no par value, $0.01
    stated value.
    Authorized 50,000,000 shares; issued and outstanding
     409,597 and 409,392 shares at December 31, 1999 and
     1998, respectively (Note 10)...........................         4,096          4,094
  Additional paid-in capital................................    45,188,422     45,188,422
  Common Stock, no par value.
    Authorized and unissued 100,000,000 shares (Note 10)....            --             --
  Stock warrants exercisable (Note 10)......................    29,968,000     29,968,000
  Accumulated other comprehensive income (unrealized
    appreciation on securities, net of taxes)...............     7,258,906     19,596,908
  Retained earnings.........................................   148,608,480    120,921,618
                                                              ------------   ------------
         Total shareholders' equity.........................   231,027,904    215,679,042
  Commitments and contingencies (Note 15)...................            --             --
                                                              ------------   ------------
         Total liabilities and shareholders' equity.........  $612,083,088   $587,341,592
                                                              ============   ============

                            See accompanying notes.

                            CERULEAN COMPANIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------
                                                       1999             1998             1997
                                                  --------------   --------------   --------------
Revenues (Note 2):
  Premium revenue...............................  $1,486,293,824   $1,189,665,302   $  989,789,161
  Management services revenue...................     142,186,145      117,962,641       96,470,348
  Investment and other income...................      19,686,765       17,183,747       17,258,952
  Realized gains................................       7,214,467        9,253,506       11,299,757
                                                  --------------   --------------   --------------
          Total revenues........................   1,655,381,201    1,334,065,196    1,114,818,218

Benefits expense (Note 7).......................   1,300,922,715    1,032,519,546      881,554,366
Operating expenses..............................     313,602,633      279,218,246      233,650,574
                                                  --------------   --------------   --------------
Operating income (loss).........................      40,855,853       22,327,404         (386,722)
Endowment of a non-profit foundation (Note 8)...              --      (76,157,000)              --
Non-operating income (Note 14)..................         255,000          255,000        1,275,000
                                                  --------------   --------------   --------------
Income (loss) before income taxes and minority
  interests.....................................      41,110,853      (53,574,596)         888,278
Income tax expense (benefit) (Note 9)...........       9,061,000        2,073,000       (2,050,000)
Minority interests in losses (earnings) of joint
  venture investments...........................         793,324       (1,520,163)       1,459,405
                                                  --------------   --------------   --------------
          Net income (loss).....................  $   32,843,177   $  (57,167,759)  $    4,397,683
                                                  ==============   ==============   ==============

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                 YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                            1999           1998          1997
                                                        ------------   ------------   -----------
Net income (loss).....................................  $ 32,843,177   $(57,167,759)  $ 4,397,683
Other comprehensive (loss) income, net of tax:
  Unrealized holding (losses) gains arising during the
     period, net of reclassification adjustment for
     gains included in net income of $5,771,574,
     $7,402,805 and $9,039,806, respectively..........   (12,338,002)     5,647,013     6,063,577
                                                        ------------   ------------   -----------
Comprehensive income (loss)...........................  $ 20,505,175   $(51,520,746)  $10,461,260
                                                        ============   ============   ===========

                            See accompanying notes.

                            CERULEAN COMPANIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                     CLASS A                                  ACCUMULATED
                                   CONVERTIBLE   ADDITIONAL       STOCK          OTHER
                                     COMMON        PAID-IN      WARRANTS     COMPREHENSIVE     RETAINED
                                      STOCK        CAPITAL     EXERCISABLE      INCOME         EARNINGS        TOTAL
                                   -----------   -----------   -----------   -------------   ------------   ------------
Balance at December 31, 1996.....    $3,506      $        --   $        --   $  7,886,318    $179,679,704   $187,569,528
  Issuance of Class A Common
    Stock to eligible
    subscribers..................         9               --            --             --              (9)            --
  Net income.....................        --               --            --             --       4,397,683      4,397,683
  Dividends paid and accrued.....        --               --            --             --      (2,994,000)    (2,994,000)
  Accumulated other comprehensive
    income (unrealized
    appreciation on securities,
    net of taxes of
    $1,543,000)..................        --               --            --      6,063,577              --      6,063,577
                                     ------      -----------   -----------   ------------    ------------   ------------
Balance at December 31, 1997.....     3,515               --            --     13,949,895     181,083,378    195,036,788
  Issuance of Class A
  Common Stock to eligible
    subscribers..................         1               --            --             --              (1)            --
  Endowment of a non-profit
    foundation (Note 8)..........       578       45,188,422    29,968,000             --              --     75,157,000
  Net income (loss)..............        --               --            --             --     (57,167,759)   (57,167,759)
  Dividends paid and accrued.....        --               --            --             --      (2,994,000)    (2,994,000)
  Accumulated other comprehensive
    income (unrealized
    appreciation on securities,
    net of taxes of
    $2,121,000)..................        --               --            --      5,647,013              --      5,647,013
                                     ------      -----------   -----------   ------------    ------------   ------------
Balance at December 31, 1998.....     4,094       45,188,422    29,968,000     19,596,908     120,921,618    215,679,042
  Issuance of Class A
  Common Stock to eligible
    subscribers..................         2               --            --             --              (2)            --
  Net income.....................        --               --            --             --      32,843,177     32,843,177
  Dividends paid and accrued.....        --               --            --             --      (5,156,313)    (5,156,313)
  Accumulated other comprehensive
    income (unrealized
    appreciation on securities,
    net of taxes of
    $4,008,000)..................        --               --            --    (12,338,002)             --    (12,338,002)
                                     ------      -----------   -----------   ------------    ------------   ------------
Balance at December 31, 1999.....    $4,096      $45,188,422   $29,968,000   $  7,258,906    $148,608,480   $231,027,904
                                     ======      ===========   ===========   ============    ============   ============

                            See accompanying notes.

                            CERULEAN COMPANIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                    ---------------------------------------------
                                                        1999            1998            1997
                                                    -------------   -------------   -------------
OPERATING ACTIVITIES
Net income (loss).................................  $  32,843,177   $ (57,167,759)  $   4,397,683
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Non-cash and non-operating items:
     Depreciation.................................     10,439,488      10,743,267       9,765,395
     Amortization.................................        783,847         444,737         277,183
     Uncollectible receivables....................         (2,269)      1,296,515       1,356,180
     Gain on sale of investments..................     (7,214,467)     (9,253,506)    (11,299,757)
     Loss (gain) on sale of property and
       equipment..................................        496,028         184,030         (13,419)
     Endowment of a non-profit foundation.........             --      75,157,000              --
     Non-operating income.........................       (255,000)       (255,000)     (1,275,000)
  (Increase) decrease in certain assets:
     Accounts receivable..........................    (14,649,087)     (3,449,611)    (14,301,581)
     Reimbursable portion of estimated benefit
       liabilities................................        814,000      (4,538,000)     (3,840,000)
     Other assets.................................     (4,869,452)     (7,336,540)     (8,751,532)
  Increase (decrease) in certain liabilities:
     Estimated benefit liabilities................     17,511,971      34,494,289      30,070,211
     Unearned premiums............................      1,795,155       7,776,763        (682,759)
     Accounts payable and accrued expenses........      6,830,000      12,682,968        (309,640)
     Other liabilities............................     (4,706,994)      5,480,048      (1,947,055)
     Minority interest in sale of stock and stock
       warrants by a subsidiary...................       (245,000)       (245,000)     (1,225,000)
                                                    -------------   -------------   -------------
          Net cash provided by operating
            activities............................     39,571,397      66,014,201       2,220,909

INVESTING ACTIVITIES
Investments available-for-sale:
  Investments purchased...........................   (166,642,785)   (275,784,389)   (211,187,305)
  Investments sold or matured.....................    152,191,825     247,011,823     167,660,837
Property and equipment purchased..................    (14,738,523)    (14,123,924)    (12,434,970)
Property and equipment sold.......................        637,820          33,630         211,974
                                                    -------------   -------------   -------------
          Net cash used in investing activities...    (28,551,663)    (42,862,860)    (55,749,464)

FINANCING ACTIVITIES
Repayment of note payable.........................             --      (3,500,000)             --
Dividends paid and accrued........................     (5,156,313)     (2,994,000)     (2,994,000)
Sale of stock and stock warrants by a
  subsidiary......................................        500,000         500,000       2,500,000
                                                    -------------   -------------   -------------

          Net cash used in financing activities...     (4,656,313)     (5,994,000)       (494,000)
                                                    -------------   -------------   -------------
Increase (decrease) in cash and cash
  equivalents.....................................      6,363,421      17,157,341     (54,022,555)
Cash and cash equivalents at beginning of year....     52,159,196      35,001,855      89,024,410
                                                    -------------   -------------   -------------
Cash and cash equivalents at end of year..........  $  58,522,617   $  52,159,196   $  35,001,855
                                                    =============   =============   =============

                            See accompanying notes.

                            CERULEAN COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

1. ORGANIZATION AND PROPOSED MERGER

  Organization

     Cerulean Companies, Inc. (the "Company") was incorporated under the laws of the State of Georgia on February 2, 1996 to act as the holding company for Blue Cross and Blue Shield of Georgia, Inc. ("BCBSGA") and its subsidiaries, and for other lawful purposes. On February 2, 1996, the Company acquired all of the outstanding capital stock of BCBSGA, following BCBSGA's conversion from a not-for-profit corporation to a for-profit corporation pursuant to a Plan of Conversion approved by the Georgia Commissioner of Insurance on December 27, 1995 (the "Conversion"). As part of the Conversion, the Company agreed to offer to each of BCBSGA's approximately 141,000 eligible subscribers five shares of Class A Convertible Common Stock, no par value (the "Class A Stock") at no cost. Upon completion of the offering eligible subscribers accepted 351,545 shares of no par value Class A Stock. The registration of the Class A Stock became effective under the Securities Act of 1933 and under section 12(g) of the Securities Exchange Act of 1934 on May 14, 1996 and June 30, 1997, respectively. Currently, the Class A Stock is not publicly traded.

  Proposed Merger

     On July 9, 1998, the Company entered into an agreement and plan of merger (the "Merger Agreement") with WellPoint Health Networks Inc. ("WellPoint") and a subsidiary of WellPoint. As of July 9, 1999, the parties agreed upon an extension of the Merger Agreement until October 15, 1999 and, under certain circumstances, December 31, 1999. Effective October 15, 1999, the parties agreed to extend the Merger Agreement through December 31, 1999. On December 30, 1999, the parties agreed to further extend the Merger Agreement through December 31, 2000. Pursuant to the Merger Agreement, the Company will become a wholly-owned subsidiary of WellPoint. On June 25, 1999, the shareholders of the Company approved the transaction. Finalization of the transaction is subject to, among other things, the approval of the Commissioner of Insurance of the State of Georgia (the "Georgia Commissioner"), the approval of the Blue Cross and Blue Shield Association and certain approvals of the Health Care Financing Administration. Upon final disposition of the litigation commenced by the Richmond County Plaintiffs described further in Note 15 Legal Proceedings below, the Company expects that the Commissioner will schedule a public hearing. Upon closing the transaction, shareholders of the Company will exchange their shares for WellPoint shares or cash in a transaction valued at $500 million.

2. SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The Company's accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") and require the use of management's estimates. As to the Company's managed care, health and life insurance operations, GAAP varies in some respects from statutory accounting practices permitted or prescribed by insurance regulatory authorities. The Company's health care plan subsidiary, its health maintenance organization and its life insurance subsidiary are subject to regulation by the Georgia Insurance Department including minimum capital and surplus requirements and restrictions on payment of dividends. In the opinion of management, all material adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been made. All such adjustments are of a normal recurring nature.

  Principles of Consolidation

     The Company's accompanying consolidated financial statements include the accounts of the Company, BCBSGA and its wholly-owned life insurance subsidiary, a health maintenance subsidiary, a

                            CERULEAN COMPANIES, INC.

non-insurance subsidiary and community health partnership network joint ventures ("CHPNs"). All significant intercompany transactions and balances have been eliminated in consolidation.

     The Company owns at least 51% of the voting shares of each CHPN. Under certain circumstances defined in the CHPN shareholder agreements, supermajority votes of shareholders are required for amendment of the CHPN articles of incorporation; liquidation of the CHPN; and issuance and repurchase of CHPN equity. The net effect of supermajority votes in these circumstances results in consensus of the shareholders, providing minority shareholders protective rights. Only the Company is required under the CHPN agreements to provide required additional capital. Future capital requirements of minority shareholders are limited or prescribed. Profits of CHPNs are allocated to shareholders in accordance with their respective stock ownership percentages. Losses are allocated in accordance with ownership interests up to previously contributed capital; losses exceeding such amounts are absorbed entirely by the Company.

  Accounting for a Sale of Stock and Stock Warrants by a Subsidiary

     Gains arising from a subsidiary issuing its own stock and stock warrants to third parties are recorded as non-operating income and are presented as a separate line item in the accompanying consolidated statements of income.

  Earnings Per Share

     Earnings per share are omitted because such data is not meaningful at the present time due to the likely dilutive events that will occur prior to the conversion of the Class A Stock or the Class B Convertible Preferred Stock. Presently there is no market for Class A Stock or any equity securities of the Company.

  Investments

     The Company accounts for its investments in accordance with Financial Accounting Standards Board ("FASB") Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities ("Statement No. 115"). Statement No. 115 requires that fixed maturity securities are to be classified as either "held-to-maturity", "available-for-sale", or "trading".

     Management determines the appropriate classification of its fixed maturity securities at the time of purchase and reevaluates such designation as of each balance sheet date. Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold them to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization as well as interest earned is included in investment and other income.

     Fixed maturity and equity securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and interest earned is included in investment and other income. The cost of securities sold is based on the specific identification method. At December 31, 1999 and 1998, the Company classified all of its fixed maturity and equity securities as available-for-sale. The Company's investment portfolio is not significantly concentrated in any particular industry or geographic region.

                            CERULEAN COMPANIES, INC.

  Cash and Cash Equivalents

     Cash equivalents are liquid, short-term investments with maturities of three months or less at the time of purchase and are combined with cash account balances. These investments are stated at cost, which approximates fair value.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. The costs of developing software for internal use are capitalized when technological feasibility has been established. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which are 15 years for buildings and 3-7 years for software, furniture and equipment. Amortization of software developed for internal use begins when the asset is placed in service.

  Estimated Benefit Liabilities

     The Company provides for claims reported but unpaid and for claims incurred but unreported and the cost of adjudicating claims based primarily on past experience, membership demographics, claims run-off patterns and other current medical trend information, using accepted actuarial methods. Estimates are adjusted as changes in these factors occur and such adjustments are reported in the year of determination. Portions of the Company's estimated benefit liabilities are reimbursable due to the nature of certain rate stabilization reserve programs. Offsetting receivables have been recorded in the accompanying consolidated balance sheets.

  Premium Revenue and Management Services Revenue

     The Company's premium revenues consist primarily of premiums for traditional indemnity health insurance, managed care products and group life insurance products. All of the Company's individual and employer group contracts provide for the individual or the group to be fully insured. Premiums for these contracts are billed in advance of the respective coverage periods and are initially recorded as premium receivables and as unearned premiums. Unearned premiums are recognized as earned in the period of coverage.

     Management services revenue is earned as services are performed and consists of administrative fees for services provided to commercial employer groups under self-funded arrangements, including claims processing, management of medical services, access to provider networks and other services rendered to third parties. Related claims processed for commercial self-funded employer groups were $515,909,000 in 1999, $499,618,000 in 1998 and $489,407,000 in 1997.
Management services revenue also includes reimbursements for administrative expenses incurred in performing services as agent for federal and state government programs and for the national Blue Cross Blue Shield interplan system. Related claims processed for these programs were $4.2 billion in 1999, $4.3 billion in 1998 and $3.9 billion in 1997.

  Rate Stabilization Reserves

     The Company has fully insured arrangements with certain employer groups whose premium revenues are based on experience rating. On each group's anniversary date, the gain or loss resulting from its experience is determined. Premium rates for these groups are based on the group's historical claims experience plus a retention factor for an appropriate contribution to surplus. Premium revenues include adjustments to employer groups under rate stabilization contracts to the extent premiums billed exceed claims incurred plus retention.

     Any accumulated excess of premium revenues over claims incurred and retention is recorded as a rate stabilization reserve liability. Under the terms of these agreements, groups may utilize these funds to

                            CERULEAN COMPANIES, INC.

reduce prospective rates, leave the excess funds on deposit with the Company or receive a refund. An accumulated excess of claims incurred over premiums billed is expensed by the Company in the period incurred.

  Federal Employee Program

     The Company and other Blue Cross and Blue Shield plans participate in the Federal Employee Program ("FEP") which underwrites a voluntary health insurance contract for employees (and their dependents) of the federal government. The Blue Cross and Blue Shield Association has been designated as the contract agent. A premium stabilization reserve liability (FEP stabilization reserve) and an offsetting asset (FEP assets held by agent) have been recorded in the accompanying consolidated balance sheets, and premium revenues, investment income and operating expenses, including FEP operations center expenses, have been recorded in the accompanying consolidated statements of income to recognize the Company's portion of the FEP's underwriting results.

  Advertising and Promotion

     All costs associated with advertising and promoting products are expensed in the year incurred. Advertising and promotion expense was $3,608,037 in 1999, $3,780,629 in 1998 and $5,012,557 in 1997.

3. INVESTMENTS

     Investments at December 31, 1999 and 1998 are as follows:

                                                           DECEMBER 31, 1999
                                                     AVAILABLE-FOR-SALE SECURITIES
                                -----------------------------------------------------------------------
                                  COST OR         GROSS         GROSS
                                 AMORTIZED     UNREALIZED     UNREALIZED        FAIR         CARRYING
                                    COST          GAINS         LOSSES         VALUE          VALUE
                                ------------   -----------   ------------   ------------   ------------
Fixed Maturities:
  U.S. Treasury securities and
    obligations of U.S.
    government agencies.......  $168,468,947   $   127,105   $ (6,491,695)  $162,104,357   $162,104,357
  Corporate securities........    74,559,523        31,145     (2,244,622)    72,346,046     72,346,046
  Mortgage-backed
    securities................    22,846,997        34,564       (487,443)    22,394,118     22,394,118
                                ------------   -----------   ------------   ------------   ------------
         Total fixed
           maturities.........   265,875,467       192,814     (9,223,760)   256,844,521    256,844,521
Equity Securities:
  Preferred stocks............       448,000            --             --        448,000        448,000
  Common stocks...............    54,756,793    21,287,880     (3,456,028)    72,588,645     72,588,645
                                ------------   -----------   ------------   ------------   ------------
         Total equity
           securities.........    55,204,793    21,287,880     (3,456,028)    73,036,645     73,036,645
Short-term investments........       325,000            --             --        325,000        325,000
                                ------------   -----------   ------------   ------------   ------------
         Total
           available-for-sale
           securities.........  $321,405,260   $21,480,694   $(12,679,788)  $330,206,166   $330,206,166
                                ============   ===========   ============   ============   ============

                            CERULEAN COMPANIES, INC.

                                                                   DECEMBER 31, 1998
                                                             AVAILABLE-FOR-SALE SECURITIES
                                         ----------------------------------------------------------------------
                                           COST OR         GROSS         GROSS
                                          AMORTIZED     UNREALIZED    UNREALIZED        FAIR         CARRYING
                                             COST          GAINS        LOSSES         VALUE          VALUE
                                         ------------   -----------   -----------   ------------   ------------
Fixed Maturities:
  U.S. Treasury securities and
    obligations of U.S. government
    agencies...........................  $160,529,318   $ 2,911,851   $  (414,659)  $163,026,510   $163,026,510
  Corporate securities.................    53,501,824     1,248,926       (41,695)    54,709,055     54,709,055
  Mortgage-backed securities...........    21,410,089       441,500       (38,969)    21,812,620     21,812,620
                                         ------------   -----------   -----------   ------------   ------------
         Total fixed maturities........   235,441,231     4,602,277      (495,323)   239,548,185    239,548,185
Equity Securities:
  Preferred stocks.....................       596,000            --            --        596,000        596,000
  Common stocks........................    55,270,571    23,701,632    (2,661,678)    76,310,525     76,310,525
                                         ------------   -----------   -----------   ------------   ------------
         Total equity securities.......    55,866,571    23,701,632    (2,661,678)    76,906,525     76,906,525
Short-term investments.................     9,215,878            --            --      9,215,878      9,215,878
                                         ------------   -----------   -----------   ------------   ------------
         Total available-for-sale
           securities..................  $300,523,680   $28,303,909   $(3,157,001)  $325,670,588   $325,670,588
                                         ============   ===========   ===========   ============   ============

     Fair values for fixed maturities and short-term investments are based on quoted market prices, where available. For fixed maturities not actively traded, fair values are estimated using values obtained from independent pricing services. The fair values for common stocks are based on quoted market prices.

     Substantially all of the Company's investments in equity securities at December 31, 1999 and 1998 are comprised of stocks in industrial companies.

     The amortized cost and fair values of fixed maturities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                    DECEMBER 31, 1999
                                                              AVAILABLE-FOR-SALE SECURITIES
                                                              -----------------------------
                                                                AMORTIZED         FAIR
                                                                  COST            VALUE
                                                              -------------   -------------
Due in one year or less.....................................  $ 28,747,116    $ 28,451,929
Due after one year through five years.......................   112,519,094     109,800,004
Due after five years through ten years......................    99,762,336      94,321,900
Due after ten years.........................................     1,999,924       1,876,570
Mortgage-backed securities..................................    22,846,997      22,394,118
                                                              ------------    ------------
          Total fixed maturity securities...................  $265,875,467    $256,844,521
                                                              ============    ============

     Bonds, certificates of deposit and money market funds carried at a value of $1,004,422 were on deposit with insurance regulatory authorities at December 31, 1999 in accordance with statutory requirements.

                            CERULEAN COMPANIES, INC.

     Investment and other income for the years ended December 31, 1999, 1998 and 1997 is summarized as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------
                                                     1999          1998          1997
                                                  -----------   -----------   -----------
Fixed maturities................................  $14,114,469   $13,354,658   $11,464,768
Equity securities...............................      976,415       881,667     1,302,477
Short-term investments and cash equivalents.....    4,873,071     4,061,482     5,165,927
                                                  -----------   -----------   -----------
Interest and dividend income....................   19,963,955    18,297,807    17,933,172
Less: investment expenses.......................   (1,008,599)     (771,950)     (947,913)
                                                  -----------   -----------   -----------
Net investment income...........................   18,955,356    17,525,857    16,985,259
Other income (loss).............................      731,409      (342,110)      273,693
                                                  -----------   -----------   -----------
          Investment and other income...........  $19,686,765   $17,183,747   $17,258,952
                                                  ===========   ===========   ===========

     Other income (loss) amounts are generally gains or losses on the disposal of assets or other transactions that do not relate to the Company's primary business operations.

     Realized and unrealized investment gains and losses for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------
                                                     1999          1998          1997
                                                 ------------   -----------   -----------
Realized gains:
  Fixed maturities.............................  $    709,622   $ 2,685,201   $   248,942
  Equity securities............................     9,130,824     8,191,839    11,910,540
                                                 ------------   -----------   -----------
          Total gains..........................     9,840,446    10,877,040    12,159,482
Realized losses:
  Fixed maturities.............................      (577,256)       (7,778)     (127,366)
  Equity securities............................    (2,048,723)   (1,615,756)     (732,359)
                                                 ------------   -----------   -----------
          Total losses.........................    (2,625,979)   (1,623,534)     (859,725)
                                                 ------------   -----------   -----------
Net realized investment gains..................     7,214,467     9,253,506    11,299,757
Changes in unrealized gains (losses):
  Fixed maturities.............................   (13,137,900)    1,553,093     1,936,513
  Equity securities............................    (3,208,102)    6,214,920     5,618,852
  Short-term investments.......................            --            --        51,212
                                                 ------------   -----------   -----------
Net unrealized gains (losses)..................   (16,346,002)    7,768,013     7,606,577
                                                 ------------   -----------   -----------
          Total realized and unrealized gains
            (losses)...........................  $ (9,131,535)  $17,021,519   $18,906,334
                                                 ============   ===========   ===========

4. ACCOUNTS RECEIVABLE

     Accounts receivable consists of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
Groups and subscribers......................................  $47,617,634   $37,132,624
Other.......................................................   35,115,414    30,951,367
Less: Allowance for doubtful accounts.......................   (6,303,697)   (6,305,996)
                                                              -----------   -----------
                                                              $76,429,351   $61,777,995
                                                              ===========   ===========

                            CERULEAN COMPANIES, INC.

5. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1999            1998
                                                          ------------    ------------
Land....................................................  $  1,046,773    $  1,046,773
Building and improvements...............................    16,019,474      15,161,667
Furniture and equipment.................................    95,997,531      86,286,171
                                                          ------------    ------------
                                                           113,063,778     102,494,611
Less: accumulated depreciation..........................   (73,000,053)    (65,596,073)
                                                          ------------    ------------
                                                          $ 40,063,725    $ 36,898,538
                                                          ============    ============

     At December 31, 1999 and 1998, furniture and equipment includes $6,740,544 and $3,021,638, respectively, of capitalized costs related to the development of internal use software. During 1999 and 1998, the Company recognized approximately $564,073 and $90,000 of amortization expense related to costs capitalized for the development of internal use software.

     Depreciation expense was $10,439,488, $10,743,267 and, $9,765,395 for 1999,
1998 and 1997, respectively, including $697,594 in 1999, $1,187,550 in 1998 and
$1,063,318 in 1997 for building and improvements.

6. LINES OF CREDIT

     The Company has available a $5,500,000 line of credit with a bank to finance its working capital needs. Interest accrues on amounts advanced at the prime rate. There were no borrowings on this line of credit during the three years ended December 31, 1999.

     The Company has a $55,000,000 insolvency line of credit with a group of banks. The insolvency line of credit may be drawn on solely in the event of an insolvency of BCBSGA to pay authorized insurance policy claims. The insolvency line of credit is designed to satisfy certain membership standards of the Blue Cross and Blue Shield Association, from which the Company and certain of its subsidiaries have the exclusive right to do business in Georgia under the name "Blue Cross and Blue Shield" and to use the Blue Cross and Blue Shield names, trademarks and service marks with respect to the Company's indemnity, PPO, HMO and POS products.

     Under the terms of a revolving credit loan agreement with a group of banks to finance the Company's community health partnership networks and other related costs, the Company could borrow up to $9,000,000. During January 1998, the Company terminated its $9,000,000 revolving credit agreement and paid in full the $3,500,000 note payable outstanding at December 31, 1997. Interest accrued on amounts advanced at 0.5% over the LIBOR rate in 1998 and 1997.

                            CERULEAN COMPANIES, INC.

7. ESTIMATED BENEFIT LIABILITIES

     The following table provides a reconciliation of the beginning and ending estimated benefit liabilities including claims adjudication expenses, net of rate stabilization reimbursable reserves and life reserves, for 1999, 1998 and 1997:

                                                        YEAR ENDED DECEMBER 31,
                                               ------------------------------------------
                                                   1999           1998           1997
                                               ------------   ------------   ------------
Balance at January 1.........................  $184,075,293   $149,581,004   $119,510,793
Less: Reimbursable reserves and life
  reserves...................................    54,563,626     49,699,319     44,663,227
                                               ------------   ------------   ------------
Net balance at January 1.....................   129,511,667     99,881,685     74,847,566
Plus incurred related to:
  Current year...............................   943,930,921    729,799,455    576,250,933
  Prior year.................................    (4,628,524)   (13,801,953)       901,109
                                               ------------   ------------   ------------
          Total incurred.....................   939,302,397    715,997,502    577,152,042
Less paid related to:
  Current year...............................   801,587,915    603,369,042    478,159,277
  Prior year.................................   119,857,216     82,998,478     73,958,646
                                               ------------   ------------   ------------
          Total paid.........................   921,445,131    686,367,520    552,117,923
                                               ------------   ------------   ------------
Net balance at December 31...................   147,368,933    129,511,667     99,881,685
Plus: Reimbursable reserves and life
  reserves...................................    54,218,331     54,563,626     49,699,319
                                               ------------   ------------   ------------
Balance at December 31.......................  $201,587,264   $184,075,293   $149,581,004
                                               ============   ============   ============

     The Company uses paid claims and completion factors based on historical payment patterns to estimate incurred claims. Changes in payment patterns and claims trends can result in changes to prior year's claims estimates.

     A reconciliation of the Company's incurred expense to total benefits expense as shown in the accompanying consolidated statements of income is as follows:

                                                       YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------
                                                 1999             1998            1997
                                            --------------   --------------   ------------
Incurred related to current and prior
  year....................................  $  939,302,397   $  715,997,502   $577,152,042
Benefits expense related to life insurance
  claims and claims reimbursed by certain
  rate stabilization accounts.............     361,620,318      316,522,044    304,402,324
                                            --------------   --------------   ------------
          Total benefits expense..........  $1,300,922,715   $1,032,519,546   $881,554,366
                                            ==============   ==============   ============

                            CERULEAN COMPANIES, INC.

8. ENDOWMENT OF NON-PROFIT FOUNDATION

     On September 3, 1997, a lawsuit (the "Lawsuit") was filed in the Superior Court of Fulton County by Plaintiffs Let's Get Together, Inc.; Statewide Independent Living Council of Georgia, Inc.; Living Independence for Everybody, Inc.; Aids Survival Project, Inc.; Women's Policy Education Fund, Inc.; Disability Connections -- The Middle Georgia Center for Independent Living, Inc.; Physicians for a National Health Program, Inc.; Campaign for a Prosperous Georgia, Inc.; and Friends and Survivors Standing Together, Inc. (collectively, the "Plaintiffs") on behalf of themselves and a class putatively composed of all other 501(c)(3) organizations in Georgia seeking, among other things, to invalidate a Georgia statute upon which certain aspects of the conversion of Blue Cross and Blue Shield of Georgia, Inc. from a not-for-profit corporation to a business corporation was based. The complaint named BCBSGA, the Company and the Commissioner of Insurance of the State of Georgia as defendants. An additional, similar request for declaratory ruling was filed with the Georgia Insurance Department on September 3, 1997.

     The Plaintiffs' claims related to the conversion of BCBSGA from a non-profit entity to a for-profit entity which occurred as part of a Plan of Conversion submitted to a public hearing November 21, 1995, and approved by the Georgia Commissioner of Insurance in an order dated December 27, 1995. The complaint sought to have the fair market value of the assets of BCBSGA as of December 27, 1995, plus interest from December 27, 1995, placed in a public trust for the use and benefit of a class of nonprofit charitable organizations. On October 3, 1997, the Georgia Insurance Department denied the Plaintiffs' request for declaratory ruling, which decision the Plaintiffs appealed. On October 31, 1997, the Company and BCBSGA filed a motion to dismiss the Lawsuit. Oral argument was held on January 12, 1998.

     On July 8, 1998, the Company entered into a stipulation and agreement of settlement of the Lawsuit (the "Settlement") subject to the approval of the Superior Court of Fulton County, Georgia (the "Court"). On August 17, 1998, six individuals, including two shareholders, filed a motion to intervene in the lawsuit and an objection to the Settlement. A settlement hearing was held on August 20, 1998 to determine, among other things, if the terms and conditions of the Settlement were fair and reasonable and should be approved by the Court.

     On August 21, 1998, the judge denied the motion to intervene and entered a final order approving the Settlement. The effective date of the Settlement was September 21, 1998, the date on which the appeal period expired after the entry of the final order. Under the terms of the Settlement, the Company established a new non-profit foundation for the advancement of health care for all Georgians and paid to the foundation, as endowment, and to the Plaintiff's lawyers (together, the "Foundation"), an aggregate of $1.0 million in cash, and securities of Cerulean aggregating 20% of Cerulean's total equity upon their issuance consisting of: (1) shares of Class A Stock approximating 9.5% of the total equity of Cerulean and (2) warrants (the "Warrants") exercisable for shares on non-voting Series A Preferred Stock (the "Series A Stock") in the Company (which will approximate 10.5% of the total equity of the Company) upon payment by the Foundation of an exercise price of $21 million. Additionally, the Foundation entered into a shareholder's agreement to which it agreed not to vote any larger number of its Class A Stock than would constitute 5% of the shares of its Class A Stock.

     In September 1998, the Company issued 57,772 shares of Class A Stock and 63,853 warrants exercisable for non-voting Series A Stock. Pursuant to the terms of the Warrants, prior to consummation of a transaction such as the proposed merger with WellPoint, the Warrants must be exercised in a defined "cash-less exercise" which results in a reduction in the percentage participation by the Foundation from a 20% portion of the total merger consideration of the Company to approximately 16.7% of the total.

     During 1998, the Company recorded a nonrecurring charge of $76.2 million for the endowment of the Foundation, which, in management's judgment, represented fair value as of the date of the Settlement.

                            CERULEAN COMPANIES, INC.

9. INCOME TAXES

     Income tax expense (benefit) attributable to income before income taxes and minority interests, substantially all of which is federal, consists of:

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   1999          1998          1997
                                                -----------   -----------   -----------
Current tax expense..........................   $12,155,000   $ 8,293,000   $ 3,330,000
Deferred tax benefit.........................    (3,094,000)   (6,220,000)   (5,380,000)
                                                -----------   -----------   -----------
          Total tax expense (benefit)........   $ 9,061,000   $ 2,073,000   $(2,050,000)
                                                ===========   ===========   ===========

     The provision for income taxes is different than the amount computed using the statutory federal income tax rate of 35% as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------
                                                    1999           1998          1997
                                                 -----------   ------------   -----------
Tax expense (benefit) at statutory rate........  $14,388,000   $(18,751,000)  $   311,000
Changes in valuation allowance related to:
  Alternative minimum tax......................   (7,735,000)    (3,282,000)           --
  Increase in loss carryforwards...............           --     22,085,000            --
  Utilization of carryforwards.................           --             --    (2,356,000)
  CHPN losses with no benefit..................    3,140,000      2,676,000     4,231,000
  Long-lived tax assets........................           --             --    (2,119,000)
  Other temporary differences..................           --       (542,000)     (375,000)
CHPN investments...............................   (1,872,000)      (925,000)   (2,132,000)
Other..........................................    1,140,000        812,000       390,000
                                                 -----------   ------------   -----------
                                                 $ 9,061,000   $  2,073,000   $(2,050,000)
                                                 ===========   ============   ===========

     The Company and its wholly-owned subsidiaries file a consolidated federal income tax return. Income tax expense consisted primarily of federal alternative minimum tax in 1999 and 1998. The Company's consolidated tax expense in 1997 calculated under the regular tax system was reduced by available net operating loss carryforwards, which subjected the Company to alternative minimum tax.

     CHPN subsidiaries do not join in the filing of the consolidated tax return with the Company. Certain CHPNs generated tax losses that are not expected to generate benefit currently or in the foreseeable future. The Company recorded a benefit in 1999 for the difference in book and tax basis for its CHPN investments reduced to its expected realizable value of $1,872,000. In 1998, the Company recorded a benefit of $26,655,000 related to the Settlement, reduced to its expected realizable value of $4,570,000. Other includes state taxes, net of federal tax benefit, and permanent book to tax differences, including non-deductible expenses.

     Federal income taxes paid during 1999, 1998 and 1997 were $15,524,000, $6,403,000 and $2,800,000, respectively.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

                            CERULEAN COMPANIES, INC.

purposes. The significant components of the deferred tax asset, which is included in other assets in the accompanying consolidated balance sheets, are as follows:

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                                1999           1998
                                                            ------------   ------------
Deferred tax asset:
  Regular tax operating loss carryforwards for the
     consolidated tax group...............................  $ 36,629,000   $ 40,400,000
  Regular tax operating loss carryforwards for CHPNs......     7,317,000      8,160,000
  Alternative minimum tax credit..........................    27,003,000     16,470,000
  Long-lived tax assets...................................    23,621,000     23,900,000
  Basis difference in CHPN investments....................     3,670,000      5,350,000
  Other temporary differences.............................    16,803,000     12,880,000
                                                            ------------   ------------
          Total deferred tax asset........................   115,043,000    107,160,000
  Valuation allowance for deferred tax asset..............   (94,539,000)   (89,750,000)
                                                            ------------   ------------
  Deferred tax asset, net of valuation allowance..........    20,504,000     17,410,000
                                                            ------------   ------------
Deferred tax liability:
  Unrealized investment gains.............................     1,542,000      5,550,000
                                                            ------------   ------------
          Total deferred tax liability....................     1,542,000      5,550,000
                                                            ------------   ------------
          Net deferred tax asset..........................  $ 18,962,000   $ 11,860,000
                                                            ============   ============

     Other temporary differences consist principally of differences between tax and generally accepted accounting principles related to estimated benefit liabilities and accounting accruals.

     At December 31, 1999, the Company's consolidated tax group has net operating loss carryforwards of $104,655,000 for regular income tax purposes that expire in the years 2003 through 2018. Certain of the CHPN subsidiaries which file separate tax returns have net operating loss carryforwards of $19,276,000 that expire in 2011 through 2019.

     The Company qualifies for a special deduction under the regular tax system available to certain Blue Cross and Blue Shield plans under Section 833(b) of the Internal Revenue Code. The effect of this deduction is to significantly reduce regular taxable income and subjects the Company to alternative minimum tax. The Company expects to be taxed under the alternative minimum tax system into the foreseeable future and therefore principally all of the regular tax net operating loss carryforwards of the consolidated tax group, the alternative minimum tax credit and the long-lived tax assets which will not be deductible until well into the future, will most likely not be utilized. For financial reporting purposes, a valuation allowance has been recorded to reduce the related deferred tax assets to the amount expected to be realized. The Company reviewed the adequacy of the deferred tax valuation allowance and believes it is appropriate.

     During January 1999, the Internal Revenue Service completed its examination of the Company's consolidated federal income tax returns for 1995 and 1994. The Company does not believe that the ultimate resolution of the issues will have an adverse effect on its operations or financial position.

10. CAPITAL STOCK

  Mandatorily Redeemable Preferred Stock

     The Class B Convertible Preferred Stock (the "Class B Stock") has a liquidation preference of $1,000 per share and a mandatory redemption value of $900 per share. Dividends on the Class B Stock are currently paid at the rate of $100.00 per annum per share ($60.00 per annum per share prior to 1999), are

                            CERULEAN COMPANIES, INC.

fully cumulative and accrue without interest. The preferred shares are mandatorily redeemable on December 1, 2001 or may be redeemed prior to this date upon the occurrence of certain events. Upon completion of a Stock Conversion, each share of Class B Stock shall convert into the number of fully paid and nonassessable shares of Common Stock equal to .0004446420631%. This rate may be adjusted periodically upon the occurrence of certain events. The holders of the Class B Stock vote separately as a single class with each share being entitled to one vote.

  Blank Preferred Stock

     The Board of Directors (the "Board") of the Company may from time to time issue shares of Blank Preferred Stock in such series or classes with such terms, preferences and other provisions as the Board shall determine, provided that such issuance is approved by the majority of the holders of the Preferred Stock then issued, outstanding and entitled to vote. Presently, there is no Blank Preferred Stock issued or outstanding.

  Series A Preferred Stock

     The Series A Stock is a series of preferred stock created specifically for the Settlement. The Series A Stock has all of the economic attributes of Class A Stock, and each share of Series A Stock is the economic equivalent of one share of Class A Stock. The Series A Stock, however, has no voting rights. In those events in which there is a statutory voting right accorded to any class or series of capital stock, each share of Series A Stock automatically converts into one unit of the Company's Class A Common Stock Participation Rights (the "Company's Rights"). Each of the Company's Rights is the economic equivalent of one share of Class A Stock but has no voting rights.

     The Series A Stock has been authorized by the Company's Board of Directors and holders of a majority of the outstanding shares of Class B Stock, and an amendment to the Company's Articles of Incorporation (the "Articles") creating the Series A Stock was filed with the Georgia Secretary of State.

  Class A Convertible Common Stock

     Prior to December 1, 1998, shares of Class A Stock could not be sold, transferred, encumbered, pledged or otherwise disposed of except upon the occurrence of certain events. While there is no established market for the Company's Class A Stock, following December 1, 1998, these shares became transferable under certain defined criteria, with a right of first refusal by the Company. As of December 31, 1999, no shares had been presented to the Company for transfer that met the defined criteria. In the event of a Stock Conversion, each share of Class A Stock will be converted into one share of Common Stock. So long as any shares of the Company's Class B Stock are issued, outstanding and entitled to vote, no dividends may be paid on the Class A Stock without the approval of the Board and the holders of a majority of the shares of Class B Stock. As long as no Common Stock is outstanding, the holders of the Class A Stock vote separately as a single class with each share being entitled to one vote. The Company's Articles do not contain any provisions protecting holders of Class A Stock against dilution. In the event the Company issues additional shares of Class A Stock, or issues shares of Common Stock or Blank Preferred Stock convertible into Common Stock or effects a stock split, stock dividend or other recapitalization of or on its Common Stock, the then existing Class A Shareholders will be diluted.

     During 1998, 57,772 shares of Class A Stock were issued as part of the Settlement. These shares have all of the same terms and provisions as the other shares of Class A Stock as provided in the Company's Articles, except that the Foundation, which received shares of Class A Stock as part of the Settlement, entered into a shareholders' agreement pursuant to which 37,305 shares of the total 57,772 shares issued are not entitled to vote. Additionally, the Foundation has the right to tender for redemption shares of Class A Stock for an aggregate redemption price of $1.0 million. Under the Company's Articles, this

                            CERULEAN COMPANIES, INC.

redemption right was required to be separately authorized by holders of a majority of the shares of Class B Stock which authorization was granted at a meeting of holders of Class B Stock held on September 15, 1998.

  Common Stock

     Unless approved by two-thirds of the Directors, no person may directly or indirectly acquire or hold more than the permissible ownership amount which is currently 20% of the total shares of Common Stock outstanding. So long as any shares of the Company's Class B Stock are issued, outstanding and entitled to vote, no dividends may be paid on the Common Stock without the approval of the Board and the holders of a majority of the shares of Class B Stock. In the event no Class A Stock or Class B Stock is issued or outstanding at the time of a liquidation, dissolution or winding up of the affairs of the Company, the entire assets of the Company available for distribution to stockholders will be distributed pro rata among the holders of the Common Stock. Each outstanding share of Common Stock is entitled to one vote. Presently, there is no Common Stock issued or outstanding.

  Stock Warrants Exercisable

     During 1998, Warrants were also issued as part of the Settlement. The 63,853 warrants are exercisable for shares of non-voting Series A Stock. There are no circumstances under which the equity interest represented by the Warrants has any voting rights. The Warrants also provide that upon the occasion of certain defined "Major Events," the Warrants must be exercised in a cashless exercise. The effect of this provision is that the Warrants will be automatically converted into shares of Series A Stock according to a formula provided in the Warrant Agreement.

11. OPERATING LEASES

     The Company has an operating lease arrangement for its home office facility. The term of the lease is ten years, with two five-year renewal options. Annual rental includes base rental plus pro-rated real estate taxes and operating expenses.

     In addition, the Company leases other office space and data processing equipment. Future minimum lease obligations (including estimated real estate taxes and operating expenses) under all non-cancelable operating leases are as follows:

2000........................................................  $17,735,926
2001........................................................    5,130,170
2002........................................................    2,336,903
2003........................................................    1,192,762
2004........................................................    1,135,079
Thereafter..................................................           --
                                                              -----------
                                                              $27,530,840
                                                              ===========

     Rent expense amounted to approximately $21,911,000 in 1999, $18,413,000 in 1998 and $14,235,000 in 1997.

12. EMPLOYEE BENEFITS

  Pension Plan

     The Company and its subsidiaries participate in a multi-employer non-contributory defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during those years. The Company's funding policy is to contribute amounts

                            CERULEAN COMPANIES, INC.

sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Projected Unit Credit Method is used to determine funding requirements and pension expense.

  Supplemental Executive Retirement Plan

     During 1996, the Company and its subsidiaries established three defined benefit pension plans (the "Plans") covering certain executives. The benefits are based on years of service and the employee's compensation during those years. The Plans are non-qualified and unfunded. The Projected Unit Credit Method is used to determine pension expense. The Company will pay benefits to eligible participants when due under terms of the individual plans.

  Postretirement Plan

     The Company sponsors a Defined Dollar Benefit Plan that provides postretirement health, dental, vision and life insurance benefits to full-time associates with at least ten years of service or part-time associates with the equivalent of ten years full-time employment. These benefits are also available to spouses. Credits based on length of service are provided to retirees annually to be used towards the cost of postretirement benefits. Spouses of retirees receive one half of the credits received by retirees. For those who retired prior to January 1, 1995, insurance is provided by the Company at no cost to the retiree. Additionally, a group of associates who meet the "rule of 80" (those who were at least age 55 with ten years of service, and whose combined years of service plus age equaled 80 or greater) by December 31, 1994 are grandfathered and will receive postretirement benefits at no cost whenever they retire.

     The following chart summarizes the change in the plans' benefit obligation, assets and funded status:

                                                                      POSTRETIREMENT
                                        PENSION PLANS                  BENEFIT PLANS
                                 ---------------------------   -----------------------------
                                     1999           1998           1999            1998
                                 ------------   ------------   -------------   -------------
Change in benefit obligation:
  Benefit obligation at
     beginning of year.........  $ 84,889,734   $ 66,669,719   $  17,551,400   $  17,802,200
  Service cost.................     6,300,720      5,153,127         649,000         581,500
  Interest cost................     5,646,635      5,029,628       1,126,100       1,140,700
  Actuarial loss (gain)........   (13,002,983)    10,225,989      (2,899,600)     (1,245,700)
  Amendments...................       856,263        713,929              --              --
  Benefits paid................    (3,801,774)    (2,902,658)       (792,500)       (727,300)
                                 ------------   ------------   -------------   -------------
  Benefit obligation at end of
     year......................    80,888,595     84,889,734      15,634,400      17,551,400
                                 ------------   ------------   -------------   -------------

Change in plan assets:
  Fair value of plan assets at
     beginning of year.........    65,604,328     56,731,183              --              --
  Actual return on plan
     assets....................    10,394,044      8,870,572              --              --
  Employer contributions.......     1,282,570      2,905,231              --              --
  Benefits paid................    (3,801,774)    (2,902,658)             --              --
                                 ------------   ------------   -------------   -------------
  Fair value of plan assets at
     end of year...............    73,479,168     65,604,328              --              --
                                 ------------   ------------   -------------   -------------

                            CERULEAN COMPANIES, INC.

                                                                      POSTRETIREMENT
                                        PENSION PLANS                  BENEFIT PLANS
                                 ---------------------------   -----------------------------
                                     1999           1998           1999            1998
                                 ------------   ------------   -------------   -------------
Reconciliation of funded
  status:
  Funded status................  $ (7,409,427)  $(19,285,406)  $ (15,634,400)  $ (17,551,400)
  Unrecognized actuarial loss
     (gain)....................   (10,783,205)     7,783,506      (5,644,400)     (2,854,300)
  Unrecognized prior service
     cost......................     4,983,476      4,676,823              --              --
  Unrecognized transition
     (asset) obligation........      (530,780)      (665,153)     12,075,400      12,880,500
                                 ------------   ------------   -------------   -------------
  Net amount recognized........  $(13,739,936)  $ (7,490,230)  $  (9,203,400)  $  (7,525,200)
                                 ============   ============   =============   =============

Amounts recognized in the
  accompanying consolidated
  balance sheets consist of:
  Accrued benefit liability....  $(13,753,953)  $ (7,949,252)  $  (9,203,400)  $  (7,525,200)
  Intangible asset.............        14,017        459,022              --              --
                                 ------------   ------------   -------------   -------------
  Net amount recognized........  $(13,739,936)  $ (7,490,230)  $  (9,203,400)  $  (7,525,200)
                                 ============   ============   =============   =============

Weighted-average assumptions as
  of December 31,
  Discount rate................     7.75%          6.75%           7.75%           6.75%
  Expected long-term rate of
     return on plan assets.....     9.00%          9.00%            N/A             N/A
  Rate of increase in future
     compensation..............    3.0-6.5%       3.0-6.5%     Varies by age   Varies by age

                                                                                        POSTRETIREMENT
                                                PENSION PLANS                           BENEFIT PLANS
                                   ---------------------------------------   ------------------------------------
                                      1999          1998          1997          1999         1998         1997
                                   -----------   -----------   -----------   ----------   ----------   ----------
Components of net periodic
  benefit cost:
  Service cost...................  $ 6,300,720   $ 5,153,127   $ 3,731,909   $  649,000   $  581,500   $  475,900
  Interest cost..................    5,646,635     5,029,628     4,225,087    1,126,100    1,140,700    1,264,200
  Expected return on plan
    assets.......................   (5,220,276)   (4,580,790)   (3,817,799)          --           --           --
  Amortization of actuarial loss
    (gain).......................      389,961       236,924        67,886     (109,500)    (114,900)     (23,400)
  Amortization of prior service
    cost.........................      549,609       549,609       462,788           --           --           --
  Amortization of transition
    obligation (asset)...........     (134,373)     (134,373)     (134,373)     805,100      805,100      805,100
                                   -----------   -----------   -----------   ----------   ----------   ----------
         Net periodic benefit
           cost..................  $ 7,532,276   $ 6,254,125   $ 4,535,498   $2,470,700   $2,412,400   $2,521,800
                                   ===========   ===========   ===========   ==========   ==========   ==========

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the supplemental executive retirement plan, which has an accumulated benefit obligation in excess of plan assets, were $5,524,172, $4,013,284 and $-0-, respectively as of December 31, 1999, and $5,185,428,
$3,055,356 and $-0-, respectively, as of December 31, 1998.

     The postretirement benefit plan valuation is based on census information as of January 1, 1999 and claims development based on the benefits provided. The discount rate assumed is 7.75% and the salary increase rate assumed varies by age. The health care cost trend rate is assumed to be 7.5% in 1999,

                            CERULEAN COMPANIES, INC.

decreasing gradually to 5.25% in 2003 and after. The health care cost trend rate was assumed to be 8.0% in 1998, decreasing 0.5% each year to an ultimate rate of 5.25%. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point each year would increase the accumulated postretirement benefit obligation by $690,900 as of December 31, 1999, and the aggregate of the estimated service and interest cost components of net periodic postretirement benefit cost by $53,500 for 1999. Similarly, decreasing the assumed health care cost trend rates by one percentage point each year would decrease the accumulated postretirement benefit obligation by $598,000 as of December 31, 1999, and the aggregate of the estimated service and interest cost components of net periodic postretirement benefit cost by $46,300 for 1999.

  Defined Contribution Plan

     The Company offers a defined contribution plan ("401(k) plan") covering substantially all employees. Under this plan, employees can contribute up to 15% of their base compensation, subject to certain maximum limitations. The Company matches 50% of the employee's first $500 contributed and 25% thereafter, up to a maximum of 6% of the employee's annual compensation. The Company's matching contributions vest 25% per year commencing at the end of the second year of participation. Employee contributions vest immediately. The Company contributed $1,201,000 to this 401(k) plan during 1999, $1,125,000 during 1998 and
$1,031,000 during 1997.

13. BUSINESS SEGMENT, CUSTOMER AND PRODUCT INFORMATION

     The Company operates predominantly in one industry segment, health insurance products and services, and reports its operations as one business segment. The Company's products and services are sold principally in the State of Georgia. A significant portion of its customer base is concentrated with companies that are located in the metropolitan Atlanta area. As a percentage of total revenues (premium revenues and management services revenues), the Company's largest customer represented 22% of total revenues in 1999, 23% of total revenues in 1998 and 27% in 1997. The Company's next two largest customers accounted for less than 9% of total revenues in 1999, 1998 and 1997.

     The Company's total revenues (premium revenues and management services revenues), by primary product groups are as follows:

                                               1999             1998             1997
                                          --------------   --------------   --------------
Indemnity and PPO insurance products and
  services..............................  $  933,807,941   $  771,080,787   $  727,786,073
HMO and POS insurance products and
  services..............................     677,047,014      520,317,074      343,613,408
Life insurance and other products and
  services..............................      17,625,014       16,230,082       14,860,028
                                          --------------   --------------   --------------
          Total.........................  $1,628,479,969   $1,307,627,943   $1,086,259,509
                                          ==============   ==============   ==============

14. NON-OPERATING INCOME

     Community health partnership networks ("CHPNs") are locally based equity joint ventures between the Company, which owns a 51% interest, and local physician and/or hospital groups, which own the remaining equity interests in the CHPNs. Clinical services are provided by the physician or hospital partners as well as other providers with which the CHPNs maintain contracts, and BCBSGA provides sales, management and administrative services, including information systems and data management services through service contracts with the CHPNs.

                            CERULEAN COMPANIES, INC.

     In January 1998, a hospital purchased stock warrants exercisable for common stock in one of the Company's CHPN subsidiaries in exchange for $1.0 million, paid ratably over two years. The stock warrants expired on December 16, 1999. In accordance with the CHPN formation agreement, the Company's 51% equity interest was not diluted as a result of this transaction. The Company recorded non-operating income of $255,000 in 1999 and in 1998 for its portion of this transaction.

     In 1997, a hospital purchased a 5% interest in one of the Company's CHPN subsidiaries. In accordance with the CHPN formation agreement, the Company's 51% equity interest was not diluted as a result of this transaction. The Company recorded non-operating income of $1,275,000 in 1997 for its portion of this transaction.

15. COMMITMENTS AND CONTINGENCIES

  Legal Proceedings

     On September 18, 1998, Plaintiffs Allen Saravuth, Nga Nguyen, Chansamone Sengsavath and Fatana Pirzad, individually and on behalf of all others similarly situated (collectively, the "Richmond County Plaintiffs"), filed a lawsuit against the Company, BCBSGA, James L. Laboon, Jr., Fred L. Tolbert, Jr., Richard
D. Shirk, James E. Albright, W. Daniel Barker, Elizabeth W. Camp, Louis H. Felder, M.D., Edward M. Gillespie, Joseph D. Greene, Mel H. Gregory, Jr., Frank
J. Hanna, III, R. Pierce Head, Jr., Charles H. Keaton, James H. Leigh, Jr., M.D., Julia L. Mitchell-Ivey, Charles R. Underwood, M.D., W. Jerry Vereen, A. Max Walker, Dan H. Willoughby, M.D., Joe M. Young, and John B. Zellars (collectively, the "Defendant Directors") in the Superior Court of Richmond County, State of Georgia, bearing Civil Action File No. 98-RCCV-806. In addition, the Richmond County Plaintiffs filed a Motion for Temporary Restraining Order and Interlocutory Injunctive Relief, which was heard and denied by the Superior Court of Richmond County on September 21, 1998. The Richmond County Plaintiffs identify themselves as four individuals who were entitled to receive shares of the Company's stock in connection with the conversion of BCBSGA from a non-profit corporation to a regular business corporation (the "Conversion"). The Richmond County Plaintiffs assert claims for specific performance, fraud, breach of provisions of the Insurance Code of Georgia, breach of fiduciary duty, and request declaratory judgment and certification of a class action consisting of all persons who were "eligible subscribers" of BCBSGA as of February 1, 1996, and who did not become holders of Class A Stock of the Company. The Richmond County Plaintiffs allege that they and the members of the purported class are entitled to receive shares of Class A Stock in the Company. The Richmond County Plaintiffs allege alternatively that offering materials disseminated by BCBSGA during 1996 relating to Class A Stock of the Company contained materially misleading and deceptive statements and omissions and that the Richmond County Plaintiffs and the purported class members are entitled to an award of damages in excess of $100 million. The Richmond County Plaintiffs also assert derivative causes of action against the Defendant Directors alleging that the Defendant Directors breached fiduciary duties by, among other things, approving the placement and issuance of Class B Stock in the Company during 1996, the issuance of Class A Stock in the Company, the settlement of the Let's Get Together, Inc. et al. v. Insurance Commissioner, et al., Civil Action E-61714 (Superior Court of Fulton County, Georgia) lawsuit, and certain management compensation. On November 9, 1998, Harrell Tiller, Charlie Deal and Olean Lokey joined the case as additional named plaintiffs. On December 9 and 10, 1998, a hearing was held on the plaintiffs' request for declaratory ruling on the issue of whether plaintiffs are properly shareholders of the Company and on December 17, 1998, the Superior Court ruled in favor of the plaintiffs. The Company filed an appeal with the Georgia Supreme Court which accepted jurisdiction and granted expedited treatment of the appeal. The Company's Board of Directors appointed a Special Litigation Committee to review the derivative claims. On April 14, 1999, the Special Litigation Committee reported to the Board of Directors that it had concluded that the derivative claims were without substance. On May 3, 1999, the Georgia Supreme Court reversed the ruling of the Richmond County Superior Court, holding that the Richmond County Superior

                            CERULEAN COMPANIES, INC.

Court erred in considering and ruling upon the plaintiffs' claims. The Georgia Supreme Court found that the Georgia Commissioner had broad power of review over the Conversion and that sufficient administrative remedies with the Georgia Commissioner had been available to the plaintiffs during and following the Conversion.

     The Richmond County Plaintiffs did not file a motion for reconsideration of the Georgia Supreme Court's decision. On May 5, 1999, BCBSGA and the Company filed motions for summary judgment on the Richmond County Plaintiffs' fraud claims. On May 20, 1999, the Company and BCBSGA filed a motion for entry of judgment on all remaining counts of the Richmond County Plaintiffs' Complaint. On July 29, 1999, the Superior Court of Richmond County entered an order dismissing all claims against the Defendant Directors without prejudice. On September 21, 1999, the Superior Court of Richmond County entered orders denying the motions for summary judgment and the motion for entry of judgment. On October 27, 1999, the Company and BCBSGA filed a motion for reconsideration of the motion for entry of judgment. The case remains pending before the Superior Court.

  Legal Proceedings

     On May 17, 1999, Harrell Tiller, Charlie Deal and Olean Lokey, who were among the Richmond County Plaintiffs, filed two separate Petitions for Declaratory Ruling (the "Petitions") before the Georgia Commissioner, seeking a declaration from the Georgia Commissioner that they, and others similarly situated, should have been issued shares of Class A Stock. On June 22, 1999, the Georgia Commissioner entered orders on the Petitions denying the relief sought. On June 22, 1999, Harrell Tiller, Charlie Deal and Olean Lokey filed two separate proceedings in the Superior Court of Richmond County. In these cases, styled In Re: Harrell Tiller, individually and on behalf of all others similarly situated v. Commissioner of Insurance of the State of Georgia, Civil Action No. 1999-RCCV-471 and In Re: Charlie Deal and Olean Lokey, individually and on behalf of all others similarly situated v. Commissioner of Insurance of the State of Georgia, Civil Action No. 1999-RCCV-470, the Petitioners sought judicial review of the decisions of the Georgia Commissioner of June 22, 1999 (the "Judicial Review Proceedings"). On September 21, 1999, the Superior Court of Richmond County entered orders reversing the Commissioner's orders. On October 12, 1999, the Company and BCBSGA filed Applications for Discretionary Appeal (the "Applications") with the Supreme Court of Georgia, seeking to have that court reverse the Superior Court of Richmond County's decisions. These Applications were transferred to the Court of Appeals of the State of Georgia on November 12, 1999. On October 21, 1999, the Commissioner filed an application for appellate relief from the Superior Court's decisions with the Court of Appeals of the State of Georgia, seeking to have that court overturn the Superior Court's decisions. On November 22, 1999, the Georgia Court of Appeals granted the Applications for Discretionary Appeal of all parties. The cases were docketed on December 15, 1999, and the parties are completing their briefing of the cases. Oral argument before the Court of Appeals is scheduled for March 23, 2000. Management of the Company believes the case to be without merit and, in any event, believes that its impact, if any, on the assets of the Company would not be material.

     In the normal course of business, the Company is involved in and subject to claims, contractual disputes and other uncertainties. Management, after reviewing with legal counsel all of these actions and proceedings, believes that the aggregate losses, if any, will not have a material effect on the Company's financial position or results of operations.

16. STATUTORY FINANCIAL INFORMATION AND ACCOUNTING PRACTICES

     BCBSGA, Greater Georgia Life Insurance Company, a life insurance subsidiary, and HMO Georgia, Inc., a health maintenance organization are domiciled in the State of Georgia and prepare their statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the

                            CERULEAN COMPANIES, INC.

Georgia Insurance Department. Currently, prescribed statutory accounting practices are interspersed throughout state insurance laws and regulations, the National Association of Insurance Commissioners' ("NAIC") "Accounting Practices and Procedures Manual" and a variety of other NAIC publications. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state and may change in the future.

     In 1998, the NAIC adopted codified statutory accounting principles ("Codification") effective January 1, 2001. Codification will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that the Company's subsidiaries use to prepare their statutory financial statements. Codification will require adoption by the various states before it becomes the prescribed statutory basis of accounting for insurance companies domesticated within those states. Accordingly, before Codification becomes effective for the Company's subsidiaries, the State of Georgia must adopt Codification as the prescribed statutory basis of accounting on which domestic insurers must report their statutory-basis results to the Insurance Department. At this time it is anticipated that Georgia will adopt codification. However, based on current guidance, management believes that the impact of Codification will not be material to the statutory-basis financial statements of the Company's subsidiaries. The Company's insurance subsidiaries do not have permitted practices which would require authorization by the Georgia Insurance Department.

     The minimum amount of statutory capital and surplus necessary to satisfy regulatory requirements of the Georgia Insurance Department is $1,000,000 for BCBSGA and $3,000,000 each for HMO Georgia, Inc. and Greater Georgia Life Insurance Company. The Company's insurance subsidiaries may distribute dividends only out of realized profits (undistributed, accumulated, net earnings since organization). The amount of dividends distributable each year is limited to the greater of the prior year's net income determined on a statutory basis or 10% of prior year statutory surplus. In addition, dividends distributable by BCBSGA are further limited by the Conversion order (approved by the Georgia Commissioner of Insurance on December 27, 1995 related to BCBSGA's conversion to a for-profit corporation). Dividend distributions by BCBSGA, HMO Georgia, Inc. and Greater Georgia Life Insurance Company above these defined limits require special approval by the State of Georgia Insurance Commissioner.

     The following table presents the amount of statutory capital and surplus for the Company's insurance subsidiaries:

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1999            1998
                                                          ------------    ------------
Blue Cross and Blue Shield of Georgia, Inc..............  $161,510,819    $155,721,970
HMO Georgia, Inc........................................    45,481,883      26,017,636
Greater Georgia Life Insurance Company..................    24,481,354      24,971,304

     The following table presents the amount of statutory net income for the Company's insurance subsidiaries:

                                                          YEAR ENDED DECEMBER 31,
                                                   --------------------------------------
                                                      1999          1998          1997
                                                   -----------   -----------   ----------
Blue Cross and Blue Shield of Georgia, Inc.......  $33,158,697   $15,131,962   $1,936,150
HMO Georgia, Inc.................................   14,419,178    11,399,608    8,250,726
Greater Georgia Life Insurance Company...........    2,117,567     2,569,111    3,173,718

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           CERULEAN COMPANIES, INC.,

                         WELLPOINT HEALTH NETWORKS INC.

                                      AND

                          WATER POLO ACQUISITION CORP.

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 9, 1998, by and among Cerulean Companies, Inc., a Georgia corporation ("Cerulean"), WellPoint Health Networks Inc., a Delaware corporation ("WellPoint"), and Water Polo Acquisition Corp., a Delaware corporation ("WPAC").

                              W I T N E S S E T H:

     WHEREAS, WellPoint directly owns all of the issued and outstanding stock of WPAC;

     WHEREAS, the Boards of Directors of each of Cerulean, WellPoint, and WPAC
(i) have approved the merger of Cerulean with and into WPAC upon the terms and conditions set forth herein and (ii) deem such merger to be in the best interests of their respective shareholders;

     WHEREAS, Cerulean, WellPoint, and WPAC desire to make certain representations, warranties and agreements in connection with such merger; and

     WHEREAS, it is the express intention of Cerulean, WellPoint, and WPAC that the merger constitute a reorganization for federal income tax purposes under
Section 368 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code").

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:
18.

                                   ARTICLE I.

                                   THE MERGER

     1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.02), Cerulean shall be merged with and into WPAC in accordance with this Agreement and the separate corporate existence of Cerulean shall thereupon cease (the "Merger"). WPAC shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL") and Section 14-2-1106 of the Georgia Business Corporation Code (the "GBCC").

     1.02 Effective Time.  If all the conditions to the Merger set forth in
Article VI shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article VII, the consummation of the Merger (the "Closing") shall take place at the offices of Long Aldridge & Norman LLP, One Peachtree Center, 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308 on the date which is 30 days after the last to occur of the conditions to Closing which are to occur prior to, but not on, the Closing Date, or on such other date as the parties shall agree (the "Closing Date"). The parties hereto shall cause Certificates of Merger substantially in the forms of Exhibits 1.02(a) and (b) hereto (the "Certificates of Merger") to be properly executed and filed with the Secretaries of State of Delaware and Georgia, on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

     1.03 Certificate of Incorporation. The Certificate of Incorporation of WPAC in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

     1.04 Bylaws. The Bylaws of WPAC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

     1.05 Directors, Officers and Name of WPAC. The directors and officers of WPAC immediately prior to the Effective Time shall be the directors and officers of the surviving corporation in the Merger, and the name of WPAC at the Effective Time shall be Cerulean Companies, Inc.

     1.06 Proxy Statement; Form S-4; Listing on NYSE. As soon as practicable, Cerulean shall file with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall use its best efforts to have cleared by the SEC, a proxy statement with respect to the meeting of Cerulean's shareholders referred to in Section 5.05 (the "Proxy Statement"). In connection therewith, as soon as practicable after the date hereof, WellPoint shall file with the SEC, and shall use its best efforts to have cleared by the SEC, a Registration Statement on Form S-4 (the "Form S-4") to register under the Securities Act of 1933, as amended (the "Securities Act"), the shares of $.01 par value WellPoint common stock ("WellPoint Common Stock") to be issued in the Merger, which Form S-4 shall incorporate the Proxy Statement. Each of the parties hereto shall use its best efforts promptly to provide in writing all information related to such party which is required for inclusion in the Proxy Statement and Form S-4 in order to have the Form S-4 declared effective by the SEC as promptly as practicable. WellPoint shall use its best efforts to comply, prior to the Effective Time, with all applicable requirements of "Blue Sky" and federal and state securities laws in connection with the Merger and the issuance of WellPoint Common Stock in connection therewith. In addition, WellPoint shall promptly file all appropriate applications with the New York Stock Exchange to have the WellPoint Common Stock to be issued in the Merger approved for listing on the New York Stock Exchange upon notice of issuance.

                                  ARTICLE II.

                                 THE CONVERSION

     2.01 Conversion of Shares. (a) At the Effective Time, each issued and outstanding share of Cerulean Class A Convertible Common Stock ("Cerulean Class A Stock"), Class B Convertible Preferred Stock ("Cerulean Class B Stock") and Series A Preferred Stock ("Cerulean Series A Stock"), and each outstanding Class A Common Stock Participation Right into which the shares of Cerulean Series A Stock have been converted ("Cerulean Rights"), other than shares of Cerulean Class A Stock, Cerulean Class B Stock, or Cerulean Series A Stock or units of Cerulean Rights as to which a demand for fair value has been validly made and perfected under the GBCC ("Cerulean Dissenting Shares"), (collectively, the "Outstanding Cerulean Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof (but subject to the provisions for fractional shares set forth below and other applicable provisions of this Agreement), be converted into the right to receive (i) in the case of Cerulean Class A Stock, Cerulean Series A Stock and Cerulean Rights (collectively, "Cash Eligible Shares"), either a number of shares of WellPoint Common Stock equal to the Class A Exchange Ratio (as hereinafter defined), or cash in an amount equal to the Cash Election Price (as hereinafter defined), and (ii) in the case of Cerulean Class B Stock, a number of shares of WellPoint Common Stock equal to the Class B Exchange Ratio (as hereinafter defined); provided, however, that no more than X shares of Cerulean Class A Stock issued and outstanding as of the date of this Agreement (the "Historical Stock") shall be converted into the right to receive the Cash Election Price, with X being calculated by solving the following equation:

     X = (AGGREGATE MERGER PRICE LESS THE SUM OF THE AGGREGATE VALUE OF ALL CONSIDERATION TO BE PAID BY WELLPOINT IN EXCHANGE FOR SHARES OF CERULEAN CLASS A STOCK ISSUED AFTER THE DATE OF THIS AGREEMENT, SHARES OF CERULEAN SERIES A STOCK, OR UNITS OF CERULEAN RIGHTS (THE "NEW STOCK") IN CONNECTION WITH THE MERGER) X 45% ) / THE CASH ELECTION PRICE (ALL AS HEREINAFTER DEFINED)
and provided further, that no more than Y shares or units of New Stock shall be converted into the right to receive the Cash Election Price, with Y being calculated by solving the following equation:

     Y = ((THE SUM OF THE AGGREGATE VALUE OF ALL CONSIDERATION TO BE PAID BY WELLPOINT FOR THE NEW STOCK IN CONNECTION WITH THE MERGER) X 45% ) / THE CASH ELECTION PRICE (ALL AS HEREINAFTER DEFINED).

and provided further, however, that if holders elect to convert less than X shares of Historical Stock into the Cash Election Price, then instead of calculating Y as provided above, Y shall be calculated as follows:

     Y = ((AGGREGATE MERGER PRICE X 45%) -- CASH TO BE PAID BY WELLPOINT IN EXCHANGE FOR HISTORICAL STOCK IN CONNECTION WITH THE MERGER) / CASH ELECTION PRICE

     Holders shall only be entitled to receive cash for their Historical Stock in accordance with the provisions above if the holder has elected to receive cash for all of such holder's Historical Stock. Holders of New Stock shall be entitled to elect to receive cash for all or a portion of such New Stock expressed in whole shares of Cerulean Class A Stock or Cerulean Series A Stock, or units of Cerulean Rights. Holders of Cash Eligible Shares who desire to effect elections for cash consideration shall effect such election (individually, an "Electing Holder" and collectively, the "Electing Holders") through an election mechanism to be provided to holders of Cerulean Class A Stock in connection with the solicitation of proxies to approve the transaction, or in the case of holders of Cerulean Series A Stock or Cerulean Rights, through an election mechanism to be provided to such holder in the form of a notice from Cerulean. In the event that a holder of Cash Eligible Shares does not elect to receive cash as provided above, the Cash Eligible Shares of such holder shall be converted into WellPoint Common Stock pursuant to the applicable exchange ratio as provided under this Agreement.

     In the event that holders of Historical Stock, in the aggregate, elect to convert more than X shares of Historical Stock, in the aggregate, into the Cash Election Price, each such holder shall be deemed to have elected to convert only that number of shares of Historical Stock equal to the number of shares of Historical Stock actually elected by such holder to be converted into the Cash Election Price multiplied by a fraction, the numerator of which shall be X and the denominator of which shall be the total number of shares of Historical Stock, in the aggregate, which all holders elected to be converted into the Cash Election Price. Each remaining share of such electing holder's Historical Stock (i.e. the shares of Historical Stock not subject to the deemed election above) shall be converted into that number of shares of WellPoint Common Stock equal to the Class A Exchange Ratio. In the event that holders of New Stock elect to convert more than Y shares or units of New Stock, in the aggregate, into the Cash Election Price, each such holder shall be deemed to have elected to convert only that number of shares or units of New Stock equal to the number of shares or units of New Stock actually elected by such holder to be converted into the Cash Election Price multiplied by a fraction, the numerator of which shall be Y and the denominator of which shall be the total number of shares or units of New Stock, in the aggregate, which all holders have elected to be converted into the Cash Election Price. Each remaining share or unit of such electing holder's New Stock (i.e. the shares or units of New Stock not subject to the deemed election above) shall be converted into that number of shares of WellPoint Common Stock equal to the Class A Exchange Ratio.

     At the Effective Time, the stock transfer books of Cerulean shall be closed, and no transfers of shares of Cerulean Class A Stock, Cerulean Class B Stock, or Cerulean Series A Stock or units of Cerulean Rights shall thereafter be made.

     (b) Determination of Exchange Ratios. (i) Class A Exchange Ratio. The Class A Exchange Ratio shall equal the solution (carried to two decimal places) to the following equation: Aggregate Merger Price (as hereinafter defined) divided by the Closing Price (as hereinafter defined), multiplied by the Class A Percentage (as hereinafter defined), and further multiplied by a fraction, the numerator of which is the number 1 and the denominator of which is the total number of shares of Cerulean Class A Stock and shares of Cerulean Series A Stock, and units of Cerulean Rights outstanding as of the Effective Time.

     As used herein, the term "Aggregate Merger Price" shall mean Five Hundred Million and No/100 Dollars ($500,000,000), subject to certain adjustments as expressly provided or referred to herein.

     As used herein, the term "Closing Price" shall mean the average closing price per share for WellPoint Common Stock for the 20 business days immediately prior to the day that is two business days prior to the Closing on which WellPoint Common Stock is traded on the New York Stock Exchange, as reported by the Wall Street Journal (Southeastern Edition), or if not reported therein, by another authoritative source.

     As used herein, the term "Class A Percentage" shall mean the number 1 minus the "Class B Percentage."

     (ii) Class B Exchange Ratio. The Class B Exchange Ratio shall equal the solution (carried to two decimal places) to the following equation: Aggregate Merger Price divided by the Closing Price, multiplied by the Class B Percentage (as hereinafter defined), and further multiplied by a fraction, the numerator of which is the number 1 and the denominator of which is the total number of shares of Cerulean Class B Stock outstanding as of the Effective Time.

     As used herein, the term "Class B Percentage" shall mean .221876389486.

     (iii) Cash Election Price. The Cash Election Price shall equal the solution (carried to two decimal places) to the following equation: Aggregate Merger Price multiplied by the Class A Percentage, and further multiplied by a fraction, the numerator of which is the number 1 and the denominator of which is the total number of shares of Cerulean Class A Stock, shares of Cerulean Series A Stock, and units of Cerulean Rights outstanding as of the Effective Time.

     (c) Notwithstanding any other provision of this Agreement, in the event that Cerulean and its legal counsel, in consultation with counsel to WellPoint, determine that the cash which would otherwise be paid to holders of Outstanding Cerulean Shares hereunder, when combined with other cash payable or potentially payable in connection with a proceeding described in Section 2.04 or otherwise in connection with the Merger or the transactions contemplated hereunder, would jeopardize the Merger qualifying as reorganization under Section 368(a) of the Code, WellPoint, at the direction of Cerulean, shall reserve payment of a portion of the cash consideration otherwise payable to such holders on a pro-rata basis (the "Cash Holdback") until such time as Cerulean reasonably determines that the payment of the Cash Holdback would not jeopardize the Merger qualifying as a reorganization under Section 368(a) of the Code. In the event Cerulean determines that payment of all or a portion of the Cash Holdback cannot be made without unduly jeopardizing the qualification of the Merger as a reorganization under Section 368(a) of the Code, then in lieu of payment of all or a portion of the Cash Holdback, such holders shall be paid in shares of WellPoint Common Stock pursuant to the exchange ratios provided under this Agreement.

     2.02 Surrender of Certificates. After the Effective Time, each holder of a certificate or certificates previously representing Outstanding Cerulean Shares ("Cerulean Certificates"), or in the case of Outstanding Cerulean Shares which are not represented by Cerulean Certificates, each holder of Outstanding Cerulean Shares as shown on the books and records of Cerulean, shall (except as otherwise provided in this Agreement) receive a certificate or certificates representing the number of whole shares of WellPoint Common Stock into which the shares represented by the holder's Cerulean Certificate(s) (or as shown on the books and records of Cerulean) shall have been converted and, if appropriate, a cash payment as provided for in Section 2.01 and Section 2.03. Notwithstanding the foregoing, no holder of any Cerulean Certificate(s) shall receive any certificates representing WellPoint Common Stock or a cash payment until surrender of the holder's Cerulean Certificate(s) (if any) to the exchange agent appointed by WellPoint (the "Exchange Agent"). After the Effective Time, each Cerulean Certificate representing shares converted into the right to receive WellPoint Common Stock pursuant to Section 2.01 shall represent ownership of the number of shares of WellPoint Common Stock which the holder of the Cerulean Certificate shall be entitled to receive. Whenever a dividend or distribution is declared by WellPoint on WellPoint Common Stock after the Effective Time, the declaration shall include dividends or distributions on all shares issued and outstanding, including those with respect to which no certificates have been delivered hereunder; provided, however, no dividends or distributions shall be required to be made to any holder of Cerulean Certificates until the Cerulean Certificate(s) representing such shares shall have been delivered to the Exchange Agent by the person, firm, trust, estate, corporation, or business organization ("Person") entitled to such dividend or distribution. Upon delivery of such Cerulean Certificate(s), or as soon as practicable thereafter, such Person shall receive from WellPoint an amount equal to all dividends and distributions (without interest thereon and less the amount of taxes, if any, required to be withheld or paid thereon by WellPoint) on the shares of WellPoint Common Stock formerly represented by the surrendered Cerulean Certificate(s), which shall have been declared and paid between the Effective Time and the date of delivery of such Cerulean Certificate(s).

     2.03 No Fractional Shares. All fractional shares of WellPoint Common Stock to which a holder of Outstanding Cerulean Shares would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share shall result from such aggregation, no certificate or scrip of any kind shall be issued by WellPoint in respect of such fractional interest, but such holder of Outstanding Cerulean Shares shall be entitled to receive a cash payment equal to such fraction multiplied by the Closing Price. No implication is intended that the Closing Price would be the value of shares of WellPoint Common Stock for any other purpose, or would indicate the value of shares of Cerulean Class A Stock, Cerulean Series A Stock, or Cerulean Class B Stock, or units of Cerulean Rights for any purpose, including determination of the amount which any holder of Cerulean shares or Rights dissenting from the Merger would receive. Notwithstanding any provision in this Section 2.03 to the contrary, in the event that Cerulean and its legal counsel, after consultation with counsel for WellPoint, determine that the payment of cash for such fractional share interests would jeopardize the treatment of the Merger as a reorganization under
Section 368 of the Code, then Cerulean shall be entitled to require that WellPoint issue to Electing Holders a whole share of WellPoint Common Stock in lieu of a cash payment under this Section 2.03, in which case an amount equal to the difference between the Closing Price and the cash value of the fractional share interest shall be subtracted from the cash consideration to be paid to such Electing Holder.

     2.04 Dissenting Shares. Cerulean Dissenting Shares held by any holder entitled to and seeking relief as a dissenting shareholder under Section 14-2-1302 of the GBCC shall not be converted into the right to receive WellPoint Common Stock or cash as provided in Section 2.01, but shall be converted into such consideration as may be due with respect to such Cerulean Dissenting Shares pursuant to the applicable provisions of the GBCC unless and until the right of such holder to receive payment of fair value for such Cerulean Dissenting Shares terminates in accordance with Section 14-2-1323 of the GBCC. If such right is terminated other than by the purchase of such shares by WellPoint, then such shares shall cease to be Cerulean Dissenting Shares and shall be converted into and represent the right to receive WellPoint Common Stock as provided in Section 2.01.

     2.05 Title to Assets and Responsibility for Liabilities. At the Effective Time, the title to all real estate and other property owned by Cerulean shall be vested in WPAC, as the corporation surviving the Merger, without any further act or deed, and WPAC shall be responsible and liable for all the liabilities of Cerulean.

                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF CERULEAN

     Cerulean hereby represents and warrants as of the date hereof to WPAC as follows:

     3.01 Organization and Authorization. (a) Cerulean and each of the Cerulean Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the state of Georgia, and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets. Cerulean and each Cerulean Subsidiary is duly qualified and in good standing in every state of the United States in which the conduct of its business or the ownership of its properties and assets requires it to be so qualified, except where the failure to be so qualified and in good standing would not have a "Cerulean Material

Adverse Effect," as defined below. As used in this Agreement, "Cerulean Material Adverse Effect" shall mean a material adverse effect on the business, assets, or financial condition of Cerulean and the Cerulean Subsidiaries, taken as a whole. Cerulean has heretofore delivered or made available to WPAC accurate and complete copies of the Articles of Incorporation and Bylaws, or equivalent governing instruments, as currently in effect, of Cerulean and each of the Cerulean Subsidiaries.

     (b) Schedule 3.01(b) sets forth every entity in which Cerulean owns, or will own prior to the Closing, fifty percent (50%) or more of the outstanding equity, directly or indirectly, (the "Cerulean Subsidiaries"), and the equity interest that is owned by Cerulean. Except as noted on Schedule 3.01(b), Cerulean's ownership interest in the Cerulean Subsidiaries (the "Cerulean Subsidiary Shares") are owned by Cerulean, directly or indirectly, free and clear of all liens, restrictions, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions of any kind, with no defects of title whatsoever. Cerulean has full power, right and authority to vote all of the Cerulean Subsidiary Shares. Cerulean is not a party to or bound by any voting trust, proxy, or other agreement affecting or relating to its right to transfer or vote the Cerulean Subsidiary Shares.

     (c) Cerulean has the corporate right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, subject to the approval and adoption of this Agreement by the shareholders of Cerulean in accordance with the GBCC and the Articles of Incorporation and Bylaws of Cerulean. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by Cerulean's Board of Directors. This Agreement has been duly and validly executed and delivered by Cerulean and constitutes Cerulean's legal, valid and binding obligation, enforceable in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) general equitable principles.

     3.02 Capitalization. The authorized capital stock of Cerulean consists of 50,000,000 shares of Cerulean Class A Stock, 49,901 shares of Cerulean Class B Stock, 100,000,000 shares of Cerulean Common Stock, and 100,000,000 shares of Blank Preferred Stock ("Cerulean Blank Preferred Stock"). As of the date hereof, 351,570 shares of Cerulean Class A Stock and 49,900 shares of Cerulean Class B Stock were issued and outstanding, and no shares of Cerulean Common Stock, and Cerulean Blank Preferred Stock are issued and outstanding. No other capital stock of Cerulean is authorized or issued. All of such issued and outstanding shares of capital stock of Cerulean are validly issued, fully paid and nonassessable. There are no shares of capital stock held in the treasury of Cerulean. Except as set forth on Schedule 3.02, there are no outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights with respect to Cerulean or any Cerulean Subsidiary.

     3.03 Absence of Other Claims. Except as set forth on Schedule 3.03, there is not outstanding, nor is Cerulean or any Cerulean Subsidiary bound by, any subscriptions, options, preemptive rights, warrants, calls, commitments or agreements or rights of any character requiring Cerulean or any Cerulean Subsidiary to issue or entitling any person or entity to acquire any additional shares of capital stock or any other equity security of Cerulean or any Cerulean Subsidiary, including any right of conversion or exchange under any outstanding security or other instrument, and Cerulean or any Cerulean Subsidiary is not obligated to issue or transfer any shares of its capital stock for any purpose. Except as set forth on Schedule 3.03, there are no outstanding obligations of Cerulean or any Cerulean Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of Cerulean or any Cerulean Subsidiary.

     3.04 Financial Statements. The audited consolidated balance sheets of Cerulean as of December 31, 1997 and 1996 and the related audited consolidated statements of income, retained earnings and cash flows for the years then ended, including the footnotes thereto, certified by Ernst & Young LLP, Cerulean's independent certified public accountants, as set forth in Cerulean's Annual Reports on Form 10-K, as amended, for the years ended December 31, 1997 and 1996, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and present fairly the financial position in all material respects of Cerulean and its consolidated Cerulean Subsidiaries as of the dates thereof and the results of their operations for the periods then ended. The unaudited consolidated balance sheet of Cerulean as of March 31, 1998 and the related unaudited consolidated statements of income, retained earnings and cash flows for the three-month period then ended (the "Interim Financial Statements") have been prepared in accordance with GAAP for interim financial statements applied on a basis consistent with prior periods and present fairly the financial position in all material respects of Cerulean and its consolidated Cerulean Subsidiaries as of the dates thereof and the results of their operations for the period then ended.

     3.05 No Undisclosed Liabilities. Except (i) as set forth in the Cerulean SEC Filings (as hereinafter defined), (ii) as shown in the Interim Financial Statements, or (iii) as shown on Schedule 3.05, as of March 31, 1998, neither Cerulean nor any Cerulean Subsidiary had any liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise, except for any such liability or obligation that would not have a Cerulean Material Adverse Effect, either individually or in the aggregate. Since March 31, 1998, neither Cerulean nor any Cerulean Subsidiary has incurred any liability or obligation, except for liabilities and obligations (x) incurred by Cerulean in the ordinary course of its business consistent with past practice, (y) as reflected on Schedule 3.05, or (z) that would not, individually or in the aggregate, have a Cerulean Material Adverse Effect.

     3.06 No Violation of Law. Except as set forth on Schedule 3.06 or for any of the following which would not have a Cerulean Material Adverse Effect, neither Cerulean nor any Cerulean Subsidiary is nor has been nor will be (by virtue of any past or present action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of any applicable local, state or federal law (including any Health Benefit Law (as defined hereafter)), ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business. For purposes of this Agreement, the term "Health Benefit Law" shall mean any local, state or federal law, ordinance, regulation or order relating to the license, certification, qualification or authority to transact business relating to the provision of or payment for health benefits and insurance and any such laws relating to the regulation of health maintenance organizations, workers' compensation, managed care organizations, insurance, preferred provider organizations, point-of-service plans, third party administrators, utilization review, hospital reimbursement, Medicare and Medicaid participation, fraud and abuse and patient referrals.

     3.07 Real and Personal Property. (a) Schedule 3.07(a) sets forth a true, correct and complete schedule of all real property owned by Cerulean or any of the Cerulean Subsidiaries (the "Cerulean Real Property"). Cerulean or one of the Cerulean Subsidiaries is the owner of the title to the real property described on Schedule 3.07(a) and to all of the buildings, structures, and other improvements located thereon free and clear of any mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation except for matters on Schedule 3.07(a) and any exceptions or restrictions which, individually or in the aggregate, would not have a Cerulean Material Adverse Effect (the "Cerulean Permitted Liens").

     (b) Schedule 3.07(b) sets forth a true, correct and complete schedule of all material leases, subleases, licenses or other agreements under which Cerulean or any of the Cerulean Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property or improvements thereon (the "Cerulean Real Property Leases"). Except for matters listed on
Schedule 3.07(b), Cerulean or one of the Cerulean Subsidiaries holds the leasehold estate under an interest in each Cerulean Real Property Lease free and clear of all material liens, encumbrances and other rights of occupancy, except
(i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens or easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair the business operations involving such properties, or (iii) those material liens, encumbrances and other rights of occupancy which would not have a Cerulean Material Adverse Affect. Except as set forth on
Schedule 3.07(b), all Cerulean Real Property Leases have been delivered to WellPoint and are valid and binding on Cerulean or the Cerulean Subsidiary party
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thereto and are valid and binding on the lessors thereunder in accordance with their respective terms and to Cerulean's knowledge, there is not under any such Cerulean Real Property Lease any existing default, or any condition, event, or act which with notice or lapse of time, or both, would constitute such a default, which in either case, considered individually or in the aggregate with all such other Cerulean's Real Property Leases under which there is such a default, condition, event or act, would have a Cerulean Material Adverse Effect.

     (c) Cerulean and each Cerulean Subsidiary has good and marketable title to, or a valid leasehold interest in, all personal property which is material to the business of Cerulean or such Cerulean Subsidiary, respectively. All such personal property is suitable for the purpose for which it is presently used, and is adequate and sufficient for the current operations of Cerulean and the Cerulean Subsidiaries.

     3.08 Indebtedness. Schedule 3.08 sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of Cerulean or a Cerulean Subsidiary (and the amounts owed thereunder as of the date of this Agreement), as well as other material indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit, and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by Cerulean or a Cerulean Subsidiary. Cerulean has made available to WPAC a true, correct and complete copy of each of the items listed on Schedule 3.08.

     3.09 Proxy Statement; Form S-4. None of the information relating to Cerulean and the Cerulean Subsidiaries included in the Proxy Statement or furnished by Cerulean in writing for inclusion in the Form S-4 contains or will contain (in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of shareholders of Cerulean to be held in connection with the transactions contemplated by this Agreement or, in the case of the Form S-4, as amended or supplemented, at the time it becomes effective) any untrue statement of material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for information supplied or to be supplied by WellPoint or WellPoint Subsidiaries in writing for inclusion therein, as to which no representation is made, the Proxy Statement, and any supplements or amendments thereto, will comply in all material respects with the Exchange Act and the rules and regulations thereunder.

     3.10 SEC Filings. Cerulean has made available to WPAC true and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the years ended December 31, 1996 and December 31, 1997, as filed with the SEC, (ii) its proxy statements relating to all of Cerulean's meetings of shareholders (whether annual or special) since January 1, 1997, as filed with the SEC, and (iii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Cerulean with the SEC since January 1, 1997 (the reports and statements set forth in clauses (i), (ii) and (iii) are referred to collectively as the "Cerulean SEC Filings"). As of their filing date, none of the Cerulean SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Cerulean SEC Filings at the time of filing complied in all material respects with the Exchange Act or the Securities Act, as the case may be, and the rules and regulations thereunder.

     3.11 Intellectual Property. Schedule 3.11 sets forth a complete and accurate list of all of Cerulean's and Cerulean's Subsidiaries registered trademarks, service marks, and patents, and trademark service mark copyrights and patent registration applications, and all permits, grants and licenses or other rights running to or from Cerulean and any Cerulean Subsidiaries relating to any of the foregoing that are material to the business of Cerulean and Cerulean Subsidiaries taken as a whole. Except where the following would not have a Cerulean Material Adverse Effect, (i) Cerulean or one of the Cerulean Subsidiaries owns, is licensed to use, or otherwise has the right to use all registered patents, trademarks, service marks, tradenames, copyrights and franchises set forth on Schedule 3.11; (ii) Cerulean's rights in the property set

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forth on such list are free and clear of any liens or other encumbrances and
Cerulean and the Cerulean Subsidiaries have not received written notice of any adversely-held patent, invention, trademark, service mark or tradename of any other person, or notice of any charge or claim of any person, relating to such intellectual property, and to Cerulean's knowledge there is no basis for any such charge or claim; and (iii) Cerulean, the Cerulean Subsidiaries, and their respective predecessors, if any, have not conducted business at any time during the period beginning five years prior to the date hereof under any corporate, trade or fictitious names other than their current corporate names.

     3.12 Employee Benefits. Except as described on Schedule 3.12, no employee of Cerulean or any Cerulean Subsidiary (collectively, the "Cerulean Employees") participates in or is entitled to benefits under any employee benefit plan, as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA") nor any other type of retirement, deferred compensation, insurance, bonus, medical, stock option or other plan or arrangement (the "Cerulean Employee Benefit Plans"). Cerulean has provided a true and accurate copy of each Cerulean Employee Benefit Plan to WellPoint. None of the Cerulean Employees participate in, and neither Cerulean nor any Cerulean Subsidiary has any obligation to contribute to, a multiemployer plan (as defined in Section 3(37) of ERISA) which is subject to Title IV of ERISA. To the knowledge of Cerulean, except as otherwise described on Schedule 3.12, the Cerulean Employee Benefit Plans, both in form and operation, are in material compliance with any applicable local, state or federal law, ordinance, regulation, order, injunction or decree or any other requirement of any governmental body, agency or authority or court binding on them (including ERISA and the Internal Revenue Code of 1986, as amended). To the knowledge of Cerulean, no officer, director or employee of Cerulean or any Cerulean Subsidiary has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Cerulean Employee Benefit Plan. Except as described on Schedule 3.12, neither Cerulean nor any Cerulean Subsidiary has received written notice that any of their respective assets are currently subject to a lien or other process under Title IV of ERISA, and neither has received written notice of any threatened or pending action related to the Cerulean Employee Benefit Plans by an employee or former employee, a plan participant, the Department of Labor, Internal Revenue Service or Pension Benefit Guaranty Corporation or any other party. Cerulean has made full and timely payment of all amounts required to be contributed under the terms of each Cerulean Employee Benefit Plan and applicable law or required to be paid as expenses or benefits under each Cerulean Employee Benefit Plan which is intended to be qualified under Code
Section 401(a). Any group health plan maintained by Cerulean or any Cerulean Subsidiary covering any employee or former employee has, to Cerulean's knowledge, been administered in all material respects in compliance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the Health Insurance Portability and Accountability Act of 1996. To the best of Cerulean's knowledge, neither Cerulean nor any Cerulean Subsidiary is obligated to provide health care or welfare benefits of any kind to its current or former employees or dependents or to any other person actively employed by Cerulean or any Cerulean Subsidiary, pursuant to any agreement or understanding, except as set forth in Schedule
3.12. Except for the triggering of payments, liabilities, funding events, or other obligations under the plans denoted with an asterisk on Schedule 3.12, the execution and delivery of this Agreement by Cerulean, the consummation of the transactions contemplated herein, and the performance of the covenants and agreements of Cerulean hereto will not result in a breach or violation of, a default under, or the triggering of any payment, liability, funding event or other obligation pursuant to any Cerulean Employee Benefit Plan or any grant, award or other agreement thereunder.

     3.13 Litigation. Schedule 3.13(a) (i) sets forth all litigation, claims, suits, actions, known investigations, indictments, informations, proceedings, arbitrations, grievances or other procedures (including known grand jury investigations, actions or proceedings, and product liability and workers' compensation suits, actions or proceedings) (collectively, "Cerulean Claims") pending, or to the knowledge of Cerulean, threatened, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, or any other forum for the resolution of grievances, against Cerulean or any Cerulean Subsidiary or involving any of its property or business, the outcome of which, individually or in the aggregate, could reasonably be expected
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to have a Cerulean Material Adverse Effect, and (ii) indicates which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights. Further, except as set forth on Schedule 3.13(b), there are no material judgments, orders, writs, injunctions, decrees, plea agreements, stipulations or awards (whether rendered by a court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances) against or relating to Cerulean or involving any of its property or business. Neither Cerulean nor any Cerulean Subsidiary is in default with respect to any judgment, order, writ, injunction, decree, plea agreement, stipulation or award listed in Schedule 3.13(b). Cerulean has made available to WellPoint true, correct and complete copies of pleadings, briefs and other documents filed in each Cerulean Claim listed on Schedule 3.13(a), and the material judgments, orders, writs, injunctions, decrees, plea agreements, stipulations and awards listed in said Schedule.

     3.14 Collective Bargaining. Except as set forth on Schedule 3.14, there are no labor contracts, collective bargaining agreements, letters of understanding or other arrangements, formal or informal, with any union or labor organization covering any of Cerulean's or Cerulean's Subsidiaries' employees and none of said employees are represented by any union or labor organization. Cerulean has made available to WPAC a true, correct and complete copy of each agreement listed on Schedule 3.14.

     3.15 Labor Disputes. Except for any of the following which would not have a Cerulean Material Adverse Effect, neither Cerulean nor any Cerulean Subsidiary is nor has been nor will be (by virtue of any past or present action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of any federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. Neither Cerulean nor any Cerulean Subsidiary is nor has been engaged in any unfair labor practice, and no unfair labor practice complaint against Cerulean or a Cerulean Subsidiary is pending before the National Labor Relations Board, the result of which would have a Cerulean Material Adverse Effect. There is no labor strike or other labor action actually pending against Cerulean or a Cerulean Subsidiary, or to the knowledge of Cerulean being threatened against or affecting Cerulean or a Cerulean Subsidiary. To Cerulean's knowledge, there have not been, nor are there presently, any attempts to organize non-union employees, nor are there plans for any such attempts.

     3.16 Environmental Requirements. (a) Definitions. For purposes of this Agreement, the following definitions apply:

          (i) The term "Environmental Claims" means any and all administrative, regulatory or judicial actions or proceedings relating to the Release (as defined in (iv) below) or alleged Release into the environment of any Hazardous Material (as defined in (iii) below) on or at the Cerulean Real Property ("Claims"), including, without limitation, Claims by any governmental or regulatory authority or by any third party or other person for enforcement, mitigation, cleanup, removal, response, remediation or other actions for damages, fines, penalties, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief pursuant to any Environmental Law (as defined in (ii) below).

          (ii) The term "Environmental Laws" means all federal and state laws, rules and regulations relating to the regulation or protection of human health, safety, natural resources or the environment and applicable to the business of Cerulean, including but not limited to the Resource Conservation and Recovery Act, 42 U.S.C. sec.6901, et seq., as amended; the Comprehensive Environmental Response, Compensation & Liability Act of 1980, 42 U.S.C. sec.9601, et seq., as amended; the Clean Water Act, 33 U.S.C. sec.1251, et seq., as amended; the Clean Air Act, 42 U.S.C. sec.7401, et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. sec.2601, et seq., as amended; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. sec.136, et seq., as amended.

          (iii) The term "Hazardous Materials" means any substance or material that is included within the definition of a "hazardous substance," "hazardous waste," "hazardous constituent," "hazardous material," "hazardous chemical" or "extremely hazardous substance" contained in the Environmental Laws.
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          (iv) The term "Release" means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials).

     (b) Cerulean's Premises. Except as disclosed in Schedule 3.16, during Cerulean's ownership and operation of its business, there have been no Releases of Hazardous Materials on the Cerulean Real Property that would have a Cerulean Material Adverse Effect, nor are there any pending Environmental Claims against or relating to the business of Cerulean or any Cerulean Subsidiary that would have a Cerulean Material Adverse Effect.

     (c) Permits. Except as disclosed in Schedule 3.16, each of Cerulean and the Cerulean Subsidiaries has obtained and is in material compliance with all approvals, certificates, consents, licenses, orders and other similar authorizations of all governmental authorities that relate to the conduct of their respective businesses and are required under any Environmental Law.

     (d) Compliance. Except as disclosed in Schedule 3.16, to Cerulean's knowledge, each of Cerulean and any Cerulean Subsidiary is in material compliance with all other material limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.

     (e) Known Conditions. Except as set forth on Schedule 3.16, to the knowledge of Cerulean, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans relating to the Cerulean Real Property or the operations of the business of Cerulean or any Cerulean Subsidiary that will interfere with or prevent continued material compliance with any material Environmental Law by Cerulean or any Cerulean Subsidiary, or that will likely give rise to any Environmental Claims.

     3.17 Required Licenses and Permits. Cerulean and each Cerulean Subsidiary has all licenses, permits or other authorizations of governmental authorities necessary for the conduct of its business, including those applicable to health maintenance organizations, preferred provider organizations or insurance business, except where the failure to have such would not result in a Cerulean Material Adverse Effect. A correct and complete list of all such licenses, permits and other authorizations is set forth on Schedule 3.17. Cerulean has made available to WPAC true, correct and complete copies of all written licenses and permits listed on Schedule 3.17.

     3.18 Insurance Policies. Except to the extent that there would be no Cerulean Material Adverse Effect, all of Cerulean's and its Subsidiaries' insurance, surety bonds and umbrella policies insuring Cerulean and its subsidiaries and their directors, officers, agents, properties and business, are valid and in full force and effect and without any premium past due, and there are no claims, singly or in the aggregate, under such policies which are in excess of the limitations of coverage set forth in such policies. Except as set forth on Schedule 3.18 or where any of the following would not have a Cerulean Material Adverse Effect, neither Cerulean nor any Cerulean Subsidiary has received notice of default under, or intended cancellation or non-renewal of, any material policies of insurance which insure the properties, business or liability of Cerulean or any Cerulean Subsidiary.

     3.19 Contracts and Commitments. (a) For the purposes of this Agreement, the term "Contract" shall mean: (i) any contract or other agreement filed as an exhibit to any Cerulean SEC filing, (ii) any contract or other agreement listed on Schedule 3.19(a) hereof, (iii) any contract or other agreement limiting in any material respect the ability of Cerulean or any Cerulean Subsidiary to sell any products or services, engage in any line of business or compete with any person or entity, or (iv) any customer contract that involves annual premiums or premium equivalents in excess of $10,000,000 and contains a fee, rate or performance guarantee applicable to any period longer than 12 months. All such Contracts (other than Contracts within the meaning of (iii) above) are valid and binding and are in full force and effect and enforceable in accordance with their respective terms. Except as set forth in Schedule 3.19(a), 3.20 or 3.21,
(x) no approval or consent of, or notice to any person is needed in order to ensure that such

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Contracts shall continue in full force and effect in accordance with their respective terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement, and (y) neither Cerulean nor any Cerulean Subsidiary is in violation or breach of or default under any such Contract, nor to Cerulean's knowledge is any other party to any such Contract in violation or breach or default under any such Contract, except in the case of clauses (x) and (y) above, where any of the foregoing would not result in a Cerulean Material Adverse Effect.

     (b) Schedule 3.19(b) sets forth a list of all material contracts between Cerulean and any of the Cerulean Subsidiaries and any of the following: (i) any officers, directors or employees of Cerulean or any Cerulean Subsidiary, and
(ii) any person or entity which would be considered an "Affiliate" of Cerulean or any Cerulean Subsidiary. For the purpose of the foregoing sentence, "Affiliate" shall mean, with respect to such person or entity, a person or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person or entity.

     3.20 No Conflict. Subject to obtaining the consents and approvals and making the filings described in Section 3.21 or as otherwise expressly set forth in this Agreement, the execution and delivery of this Agreement by Cerulean, the consummation of the transactions contemplated herein by Cerulean, and the performance of the covenants and agreements of Cerulean will not (i) violate or conflict with any of the provisions of the Articles of Incorporation or Bylaws of Cerulean or any Cerulean Subsidiary; (ii) except as set forth on Schedule 3.19(a) or Schedule 3.20 and except as would not have a Cerulean Material Adverse Effect, violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument or any Cerulean Subsidiary, trust document, will, or other agreement, document or instrument to which Cerulean is a party or by which Cerulean or any Cerulean Subsidiary or any of its properties may be bound; (iii) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which Cerulean or any Cerulean Subsidiary is a party or by which it or any of its properties may be bound; or (iv) result in the creation or imposition of any lien or encumbrance of any kind whatsoever upon any asset of Cerulean or any of the Cerulean Subsidiaries, other than any such lien or encumbrance which would not have a Cerulean Material Adverse Effect.

     3.21 Required Filings, Consents and Approvals.  Except as set forth on
Schedule 3.21, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is required or necessary by virtue of the execution hereof by Cerulean or the consummation of any of the transactions contemplated herein by Cerulean to avoid the violation or breach of, or the default under, or the creation of a lien on assets of Cerulean or a Cerulean Subsidiary pursuant to the terms of, any law, regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which Cerulean or a Cerulean Subsidiary is a party or to which it or any of its property is subject, except for any such declaration, filing, registration, notice, authorization, consent or approval, the failure of which to obtain would not have a Cerulean Material Adverse Effect or could prevent or materially delay the Merger.

     3.22 Absence of Certain Changes and Events.  Except as set forth on
Schedule 3.22, since March 31, 1998 through the date hereof, Cerulean and each Cerulean Subsidiary has conducted its businesses only in the ordinary course in all material respects, and specifically has not:

     (a) experienced any event or occurrence which would result in a Cerulean Material Adverse Effect or suffered any damage or destruction which would have a Cerulean Material Adverse Effect;

     (b) made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of Cerulean, or any direct or indirect redemption, purchase or other acquisition of such stock;

     (c) incurred, assumed or guaranteed any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

     (d) permitted any of its assets to be subjected to any mortgage, lien, security interest, restriction, charge or other encumbrance of any kind except for Cerulean Permitted Liens;
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     (e) waived any claims or rights except any waiver which did not have a
Cerulean Material Adverse Effect;

     (f) sold, transferred or otherwise disposed of any of its material assets, except in the ordinary course of business consistent with past practice;

     (g) made any material change in any method, practice or principle of financial or tax accounting, except such changes required by changes in GAAP or statutory accounting principles;

     (h) made or suffered to exist any material changes in the customary methods of underwriting, investment or actuarial practices and policies;

     (i) suffered any material adverse development in the claims or other loss experience of Cerulean or any Cerulean Subsidiaries;

     (j) granted or announced any increase in the wages, salaries, compensations, bonuses, incentives, pension or other benefits payable by Cerulean or any Cerulean Subsidiary to any of their respective employees, including without limitation, any increase or change pursuant to any Cerulean Employee Benefit Plan, except for regular salary or bonus or benefit increases in the ordinary course of business consistent with past practices, or established or increased or promised to increase any benefits under, any Cerulean Employee Benefit Plan;

     (k) made any material change in the methodology used in the determination of the liability for reserves of Cerulean or any Cerulean Subsidiary;

     (l) made any material changes in the investment policies of Cerulean or any Cerulean Subsidiary except as required by law; or

     (m) agreed in writing, or otherwise, to take any action described in this Section.

     3.23 Tax Matters. (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

          (i) The term "Taxes" shall mean all (A) taxes, fees, assessments or charges, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected by the relevant party or (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined, unitary or other similar group for any period, or otherwise through operation of law and
     (C) any liability for the payment of amounts described in clauses (A) or
     (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify or pay any other person or entity; and the term "Tax" means any one of the foregoing Taxes.

          (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

     (b) Returns Filed and Taxes Paid.  Except as otherwise disclosed in
Schedule 3.23(b): (i) all Returns required to be filed by or on behalf of Cerulean and each Cerulean Subsidiary have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects; (ii) all
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Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Cerulean or any Cerulean Subsidiary with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement; (iii) Cerulean and each Cerulean Subsidiary has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; (iv) neither Cerulean nor any Cerulean Subsidiary has incurred any liability for Taxes since the latest date covered by such Returns other than in the ordinary course of business; (v) neither Cerulean nor any Cerulean Subsidiary has any liability, contingent or otherwise, for Taxes of any other person or entity; (vi) no person having responsibility for Taxes of or with respect to Cerulean or any Cerulean Subsidiary has knowledge of any basis upon which a Tax authority could impose a material liability for Taxes against Cerulean or any Cerulean Subsidiary in excess of those shown on the Returns previously filed and Taxes incurred in the ordinary course of business since the latest date covered by such Returns; (vii) none of the transactions contemplated by this Agreement will give rise to any material liability for Taxes or to any payments within the meaning of Section 280G of the Code; (viii) there are no deferred intercompany gains, losses or other intercompany items, or excess loss accounts, within the meaning of the Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any predecessor regulations or any comparable items for state, local or foreign Tax purposes) with respect to Cerulean or any Cerulean Subsidiary, (ix) neither Cerulean, any Cerulean Subsidiary nor any shareholder of Cerulean or any Cerulean Subsidiary has taken any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code; (x) the representations set forth in the Officer's Certificate Regarding Certain Tax Matters, attached as Exhibit 3.23(b) hereto, are true, correct and complete; and
(xi) there are no liens on any of the assets of Cerulean or any Cerulean Subsidiary with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Cerulean or any Cerulean Subsidiary is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, which contested Taxes are disclosed on Schedule 3.23(b).

     (c) Tax Deficiencies; Audits; Statutes of Limitations. Except as otherwise disclosed on Schedule 3.23(c): (i) the Returns of Cerulean and each Cerulean Subsidiary have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to Cerulean's knowledge, threatened (either in writing or verbally, formally or informally); (ii) no deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of Cerulean or any Cerulean Subsidiary, and Cerulean or any Cerulean Subsidiary has not received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it; (iii) neither Cerulean nor any Cerulean Subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or to Cerulean's knowledge, threatened (either in writing or verbally, formally or informally) against Cerulean or any Cerulean Subsidiary or any of their respective assets; (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Cerulean or any Cerulean Subsidiary; and (v) each of Cerulean and each Cerulean Subsidiary has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

     (d) Tax Sharing Agreements. Except as otherwise disclosed on Schedule 3.23(d), neither Cerulean nor any Cerulean Subsidiary is (nor has it ever been) a party to any tax sharing agreement. All such agreements disclosed on Schedule 3.23(d) shall be terminated prior to the Merger with no amount due with respect thereto on or after the date hereof.

     (e) No Transfer Tax. There shall not be any Georgia sales or transfer taxes, including stock transfer taxes, arising out of the consummation of Merger.

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     3.24 Brokerage.  Except as disclosed on Schedule 3.24, neither Cerulean nor any of its officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated under this Agreement.

     3.25 Year 2000 Compliance. To the knowledge of Cerulean, the ongoing management information system upgrading program undertaken by Cerulean and the Cerulean Subsidiaries will result in each system comprised of software, hardware, databases or embedded control systems that constitutes any material part of, or is used in connection with the use, operation or enjoyment of any material tangible or intangible asset or real property of Cerulean or any Cerulean Subsidiary (each, a "System"), except any System or Systems as to which Cerulean does not intend to continue usage and the absence of which would not constitute a Cerulean Material Adverse Effect, not being materially adversely affected by the transition from the twentieth century through the year 2000 and into the twenty-first century and, except as set forth in Schedule 3.25 hereto, neither Cerulean nor any Cerulean Subsidiary will incur any material expense arising from or relating to the failure of any of its Systems as a result of the transition from the twentieth century through the year 2000 and into the twenty-first century. To the knowledge of Cerulean, year 2000 issues affecting Cerulean's or any Cerulean Subsidiary's suppliers, customers, contracting providers and others with which it conducts business will not have a Cerulean Material Adverse Effect.

     3.26 Reserves. The reserves established by Cerulean and its subsidiaries in the Cerulean SEC Filings or in any financial statement or balance sheet contained in any document filed with the SEC after the date hereof, for statutorily required reserves and for incurred but not yet paid claims for, or relating to health care, life insurance or other claims (i) have been computed in accordance with presently accepted actuarial standards consistently applied and are fairly stated in all material respects in accordance with sound actuarial principles, (ii) meet the requirements of any law, rule or regulation applicable to such reserves, (iii) have been computed on the basis of methodologies consistent with those used in computing the corresponding reserves in the prior fiscal year, and (iv) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable laws and regulations and prudent insurance practices. Cerulean is not aware of any facts or circumstances which would necessitate, in the good faith application of prudent reserving practices and policies, any material adverse change in the statutorily required reserves or reserves for such incurred but not yet paid claims above those reflected in the most recent balance sheet included in the Cerulean SEC Filings (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by Cerulean or any Cerulean Subsidiary).

     3.27 Statutory Financial Statements. Except as otherwise set forth therein, the annual statements and the quarterly statements filed by any Cerulean Subsidiary with the Georgia Department of Insurance for the years ended December 31, 1996 and 1997 and for the quarterly period ended March 31, 1998 (the "DOI Filings") and the statutory balance sheets and income statements included in such DOI Filings fairly present the statutory financial condition and results of operations of such Cerulean Subsidiary as of the dates and for the periods indicated therein and have been prepared in accordance with applicable statutory accounting principles consistently applied throughout the periods indicated.

     3.28 Disclosure. No representations, warranties, assurances or statements by Cerulean in this Agreement and no statement contained in any certificates or other writings to be delivered by Cerulean (or caused to be delivered by Cerulean) to WPAC or any of their respective representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

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                                  ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF WELLPOINT & WPAC

     WellPoint and WPAC hereby jointly and severally represent and warrant as of the date hereof to Cerulean as follows:

     4.01 Organization and Authorization. (a) WellPoint and each of the WellPoint Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets. WellPoint and each WellPoint Subsidiary is duly qualified and in good standing in every state of the United States in which the conduct of its business or the ownership of its properties and assets requires it to be so qualified, except where the failure to be so qualified and in good standing would not have a "WellPoint Material Adverse Effect," as defined below. As used in this Agreement, "WellPoint Material Adverse Effect" shall mean a material adverse effect on the business, assets, or financial condition of WellPoint and the WellPoint Subsidiaries, taken as a whole. WellPoint has heretofore delivered or made available to Cerulean accurate and complete copies of the Certificate of Incorporation and Bylaws, or equivalent governing instruments, as currently in effect, of WellPoint and each of the WellPoint Subsidiaries as of the date hereof.

     (b) The term "WellPoint Subsidiary" shall mean every entity in which WellPoint owns 50% or more of the outstanding equity, directly and indirectly, and which is material to the operations or financial condition of WellPoint.
Schedule 4.01(b) sets forth every entity as of the date hereof which is a WellPoint Subsidiary, and the equity interest in such entities that is owned by WellPoint. WellPoint owns all of the issued and outstanding shares of WPAC. For the purpose of all the representations and warranties made in this Article IV, WPAC shall be considered a "WellPoint Subsidiary." Except as noted on Schedule 4.01(b), WellPoint's ownership interest in the WellPoint Subsidiaries (the "WellPoint Subsidiary Shares") are owned by WellPoint, directly or indirectly, free and clear of all liens, restrictions, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions of any kind, with no defects of title whatsoever. WellPoint has full power, right and authority to vote all of the WellPoint Subsidiary Shares. WellPoint is not a party to or bound by any agreement affecting or relating to its right to transfer or vote the WellPoint Subsidiary Shares.

     (c) WellPoint and WPAC, respectively, have the corporate right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by WellPoint's and WPAC's respective Boards of Directors. This Agreement has been duly and validly executed and delivered by WellPoint and WPAC, and constitutes WellPoint's and WPAC's legal, valid and binding obligation, enforceable in accordance with its terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) general equitable principles.

     4.02 Capitalization. (a) The authorized capital stock of WellPoint consists of 300,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock. As of March 31, 1998, 70,041,458 shares of Common Stock and no shares of Preferred Stock were issued and outstanding. All of such issued and outstanding shares of capital stock of WellPoint are validly issued, fully paid and nonassessable. As of March 31, 1998, there were 5,927 shares of capital stock held in the treasury of WellPoint. As of the date hereof, there are no shares of Preferred Stock outstanding.

     (b) The authorized capital stock of WPAC consists of 1,000 shares of $.01 par value common stock. One thousand shares of $.01 par value common stock are issued and outstanding, and all of such shares are owned by WellPoint. All of such issued and outstanding shares of capital stock of WPAC are validly issued, fully paid and nonassessable. All issuances, transfers or purchases of the capital stock of WPAC have been in compliance with all applicable agreements and all applicable laws, including federal and state

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securities laws, and all taxes thereon have been paid. There are no shares of capital stock held in the treasury of WPAC.

     4.03 Absence of Other Claims. Except as set forth on Schedule 4.03, there is not outstanding nor is WellPoint or WPAC bound by, any subscriptions, options, preemptive rights, warrants, calls, commitments or agreements or rights of any character requiring WellPoint or WPAC to issue or entitling any person or entity to acquire any additional shares of capital stock or any other equity security of WellPoint or WPAC, including any right of conversion or exchange under any outstanding security or other instrument, and neither WellPoint nor WPAC is obligated to issue or transfer any shares of its capital stock for any purpose. There are no outstanding obligations of WellPoint or WPAC to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of WellPoint or WPAC.

     4.04 Financial Statements. The consolidated balance sheets of WellPoint as of December 31, 1997, 1996, and 1995 and the related consolidated statements of income, retained earnings and cash flows for the years then ended, including the footnotes thereto, certified by Coopers & Lybrand, LLC, WellPoint's independent certified public accountants, as set forth in WellPoint's Annual Reports on Form 10-K, as amended, for the years ended December 31, 1997, 1996 and 1995, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and present fairly the financial position in all material respects of WellPoint and its consolidated subsidiaries as of the dates thereof and the results of their operations for the periods then ended.

     4.05 No Undisclosed Liabilities. Except (i) as set forth in the WellPoint SEC Filings (as hereinafter defined) or (ii) as shown on Schedule 4.05, as of March 31, 1998, WellPoint had no liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise, except for any such liabilities or obligation that would not have a WellPoint Material Adverse Effect. Since March 31, 1998, WellPoint has not incurred any liability or obligation, except for liabilities and obligations (x) incurred by WellPoint in the ordinary course of its business consistent with past practice or as reflected on Schedule 4.05 or
(y) that, individually or in the aggregate, would not have a WellPoint Material Adverse Effect.

     4.06 Proxy Statement; Form S-4. None of the information relating to WellPoint and the WellPoint Subsidiaries furnished by WellPoint in writing for inclusion in the Proxy Statement or included in the Form S-4 contains or will contain (in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of shareholders of Cerulean to be held in connection with the transactions contemplated by this Agreement or, in the case of the Form S-4, as amended or supplemented, at the time it becomes effective) any untrue statement of material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for information supplied or to be supplied by Cerulean in writing for inclusion therein, as to which no representation is made, the Form S-4, and any supplements or amendments thereto, will comply in all material respects with the Securities Act and the rules and regulations thereunder.

     4.07 SEC Filings. WellPoint has made available to Cerulean true and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the years ended December 31, 1997, 1996, as filed with the SEC, (ii) its proxy statements relating to all of WellPoint's meetings of shareholders (whether annual or special) since January 1, 1997, as filed with the SEC, and (iii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by WellPoint with the SEC since January 1, 1997 (the reports and statements set forth in clauses (i), (ii) and (iii) are referred to collectively as the "WellPoint SEC Filings"). As of their filing date, none of the WellPoint SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The WellPoint SEC Filings at the time of filing complied in all material respects with the Exchange Act or the Securities Act, as the case may be, and the rules and regulations thereunder.

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     4.08 No Conflict.  Subject to obtaining the consents and approvals and making the filings described in Section 4.09 or as otherwise expressly set forth in this Agreement, the execution and delivery of this Agreement by WellPoint and WPAC, the consummation of the transactions contemplated herein by WellPoint and WPAC, and the performance of the covenants and agreements of WellPoint and WPAC will not (i) violate or conflict with any of the provisions of the Certificate of Incorporation or Bylaws of each of WellPoint and WPAC; (ii) except as set forth on Schedule 4.08 and except for any of the following which does not and will not have a WellPoint Material Adverse Effect, violate, conflict respectively, with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which WellPoint or WPAC is a party or by which WellPoint or WPAC or any of its properties may be bound; (iii) violate any provision of any material law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which WellPoint or WPAC is a party or by which it or any of its properties may be bound; or (iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of WellPoint or WPAC or any of the WellPoint Subsidiaries other than any such lien or encumbrance which would not have a WellPoint Material Adverse Effect.

     4.09 Required Filings, Consents and Approvals.  Except as set forth on
Schedule 4.09, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is required or necessary by virtue of the execution hereof by WellPoint and WPAC or the consummation of any of the transactions contemplated herein by WellPoint or WPAC to avoid the violation or breach of, or the default under, or the creation of a lien on assets of WellPoint or a WellPoint Subsidiary pursuant to the terms of, any law, regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which WellPoint or a WellPoint Subsidiary is a party or to which it or any of its property is subject, except for any such declaration, filing, registration, notice, authorization, consent or approval, the failure of which to obtain would not have a WellPoint Material Adverse Effect.

     4.10 Absence of Certain Changes and Events.  Except as set forth on
Schedule 4.10, from March 31, 1998 through the date hereof , neither WellPoint nor any WellPoint Subsidiary has experienced any event or occurrence or suffered any damage or destruction which, individually or in the aggregate, would have a WellPoint Material Adverse Effect.

     4.11 Disclosure. No representations, warranties, assurances or statements by WellPoint or WPAC in this Agreement and no statement contained in any certificates or other writings to be delivered by WellPoint or WPAC (or caused to be delivered by WellPoint or WPAC) to Cerulean or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE V.

                            COVENANTS OF THE PARTIES

     The parties covenant as provided in this Article V and as expressly set forth in the Schedules and ancillary documents delivered in connection herewith (with the term "WellPoint" being deemed to include "WPAC" for the purposes of this Article V):

     5.01 Pre-Closing Operations. (a) Cerulean. Cerulean hereby covenants and agrees that, except as consented to in writing by WellPoint, pending the Closing, Cerulean will operate and conduct its business, and that of the Cerulean Subsidiaries, only in the ordinary course in accordance with prior practices. Pursuant to this section and not in limitation of the foregoing (for purposes of the following, "Cerulean" shall be deemed to include the Cerulean Subsidiaries):

     (i) Cerulean shall maintain its assets in their present state of repair (ordinary wear and tear excepted), shall use its reasonable best efforts to keep available the services of its employees, and preserve
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the good will of its business and relationships with the customers, licensors, suppliers, distributors and brokers with whom it has business relations.

     (ii) Cerulean shall not:

          (a) sell, transfer or otherwise dispose of any assets other than in the ordinary course of business consistent with past practice, except for sales, transfers or disposals which would not have a Cerulean Material Adverse Effect;

          (b) enter into any new material contract or commitment relating to its business, with "material contract or commitment" being defined for the purpose of this subsection as a contract or commitment which involves Cerulean incurring a liability in excess of $5 million individually or $10 million in the aggregate, or which is not terminable by Cerulean without penalty upon less than 180 days notice;

          (c) mortgage, pledge or subject to liens or other encumbrances or charges any material assets, except by incurring Cerulean Permitted Liens;

          (d) purchase or commit to purchase any capital asset outside of the relevant Cerulean business plan for a price exceeding $2 million individually, or $10 million in the aggregate;

          (e) amend or terminate in any material respect any material agreement, including any Cerulean employee benefit plan (except for certain programs intended to retain members of information systems and financial management on terms conforming to standard industry practices and as to which Cerulean's Chief Executive Officer has consulted with WellPoint's Chief Executive Officer), or any insurance policy, in force on the date hereof, without the approval of the Transition Team (as defined in Section 5.02(b));

          (f) amend its charter or bylaws in any manner which would adversely affect the ability of Cerulean to consummate the transactions contemplated by this Agreement (provided, however, the foregoing will in no way limit the actions which may be taken by Cerulean pursuant to Section 5.18);

          (g) acquire (whether by merger, consolidation, share exchange, acquisition of stock, or acquisition of assets) any corporation, partnership, joint venture, or other business (or any part thereof), except where the consideration paid by Cerulean in connection with such acquisition (including any debt assumed as a result thereof) is less than $5 million individually, or $10 million in the aggregate;

          (h) take, refrain from taking, agree to take or refrain from taking, or enter into any formal or informal arrangement or understanding to take or refrain from taking any action that could have the effect of causing the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code;

          (i) split, combine or reclassify its outstanding capital stock or, except for dividends regularly due and payable upon shares of Cerulean Class B Stock, declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payments or distributions by a wholly owned subsidiary of Cerulean; provided, however, that with respect to certain dividends from Cerulean Subsidiaries currently under consideration, WellPoint upon being duly informed of the terms and rationale therefor, will not unreasonably withhold its consent to the payment of such dividends;

          (j) except for the issuance of the Settlement Consideration (as defined in Section 5.18), issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of or otherwise cause to become outstanding any additional shares of or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

          (k) (A) incur or become contingently liable with respect to any indebtedness for borrowed money other than (1) borrowings in the ordinary course of business or (2) commercially reasonable borrowings to refinance existing indebtedness or (B) redeem, purchase, acquire or offer to purchase or
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     acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock (provided, however, that Cerulean may enter into guaranty, with appropriate security, on commercially reasonable terms with respect to a physician office building which has been identified to WellPoint by Cerulean);

          (l) adopt, enter into or materially amend any employment, severance, special pay arrangement, bonus plan or other benefit plan or arrangement for the benefit or welfare of any employee or retiree, including those relating to the termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except (i) in accordance with standard industry practice and following consultation with the Transition Team described in Section 5.02(b) or (ii) to enter into retention agreements with Cerulean personnel, which arrangements may only be entered into with persons and on terms approved by the Transition Team described in Section 5.02(b); or

          (m) modify or change its current written investment policies except to accommodate changes in applicable law.

     Notwithstanding any provision above to the contrary, no action which is (x) reasonably taken by Cerulean in furtherance of obtaining the private letter ruling referenced in Section 5.20 and (y) does not result in Cerulean or any Cerulean Subsidiary incurring any additional liabilities other than out of pocket expenses in connection therewith, shall be deemed to violate any of the foregoing provisions of Section 5.01.

     (b) WellPoint. WellPoint hereby covenants and agrees that, except as consented to in writing by Cerulean, pending the Closing, WellPoint will (for purposes of the following, "WellPoint" shall be deemed to include the WellPoint Subsidiaries):

          (i) maintain its assets in their present state of repair (ordinary wear and tear excepted), shall use its reasonable best efforts to keep available the services of its employees, and preserve the good will of its business and relationships with the customers, licensors, suppliers, distributors and brokers with whom it has business relations; or

          (ii) not amend its charter or bylaws in any manner which would adversely affect the ability of WellPoint to consummate the transactions contemplated by this Agreement.

     5.02 Access; New Information. (a) Each of Cerulean and WellPoint shall be obligated to promptly disclose in writing to the other any new information which would result in a breach of their respective representations and warranties in Articles III and IV of this Agreement if such representation or warranty were made at the time of the discovery of the new information.

     (b) Promptly following execution of this Agreement, the parties shall establish a transition planning team (the "Transition Team") comprised of an equal number of representatives of Cerulean and WellPoint. The Transition Team shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Cerulean with those of WellPoint. The Transition Team shall be responsible for developing, and monitoring the development of, and deliverables due under, an action plan for the combination of the businesses which, among other things, shall include an information systems action plan intended to facilitate the most effective combination of the information systems resources of Cerulean and WellPoint. The Transition Team, or designated representatives thereof, shall meet monthly to review the financial performance of Cerulean and its affiliates and at such meetings Cerulean shall advise the Transition Team of the status of achieving Cerulean's then current Operating Plan (as has been presented to WellPoint), including all of the material components thereof, such as sales, enrollment, revenues, investment income, quarterly claim trends, medical loss ratio, administrative expenses, net income, reserves and statutory capital (as indicated on the quarterly balance sheet). The Transition Team shall be informed at each quarterly meeting of the applicable trends and retention experience arising from Cerulean's business planning and underwriting process.

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     (c) From and after the date hereof and subject to the terms of that certain
Confidentiality Agreement by and between the parties hereto, dated November 14, 1997, and to facilitate the activities of the Transition Team, WellPoint, through its General Counsel, Chief Financial Officer or Alice Rosenblatt, or duly authorized designees identified by such persons, shall have access during regular business hours to Cerulean's and any Cerulean Subsidiary's books, records, offices, personnel, counsel, accountants and actuaries as WellPoint or its designees may from time to time reasonably request; provided, however, that
(i) no on-site investigation by WellPoint shall be made unless WellPoint shall have provided at least two business days prior notice to Cerulean, (ii) no investigation made pursuant to this section shall unreasonably interfere with the operation or conduct of the business of Cerulean or any Cerulean Subsidiary,
(iii) any requests by WellPoint for investigation or access pursuant to this Section shall be made to Cerulean's Executive Vice President, Finance and Strategic Planning, General Counsel or any designee of such persons, and (iv) Cerulean shall not be compelled to provide any customer-specific information pursuant to this Section.

     5.03 Transfer Taxes. All sales or transfer taxes, including stock transfer taxes, document recording fees, real property transfer taxes, and excise taxes, arising out of or in connection with the consummation of the transactions contemplated hereby shall be paid by WellPoint.

     5.04 Preparation of Supporting Documents. In addition to such actions as the parties may otherwise be required to take under this Agreement or applicable law in order to consummate this Agreement and the transactions contemplated hereby, the parties shall take such action, shall furnish such information, and shall prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as the other party may reasonably request from time to time, before, at or after the Closing, with respect to compliance with the obligations of Cerulean, WPAC, or WellPoint in connection with the Merger. Any information so furnished by the parties shall be true, correct and complete in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     5.05 Shareholders Meeting. As soon as practicable, Cerulean will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (including filing with the SEC and mailing to its shareholders the Proxy Statement) for the purpose of adopting and approving this Agreement and the Merger and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby and thereby. Subject to applicable law, the fiduciary duties of the directors (including the duties of loyalty and care), and compliance by WellPoint and WPAC with the material terms and conditions of this Agreement, the Board of Directors of Cerulean shall recommend that its shareholders vote in favor of the Merger, the adoption of this Agreement, and the approval of the transactions contemplated hereby, and shall use its best efforts to obtain any necessary approval by the shareholders of Cerulean of the foregoing.

     5.06 Dissenting Shareholders. Cerulean shall give WellPoint prompt notice of any demands received by Cerulean for appraisal of shares pursuant to Article 13 of the GBCC, and WellPoint shall have the right to direct all negotiations and proceedings with respect to such demands. WellPoint shall not make any payment with respect to, or settle or offer to settle, any such demands, without the written consent of Cerulean, which consent shall not be unreasonably withheld or delayed.

     5.07 SEC and Shareholder Filings. Each of Cerulean and WellPoint shall send to the other party copies of all public reports and materials as and when they send the same to their shareholders or the SEC.

     5.08 Labor Matters. Cerulean shall provide any notice to affected employees before the Effective Time as may be required by the Workers Adjustment and Retraining Notification Act of 1988, as amended ("WARN Act"). WellPoint agrees to indemnify Cerulean and its directors, officers, employees, consultants and agents for, and to hold Cerulean and its directors, officers, employees, consultants and agents harmless from and against, any and all losses arising or resulting, or alleged to arise or result from the notification or other requirements of the WARN Act as a result of the Merger, including without limitation any failure to meet the full notice period required by the WARN Act. The indemnifications
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contained in this Section will survive the Closing and remain effective concurrent with the statute of limitations period applicable to WARN Act liability.

     5.09 Consents, Waivers, Authorizations, etc. Each of Cerulean and WellPoint will use its best efforts to obtain all consents, waivers, authorizations, orders and approvals of and make all filings and registrations with, any governmental commission, board or other regulatory body or any nongovernmental third party, required for, or in connection with, the performance by them of this Agreement and the consummation by them of the transactions contemplated hereby, or as may be required in order not to accelerate, violate, breach or terminate any agreement to which either party or any of their respective Subsidiaries may be subject. Each party will cooperate fully with each other party in assisting it to obtain such consents, authorizations, orders and approvals. The parties will not take any action which could reasonably be anticipated to have the effect of delaying, impairing or impeding the receipt of any required approvals, regulatory or otherwise. Without limiting the generality of the foregoing, the parties agree that Cerulean shall on behalf of WellPoint prepare and, with the consent of WellPoint (which consent shall not be unreasonably withheld), file the "Form A" regulatory filing to be made pursuant to O.C.G.A. sec.33-13-3 in connection with this Agreement and the transactions contemplated hereby, and shall coordinate the conduct of the hearing before the Department of Insurance in connection with such filing. Cerulean and WellPoint will reasonably cooperate with regard to the content of such filing. Cerulean shall submit all such filings and hearing testimony, witness lists and other similar materials relating to the hearing to WellPoint for its review and approval, which approval shall not be unreasonably withheld. At the request and direction of Cerulean, WellPoint agrees to appeal any adverse finding in connection with any order issued as a result of such hearing and to use its best efforts in pursuing such appeal. Cerulean and WellPoint will reasonably cooperate with regard to such appeal.

     5.10 Indemnification. From and after the Effective Time, the parties shall not take any action nor permit any action to be taken which would have the effect of eliminating or impairing the rights prior to the Effective Time of current or former officers and the directors of Cerulean to be indemnified for any actions taken by such officers or directors in such capacities so long as such indemnification would have been available to such parties at such time in accordance with the respective Bylaws and Articles of Incorporation of Cerulean, as the case may be, and applicable law.

     5.11 Hart-Scott-Rodino Notification. Each of Cerulean and WellPoint shall promptly prepare and file as soon as practicable after the date hereof a notification with the United States Justice Department (the "Justice Department") and the Federal Trade Commission (the "FTC") as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"). Each party shall cooperate with each other party in connection with the preparation of such notification, including sharing information concerning sales and ownership and such other information as may be needed to complete such notification, and providing a copy of such notification to the other prior to filing. Each party shall keep all information about the other party obtained in connection with the preparation of such notification confidential.

     5.12 Further Assurances. Subject to the terms and conditions herein provided, each of Cerulean and WellPoint agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including (i) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Agreement or the consummation of the transactions contemplated hereby, (ii) obtaining all governmental consents required for the consummation of the Merger and the transactions contemplated thereby, and (iii) making and causing their shareholders, as applicable, to timely make all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, each of the parties agree to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to satisfy the other conditions of the Closing set forth herein. Each party will consult with counsel for the other party as to, and will permit such counsel to participate in, at such other party's expense, any lawsuits or proceedings referred to in clause (i) above brought against any party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the
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

officers and directors of WPAC shall take all such necessary action to the extent not inconsistent with their other duties and obligations or applicable law.

     5.13 Public Announcements. So long as this Agreement is in effect, each of Cerulean and WellPoint shall not and shall cause their affiliates not to issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated by this Agreement without the prior written consent of the other party, except where such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of the SEC or the New York Stock Exchange, in which case each of Cerulean and WellPoint will permit review by the other of any such press release or announcement prior to its release or filing and shall deliver simultaneously a final copy of such release or announcement to the other upon its release or filing.

     5.14 Dividend on Cerulean Class B Stock. Immediately prior to the Closing, Cerulean shall pay the accrued dividend on each share of Cerulean Class B Stock then owing as provided in Section 4.3 of the Articles of Incorporation of Cerulean.

     5.15 Obligations with Respect to WPAC and Blue Cross Blue Shield of Georgia, Inc. It is the intent of the parties that WellPoint and WPAC (i) maintain Blue Cross Blue Shield of Georgia, Inc. ("Insurance Sub") as a Georgia corporation or other Georgia legal entity separate and apart from WellPoint or WPAC and (ii) fill a majority of the seats of the Board of Directors of Insurance Sub with residents of the State of Georgia.

     5.16 Appointment of Director of WellPoint. As of the Closing, the nominating committee of the Board of Directors of WellPoint shall nominate for election to the Board of Directors of WellPoint a person who is a member of the Board of Directors of Cerulean on the date hereof.

     5.17 Non-Solicitation. So long as this Agreement is in effect, neither Cerulean nor any Cerulean Subsidiary shall, and each shall use its best efforts to cause its representatives not to, directly or indirectly, solicit any proposal from a third party regarding a purchase, affiliation, or lease of all or a material part of the assets of Cerulean, whether by sale of capital stock, merger, consolidation, sale or lease of material assets, affiliation, joint venture, or other material transaction (a "Merger Proposal"). Neither the foregoing prohibition, nor any other provision of this Agreement shall be interpreted to prohibit Cerulean from (i) making any disclosure of information required by law, (ii) communicating any information to the shareholders of Cerulean to the extent necessary to comply with the fiduciary duties of the Board of Directors of Cerulean, or (iii) providing non-public information regarding Cerulean to, or negotiating with, any third party (provided such party is subject to an executed confidentiality agreement) that makes an unsolicited Merger Proposal; provided, however, that prior to any such action referred to in clause (iii), the Board of Directors of Cerulean shall have determined in good faith after consultation with its outside legal counsel and financial advisors that such Merger Proposal, if accepted by Cerulean on substantially the terms presented, is likely to be consummated and would, if consummated, result in a transaction superior to the one contemplated by this Agreement after taking into account all relevant factors, including, without limitation, the consideration to be received pursuant to such Merger Proposal (any such superior Merger Proposal being referred to herein as a "Superior Proposal").

     5.18 Settlement of Lawsuit. WellPoint and Cerulean agree that Cerulean is authorized to (i) pay the amount of cash, (ii) create and issue the number of shares of Cerulean Class A Stock and a warrant for shares of Cerulean Series A Preferred Stock, and (iii) do all other acts and pay all other expenses and fees that, in the opinion of counsel to Cerulean, are reasonably necessary in order to effectuate the settlement of the Let's Get Together, Inc., et al. v. Insurance Commissioner of the State of Georgia, Blue Cross and Blue Shield of Georgia, Inc. and Cerulean Companies, Inc. litigation (the "Settlement"), all in compliance with the terms of the Stipulation and Agreement of Settlement executed in connection with the Settlement and attached hereto as Exhibit 5.18 (all of such actions, collectively, the "Settlement Actions"). Notwithstanding any other provision in this Agreement to the contrary, the performance of any or all of the Settlement Actions shall not violate any of the conditions to closing set forth in this Agreement and shall not be included in any amount used in connection with the calculation of an amount constituting a Cerulean Material Adverse Effect.
                                      A-24
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     5.19 Agreements of Affiliates.  Cerulean shall deliver to WellPoint a letter identifying all persons who, at the Effective Time, may, in the reasonable opinion of counsel to Cerulean, be deemed to be "affiliates" of Cerulean for purposes of Rule 145 under the Securities Act. Cerulean shall use its best efforts to cause each person who is so identified as an "affiliate" to deliver to WellPoint on or prior to the Effective Time a customary written agreement reasonably satisfactory to WellPoint with respect to the shares of WellPoint Common Stock to be received by such affiliate in connection with the Merger.

     5.20 Adjustments. (a) Prior to the Closing, Cerulean shall be entitled to request a private letter ruling from the Internal Revenue Service regarding (i) the application of the provisions contained in Proposed Treasury Regulation sec. 280G-1, Q&A 24(b) or (c) to reduce certain obligations payable in connection with the Cerulean Companies, Inc. Performance Unit Plan (the "PUP"),
(ii) the inapplicability of Code Section 280G to the funding of a rabbi trust upon a change of control for amounts accrued under Blue Cross and Blue Shield of Georgia, Inc.'s Supplemental Executive Retirement Plan, Benefit Restoration Plan and certain other nonqualified plans (the "Rabbi Trust Plans"), and (iii) the inapplicability of Code Section 280G to certain bonus payments. Prior to the submission of such ruling request, Cerulean will consult with WellPoint regarding the pertinent factual representations to be made in connection with such ruling request and subsequent supplemental submissions. If Cerulean has obtained a private letter ruling prior to the Closing providing that any portion of the payments under the PUP are not subject to excise tax by reason of Proposed Treasury Regulation sec. 280G-1, Q&A 24(b) or (c), that sec. 280G is inapplicable to the funding of the rabbi trust upon the change of control for amounts accrued under any of the Rabbi Trust Plans, or sec. 280G is inapplicable to the Short-Term Incentive Plan (each, an "Excluded Payment"), the parties agree that the "Aggregate Merger Price" referenced in Section 2.01(b)(i) shall be increased by the amount of excise tax and gross-up that would have been payable absent the treatment of such amounts as Excluded Payments. The parties agree that the amount of such increase to the Aggregate Merger Price will be no greater than $10,000,000. If Cerulean and its advisors and WellPoint and its advisors are unable to agree upon the amount of increase in the "Aggregate Merger Price" required under this Section 5.20 within 10 days of the receipt of written notice by WellPoint from Cerulean including Cerulean's computation of the amount of the increase in the Aggregate Merger Price, either party may refer the matter to an Independent Arbitrator (as defined in Section 8.16), who may engage an independent third party actuarial firm, which firm shall be provided all relevant information and assumptions by the Independent Arbitrator, for a determination of the amount of savings to be added to the "Aggregate Merger Price" in Section 2.01(b)(i). The Independent Arbitrator shall hold a hearing and render his decision, which shall be final and binding upon the parties, within thirty (30) days following either party's request for arbitration, but in no event later than the Closing Date. Each party shall be entitled to submit a written brief to the Independent Arbitrator (with a copy being simultaneously provided to the other party) prior to the hearing. The costs and expenses of the Independent Arbitrator shall be borne by WellPoint.

     (b) Cerulean agrees that in the event the aggregate costs or liabilities described in the due diligence memorandum exchanged between the parties contemporaneous herewith (the "Diligence Memorandum") exceed the aggregate estimated cost of such obligations as specified in the Diligence Memorandum by more than $1,000,000, then the Aggregate Merger Price shall be reduced on a dollar for dollar basis by the amount of such excess and directly related costs.

     (c) The Aggregate Merger Price shall be reduced to the extent of amounts paid by Cerulean to repurchase the stock of Cerulean pursuant to Section 2.2(d) of the Stipulation and Agreement of Settlement executed in connection with the Settlement.

     5.21 Benefits. WellPoint and WPAC covenant to provide to the retained employees of Cerulean and the Cerulean Subsidiaries employee benefits comparable to the employee benefits offered by WellPoint to its employees and the employees of its affiliates.

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

                                  ARTICLE VI.

                                   CONDITIONS

     6.01 Conditions to Each Party's Obligations. The respective obligation of each party to effect the Merger and the other transactions to be effected contemporaneous with or as a result of the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approval; Consummation of Merger. This Agreement and the Merger shall have been adopted at or prior to the Effective Time by the requisite vote of the shareholders of Cerulean in accordance with generally applicable law and the Articles of Incorporation and Bylaws of Cerulean, and the Merger shall have been consummated concurrently with the Closing.

     (b) No Injunction. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or prevents the consummation of the transactions contemplated hereby and which has not been stayed or vacated by the Effective Time. Each of Cerulean, WPAC, and WellPoint shall use its best efforts and shall cooperate with each other to have any such order, statute, rule, regulation, executive order, stay, decree, judgment or injunction vacated, lifted or stayed.

     (c) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted.

     (d) Effective Form S-4. The Form S-4 shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

     (e) NYSE Listing. The WellPoint Common Stock issuable in the Merger shall have been approved for listing on the New York Stock Exchange upon notice of issuance.

     (f) Consent of Georgia Department of Insurance and Other State
Regulators. The consent of the Georgia Department of Insurance, together with any other state regulatory consents, shall have been obtained pursuant to an order which by its terms does not impose any Materially Burdensome Condition (as defined below), and be in full force and effect, except for those the failure of which to obtain or be in full force and effect would not have a WellPoint Material Adverse Effect. "Materially Burdensome Condition" shall mean a condition imposed upon WPAC, WellPoint, Cerulean or a Cerulean Subsidiary which differs materially in character, degree or scope from conditions commonly imposed by such consents and which would (i) materially limit the ability of WPAC to operate the businesses of Cerulean and the Cerulean Subsidiaries after the Merger or (ii) materially change the material terms of the transaction.

     (g) Approval of The Blue Cross Blue Shield Association. The approval of the Blue Cross Blue Shield Association of the consummation of the transactions contemplated by this Agreement pursuant to that certain license agreement with Cerulean dated February 22, 1996 shall have been obtained.

     (h) Closing Price. The Closing Price (as defined in Section 2.01(c)(i)) shall be greater than or equal to $30 per share of WellPoint Common Stock, subject to appropriate adjustment in the event of a stock split, stock dividend, recapitalization or other similar event applicable to shares of WellPoint Common Stock after the date of this Agreement.

     (i) Superior Proposal. In the event that Cerulean has provided WellPoint with written notice pursuant to Section 7.01(f)(ii), the expiration of the seven
(7) day period referenced in subsection (iii) of 7.02(f) shall have expired.

     6.02 Conditions to Obligations of Cerulean. The obligation of Cerulean to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived in writing by Cerulean:

     (a) Obligations Performed. WellPoint and WPAC shall have performed and complied with in all material respects its obligations, agreements and covenants under this Agreement which are required to be performed or complied with by it at or prior to the Effective Time.

     (b) Representations and Warranties True at Closing Date. As of the Effective Time, the representations and warranties contained in Article IV shall be true and correct in all material respects as if made on and as of the Closing Date (except in each case for (i) such changes that are caused by WellPoint's compliance with the terms of this Agreement, and (ii) representations and warranties that address matters only as of a date or with respect to the period of time specified therein and not as of the Closing Date or for any period through the Closing Date); provided, however, that with respect to the representations and warranties other than those already qualified by WellPoint Material Adverse Effect, such representations and warranties shall be deemed true and correct in all material respects unless the failure of such representations and warranties to be true and correct, whether individually or in the aggregate, would result in a WellPoint Material Adverse Effect.

     (c) Certificate Delivered. WellPoint and WPAC shall have delivered to Cerulean a certificate executed on their behalf by their respective Presidents or another authorized executive officer in its corporate capacity to the effect that the conditions set forth in subsections 6.02(a) and 6.02(b) have been satisfied.

     (d) Opinion of Counsel to Cerulean. Cerulean shall have received from counsel to Cerulean an opinion, dated the Closing Date, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     (e) Fairness Opinion. The opinion of Morgan Stanley, dated as of the date of the Proxy Statement, that the value of the consideration to be paid to the shareholders of Cerulean in the Merger is fair from a financial point of view to the shareholders of Cerulean, shall not have been withdrawn or amended or modified in any material respect.

     (f) Certificate of Merger. WPAC shall have executed and delivered the Certificate of Merger in accordance with Section 1.02 hereof.

     (g) Appointment of Cerulean Director. WellPoint shall have taken all action necessary to appoint to the Board of Directors of WellPoint the person nominated pursuant to Section 5.16.

     (h) Rule 145 Shares. WellPoint shall have entered into a Registration Rights Agreement in the form set forth in Exhibit 6.02(h) with each person or entity which is a shareholder of Cerulean as of the date of this Agreement that will be subject to the resale limitations of Sections (c) and (d) of Rule 145 promulgated under the Securities Act.

     (i) Required Consents. Any required material consents or approvals to be obtained by WellPoint and WPAC, as contemplated hereby, shall have been obtained and be in full force and effect.

     (j) No Material Adverse Change. There shall have not occurred any WellPoint Material Adverse Effect which has as its proximate cause an action or inaction by WellPoint since the date of this Agreement.

     (k) Private Letter Ruling. In the event that a letter ruling from the Internal Revenue Service has been obtained pursuant to Section 5.20, Cerulean and WellPoint shall have agreed upon an amount of savings resulting from such ruling or, in the event an arbitration has been instituted by either party pursuant to Section 5.20, the Independent Arbitrator shall have rendered a final and binding decision regarding the amount of savings. Notwithstanding the foregoing, obtaining a ruling pursuant to Section 5.20 shall not be a condition to Closing.

     6.03 Conditions to Obligations of WellPoint and WPAC. The obligation of WellPoint and WPAC to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived in writing by WellPoint:

     (a) Obligations Performed. Cerulean shall have performed and complied with in all material respects its obligations, agreements and covenants under this Agreement which are required to be performed or complied with by it at or prior to the Effective Time.

     (b) Representations and Warranties True at Closing Date. As of the Effective Time, the representations and warranties contained in Article III shall be true and correct in all material respects as if made on and as of the Closing Date (except in each case for (i) such changes that are caused by Cerulean's compliance with the terms of this Agreement, and (ii) representations and warranties that address matters only as of a date or with respect to the period of time specified therein, and not as of the Closing Date or for any period through the Closing Date); provided, however, that with respect to the representations and warranties other than those already qualified by Cerulean Material Adverse Effect, such representations and warranties shall be deemed true and correct in all material respects unless the failure of such representations and warranties to be true and correct, whether individually or in the aggregate, would result in a Cerulean Material Adverse Effect; and provided further, that no representation or warranty contained in Section 3.19 shall be violated by reason of the expiration of any Contract in accordance with its terms.

     (c) Certificate Delivered. Cerulean shall have delivered to WellPoint a certificate executed on its behalf by its President or another authorized executive officer in its corporate capacity to the effect that the conditions set forth in subsections 6.03(a) and 6.03(b) have been satisfied.

     (d) Opinion of Counsel to WellPoint. WellPoint shall have received from counsel to WellPoint an opinion, dated the Closing Date, which shall include an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     (e) Certificate of Merger. Cerulean shall have executed and delivered the Certificate of Merger in accordance with Section 1.02 hereof.

     (f) Required Consents. Any required material consents or approvals to be obtained by Cerulean as contemplated hereby, shall have been obtained and be in full force and effect.

     (g) Settlement of Certain Litigation. Cerulean shall have effected the Settlement of Let's Get Together, Inc., et al. v. Insurance Commissioner of the State of Georgia, Blue Cross and Blue Shield of Georgia, Inc. and Cerulean which settlement shall have been approved by the Superior Court of Fulton County in a Final Order (as defined in Section 1.5 of the Stipulation and Agreement of Settlement executed in connection with the Settlement) that effectuates a settlement of such litigation and a dismissal of all claims brought by the plaintiffs thereto, with prejudice against the plaintiffs and the class represented thereby.

     (h) No Other Litigation. There shall not be pending any suit, litigation or other similar proceeding relating to the conversion of Cerulean's affiliate Blue Cross and Blue Shield of Georgia, Inc. or to the distribution of consideration contemplated by this Agreement and as to which there is a significant likelihood of material liability to either WellPoint, Cerulean or any of their affiliates (a "Material Case"); provided, however, that in the event WellPoint notifies Cerulean that it considers a matter to be a Material Case, Cerulean and WellPoint agree that Cerulean may refer the matter to an Independent Arbitrator (as defined in Section 8.16) for a determination of whether the matter is a Material Case within the meaning of this Section 6.03(h). The Independent Arbitrator shall hold a hearing and render his decision, which shall be final and binding upon the parties, within ten (10) days following Cerulean's request. Each party shall be entitled to submit a written brief to the Independent Arbitrator (with a copy being simultaneously provided to the other party) prior to the hearing. The costs and expenses of the arbitrator shall be borne by WellPoint.

     (i) No Material Adverse Change. There shall have not occurred any Cerulean Material Adverse Effect which has as its proximate cause an action or inaction by Cerulean since the date of this Agreement.

     (j) Receipt of Agreements of Affiliates. WellPoint shall have received from each person who is identified as an "affiliate" of Cerulean for purposes of Rule 145 under the Securities Act a written agreement substantially in the form of Exhibit 5.19 hereto with respect to the shares of WellPoint Common Stock to be received by such affiliate in the Merger.

     (k) Conversion of Warrants. Prior to the Effective Time, all outstanding warrants to purchase Cerulean Series A Stock shall have been exercised in the manner specified in the warrant agreement without payment of cash.

     (l) Termination of Shareholders' Agreement. At least 10 days prior to the Effective Time, that certain Shareholders' Agreement between Cerulean, Blue Cross and Blue Shield of Georgia, Inc., and the holders of Cerulean Class B Stock dated February 2, 1996 shall have been amended to eliminate from the definition of "Registrable Stock" any shares of common stock issued in a merger pursuant to a registration statement on Form S-4.

                                  ARTICLE VII.

                          TERMINATION PRIOR TO CLOSING

     7.01 Termination of Agreement. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of Cerulean:

     (a) By the written agreement of Cerulean and WellPoint;

     (b) By either of Cerulean or WellPoint if the Merger shall not have been consummated on or before the one year anniversary of this Agreement (or such later date as may be agreed to by Cerulean and WellPoint); provided, however, neither Cerulean nor WellPoint may terminate this Agreement under this Section if the failure has been caused by such party's material breach or default of its obligations under this Agreement;

     (c) By Cerulean in writing, without liability, if WellPoint or WPAC shall have (i) materially breached any of their respective covenants contained herein or (ii) breached any of their respective representations or warranties contained herein which, individually or in the aggregate, has resulted in a WellPoint Material Adverse Effect, which breach is not cured within thirty (30) days after Cerulean has notified WellPoint of its intent to terminate this Agreement pursuant to this subparagraph (c);

     (d) By WellPoint and WPAC in writing, without liability, if Cerulean shall have (i) materially breached any of its covenants contained herein or (ii) breached any of its representations or warranties contained herein which, individually or in the aggregate, has resulted in a Cerulean Material Adverse Effect, which breach is not cured within thirty (30) days after WellPoint has notified Cerulean of its intent to terminate this Agreement pursuant to this subparagraph (d);

     (e) By either Cerulean or WellPoint in writing, without liability, if any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or prevents the consummation of the transactions contemplated hereby, provided that WellPoint, WPAC and Cerulean shall have used their respective best efforts to have any such order, statute, rule, regulation, executive order, stay, decree, judgment or injunction vacated, lifted or stayed and the same shall not have been vacated, lifted or stayed within 30 days after entry, by any such court or governmental or regulatory agency;

     (f) by Cerulean in writing, without liability other than as provided in
Section 7.02, if the Board of Directors of Cerulean authorizes Cerulean to execute a binding written agreement with respect to a transaction that constitutes a Superior Proposal; provided, however, that prior to any termination pursuant to this Section 7.01(f), (i) the Board of Directors of Cerulean, after consultation with legal counsel, determines in good faith that contemplation of such Superior Proposal and terminating this Agreement is necessary for such Board of Directors to comply with its fiduciary duties under applicable law; (ii) Cerulean must notify WellPoint in writing that it intends to enter into such an agreement and provide WellPoint with the then-current version of the proposed definitive documentation for such transaction and, (iii) WellPoint does not, within seven (7) days after the receipt of such written notice, provide a written offer that the Board of Directors of Cerulean determines in good faith, after application of the analysis set forth in Section 5.17, to be at least as favorable as the Superior Proposal; or

     (g) by either of Cerulean or WellPoint in writing, without liability other than as provided in Section 7.02, if (i) Cerulean's shareholders decline to approve the Merger, (ii) the Georgia Department of Insurance declines to approve the Merger, (iii) the FTC or the Justice Department declines to approve the Merger under the HSR Act; or (iv) the Blue Cross Blue Shield Association declines to approve the Merger.

     7.02 Liquidated Damages. In the event of termination pursuant to Section 7.01(f) or Section 7.01(g) (if but only if such termination pursuant to Section 7.01(g) results from the failure of the holders of Cerulean Class B Stock to approve the Merger), Cerulean shall be obligated to pay to WellPoint within 15 days after such termination a termination fee of $10 million, which the parties hereto agree shall be the appropriate measure of liquidated damages and shall represent complete reimbursement of expenses incurred by WellPoint up to the date of termination, and which amount shall be the total damages and sole remedy of WellPoint upon the termination of this Agreement pursuant to Section 7.01(f) or Section 7.01(g).

     7.03 Termination of Obligations. Termination of this Agreement pursuant to this Article VII shall terminate all obligations of the parties hereunder, except for the obligations under Sections 7.02 (if applicable in connection with a termination), 7.03 and 8.07 hereof; provided, however, that termination pursuant to subparagraphs (b), (c) or (d) of Section 7.01 hereof shall not relieve a defaulting or breaching party from any liability to the other party hereto.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

     8.01 Entire Agreement. This Agreement (including the Schedules and Exhibits) constitutes the sole understanding of the parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement, or abrogate the effect of that certain Confidentiality Agreement dated November 14, 1997 between Cerulean and WellPoint.

     8.02 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

     8.03 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other parties hereto. Except for the parties hereto and any person or entity covered by an indemnification provision hereunder, this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     8.04 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     8.05 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

     8.06 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision hereof (whether or not similar).

     8.07 Expenses. Except as otherwise expressly provided herein, if the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, subject to the rights of such party contemplated under Article VII with respect to a willful breach, violation or default by the other party hereto.

     8.08 Survival of Representations and Warranties. The respective representations and warranties of Cerulean, WellPoint and WPAC contained herein or in any certificates or other documents delivered prior to or at the Closing by such parties pursuant to the terms of this Agreement shall terminate upon the consummation of the Merger and be of no further force and effect.

     8.09 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid, or sent by facsimile with original sent by overnight courier, if to Cerulean to:
         Cerulean Companies, Inc.
         3350 Peachtree Road, N.E.
         Capital City Plaza Building, 4th Floor
         Atlanta, Georgia 30326
         Attention: Mr. Hugh J. Stedman
         Telecopy No.: (404) 842-8451

         with a copy to:
         Long Aldridge & Norman LLP
         One Peachtree Center, Suite 5300
         303 Peachtree Street
         Atlanta, Georgia 30308
         Attention: Edgar H. Sims, Jr., Esq.
         Johnathan H. Short, Esq.
         Telecopy No.: (404) 527-4198

     if to WellPoint or WPAC to:
         21555 Oxnard Street
         Woodland Hills, CA 91367
         Attn: General Counsel
         Telecopy No.: (818) 703-4406

         with a copy to:
         Gibson, Dunn & Crutcher LLP
         One Montgomery Street
         Telesis Tower
         San Francisco, CA 94104
         Attn: William L. Hudson, Esq.
         Telecopy No.: (415) 986-5309
or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

     8.10 Governing Law. This Agreement is executed by the parties hereto in and shall be construed in accordance with and governed by the laws of Georgia without giving effect to the principles of conflicts of law thereof.

     8.11 Cerulean's Knowledge. As used herein, the terms "Cerulean's knowledge" and "to the knowledge of Cerulean" with respect to Cerulean shall mean the actual knowledge of any officer of Cerulean listed on Schedule 8.11.

     8.12 "Including." Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations.

     8.13 "Gender and Number." Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

     8.14 References. Whenever reference is made in this Agreement to any Article, Section, Schedule or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.

     8.15 Waiver of Jury Trial. Each party hereto waives its rights to a trial by jury in connection with any matter related to the Merger or this Agreement.

     8.16 Independent Arbitrator. As used herein, the term "Independent Arbitrator" shall mean an arbitrator which is mutually acceptable to the parties.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date indicated on the first page hereof.

                                          CERULEAN COMPANIES, INC.

                                          By:     /s/ RICHARD D. SHIRK
                                            ------------------------------------
                                                      Richard D. Shirk
                                               President and Chief Executive
                                                           Officer

                                          WELLPOINT HEALTH NETWORKS INC.

                                          By:   /s/ LEONARD D. SCHAEFFER
                                            ------------------------------------
                                                    Leonard D. Schaeffer
                                            Chairman and Chief Executive Officer

                                          WATER POLO ACQUISITION CORP.

                                          By:   /s/ LEONARD D. SCHAEFFER
                                            ------------------------------------
                                                    Leonard D. Schaeffer
                                                         President

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

     This First Amendment (the "Amendment") to the Agreement and Plan of Merger (the "Agreement") dated as of July 9, 1998, by and among Cerulean, Inc., a Georgia corporation ("Cerulean"), WellPoint Health Networks Inc., a Delaware corporation ("WellPoint") and Water Polo Acquisition Corp., a Delaware corporation ("WPAC"), is dated as of July 9, 1999.

                                   WITNESSETH

     WHEREAS, Cerulean, WellPoint and WPAC have previously entered into the Agreement, pursuant to which Cerulean would merge with and into WPAC upon the terms and conditions set forth therein. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement; and

     WHEREAS, Cerulean, WellPoint and WPAC desire to amend the Agreement as set forth in this Amendment.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and upon and subject to the terms and conditions hereinafter set forth, the parties do hereby agree as follows:

          1. Section 7.01(b) of the Agreement shall be amended by (i) deleting the words "the one year anniversary of this Agreement" and inserting in their place the words "October 15, 1999 or, if elected by Cerulean or WellPoint in either party's sole discretion upon written notice to the other party, December 31, 1999 (which notice shall not be given prior to October 1, 1999);" and (ii) adding to the end of such section to words "and; provided, further, that no party may exercise its right to unilaterally extend the above time period beyond October 15, 1999, if the failure to consummate the Merger on or before October 15, 1999 has been caused by (A) such party's material breach or default of its obligations under the Agreement or (B) such party's failure to satisfy one or more of the conditions to consummation specified in Article VI of this Agreement, if the satisfaction of such condition is solely within its control."

          2. Except as set forth in this Amendment, the Agreement shall remain unmodified and shall continue in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereof have caused this Amendment to be duly executed on its behalf as of the date indicated above.

                                          CERULEAN COMPANIES, INC.

                                          By:      /s/ HUGH J. STEDMAN
                                            ------------------------------------

                                          WELLPOINT HEALTH NETWORKS INC.

                                          By:     /s/ THOMAS C. GEISER
                                            ------------------------------------

                                          WATER POLO ACQUISITION CORP.

                                          By:     /s/ THOMAS C. GEISER
                                            ------------------------------------

                              SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

     This Second Amendment (the "Amendment") to the Agreement and Plan of Merger (the "Agreement") dated as of July 9, 1998, by and among Cerulean, Inc., a Georgia corporation ("Cerulean"), WellPoint Health Networks Inc., a Delaware corporation ("WellPoint") and Water Polo Acquisition Corp., a Delaware corporation ("WPAC"), is dated as of December 31, 1999. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

                                   WITNESSETH

     WHEREAS, Cerulean, WellPoint and WPAC have previously entered into the Agreement, pursuant to which Cerulean would merge with and into WPAC upon the terms and conditions set forth therein; and

     WHEREAS, Cerulean, WellPoint and WPAC entered into a First Amendment to the Agreement dated July 9, 1999 ("First Amendment") amending Section 7.01(b) of the Agreement to provide that the Agreement may be terminated and the Merger contemplated thereby may be abandoned by either Cerulean or WellPoint if the Merger shall not have been consummated on or before December 31, 1999 (which date was elected by WellPoint and Cerulean pursuant to the First Amendment); and

     WHEREAS, Cerulean, WellPoint and WPAC desire further to amend the Agreement as set forth in this Amendment.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and upon and subject to the terms and conditions hereinafter set forth, the parties do hereby agree as follows:

          1. Section 7.01(b) of the Agreement, as it read prior to the First Amendment, shall be amended by deleting the words "the one year anniversary of this Agreement" and inserting in their place the words "December 31, 2000." This Section 1 shall supersede Section 1 of the First Amendment.

          2. Except as set forth in this Amendment, the Agreement shall remain unmodified and shall continue in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereof have caused this Amendment to be duly executed on its behalf as of the date indicated above.

                                          CERULEAN COMPANIES, INC.

                                          By:      /s/ HUGH J. STEDMAN
                                            ------------------------------------

                                          WELLPOINT HEALTH NETWORKS INC.

                                          By:     /s/ THOMAS C. GEISER
                                            ------------------------------------

                                          WATER POLO ACQUISITION CORP.

                                          By:     /s/ THOMAS C. GEISER
                                            ------------------------------------

                                                                      APPENDIX B

                  OPINION OF MORGAN STANLEY & CO. INCORPORATED

                        AS TO THE FAIRNESS OF THE MERGER

                          TO THE CERULEAN SHAREHOLDERS

                                 MORGAN STANLEY

                              MORGAN STANLEY & CO.
                                  INCORPORATED
                                 1585 BROADWAY
                               NEW YORK, NY 10036
                                 (212) 761-4000


                               September 1, 2000


Board of Directors

Cerulean Companies, Inc.
3350 Peachtree Road, NE
Atlanta, Georgia 30326

Members of the Board of Directors:

     We understand that Cerulean Companies, Inc. (the "Company"), WellPoint Health Networks Inc. (the "Buyer") and WellPoint Acquisition Corp., a wholly owed subsidiary of the Buyer, ("Acquisition Sub") have entered into an Agreement and Plan of Merger, dated July 8, 1998 as amended on July 8, 1999 and December 31, 1999 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of the Company with and into Acquisition Sub. Pursuant to the Merger, each outstanding share of Class A Convertible Common Stock, no par value, of the Company (the "Class A Common Stock"), and each outstanding share of Series A Preferred Stock, no par value, of the Company (the "Series A Preferred Stock"), other than shares held in treasury or held by the Buyer or an affiliate of the Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive, at the election of the holder in certain circumstances, either (i) a certain number of shares of common stock, par value $0.01 per share, of the Buyer (the "Buyer Common Stock" ), (ii) a certain amount per share in cash, or (iii) a combination thereof, each determined pursuant to certain formula set fourth in the Merger Agreement. In addition, each outstanding share of Class B Convertible Preferred Stock, no par value, of the Company (the "Class B Preferred Stock"), other than shares held in treasury or held by the Buyer or any affiliate of the Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive a certain number of shares of the Buyer Common Stock, determined pursuant to a certain formula set fourth in the Merger Agreement. For the purposes of this opinion, we have assumed that the Series A Preferred Stock and the Class B Preferred Stock have been converted into Class A Common Stock immediately prior to the consummation of the Merger. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the consideration to be received by the holders of shares of Class A Common Stock, Series A Preferred Stock and Class B Preferred Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes for the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company and the Buyer;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer prepared by the managements of the Company and the Buyer, respectively;

          (iii) analyzed certain financial projections prepared by the management of the Company;

          (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

          (v) discussed the past and current operations and financial condition and the prospects of the Buyer with senior executives of the Buyer;

          (vi) reviewed the reported prices and trading activity for the Buyer Common Stock;

          (vii) compared the financial performance of the Company and the Buyer and the trading activity of the Buyer Common Stock with that of certain comparable publicity-traded companies and their securities;

          (viii) participated in discussions and negotiations among representatives of the Company and Buyer Common Stock with that of certain comparable publicly-traded companies and their securities;

          (ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (x) participated in discussions and negotiations among representatives of the Company and Buyer and their financial and legal advisors;

          (xi) reviewed the Merger Agreement and certain related documents; and

          (xii) performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. Morgan Stanley has assumed that in connection with the receipt of all necessary regulatory approvals for the proposed Merger, no restrictions will be imposed that would have a material adverse effect upon the contemplated benefits expected to be derived from the proposed Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We note that the holders of Class B Preferred Stock will not have an election to receive cash in the Merger and, in receiving shares of Buyer Common Stock in the transaction, may assume that market risk of holding such stock. We also note that the capital structure of the Company is comprised of three classes of stock, the Class A Common Stock, the Series A Preferred Stock and the Class B Preferred Stock, and we express no opinion as to the relative fairness of the consideration to be received among the various classes or series of stock. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and the Buyer and their affiliates and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Buyer's Common Stock will trade following the consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with Merger. As you know, in connection with the Merger we solicited a group of potential purchasers based upon developed criteria in consultation with the Special Committee of the Board of Directors and management of the Company.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Class A Common Stock, Series A Preferred Stock and Class B Preferred Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,


                                          MORGAN STANLEY & CO. INCORPORATED
                                          By:     /s/ MARY ANNE CITRINO
                                            ------------------------------------
                                                     Mary Anne Citrino
                                                     Managing Director

                                                                      APPENDIX C

                               ARTICLE 13 OF THE

                       GEORGIA BUSINESS CORPORATION CODE

                             RELATING TO RIGHTS OF

                            DISSENTING SHAREHOLDERS

Official Code of Georgia Annotated Copyright 1982-1996 State of Georgia.

                                CODE OF GEORGIA

            TITLE 14.  CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

                       CHAPTER 2.  BUSINESS CORPORATIONS

                        ARTICLE 13.  DISSENTERS' RIGHTS

            PART 1.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

 CURRENT THROUGH THE END OF 1995 EXTRAORDINARY SESSION OF THE GENERAL ASSEMBLY

14-2-1301  Definitions.

     As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

(Code 1981, Sec. 14-2-1301, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1993, p. 1231, Sec. 16.)

14-2-1302.  Right to dissent.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

             (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

(Code 1981, Sec. 14-2-1302, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 58.)

14-2-1303.  Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(Code 1981, Sec. 14-2-1303, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

     14-2-1320.  Notice of dissenters' rights.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

     (Code 1981, Sec. 14-2-1320, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1993, p. 1231, Sec. 17.)

14-2-1321.  Notice of intent to demand payment.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

(Code 1981, Sec. 14-2-1321, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

Official Code of Georgia Annotated Copyright 1982-1996 State of Georgia.

14-2-1322.  Dissenters' notice.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

(Code 1981, Sec. 14-2-1322, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1323.  Duty to demand payment.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

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     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(Code 1981, Sec. 14-2-1323, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1324.  Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(Code 1981, Sec. 14-2-1324, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1325.  Offer of payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

(Code 1981, Sec. 14-2-1325, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 59; Ga. L. 1993, p. 1231, Sec. 18.)

14-2-1326.  Failure to take action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

(Code 1981, Sec. 14-2-1326, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1990, p. 257, Sec. 20.)

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14-2-1327.  Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

(Code 1981, Sec. 14-2-1327, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 60; Ga. L. 1990, p. 257, Sec. 21; Ga. L. 1993, p. 1231, Sec.
19.)

14-2-1330 Court action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter,

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Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

(Code 1981, Sec. 14-2-1330, enacted by Ga. L. 1988, p. 1070, Sec. 1; Ga. L.
1989, p. 946, Sec. 61; Ga. L. 1993, p. 1231, Sec. 20.)

14-2-1331 Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(Code 1981, Sec. 14-2-1331, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

14-2-1332 Limitation of actions.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

(Code 1981, Sec. 14-2-1332, enacted by Ga. L. 1988, p. 1070, Sec. 1.)

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                                                                      APPENDIX D

                   CERTIFICATE OF INCORPORATION OF WELLPOINT

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                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         WELLPOINT HEALTH NETWORKS INC.

                           (PURSUANT TO SECTION 245)

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     The undersigned, LEONARD D. SCHAEFFER and THOMAS C. GEISER, hereby certify that:

          One: They are the Chief Executive Officer and Secretary, respectively, of WellPoint Health Networks Inc. (the "Corporation"). WellPoint Health Networks Inc. was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 29, 1996.

          Two: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation.

          Three: The Certificate of Incorporation of the Corporation is hereby restated and amended to read in its entirety as follows:

                                   ARTICLE I

                                      NAME

     The name of the corporation (hereinafter called the "Corporation") is WellPoint Health Networks Inc.

                                   ARTICLE II

                                    PURPOSE

     Section 1. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("DGCL").

                                  ARTICLE III

                            AUTHORIZED CAPITAL STOCK

     Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred and fifty million (350,000,000) shares as follows: (a) three hundred million (300,000,000) shares of Common Stock, $.01 par value per share ("Common Stock"), and (b) fifty million (50,000,000) shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

     Section 2. The rights, preferences, privileges and restrictions of the classes of stock of the Corporation and the express grant of authority to the Board of Directors to fix by resolution the rights, preferences, privileges and restrictions relating to the classes of stock of the Corporation which are not fixed by this Restated Certificate of Incorporation, are as follows:

                                  COMMON STOCK

     A. Dividends. Subject to any other provisions of this Restated Certificate of Incorporation, as amended from time to time, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon from time to time by the Board of Directors of the Corporation (the "Board of Directors") out of assets or funds of the Corporation legally available therefor.

     B. Voting. (i) At every meeting of the stockholders, every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his or her name on the transfer books of the Corporation.

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     (ii) The provisions of this Article III of this Restated Certificate of
Incorporation shall not be modified, revised, altered or amended, repealed or rescinded, in whole or in part, without the affirmative vote of the holders of a majority of the shares of Common Stock.

                                PREFERRED STOCK

     The Board of Directors is authorized to provide, by resolution, for the issuance of one or more series of Preferred Stock out of the unissued shares of Preferred Stock and the Board of Directors is authorized to determine the designation and to fix the number of shares of each series. Except as maybe required by law, the shares in any series of Preferred stock need not be identical to any other series of Preferred Stock or any other class. The Board of Directors of the Corporation is further authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series.

                                   ARTICLE IV

                  BOARD OF DIRECTORS AND STOCKHOLDER MEETINGS

     The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     Section 1. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than nine nor more than seventeen directors, the exact number of directors to be determined in accordance with the Bylaws of the Corporation. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of stockholders beginning in 1998, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

     Section 2. In the case of any vacancy on the Board of Directors, including any vacancy created by the removal of a director, or in the case of any newly created directorship, a director elected to fill the vacancy or the newly created directorship for the unexpired portion of the term being filled shall be elected pursuant to the procedures set forth in the Bylaws of the Corporation. The director elected to fill a vacancy shall hold office for the unexpired term in respect of which the vacancy occurred and until his successor shall be elected and shall qualify or until his or her earlier death, resignation or removal.

     Section 3. Any director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the shares of the Corporation's stock entitled to vote at an election of directors. However, a director may not be removed without cause if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election at which the same total number of votes were cast and either the number of directors elected at the most recent annual meeting of the stockholders, or if greater, the number of directors for whom removal is being sought, were then being elected.

     Section 4. Whenever the holders of any series of Preferred Stock issued by the Corporation or of any other securities of the Corporation shall have the right, voting separately by series, to elect directors at

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an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto.

     Section 5. Election of Directors need not be by ballot unless a stockholder demands election by ballot at the meeting and before the voting begins or unless the Bylaws so require.

     Section 6. The Board of Directors shall have the concurrent power with the stockholders to make, alter, amend, change, add to or repeal (collectively, "Change") the Bylaws of the Corporation.

     Section 7. Meetings of the stockholders of the Corporation for any purpose or purposes may be held within or without the State of Delaware, as the Bylaws may provide.

     Section 8. No action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting of such stockholders.

     Section 9. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board, the President, a majority of the members of the Board of Directors or the holders of shares entitled to cast not less than 10% of the votes at the meeting. Such special meeting may not be called by any other person or persons or in any other manner.

     Section 10. The approval of the greater of at least two-thirds or seven of the directors of the Corporation then in office shall be required for the Board of Directors to approve and authorize any of the following:

          (a) any amendment to this Restated Certificate of Incorporation of the Corporation; and

          (b) the amendment of Sections 8 and 10 of Article II, Sections 2, 3 and 14 of Article III, Sections 1 and 2 of Article IV, and Sections 6 and 7 of Article V of the Bylaws of the Corporation.

                                   ARTICLE V

                                INDEMNIFICATION

     Section 1. Other than in the case of an action by, or in the right of, the Corporation, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Corporation or of a Predecessor Corporation, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the DGCL and any other applicable law, as from time to time in effect. To the maximum extent permitted by the DGCL, the Corporation shall advance expenses (including attorneys' fees) incurred by any person indemnified hereunder in defending any civil, criminal, administrative or investigative action, suit or proceeding upon an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such rights of indemnification and advancement of expenses shall not be deemed to be exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this Section 1 shall be deemed to be a contract between the Corporation (or any Predecessor Corporation) and each director and officer who serves in such capacity at any time while this
Section 1 and the relevant provisions of the DGCL and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing, with respect to any state of facts then or theretofore existing, or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. For purposes hereof "Predecessor Corporation" shall mean WellPoint Health Networks Inc., a California corporation ("WellPoint California").

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     Section 2.  The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation (or a Predecessor Corporation), or is or was serving at the request of the Corporation (or a Predecessor Corporation), as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by the DGCL and any other applicable law as from time to time in effect. Such right of indemnification shall not be deemed to be exclusive of any other rights to which any such person may be entitled apart from the foregoing provisions.

                                   ARTICLE VI

                     LIABILITY FOR BREACH OF FIDUCIARY DUTY

     A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a Director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE VII

                            RESTRICTION ON TRANSFER

     Section 1. No Person (as defined in Section 14 below) shall Beneficially Own (as defined in Section 14 below) shares of Capital Stock (as defined in Section 14 below) in excess of the Ownership Limit (as defined in Section 14 below). Any Transfer (as defined in Section 14 below) that, if effective, would result in any Person Beneficially Owning Capital Stock in excess of the Ownership Limit shall result in such intended transferee acquiring no rights in such shares of Capital Stock (other than those rights expressly granted in this Article VII) and such number of shares of Capital Stock shall be deemed transferred to the Share Escrow Agent (as defined in Section 14 below) as set forth in this Article VII.

     Section 2. If, notwithstanding any other provisions of this Article VII, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would Beneficially Own shares of Capital Stock in excess of the Ownership Limit (a "Purported Owner"), then, upon such Transfer or change in capital structure, such shares of Capital Stock in excess of the Ownership Limit shall be Excess Shares for purposes of this Article VII; provided, however, that in the event that any Person becomes a Purported Owner as a result of Beneficial Ownership of Capital Stock of one Person being aggregated with another Person, then the number of Excess Shares subject to this
Article VII shall be allocated pro rata among each Purported Owner in proportion to each Person's total Beneficial Ownership (without regard to any aggregation with another Person pursuant to Section 14(b)(4) or (5) of this Article VII). Upon the occurrence of any event that would cause any Person to exceed the Ownership Limit (including without limitation the expiration of a voting trust, without being renewed on substantially similar terms, that entitled such Person to an exemption from the Ownership Limit), all shares of Capital Stock Beneficially Owned by such Person in excess of the Ownership Limit shall also be Excess Shares for

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purposes of this Article VII, such Person shall be deemed the Purported Owner of such Excess Shares and such Person's rights in such Excess Shares shall be as prescribed in this Article VII.

     Excess Shares shall not constitute a separate class of Capital Stock.

     Section 3. If the Corporation at any time determines that a Transfer has taken place in violation of Section 1 of this Article VII or that a Purported Owner intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Capital Stock in violation of Section 1 of this Article VII, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, without limitation, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin or rescind such Transfer; provided, however, that any purported Transfers in violation of Section 1 of this Article VII shall automatically result in all shares of Capital Stock in excess of the Ownership Limit being deemed Excess Shares. Notwithstanding the foregoing, nothing contained in this Article VII shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders.

     Section 4. Any Purported Owner who acquires or attempts to acquire shares of Capital Stock in violation of Section l of this Article VII, or any Purported Owner who is a transferee such that any shares of Capital Stock are deemed Excess Shares under Section 2 of this Article VII, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request.

     Section 5. Each certificate for Capital Stock issued by the Corporation shall bear the following legend:

          The shares of stock represented by this certificate are subject to restrictions on ownership and transfer. No Person shall Beneficially Own shares of Capital Stock in excess of the Ownership Limit (as defined in Article VII, Section 14 of the Restated Certificate of Incorporation of the Corporation). Subject to certain limited specific exemptions, Beneficial Ownership of 5% or more of the outstanding shares of any class of Capital Stock will exceed the Ownership Limit. These provisions have been designed to ensure that the Corporation will not violate the terms of the License Agreement between the Corporation and the Blue Cross and Blue Shield Association (the "BCBSA"). The Corporation maintains at its principal executive office a copy of the applicable requirements of the BCBSA relating to such restrictions on ownership and transfer, as such requirements may be amended from time to time, which are open to inspection by the stockholders, at all reasonable times during office hours. Any Person who attempts to beneficially own shares in violation of this limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to them in the Corporation's Restated Certificate of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each stockholder who so requests. Upon the occurrence of any event that would cause any Person to exceed the Ownership Limit (including without limitation the expiration of a voting trust that entitled such Person to an exemption from the Ownership Limit), all shares of Capital Stock Beneficially Owned by such Person in excess of the Ownership Limit will automatically be deemed Excess Shares and be transferred immediately to the Share Escrow Agent and be subject to the provisions of the Corporation's Restated Certificate of Incorporation and the Share Escrow Agent Agreement, a copy of which the Corporation maintains at its principal executive office. The foregoing summary of the restrictions on ownership and transfer is qualified in its entirety by reference to the Corporation's Restated Certificate of Incorporation.

     Section 6. Upon the occurrence of a Transfer or an event that results in Excess Shares pursuant to Section 2 of this Article VII, such Excess Shares shall automatically be transferred immediately to the Share Escrow Agent, which Excess Shares, subject to the provisions of this Article VII, shall be held by the Share Escrow Agent until such time as the Excess Shares are transferred to a Person whose acquisition thereof will not violate the Ownership Limit (a "Permitted Transferee") and the Share Escrow Agent shall be authorized to execute any and all documents sufficient to transfer title to any Permitted

Transferee, even in the absence of receipt of certificate(s) representing Excess Shares. The Corporation shall take such actions as it deems necessary to give effect to such transfer to the Share Escrow Agent, including by issuing a stop transfer order to the Corporation's transfer agent with respect to any attempted transfer by the Purported Owner or its nominee of any Excess Shares and by giving effect, or by instructing the Corporation's transfer agent to give effect, to such transfer to a Permitted Transferee on the books of the Corporation. Excess Shares so held shall be issued and outstanding shares of Capital Stock. The Purported Owner shall have no rights in such Excess Shares except as provided in Sections 7, 8, and 11 of this Article VII and the administration of the Excess Shares escrow shall be governed by the terms of a Share Escrow Agent Agreement.

     Section 7. The Share Escrow Agent, as record holder of Excess Shares, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors with respect to Excess Shares (the "Excess Share Dividends") and shall hold the Excess Share Dividends until disbursed in accordance with the provisions of Section 11 following. The Purported Owner, with respect to Excess Shares purported to be Beneficially Owned by such Purported Owner prior to such time that the Corporation determines that such shares are Excess Shares, shall repay to the Share Escrow Agent the amount of any Excess Share Dividends received by it that (i) are attributable to any Excess Shares and (ii) the record date of which is on or after the date that such shares become Excess Shares. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any Excess Share Dividends paid to a Purported Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Capital Stock Beneficially Owned by any Purported Owner (including on shares which fall below the Ownership Limit as well as on Excess Shares), and, as soon as practicable following the Corporation's receipt or withholding thereof, shall pay over to the Share Escrow Agent the dividends so received or withheld, as the case may be.

     Section 8. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of, or any distribution of the assets of, the Corporation, the Share Escrow Agent shall be entitled to receive, ratably with each other holder of Capital Stock of the same class or series, that portion of the assets of the Corporation that is available for distribution to the holders of such class or series of Capital Stock. The Share Escrow Agent shall distribute to the Purported Owner the amounts received upon such liquidations, dissolution or winding up or distribution in accordance with the provisions of
Section 11 of this Article VII.

     Section 9. The Share Escrow Agent shall be entitled to vote all Excess Shares. The Share Escrow Agent shall be instructed by the Corporation to vote, consent or assent the Excess Shares as follows: (i) if the matter concerned is the election of directors, the Share Escrow Agent shall vote, consent or assent the whole number of Excess Shares held by the Share Escrow Agent for each director by multiplying the number of votes held in escrow by a fraction, the numerator of which is the number of Nonaffiliated Votes cast for the director and the denominator of which is the number of Nonaffiliated Votes that could have been cast in the election of the director and are present in person or by proxy at the meeting; (ii) where the matter under the DGCL or this Restated Certificate of Incorporation or the Bylaws of the Corporation requires at least an absolute majority of all outstanding shares of Common Stock in order to be effected, then the Share Escrow Agent shall vote, assent or consent all of such Excess Shares in favor of or in opposition to such matter as the majority of all Nonaffiliated Votes are cast; and (iii) on all other matters, the Share Escrow Agent shall at all times vote, assent or consent all of such shares in the identical proportion in favor of or in opposition to such matter as Nonaffiliated Votes are cast. If any calculation of votes under the preceding sentence would require a fractional vote, the Share Escrow Agent shall vote the next lower number of whole Excess Shares. The Share Escrow Agent shall use all reasonable commercial efforts to ensure, with respect to Excess Shares, that such Excess Shares are counted as being present for the purposes of any quorum required for stockholder action of the Corporation and to vote as set forth above. For purposes of this Restated Certificate of Incorporation, "Nonaffiliated Votes" shall mean the votes cast by stockholders other than any Share Escrow Agent with respect to Excess Shares.

     Section 10. (a) In an orderly fashion so as not to materially adversely affect the price of Common Stock on the New York Stock Exchange or, if Common Stock is not listed on the New York Stock

Exchange, on the exchange or other principal market on which Common Stock is traded, the Share Escrow Agent shall sell or cause the sale of Excess Shares at such time or times as the Share Escrow Agent determines to be appropriate. The Share Escrow Agent shall have the right to take such actions as the Share Escrow Agent deems appropriate to seek to restrict sale of the shares to Permitted Transferees.

     (b) The Share Escrow Agent shall have the power to convey to the purchaser of any Excess Shares sold by the Share Escrow Agent ownership of the Excess Shares free of any interest of the Purported Owner of those Excess Shares and free of any other adverse interest arising through the Purported Owner.

     (c) Upon acquisition by any Permitted Transferee of any Excess Shares sold by the Share Escrow Agent or the Purported Owner, such shares shall upon such sale cease to be Excess Shares and shall become regular shares of Capital Stock in the class to which the Excess Shares belong, and the purchaser of such shares shall acquire such shares free of any claims of the Share Escrow Agent or the Purported Owner.

     (d) To the extent permitted by law, none of the Corporation, the Share Escrow Agent or anyone else shall have any liability to the Purported Owner or anyone else by reason of any action or inaction the Corporation or the Share Escrow Agent shall take which either shall in good faith believe to be within the scope of its authority under this Article VII or by reason of any decision as to when or how to sell any Excess Shares or by reason of any other action or inaction in connection with activities under this Article VII which docs not constitute gross negligence or willful misconduct. Without limiting by implication the scope of the preceding sentence, to the extent permitted by law,
(a) neither the Share Escrow Agent nor the Corporation shall have any liability on grounds that either failed to take actions which would have produced higher proceeds for any of the Excess Shares or by reason of the manner or timing for any disposition of any Excess Shares and (b) the Share Escrow Agent shall not be deemed to be a fiduciary or Agent of any Purported Owner.

     Section 11. The proceeds from the sale of the Excess Shares to a Permitted Transferee and any Excess Share Dividends shall be distributed as follows: (i) first, to the Share Escrow Agent for any costs and expenses incurred in respect of its administration of the Excess Shares that have not theretofore been reimbursed by the Corporation; (ii) second, to the Corporation for all costs and expenses incurred by the Corporation in connection with the appointment of the Share Escrow Agent, the payment of fees to the Share Escrow Agent with respect to the services provided by the Share Escrow Agent in respect of the escrow and all funds expended by the Corporation to reimburse the Share Escrow Agent for costs and expenses incurred by the Share Escrow Agent in respect of its administration of the Excess Shares and for all fees, disbursements and expenses incurred by the Share Escrow Agent in connection with the sale of the Excess Shares; and (iii) third, the remainder thereof (as the case may be) to the Purported Owner or the Person who was the holder of record before the shares were transferred to the Share Escrow Agent (depending on who shall at such time be entitled to any economic interest in the Excess Shares); provided, however, if the Share Escrow Agent shall have any questions as to whether any security interest or other interest adverse to the Purported Owner shall have existed with respect to any Excess Shares, the Share Escrow Agent shall not be obligated to disburse proceeds for those shares until the Share Escrow Agent is provided with such evidence as the Share Escrow Agent shall deem necessary to determine the parties who shall be entitled such proceeds.

     Section 12. Subject to Section 13 of this Article VII, nothing contained in this Article VII or in any other provision of this Restated Certificate of Incorporation shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders.

     Section 13. Nothing in this Restated Certificate of Incorporation shall preclude the settlement of any transactions entered into through the facilities of the New York Stock Exchange or any other exchange or through the means of any automated quotation system now or hereafter in effect.

     Section 14.  The following definitions shall apply with respect to this
Article VII:

          (a) "affiliate" and "associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended or supplemented (the "Exchange Act") at the time as of which the term shall be applied and any other federal law which BCBSA shall reasonably judge to have replaced or supplemented the coverage of the Exchange Act as in effect at May 20, 1996.

          (b) Except as is provided in (c) of this Section 14, a Person shall be deemed to "Beneficially Own," be the "Beneficial Owner" of or have "Beneficial Ownership" of any Capital Stock:

             (1) in which such Person shall then have a direct or indirect beneficial ownership interest;

             (2) in which such Person shall have the right to acquire any direct or indirect beneficial ownership interest pursuant to any option or other agreement (either immediately or after the passage of time or the occurrence of any contingency);

             (3) which such Person shall have the right to vote;

             (4) in which such Person shall hold any other interest which would count in determining whether such Person would be required to file a
        Schedule 13D; or

             (5) which shall be Beneficially Owned (under the concepts provided in the preceding clauses) by any affiliate or associate of the particular Person or by any other Person with whom the particular Person or any such affiliate or associate has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities and other than pursuant to that certain Registration Rights Agreement between the Corporation and Western Health Partnerships dated as of May 20, 1996 relating to the acquisition, holding, voting or disposing of any securities of the Corporation).

          (c) The following provisions are included to clarify (b) above: (1) A Person shall not be deemed to Beneficially Own, be the Beneficial Owner of, or have Beneficial Ownership of Capital Stock by reason of possessing the right to vote if (i) such right arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act, and (ii) such Person is not the Purported Owner of any Excess Shares, is not named as holding a beneficial ownership interest in any Capital Stock in any filing on
     Schedule 13D and is not an affiliate or associate of any such Purported Owner or named Person.

             (2) A member of a national securities exchange or a registered depositary shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of Capital Stock held directly or indirectly by it on behalf of another Person (and not for its own account) solely because such member or depositary is the record holder of such Capital Stock, and (in the case of such member), pursuant to the rules of such exchange, such member may direct the vote of such Capital Stock without instruction on matters which are uncontested and do not affect substantially the rights or privileges of the holders of the Capital Stock to be voted but is otherwise precluded by the rules of such exchange from voting such Capital Stock without instruction on either contested matters or matters that may affect substantially the rights or the privileges of the holders of such Capital Stock to be voted.

             (3) A Person who in the ordinary course of business is a pledgee of Capital Stock under a written pledge agreement shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such pledged Capital Stock solely by reason of such pledge until the pledgee has taken all formal steps which are necessary to declare a default or has otherwise acquired the power to vote or to direct to vote such pledged Capital Stock, provided that;

                (i) the pledge agreement is bona fide and was not entered into with the purpose nor with the effect of changing or influencing the control of the Corporation, nor in connection with any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act; and

                (ii) the pledge agreement does not grant to the pledgee the right to vote or to direct the vote of the pledged securities prior to the time the pledgee has taken all formal steps which are necessary to declare a default.

             (4) A Person engaged in business as an underwriter or a placement agent for securities who enters into an agreement to acquire or acquires Capital Stock solely by reason of its participation in good faith and in the ordinary course of its business in the capacity of underwriter or placement agent in any underwriting or agent representation registered under the Securities Act of 1933, as amended and in effect at May 20, 1996 (the "Securities Act"), a bona fide private placement, a resale under Rule 144A promulgated under the Securities Act or in any foreign or other offering exempt from the registration requirements under the Securities Act shall not be deemed to Beneficially Own, be the Beneficial Owner of or have Beneficial Ownership of such securities until the expiration of forty (40) days after the date of such acquisition so long as (i) such Person does not vote such Capital Stock during such period and (ii) such participation is not with the purpose or with the effect of changing or influencing control of the Corporation, nor in connection with or facilitating any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act.

             (5) If the Corporation shall sell shares in a transaction not involving any public offering, then each purchaser in such offering shall be deemed to obtain Beneficial Ownership in such offering of the shares purchased by such purchaser, but no particular purchaser shall be deemed to Beneficially Own or have acquired Beneficial Ownership or be the Beneficial Owner in such offering of shares purchased by any other purchaser solely by reason of the fact that all such purchasers are parties to customary agreements relating to the purchase of equity securities directly from the Corporation in a transaction not involving a public offering, provided that: (i) all the purchasers are persons specified in Rule 13d-1(b)(1)(ii) promulgated under the Exchange Act;

                (ii) the purchase is in the ordinary course of each purchaser's business and not with the purpose nor with the effect of changing or influencing control of the Corporation, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) promulgated under the Exchange Act;

                (iii) there is no agreement among or between any purchasers to act together with respect to the Corporation or its securities except for the purpose of facilitating the specific purchase involved; and

                (iv) the only actions among or between any purchasers with respect to the Corporation or its securities subsequent to the closing date of the nonpublic offering are those which are necessary to conclude ministerial matters directly related to the completion of the offer or sale of the securities sold in such offering.

             (6) The Share Escrow Agent shall not be deemed to be the Beneficial Owner of any Excess Shares held by such Share Escrow Agent pursuant to a Share Escrow Agent Agreement, nor shall any such Excess Shares be aggregated with any other share of Capital Stock held by affiliates or associates of such Share Escrow Agent.

          (d) "Capital Stock" shall mean shares (or any other basic unit) of any class or series of any voting security which the Corporation may at any time issue or be authorized to issue, that entitles the holder thereof to vote on any election, but not necessarily all elections, of directors. To the extent that classes or series of Capital Stock vote together in the election of directors with equal votes per share, they shall be treated as a single class of Capital Stock for the purpose of computing the relevant Ownership Limit or the right to amend this Restated Certificate of Incorporation.

          (e) "License Agreement" shall mean the license agreement between the Corporation and the BCBSA, including any and all addenda thereto, now in effect and, as it may be amended, modified, superseded and/or replaced from time to time, with respect to, among other things, the "Blue Cross" name and mark.

          (f) "Ownership Limit" shall mean the following:

             (1) Except as otherwise expressly provided in this Subsection (f) and subject to Section 15(a), the Ownership Limit shall be that number of shares of Capital Stock one share lower than the number of shares of Capital Stock which would represent 5% of the Voting Power.

             (2) In the event the Corporation and BCBSA shall agree in writing, through an amendment of the License Agreement or otherwise, that an Ownership Limit of a higher percentage than that prescribed in clause
        (1) shall apply, then the Ownership Limit shall be as specified in such written agreement.

             (3) In the event any particular Person shall Beneficially Own shares of Capital Stock in excess of the Ownership Limit which would apply were it not for this clause (3) (the "Regular Limit"), such ownership shall not be deemed to exceed the Ownership Limit provided that (i) such Person shall not at any time Beneficially Own shares of Capital Stock in excess of the Regular Limit plus 1% and (ii) within thirty (30) days of the time when the particular Person becomes aware of the fact that the regular Limit has been exceeded, the particular Person reduces such Person's Beneficial Ownership below the Regular Limit.

          (g) "Person" shall mean any individual, firm, partnership, corporation, trust, association, joint venture or other entity, and shall include any successor (by merger or otherwise) of any such entity.

          (h) "Schedule 13D" means a report on Schedule 13D under Regulation 13D of the Exchange Act as in effect at May 20, 1996 and any report which may be required in the future under any requirements which BCBSA shall reasonably judge to have any of the purposes served by Schedule 13D as in effect at May 20, 1996.

          (i) "Share Escrow Agent" shall mean the Person appointed by the Corporation to act as escrow agent with respect to some or all of the Excess Shares.

          (j) "Transfer" shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including
     (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

          (k) "Voting Power." The percentage of the voting power attributable to the shares of Capital Stock Beneficially Owned by any particular Person shall be equal to the percentage of all votes which could be cast in any election of any director which could be accounted for by the shares of Capital Stock Beneficially Owned by that particular Person. If in connection with an election for any particular position on the Board, shares in different classes or series are entitled to be voted together for purposes of such election, then in determining the number of "all votes which could be cast" in the election for that particular position for purposes of the preceding sentence, the number shall be equal to the number of votes which could be cast in the election for that particular position if all shares entitled to be voted in such election (regardless of series or class) were in fact voted in such election. If the Corporation shall issue any series or class of shares for which positions on the Board are reserved or shall otherwise issue shares which have voting rights which can arise or vary based upon terms governing that class or series, then the percentage of the voting power represented by the shares of Capital Stock Beneficially Owned by any particular Person shall be the highest percentage of the total votes which could be accounted for by those shares in any election of any director.

     Section 15. (a) This Article VII shall not be applicable with respect to any outstanding shares of Capital Stock of the Corporation owned by the California HealthCare Foundation (the "Foundation") which were (i) issued by the Corporation in exchange for "Original Shares" (such shares of Capital Stock being referred to as "Exchange Shares") or (ii) acquired by the Foundation with respect to Exchange Shares as a result of a stock dividend, stock split, conversion, recapitalization, exchange of shares or the like, so long as such Capital Stock of this Corporation shall be Beneficially Owned by the Foundation or an affiliate of the Foundation or by a trustee for the account of the Foundation or affiliate of the Foundation. "Original Shares" means shares of capital stock of WellPoint California owned by the Foundation which were outstanding on May 20, 1996, and shares of WellPoint California acquired by the Foundation with respect to such shares after such time as a result of a stock dividend, stock split, conversion, recapitalization, exchange of shares or the like. All (1) Exchange Shares and such other shares of Capital Stock received by the Foundation or affiliate of the Foundation or by a trustee for the account of the Foundation or affiliate of the Foundation as a result of a stock dividend, stock split, conversion, recapitalization, exchange of shares or the like relating to such Exchange Shares shall be aggregated with (2) any other shares of Capital Stock for which the Foundation or affiliate or trustee of the Foundation becomes a Beneficial Owner, including shares of Capital Stock issued in exchange for shares of WellPoint California which were not Original Shares (all such shares referred to in the immediately preceding clause (2) being defined as "After Acquired Shares"), in determining if such After Acquired Shares are Excess Shares. Upon the transfer of any Beneficial Ownership interest in any Exchange Shares and such other shares of Capital Stock received by the Foundation or affiliate of the Foundation or by a trustee for the account of the Foundation or affiliate of the Foundation as a result of a stock dividend, stock split, conversion, recapitalization, exchange of shares or the like relating to such Exchange Shares, from the Foundation or affiliate or trustee thereof to any unaffiliated transferee, that Capital Stock shall become fully subject to this
Article VII from and at all times after such transfer.

     Any Exchange Shares and such other shares of Capital Stock received by the Foundation or affiliate of the Foundation or by a trustee for the account of the Foundation or affiliate of the Foundation as a result of a stock dividend, stock split, conversion, recapitalization, exchange of shares or the like relating to such Exchange Shares shall automatically become subject to this Article VII upon transfer to any affiliate or trustee of the Foundation, unless such affiliate or trustee is subject to a binding obligation to vote such shares in the manner prescribed by the terms of the Voting Agreement dated May 20, 1996 or Voting Trust Agreement dated May 8, 1996 (as such agreements or replacements thereof may be in effect from time to time), whichever is applicable, entered into by the Foundation with respect to Original Shares subject to such agreement. For purposes of this Section 15(a), neither The California Endowment nor any of its successors in interest or affiliates shall be deemed to be an affiliate of the Foundation.

     (b) This Article VII shall become ineffective and of no further force and effect in the event that the Corporation ceases to be subject to any License Agreement.

     (c) Subject to (a) and (b) above, the Board of Directors of the Corporation has the power to interpret this Article VII and, in the absence of manifest error, any interpretation by the Board of Directors of the Corporation shall be binding; provided, however, that in making any such interpretation, the Board of Directors of the Corporation shall consider the Corporation's obligations to the BCBSA, wherever relevant.

                                  ARTICLE VIII

                             NO PREFERENTIAL RIGHTS

     No stockholder of the Corporation shall, by reason of his, her or its holding shares of any class, have any preemptive or preferential rights to purchase or subscribe to any shares of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class now or hereafter to be authorized (whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such stockholder) other than such rights, if any, as the Board of Directors in its discretion from time to time may grant and at such price as the Board of Directors may fix; and the Board of Directors may issue shares of the Corporation or any notes, debentures, bonds or other securities, convertible into or carrying options or warrants to purchase shares without offering any such shares, either in whole or in part, to the existing stockholders.

                                   ARTICLE IX

                              NO CUMULATIVE VOTING

     Stockholders are not entitled to cumulate votes at any election of directors.

                                   ARTICLE X

                               BOOKS AND RECORDS

     The books and records of the Corporation may be kept (subject to any provision contained in the statutes) at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE XI

              RIGHT TO AMEND RESTATED CERTIFICATE OF INCORPORATION

     The Corporation reserves the right to Change any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that subject to the powers and rights provided for herein with respect to Preferred Stock issued by the Corporation, if any, but not withstanding anything else contained in this Restated Certificate of Incorporation to the contrary, (a) the affirmative vote of the holders of at least seventy-five percent (75%) of each class of the shares of Capital Stock, represented and voting at a duly held meeting of stockholders of the Corporation at which a quorum is present, voting by class, shall be required to Change Sections 1, 2, 6, 8 and 10 of Article IV, Article VII, Article IX or this Article XI; (b) no amendment of this Restated Certificate of Incorporation as described in the preceding clause (a) shall be effective unless approved by the affirmative vote of a majority of the outstanding shares of Capital Stock entitled to vote, (c) the provisions of clause (a) above shall not apply to any amendment to Article VII to conform
Article VII to a change to the terms of the License Agreement or to any amendment to Article VII required or permitted by the BCBSA (whether or not constituting a change to the terms of the License Agreement) and (d) the provisions of clauses (a), (b) and (c) above shall become ineffective and of no further force and effect in the event that the Corporation ceases to be subject to any License Agreement.

                                  ARTICLE XII

                                REGISTERED AGENT

     The address of the registered office of the corporation in the state of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is CT Corporation.

     The foregoing amendment and restatement of the Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

     We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate are true and correct of our own knowledge.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate on July 29, 1997.

                                          LEONARD D. SCHAEFFER

                                          --------------------------------------
                                                   Leonard D. Schaeffer
                                                 Chief Executive Officer

                                          THOMAS C. GEISER

                                          --------------------------------------
                                                     Thomas C. Geiser
                                                        Secretary

     The undersigned certify under penalty of perjury that they have read the foregoing Restated Certificate of Incorporation and know the contents thereof and that the statements therein are true and correct.

     Executed at Los Angeles, California, on July 29, 1997.

                                          LEONARD D. SCHAEFFER

                                          --------------------------------------
                                                   Leonard D. Schaeffer
                                                 Chief Executive Officer

                                          THOMAS C. GEISER

                                          --------------------------------------
                                                     Thomas C. Geiser
                                                        Secretary

                                                                      APPENDIX E

                              BYLAWS OF WELLPOINT

                    BYLAWS OF WELLPOINT HEALTH NETWORKS INC.

                                   ARTICLE I

                                    OFFICES

     Section 1. Principal Office. The Board of Directors shall fix the location of the principal executive office of the Corporation at any place within or outside the State of Delaware. If the principal executive office is located outside this state, and the Corporation has one or more business offices in this state, the Board of Directors shall fix and designate a principal business office in the State of Delaware.

     Section 2. Other Offices. The Board of Directors may at any time establish branch or subordinate offices at any place or places within or outside the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

     Section 1. Place of Meetings. Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the Board of Directors. In the absence of any such designation by the Board of Directors, stockholders' meetings shall be held at the principal executive office of the Corporation.

     Section 2. Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before such meeting shall be held on the second Tuesday of May each year at 10:00 A.M., if not a legal holiday under the laws of the place where such meeting is to be held, and if a legal holiday, then on the next succeeding day not a legal holiday under the laws of that place, or on such other date and at such hour as may be fixed from time to time by the Board of Directors.

     Section 3. Special Meetings. Subject to the rights of holders of any class or series of stock having a preference over the Corporation's common stock (the "Common Stock"), a special meeting of the stockholders may be called at any time by a majority of the entire Board of Directors, the Chairman of the Board, the President or the holders of shares entitled to cast not less than 10% of the votes at the meeting.

     If a special meeting is called by any person or persons other than the Board of Directors, the Chairman of the Board or the President, the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman of the Board, the President, any Vice President, or the Secretary of the Corporation.

     Section 4. Notice of Stockholders' Meetings. All notices of meetings of stockholders shall be sent or otherwise given in accordance with Section 5 of this Article II not less than 10 nor more than 60 days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and
(i) in the case of a special meeting, the general nature of the business to be transacted, and no other business may be transacted or (ii) in the case of the annual meeting, those matters which the Board of Directors, at the time of giving the notice, intends to present for action by the stockholders. The notice of any meeting at which directors are to be elected shall include the names of nominees intended at the time of the notice to be presented by the Board of Directors for election.

     If action is proposed to be taken at any meeting for approval of (i) amendment of the Certificate of Incorporation, pursuant to Section 242 of the Delaware General Corporation Law (the "DGCL"), (ii) a merger or consolidation of the Corporation, pursuant to Subchapter IX of the DGCL, or (iii) a voluntary dissolution of the Corporation, pursuant to Subchapter X of the DGCL; the notice shall also state the general nature of that proposal.
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     Section 5. Manner of Giving Notice; Affidavit of Notice.  Notice of any
meeting of stockholders shall be given either personally or by first-class mail or telegraphic or other written communication, charges prepaid, addressed to the stockholder at the address of that stockholder appearing on the books of the Corporation or given by the stockholder to the Corporation for the purpose of notice. If no such address appears on the Corporation's books or is given, notice shall be deemed to have been given if sent to that stockholder by first-class mail or telegraphic or other written communication to the Corporation's principal executive office, or if published at least once in a newspaper of general circulation in the county in which that office is located. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication.

     If any notice addressed to a stockholder at the address of that stockholder appearing on the books of the Corporation is returned to the Corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the stockholder at that address, all future notices or reports shall be deemed to have been duly given without further mailing if such notices or reports shall be available to the stockholder on written demand of the stockholder at the principal executive office of the Corporation for a period of one year from the date of the giving of such notice or report to other stockholders.

     An affidavit of the mailing or other means of giving any notice of any stockholders' meeting shall be executed by the Secretary, Assistant Secretary, or any transfer agent of the Corporation giving the notice, and shall be filed and maintained in the minute book of the Corporation.

     Section 6. Quorum. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at any meeting of stockholders shall constitute a quorum (unless reduced by an amendment to the Certificate of Incorporation of the Corporation, but in any case no fewer than one-third of the shares entitled to vote) for the transaction of business. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

     Section 7. Adjourned Meeting; Notice. Any stockholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares represented at that meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at that meeting, except as provided in Section 6 of this Article II.

     When any meeting of stockholders, either annual or special, is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than 30 days from the date set for the original meeting, in which case the Board of Directors shall set a new record date. Notice of any such adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 4 and 5 of this Article II. At any adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting.

     Section 8. Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 11 of this Article II, subject to the provisions of Section 217 of the DGCL (relating to voting shares held by a fiduciary, pledges or in joint ownership). The stockholders' vote may be by voice vote (unless required by law or determined by a majority of the Board of Directors to be unadvisable) or by ballot; provided, however, that any election for directors must be by ballot if demanded by any stockholder before the voting has begun. Any stockholder may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, but, if the stockholder fails to specify the number of shares which such stockholder is voting affirmatively, it will be conclusively presumed that the stockholder's approving vote is with respect to all shares that such stockholder is entitled to vote. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on any matter (other than the election of

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directors) shall be the act of the stockholders, unless the vote of a greater number or voting by classes is required under applicable law or by the Certificate of Incorporation.

     At a stockholders' meeting at which directors are to be elected, no stockholder shall be entitled to cumulate votes.

     At any meeting of stockholders at which shares of Common Stock are voted that are held of record by the trustee pursuant to the Voting Trust Agreement (the "Foundation Voting Trust") effective as of May 20, 1996 by and between California HealthCare Foundation and Wilmington Trust Company, as trustee (the "Foundation Trust Shares") (or any successor agreement thereto) or held by the Share Escrow Agent pursuant to Article VII of the Corporation's Certificate of Incorporation ("Excess Shares"), the polls at such meeting shall be conditionally closed following such time as stockholders have cast their votes either by proxy or by ballot. Thereafter, following a preliminary tabulation of the votes cast at such meeting, the polls shall be reopened solely for the purpose of permitting the Foundation Trust Shares, and any Excess Shares pursuant to Article VII of the Corporation's Certificate of Incorporation, if any, to be voted in accordance with the Foundation Voting Trust, or Article VII of the Corporation's Certificate of Incorporation, as the case may be.

     Section 9. Waiver of Notice or Consent by Absent Stockholders. The transactions of any meeting of the stockholders, either annual or special, however called and noticed, and wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each person entitled to vote thereat, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. The waiver of notice or consent need not specify either the business to be transacted or the purpose of any annual or special meeting of stockholders. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

     Attendance by a person at a meeting shall also constitute a waiver of notice of that meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting.

     Section 10. Stockholder Action by Written Consent Without a
Meeting. Notwithstanding anything contained in these Bylaws to the contrary, no action required or permitted to be taken at any meeting of stockholders of the Corporation may be taken by written consent without a meeting of stockholders.

     Section 11. Record Date for Stockholder Notice and Voting. For purposes of determining the stockholders entitled to notice of any meeting or to vote, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 days nor less than 10 days before the date of any such meeting, and in this event only stockholders of record on the date so fixed are entitled to notice and to vote, notwithstanding any transfer of any shares on the books of the Corporation after the record date, except as otherwise provided in the DGCL.

     If the Board of Directors does not so fix a record date, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

     Section 12. Proxies. Every person entitled to vote for directors or on any other matter shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the Secretary of the Corporation. A proxy shall be deemed signed if the stockholder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, or otherwise) by the stockholder or the stockholder's attorney in fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, before the vote pursuant to that proxy, by a writing delivered to the Corporation stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person
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

executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Corporation before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of three (3) years from the date of the proxy, unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

     Section 13. Inspectors of Election. Before any meeting of stockholders, the Board of Directors shall appoint a person other than nominees for office, directors or stockholders to act as inspectors of election at the meeting or its adjournment. If any person appointed as inspector fails to appear or fails or refuses to act, the chairman of the meeting shall appoint a person to fill that vacancy.

     The inspector shall:

          (a) Determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;

          (b) Receive votes or ballots;

          (c) Hear and determine all challenges and questions in any way arising in connection with the right to vote;

          (d) Count and tabulate all votes;

          (e) Determine when the polls shall close;

          (f) Determine the result; and

          (g) Do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

                                  ARTICLE III

                                   DIRECTORS

     Section 1. Powers. Subject to the provisions of the DGCL and any limitations in the Corporation's Certificate of Incorporation relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

     Without prejudice to these general powers, and subject to the same limitations, the directors shall have the power to:

          (a) Select and remove all officers, agents, and employees of the Corporation; prescribe any powers and duties for them that are consistent with law, with the Certificate of Incorporation, and with these Bylaws; fix their compensation; and require from them security for faithful service.

          (b) Change the registered office in the State of Delaware from one location to another; cause the Corporation to be qualified to do business in any other state, territory, dependency, or country and conduct business within or outside the State of Delaware; and designate any place within or outside the State of Delaware for the holding of any stockholders' meeting, or meetings, including annual meetings.

          (c) Adopt, make, and use a corporate seal; prescribe the forms of certificates of stock; and alter the form of the seal and certificates.

          (d) Authorize the issuance of shares of stock of the Corporation on any lawful terms, in consideration of money paid, labor done, services actually rendered, debts or securities cancelled, or tangible or intangible property actually received.

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          (e) Borrow money and incur indebtedness on behalf of the Corporation, and cause to be executed and delivered for the Corporation's purposes, in the corporate name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations, and other evidences of debt and securities.

     Section 2. Number and Qualification of Directors. Until the expiration of the Initial Period, the Board of Directors shall consist of nine (9) members. For purposes hereof, "Initial Period" shall mean the period commencing as of May 20, 1996 and ending upon the date on which California HealthCare Foundation and its affiliates, when taken together, cease to Beneficially Own Capital Stock (as defined in Section 14(d) of Article VII of the Corporation's Certificate of Incorporation) in excess of the Ownership Limit (as defined in Section 14(f) of
Article VII of the Corporation's Certificate of Incorporation).

     Each of the directors of the Corporation shall hold office for the term for which he or she is elected and until (i) his or her successor has been elected and qualified or (ii) his or her earlier death, resignation or removal. The directors of the Corporation shall be classified, with respect to the time for which they hold office, into three classes as nearly equal in number as possible: Class I, consisting of Roger E. Birk, Elizabeth A. Sanders and Sheila
P. Burke, whose term expires at the annual meeting of stockholders held in 2000, and Class II, consisting of David R. Banks and Stephen L. Davenport, whose term expires at the annual meeting of stockholders held in 1998 and Class III, consisting of Julie A. Hill, W. Toliver Besson and Leonard D. Schaeffer, whose term expires at the annual meeting of stockholders held in 1999, with each class to hold office until its successors are elected and qualified. If the number of directors is changed by the Board of Directors, then any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal as possible; provided, that no decrease in the number of directors shall shorten the term of any incumbent director. At each annual meeting of the stockholders, subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

     Directors need not be stockholders. In any election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed to be elected.

     Section 3. Vacancies. In the case of any vacancy on the Board of Directors or in the case of any newly created directorship, a director elected to fill the vacancy or the newly created directorship for the unexpired portion of the term being filled, shall be elected by a vote of not less than a majority of the directors of the Corporation then in office, from a list of one or more persons proposed in accordance with the nominating process specified in Article IV,
Section 2 of these Bylaws, or, in the absence of such list being arrived at in accordance with the nominating process specified in Article IV, Section 2 of these Bylaws, then by the vote of a majority of the Board of Directors, provided, however, during the Initial Period, in the case of replacing or filling a vacancy of a BCC Designee (as such term is defined in Article IV, Section 2), the vote shall be of not less than a majority of the remaining BCC Designees and, in the case of replacing or filling a vacancy of a WellPoint Designee (as such term is defined in Article IV, Section 2), the vote shall be of not less than a majority of the remaining WellPoint Designees. Each director so elected shall hold office until the next annual meeting of the stockholders at which the class for which such director has been chosen is elected and until a successor has been elected and qualified. A vacancy or vacancies in the Board of Directors shall be deemed to exist in the event of the death, resignation, or removal of any director, or if the Board of Directors by resolution declares vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony, or if the authorized number of directors is increased, or if the stockholders fail, at any meeting of stockholders at which any director or directors are elected, to elect the number of directors to be voted for at that meeting.

     The stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

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     Any director may resign effective upon giving written notice to the
Chairman of the Board, the President, the Secretary, or the Board of Directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a director is effective at a future time, the Board of Directors may elect a successor to take office when the resignation becomes effective.

     No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

     Section 4. Removal of Directors. Any or all of the directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the shares of the Corporation's stock entitled to vote at an election of directors. However, a director may not be removed without cause if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election at which the same total number of votes were cast and either the number of directors elected at the most recent annual meeting of the stockholders, or if greater, the number of directors for whom removal is being sought, were then being elected.

     Section 5. Place of Meetings and Meetings by Telephone. Regular meetings of the Board of Directors may be held at any place within or outside the State of Delaware that has been designated from time to time by resolution of the Board of Directors. In the absence of such a designation, regular meetings shall be held at the principal executive office of the Corporation. Special meetings of the Board of Directors shall be held at any place within or outside the State of Delaware that has been designated in the notice of the meeting or, if not stated in the notice or if there is no notice, at the principal executive office of the Corporation. Any meeting, regular or special, may be held by conference telephone, electronic video screen communication or other communications equipment, if (1) each member participating in the meeting can communicate with all of the other members concurrently, (2) each member is provided the means of participating in all matters before the Board of Directors, including the capacity to propose, or to interpose an objection, to a specific action to be taken by the Corporation, and (3) the Corporation adopts and implements some means of verifying that (a) a member communicating by telephone, electronic video screen, or other communications equipment is a director entitled to participate in the meeting and (b) all statements, questions, actions, or votes were made by that director and not by another person not permitted to participate as a director. Participation in a meeting as permitted by this
Section 5 constitutes presence in person at such meeting.

     Section 6. Regular Meetings. Regular meetings of the Board of Directors shall be held without call at such time as shall from time to time be fixed by the Board of Directors. Such regular meetings may be held without notice.

     Section 7. Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board, the President or by a majority of directors.

     Notice of the time and place of special meetings (but the purpose need not be stated) shall be delivered personally or by telephone, facsimile, or electronic mail message to each director or sent by first-class mail or telegram, charges prepaid, addressed to each director at that director's residence or usual place of business. In case the notice is mailed, it shall be deposited in the United States mail at least two (2) calendar days before the time of the holding of the meeting. In case the notice is delivered personally, or by telephone, facsimile, electronic mail message, or telegram, it shall be delivered personally or by telephone, facsimile, electronic mail message, or to the telegraph company at least forty-eight (48) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. As used herein, notice by telephone shall be deemed to include a voice messaging system or other system or technology designed to record and communicate messages, or wireless, to the recipient, including the recipient's designated voice mailbox or address on such a system.

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     Section 8. Quorum.  A majority of the authorized number of directors shall constitute a quorum for the transaction of business, except as so provided in
Section 14 of this Article and as provided in Article IV. Every act done or decision made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, subject to the provisions of Section 144 of the DGCL (as to approval of contracts or transactions in which a director has a direct or indirect material financial interest), Section 141 of the DGCL (as to appointment of committees), and Section 145 of the DGCL (as to indemnification of directors). A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

     Section 9. Waiver of Notice. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice if a quorum is present and if, either before or after the meeting, each of the directors not present signs a written waiver of notice, a consent to holding the meeting or an approval of the minutes. The waiver of notice or consent need not specify the purpose of the meeting. All such waivers, consents, and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of a meeting shall also be deemed given to any director who attends the meeting without protesting before or at its commencement the lack of notice to that director.

     Section 10. Adjournment. A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

     Section 11. Notice of Adjournment. Notice of the time and place of holding an adjourned meeting need not be given, unless the meeting is adjourned for more than 24 hours, in which case notice of the time and place shall be given prior to the time of the adjourned meeting, in the manner specified in Section 7 of this Article III, to the directors who were not present at the time of the adjournment.

     Section 12. Action Without Meeting. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting, if all members of the Board shall individually or collectively consent in writing to that action. Such action by written consent shall have the same force and effect as a unanimous vote of the Board of Directors. Such written consent or consents shall be filed with the minutes of the proceedings of the Board.

     Section 13. Fees and Compensation of Directors. Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board of Directors. This Section 13 shall not be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise, and receiving compensation for those services.

     Section 14. Rules and Regulations. The Board of Directors may adopt such rules and regulations not inconsistent with the provisions of the Certificate of Incorporation, these Bylaws or applicable law for the conduct of its meetings and management of the affairs of the Corporation as the Board of Directors may deem to be proper.

     Section 15. Loans by the Corporation to Officers. The Board of Directors, acting alone (by a vote sufficient without counting the vote of any interested director or directors), and without any approval of the stockholders of the Corporation, shall be authorized to approve the making of any loan of money or property by the Corporation to, or the guarantee by the Corporation of the obligation of, any officer (whether or not a director) of the Corporation, or an employee benefit plan authorizing such a loan or guaranty to an officer (whether or not a director), if the Board of Directors determines that such a loan or guaranty or plan may reasonably be expected to benefit the Corporation.

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                                   ARTICLE IV

                                   COMMITTEES

     Section 1. Committees. The Board may, by resolution adopted by a majority of the authorized number of directors, designate one or more committees, each consisting of two or more directors, to serve at the pleasure of the Board, provided, however, that any executive committee established pursuant to this provision shall, during the Initial Period, have at least one member who shall be a BCC Designee (as hereinafter defined) and a majority of members who shall be non-BCC Designees. Subject to Section 2 of this Article IV, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. Any committee, to the extent allowed by law and provided in these Bylaws or the resolution establishing the committee, shall have all the authority of the Board in the management and of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board when required.

     Section 2. Nominating Committee. There shall be a Nominating Committee of the Board which shall consist of three directors, at least one of whom shall be a BCC Designee and a majority of members who shall be non-BCC Designees, and all of whom shall be independent, but none of whom shall consist of the Chairman of the Board so long as the Chairman of the Board is also an executive officer of the Corporation. The Nominating Committee shall continue in existence, with the power and authority specified in this Section 2, at least until the expiration of the Initial Period. So long as it shall remain in existence, the Nominating Committee shall have the power, acting by majority vote, to nominate persons to serve as directors of the Corporation, subject (i) to any rights of stockholders under law to nominate persons to serve as directors, (ii) in the case of a person nominated to be a replacement for any BCC Designee on the Board, the BCC Designee member(s) of the Nominating Committee shall have a veto vote, (iii) in the case of a person nominated to be a replacement for any WellPoint Designee on the Board, the Nominating Committee shall not nominate such a person if a majority of the WellPoint Designee members of the Nominating Committee oppose such a nomination, (iv) to any contractual obligations of the Corporation, and
(v) to the next paragraph hereof.

     So long as the Nominating Committee shall remain in existence, if the Nominating Committee is unable to nominate a candidate for the Corporation's Board of Directors as set forth above on a timely basis, nominations shall be made by vote of a majority of the Board of Directors, provided, however, in the case of replacing a BCC Designee, by vote of a majority of the remaining BCC Designees or, in the case of replacing a WellPoint Designee, by vote of a majority of the remaining WellPoint Designees and with respect to any other position on the Board, by a vote of a majority of the Board of Directors.

     As used in these Bylaws, "BCC Designee" means each of W. Toliver Besson, Stephen L. Davenport and Sheila P. Burke, or a direct or indirect replacement thereof; "WellPoint Designees" shall mean Leonard D. Schaeffer, David R. Banks, Roger E. Birk, Julie A. Hill and Elizabeth E. Sanders, or a direct or indirect replacement thereof.

     Section 3. Powers of Committees. Any committee, to the extent allowed by law and provided in these Bylaws or the resolution of the Board of Directors establishing the committee, shall have all the authority of the Board of Directors, except with respect to:

          (a) the approval of any action which, under the DGCL, also requires stockholders' approval or approval of the outstanding shares;

          (b) the filling of vacancies on the Board of Directors or in any committee;

          (c) the fixing of compensation of the directors for serving on the Board of Directors or on any committee;

          (d) the amendment or repeal of Bylaws or the adoption of new Bylaws;

          (e) the amendment or repeal of any resolution of the Board of Directors;

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          (f) a distribution to the stockholders of the Corporation, except at a rate or in a periodic amount or within a price range set forth in the Corporation's Certificate of Incorporation or determined by the Board of Directors; or

          (g) the appointment of any other committees of the Board of Directors or the members of these committees.

     Section 4. Meetings and Action of Committees. Meetings and action of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these Bylaws, Section 5 (place of meetings),
Section 6 (regular meetings), Section 7 (special meetings and notice), Section 8 (quorum), Section 9 (waiver of notice), Section 10 (adjournment), Section 11 (notice of adjournment), and Section 12 (action without meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members, except that the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee; special meetings of committees may also be called by resolution of the Board of Directors; and notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

                                   ARTICLE V

                                    OFFICERS

     Section 1. Officers. The officers of the Corporation shall be a Chairman of the Board, a President, a Secretary, and a Chief Financial Officer. The Treasurer is the Chief Financial Officer of the Corporation unless the Board of Directors has by resolution determined a Vice President or other officer to be the Chief Financial Officer. The Corporation may also have, at the discretion of the Board of Directors, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article V. Any number of offices may be held by the same person.

     Section 2. Election of Officers. The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 3 or Section 5 of this Article V, shall be chosen by the Board of Directors, and each shall serve at the pleasure of the Board, subject to the rights, if any, of any officer under an express written contract of employment.

     Section 3. Subordinate Officers. The Board of Directors may appoint, and may empower the President to appoint, such other officers as the business of the Corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in the Bylaws or as the Board of Directors or the President may from time to time determine.

     Section 4. Removal and Resignation of Officers. Except as otherwise provided in these Bylaws and subject to the rights, if any, of any officer under an express written contract of employment, any officer may be removed, either with or without cause, by the Board of Directors, at any regular or special meeting of the Board of Directors, or except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

     Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

     Section 5. Vacancies in Offices. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to that office.

     Section 6. Chairman of the Board. The Chairman of the Board shall, when present, preside at meetings of the Board of Directors and, when present, preside at the meetings of the stockholders. The Chairman of the Board shall perform such duties and possess such powers as are usually vested in the office of the Chairman of the Board or as may be vested in the Chairman of the Board by the Board of Directors, subject to the terms of his or her employment agreement.

     Section 7. President/Chief Executive Officer. The President shall be the chief operating officer of the Corporation. He shall also be the chief executive officer of the Corporation, unless such title is assigned to the Chairman of the Board. The President shall perform such duties and possess such powers as are usually vested in the office of the President or as may be vested in the President by the Board of Directors, subject to the terms of his or her employment agreement.

     Section 8. Vice President. In the absence or disability of the President, the vice presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a vice president designated by the Board of Directors, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors or the Bylaws, and the President, or the Chairman of the Board.

     Section 9. Secretary. The Secretary shall keep or cause to be kept, at the principal executive office or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice given, the names of those present at directors' meetings or committee meetings, the number of shares present or represented at stockholders' meetings, and the proceedings.

     The Secretary shall keep or cause to be kept, at the principal executive office or at such other place as designated by the Board of Directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

     The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required by the Bylaws or by law to be given, and he shall keep the seal of the Corporation if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by the Bylaws.

     Section 10. Chief Financial Officer The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director.

     The Chief Financial Officer shall deposit all moneys and other valuables in the name and to the credit of the Corporation with such depositaries as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the President and directors, whenever they request it, an account of all of his transactions as Chief Financial Officer and of the financial condition of the Corporation, and shall have other powers and perform such other duties as may be prescribed by the Board of Directors or by the Bylaws.

                                   ARTICLE VI

         INDEMNIFICATION OF DIRECTORS, OFFICERS, AGENTS AND FIDUCIARIES

     Section 1. Indemnification of Directors and Officers The Corporation shall be required, to the maximum extent permitted by the DGCL, to indemnify each of its directors and officers against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was a director, officer, employee, or other agent of the Corporation or a Predecessor Corporation or is or was serving at the request of the Corporation or a Predecessor Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. For purposes hereof, "Predecessor Corporation" shall mean WellPoint Health Networks Inc., a California corporation ("WellPoint").

     Section 2. Indemnification of Other Agents The Corporation may, in its absolute discretion, up to the maximum extent permitted by the DGCL, indemnify each of its agents who are not required to be indemnified under Section 1 of this Article VI against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the Corporation or a Predecessor Corporation. For purposes of this Section 2, an "agent" of the Corporation includes any person who is or was an employee or other agent of the Corporation or a Predecessor Corporation, or is or was serving at the request of the Corporation or a Predecessor Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

     Section 3. Indemnification of Fiduciaries The Corporation shall indemnify any director, officer, employee, or other agent of the Corporation against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was a trustee, investment manager, or other fiduciary under any employee benefit plan of the Corporation (or a Predecessor Corporation). The provisions of this Section 3 shall be deemed to constitute a contract between the Corporation (or any Predecessor Corporation) and any such indemnified person, or for the benefit of any such indemnified person.

     Section 4. Advances of Expenses. To the extent permitted by the DGCL, expenses incurred in defending any proceeding in the cases described in Sections 1 and 3 of this Article VI shall, and in the case described in Section 2 of this
Article VI may, be advanced by the Corporation prior to the final disposition of such proceeding upon receipt of any undertaking by or on behalf of the agent to repay such amount, if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this section.

                                  ARTICLE VII

                              RECORDS AND REPORTS

     Section 1. Maintenance and Inspection of Share Register. The Corporation shall keep at its principal executive office , or at the office of its transfer agent or registrar, if either be appointed and as determined by resolution of the Board of Directors, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of shares held by each stockholder.

     Any stockholder of the Corporation may upon written demand under oath stating the proper purpose thereof (i) inspect and copy the records of stockholders' names and addresses and shareholdings during usual business hours upon five (5) days' prior written demand on the Corporation, or (ii) obtain from the transfer agent of the Corporation, upon the tender of such transfer agent's usual charges for such list, a list of the stockholders' names and addresses entitled to vote for the election of directors, and their shareholdings, as of the most recent record date for which that list has been compiled or as of a date specified by the stockholder subsequent to the date of demand. This list shall be made available to any such stockholder by the transfer agent on or before the later of five days after the demand is received or the date specified in the demand as the date as of which the list is to be compiled. The record of stockholders shall also be open to inspection on the written demand of any stockholder or holder of a voting trust certificate, at any time during usual business hours, for a purpose reasonably related to the holder's interests as a stockholder or as the holder of a voting trust certificate. Any inspection and copying under this Section 1 may be made in person or by an agent or attorney of the stockholder or holder of a voting trust certificate making the demand.

     Section 2. Maintenance and Inspection of Bylaws. The Corporation shall keep at its principal executive office the original or a copy of the Bylaws as amended to date, which shall be open to inspection by the stockholders at all reasonable times during office hours.

     Section 3. Maintenance and Inspection of Other Corporate Records. The accounting books and records and minutes of proceedings of the stockholders and the Board of Directors and any committee or committees of the Board of Directors shall be kept at such place or places designated by the Board of Directors, or, in the absence of such designation, at the principal executive office of the Corporation. The minutes shall be kept in written form and the accounting books and records shall be kept either in written form or in any other form capable of being converted into written form. The minutes and accounting books and records shall be open to inspection upon the written demand of any stockholder or holder of a voting trust certificate, at any reasonable time during usual business hours, for a purpose reasonably related to the stockholder's interests as a stockholder or as the holder of a voting trust certificate. The inspection may be made in person or by an agent or attorney, and shall include the right to copy and to make extracts.

     Section 4. Inspection by Directors. Every director shall have the absolute right at any reasonable time to inspect all books, records, and documents of every kind and the physical properties of the Corporation and each of its subsidiary corporations. This inspection by a director may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts of documents.

                                  ARTICLE VIII

                           GENERAL CORPORATE MATTERS

     Section 1. Record Date for Purposes Other Than Notice and Voting. For purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before any such action, and in that case only stockholders of record on the date so fixed are entitled to receive the dividend, distribution, or allotment of rights or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date so fixed, except as otherwise provided in the DGCL.

     If the Board of Directors does not so fix a record date, the record date for determining stockholders for any such purpose shall be at the close of business on the date on which the Board of Directors adopts the applicable resolution.

     Section 2. Checks, Drafts, Evidences of Indebtedness. All checks, drafts, or other orders for payment of money, notes, or other evidences of indebtedness, issued in the name of or payable to the Corporation, shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board of Directors.

     Section 3. Executing Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and this authority may be general or confined to specific instances; and, unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent, or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

     Section 4. Certificates for Shares. A certificate or certificates for shares of the capital stock of the Corporation shall be issued to each stockholder when any of these shares are fully paid, and the Board of Directors may authorize the issuance of certificates or shares as partly paid provided that these certificates shall state thereon the amount of the consideration to be paid for them and the amount paid. All certificates shall be signed in the name of the Corporation by the Chairman of the Board or the President or Vice President and by the Chief Financial Officer or an Assistant Treasurer or the Secretary or any Assistant Secretary, certifying the number of shares and the class or series of shares owned by the stockholder. Any or all of the signatures on the certificate may be facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on a certificate shall have ceased to be that officer, transfer agent, or registrar before that certificate is issued, it may be issued by the Corporation with the same effect as if that person were an officer, transfer agent, or registrar at the date of issue. Notwithstanding the foregoing, the Board of Directors may provide by resolution or resolutions that some or all of any or classes or series of capital stock of the Corporation shall be issued in uncertificated form.

     Section 5. Lost Certificates. Except as provided in this Section 5, no new certificates for shares shall be issued to replace an old certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Board of Directors may, in case any share certificate or certificate for any other security is lost, stolen, or destroyed, authorize the issuance of a replacement certificate on such terms and conditions as the Board of Directors may require, including provision for indemnification of the Corporation secured by a bond or other adequate security sufficient to protect the Corporation against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft, or destruction of the certificate or the issuance of the replacement certificate.

     Section 6. Representation of Shares of Other Corporations. The Chairman of the Board, the President, or any Vice President, or any other person authorized by resolution of the Board of Directors or by any of the foregoing designated officers, is authorized to vote on behalf of the Corporation any and all shares of any other corporation or corporations, foreign or domestic, standing in the name of the Corporation. The authority granted to these officers to vote or represent on behalf of the Corporation any and all shares held by the Corporation in any other corporation or corporations may be exercised by any of these officers in person or by any person authorized to do so by a proxy duly executed by these officers.

     Section 7. Construction and Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term "person" includes both a corporation and a natural person.

                                   ARTICLE IX

                                   AMENDMENTS

     Section 1. Amendment by Stockholders. New Bylaws may be adopted or these Bylaws may be amended or repealed by the vote of holders of a majority of the outstanding shares entitled to vote, except as otherwise provided by law or in the Certificate of Incorporation.

     Section 2. Amendment by Directors. Subject to the rights of the stockholders as provided in Section 1 of this Article IX, to adopt, amend, or repeal Bylaws, and subject to the provisions of the Certificate of Incorporation, Bylaws may be adopted, amended, or repealed by the Board of Directors; provided, however, that the Board of Directors may adopt a Bylaw or amendment of a Bylaw changing the authorized number of directors only for the purpose of fixing the exact number of directors within the limits specified in the Certificate of Incorporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     WellPoint is a Delaware corporation. Section 145 of the General Corporation Law of the state of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     WellPoint's certificate of incorporation provides that the liability of WellPoint's directors to WellPoint or WellPoint's stockholders for monetary damages for breach of fiduciary duty will be eliminated to the fullest extent permissible under Delaware law except for (i) breaches of the duty of loyalty;
(ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which a director received an improper personal benefit.

     The effect of these provisions is to eliminate the rights of WellPoint and its stockholders (through stockholders' derivative suits on behalf of WellPoint) to recover monetary damages against a director for breach of fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. These provisions do not limit or eliminate the rights of WellPoint or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities law.

     WellPoint's bylaws provide that WellPoint will indemnify each present and former director and officer of WellPoint or a predecessor company and each of their respective subsidiaries, as such companies exist or have existed, and such agents of WellPoint as the Board of Directors shall determine, to the fullest extent provided by Delaware law.

     In addition, WellPoint has entered into indemnification agreements with its directors and certain officers that provide for the maximum indemnification permitted by law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

     (b) All of the financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the applicable instructions or are not applicable and therefore have been omitted.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form. The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding sentence, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused Post-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on August 31, 2000.


                                          WELLPOINT HEALTH NETWORKS INC.

                                          By:   /s/ LEONARD D. SCHAEFFER*
                                            ------------------------------------
                                                   Leonard D. Schaeffer
                                            Chairman of the Board of Directors
                                               and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, Post-Effective Amendment No. 2 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
              /s/ LEONARD D. SCHAEFFER*                Chairman of the Board of         August 31, 2000
-----------------------------------------------------    Directors and Chief Executive
                Leonard D. Schaeffer                     Officer (Principal Executive
                                                         Officer)

                 /s/ DAVID C. COLBY*                   Executive Vice President and     August 31, 2000
-----------------------------------------------------    Chief Financial Officer
                   David C. Colby                        (Principal Financial Officer)

                /s/ KENNETH C. ZUREK                   Senior Vice President,           August 31, 2000
-----------------------------------------------------    Controller and Taxation
                  Kenneth C. Zurek                       (Principal Accounting
                                                         Officer)

               /s/ W. TOLIVER BESSON*                  Director                         August 31, 2000
-----------------------------------------------------
                  W. Toliver Besson

                 /s/ ROGER E. BIRK*                    Director                         August 31, 2000
-----------------------------------------------------
                    Roger E. Birk

                /s/ SHEILA A. BURKE*                   Director                         August 31, 2000
-----------------------------------------------------
                   Sheila A. Burke

              /s/ STEPHEN L. DAVENPORT*                Director                         August 31, 2000
-----------------------------------------------------
                Stephen L. Davenport

                 /s/ JULIE A. HILL*                    Director                         August 31, 2000
-----------------------------------------------------
                    Julie A. Hill

              /s/ ELIZABETH A. SANDERS*                Director                         August 31, 2000
-----------------------------------------------------
                Elizabeth A. Sanders

              *By: /s/ THOMAS C. GEISER
  ------------------------------------------------
         Thomas C. Geiser, Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
-------                          -----------------------
  2.1      --  Amended and Restated Recapitalization Agreement dated as of
               March 31, 1995, by and among the Registrant, Blue Cross of
               California, Western Health Partnership and Western
               Foundation for Health Improvement, incorporated by reference to Exhibit 2.1 to Registrant's Form S-4 dated April 8, 1996
  2.2      --  Agreement and Plan of Merger dated as of July 9, 1998, by and among Cerulean, WellPoint and Water Polo Acquisition
               Corp. (included in Appendix A to the Proxy
               Statement/Prospectus included as a part of this Registration
               Statement)
  2.3      --  Stock Purchase Agreement dated as of July 29, 1998 by and between the Registrant and Fremont Indemnity Company,
               incorporated by reference to Exhibit 2.1 to Registrant's
               Current Report on Form 8-K dated September 1, 1998
  2.4      --  First Amendment to the Stock Purchase Agreement dated as of
               November 5, 1998, by and between the Registrant and Fremont
               Indemnity Company, incorporated by reference to Exhibit 2.05 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998
  2.5      --  Second Amendment to the Stock Purchase Agreement dated as of
               February 1, 1999, by and between the Registrant and Fremont
               Indemnity Company, incorporated by reference to Exhibit 2.06 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998
  2.6      --  First Amendment to Agreement and Plan of Merger dated as of
               July 9, 1999, by and among Cerulean, WellPoint and Water
               Polo Acquisition Corp. (included in Appendix A to the Proxy
               Statement/Prospectus included as a part of this Registration
               Statement)
  2.7      --  Second Amendment to Agreement and Plan of Merger dated as of
               December 31, 1999, by and among Cerulean, WellPoint and
               Water Polo Acquisition Corp. (included in Appendix A to the
               Proxy Statement/Prospectus included as a part of this
               Registration Statement)
  3.1      --  Restated Certificate of Incorporation of the Registrant
               (included in Appendix D to the Proxy Statement/Prospectus
               included as a part of this Registration Statement)
  3.2      --  Bylaws of the Registrant (included in Appendix E to the
               Proxy Statement/Prospectus included as a part of this
               Registration Statement)
  4.1      --  Specimen of common stock certificate of WellPoint Health
               Networks Inc., incorporated by reference to Exhibit 4.4 of
               Registrant's Registration Statement on Form 8-B,
               Registration No. 001-13083
  4.2      --  Restated Certificate of Incorporation of the Registrant
               (included in Appendix D to the Proxy Statement/Prospectus
               included as a part of this Registration Statement)
  4.3      --  Bylaws of the Registrant (included in Appendix E to the
               Proxy Statement/Prospectus included as a part of this
               Registration Statement)
  5.1      --  Form of Opinion of Gibson, Dunn & Crutcher LLP as to
               legality of Shares
  8.1**    --  Opinion of Gibson, Dunn & Crutcher LLP as to certain tax matters
  8.2**    --  Opinion of Long Aldridge & Norman LLP as to certain tax matters
 23.1      --  Consent of Gibson, Dunn & Crutcher LLP (to be included as part of Exhibits 5.1 and 8.1 hereto)
 23.2      --  Consent of Long Aldridge & Norman LLP (to be included as part of Exhibit 8.2 hereto)
 23.3      --  Consent of PricewaterhouseCoopers LLP
 23.4      --  Consent of Ernst & Young LLP
 23.5      --  Consent of Morgan Stanley & Co. Incorporated
 24.1**    --  Power of Attorney (included on Signature Page)
 99.1**    --  Form of Proxy Card for Meeting of holders of Class A Stock

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
-------                          -----------------------
 99.2**    --  Form of Letter of Transmittal to be used by holders of Class
               B Stock in connection with the Merger
 99.3      --  Fairness Opinion of Morgan Stanley & Co. Incorporated
               (included in Appendix B to the Proxy Statement/Prospectus
               included as a part of this Registration Statement)


---------------

 * To be filed by amendment
** Previously filed